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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on August 20, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

FVCBankcorp, Inc.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	6022 Primary Standard Industrial Classification Code Number	47-5020283 (I.R.S. Employer Identification Number)

11325 Random Hills Road
Fairfax, Virginia 22030
(703) 436-3800
(Address, including ZIP Code and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

David W. Pijor
Chairman & Chief Executive Officer
FVCBankcorp, Inc.
11325 Random Hills Road
Fairfax, Virginia 22030
(703) 436-3800
(Name, Address, including ZIP Code and Telephone Number,
including Area Code, of Agent for Service)

With copies to:
Noel M. Gruber Buckley Sandler LLP 1250 24th Street, NW, Suite 700 Washington, D.C. 20037 (202) 349-8000	Scott H. Richter Williams Mullen Williams Mullen Center 200 South 10th Street, Suite 1600 Richmond, Virginia 23219 (804) 420-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, a smaller reporting company or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$40,250,000

Total	$40,250,000	$5,011.13

(1)
Includes shares which the underwriters have the right to purchase to cover over-allotments.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept your offer to buy any of them until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                    , 2018

PRELIMINARY PROSPECTUS

        Shares

Common Stock

        This is the initial public offering of shares of common stock of FVCBankcorp, Inc., the bank holding company for FVCbank, our principal subsidiary, which is a Virginia chartered commercial bank.

        We are offering                    shares of our common stock. We currently expect the initial public offering price per share of our common stock to be between $            and $            .

        Prior to this offering, our common stock has been quoted on the OTCQX marketplace under the symbol "FVCB." We have applied to list the common stock on the Nasdaq Capital Market under the symbol "FVCB."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, are subject to reduced public company disclosure standards. See "Implications of Being an Emerging Growth Company."

        The underwriters have an option to purchase up to an additional                        shares of our common stock at the initial public offering price less the underwriting discount, within 30 days of the date of this prospectus. See "Underwriting."

        Investing in our common stock involves risks. See "Risk Factors" to read about factors you should consider before investing in our common stock.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds before expenses	$	$

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not deposits, savings accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks, including the possible loss of the entire amount you invest.

        The underwriters expect to deliver the shares of our common stock to purchasers on or about                        , 2018, subject to customary closing conditions.

Joint Book-Running Managers

Sandler O'Neill + Partners, L.P.	Raymond James

The date of this prospectus is                      , 2018.

•	FVCbank offices
	Main & Corporate Offices	Manassas Office
	11325 Random Hills	7900 Sudley Road
	Fairfax, VA 22030	Manassas, VA 20109
	Arlington Office	Reston Office
	2500 Wilson Boulevard, Suite 100	11260 Roger Bacon Drive, Suite 101
	Arlington, VA 22201	Reston, VA 20190
	Ashburn Office	Springfield Office
	43800 Central Station Drive, Suite 150	6975 Springfield Boulevard
	Ashburn, VA 20147	Springfield, VA 22150

•	Colombo Bank offices
	Main & Corporate Offices	District of Columbia Office
	1600 East Gude Drive	1301 9th Street, NW
	Rockville, Maryland 20850	Washington, D.C. 20001
	Baltimore Office	Silver Spring Office
	224 Albemarle Street	7901 Eastern Avenue
	Baltimore, Maryland 21202	Silver Spring, Maryland 20910
Bethesda Office
6929 Arlington Road
Bethesda, Maryland 20814

ABOUT THIS PROSPECTUS

        In this prospectus, "we," "our," "us," "FVCB," "FVCBankcorp, Inc." or "Company" refers to FVCBankcorp, Inc., a Virginia corporation, and our consolidated subsidiaries, including FVCbank, a Virginia chartered commercial bank, unless the context indicates that we refer only to the parent company, FVCBankcorp, Inc. In this prospectus, "Bank" or "FVCbank" refers to FVCbank, our banking subsidiary.

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. Neither we nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

        We are offering to sell shares of our common stock, and intend to seek offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and growth prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

        Unless otherwise indicated or the context requires, all information in this prospectus assumes the underwriters' option to purchase additional shares of our common stock to cover over-allotments is not exercised.

        You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

INDUSTRY AND MARKET DATA

        This prospectus includes statistical and other industry and market data that we obtained from government reports and other third party sources. Certain of our internal data, estimates and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys and studies) is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the "Risk Factors" section and elsewhere in this prospectus. Finally, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

        As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of other significant requirements that are otherwise generally applicable to other public companies. Among other factors, as an emerging growth company:

  •
  we may present only two years of audited financial statements, discuss only our results of operations for two years in the "Management's Discussion and Analysis of Financial Condition

i

    and Results of Operations" section and provide less than five years of selected financial data in this registration statement;

  •
  we are exempt from the requirement to provide an opinion from our auditors on the design and operating effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

  •
  we may choose not to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and our audited financial statements;

  •
  we are permitted to provide less extensive disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and other disclosure regarding our executive compensation in this prospectus and in our future annual reports and proxy materials; and

  •
  we are not required to hold nonbinding advisory votes on executive compensation or golden parachute arrangements.

        We may take advantage of these provisions for up to five years unless we earlier cease to qualify as an emerging growth company. We will cease to qualify as an emerging growth company if we have more than $1.07 billion in annual gross revenues, as that amount may be periodically adjusted by the Securities and Exchange Commission, or SEC, we become a "large accelerated filer," including having more than $700.0 million in market value of our common stock held by non-affiliates, or we issue more than $1.0 billion of non-convertible debt in a three-year period. We have elected to adopt the reduced disclosure requirements described above regarding the number of periods for which we are providing audited financial statements and our executive compensation arrangements for purposes of the registration statement of which this prospectus is a part. In addition, we expect to take advantage of the reduced reporting and other requirements of the JOBS Act with respect to the periodic reports we will file with the SEC and proxy statements that we use to solicit proxies from our shareholders. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We cannot predict if investors will find our common stock less attractive as a result of our election to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

        The JOBS Act exempts emerging growth companies from compliance with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, or Securities Act, registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, or Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of this extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and our historical financial statements and the accompanying notes included in this prospectus.

Overview

        FVCBankcorp, Inc. is the registered bank holding company for FVCbank, our wholly-owned community bank subsidiary, headquartered in Fairfax, Virginia. We serve the banking needs of commercial businesses, nonprofit organizations, professional service entities, and their respective owners and employees located in the greater Washington, D.C. metropolitan and Northern Virginia area. We believe the size, growth and increasing economic diversity of the Washington, D.C. metropolitan and Northern Virginia area, when combined with our banking strategy, provides us with excellent opportunities for long-term, sustainable growth. We aim to capitalize on market opportunities while maintaining a disciplined and conservative credit underwriting culture. Our focus on providing high-touch, responsive relationship-based client service allows us to compete in the market, meeting and exceeding the needs of our customers. We have experienced significant organic growth since we began banking operations in 2007. As of June 30, 2018, we had total assets of $1.14 billion, total loans of $955.6 million, total deposits of $1.01 billion and total stockholders' equity of $104.0 million. We recently announced the proposed acquisition of Colombo Bank, or Colombo, a $191.5 million asset bank headquartered in Rockville, Maryland. We expect the proposed acquisition to close in the fourth quarter of 2018, following completion of this offering.

        We currently operate six full-service banking locations in the Washington, D.C. metropolitan and Northern Virginia area. We expect to continue to leverage our existing branches, and the branches resulting from the proposed merger with Colombo, and our technological resources, to increase our deposits and asset levels through expansion of our relationships with our existing customers, acquisition of new customers, acquisition of seasoned bankers with strong customer relationships, and through limited de novo branching. We are committed to being highly selective in our branching decisions, and we intend to continue to explore opportunities for establishing additional strategically located branches in the Washington-Arlington-Alexandria, DC-VA-MD-WV Metropolitan Statistical Area, or Washington MSA, based primarily on commercial deposit and loan potential and demographic support. We typically establish branches as necessary to provide support for established business development people and lenders with substantial books of business and customer relationships.

Our Market Area

        We operate in one of the most economically dynamic and wealthy regions of the Washington MSA, focusing primarily on the Virginia counties of Arlington, Fairfax, Loudoun and Prince William and the independent cities located within those counties, as well as Washington, D.C. and its Maryland suburbs. As of June 30, 2017, the Washington MSA had total deposits of $198.7 billion, excluding deposits maintained by a national brokerage firm, ranking it as the eleventh largest metropolitan statistical area in the United States in total deposits, based on Federal Deposit Insurance Corporation, or FDIC, data.

        In addition to the presence of the Federal Government, the Washington MSA is defined by attractive market demographics, including strong household incomes, dense populations and the presence of a diverse group of large and small businesses. As of December 31, 2017, the Washington MSA had a median household income of $99,400, which ranks as fourth among all metropolitan statistical areas nationally, and a population of 6.2 million. The Virginia and Maryland markets in which we operate have higher median household incomes than the Washington MSA as a whole. The significant presence of national and international businesses make the Washington MSA one of the most economically vibrant and diverse markets in the country. The Washington MSA is currently home to 15 Fortune 500 companies, including 9 based in Fairfax County, Virginia.

Our History and Growth

        We commenced banking operations in November 2007. David Pijor, our Chairman and Chief Executive Officer has led us since inception. Mr. Pijor is an experienced banker who, in his previous community banking position as Chairman of the Board of Directors of James Monroe Bancorp, Inc., was very active in directing the development of that bank from its founding as an Arlington, Virginia-based de novo in 1998 to its acquisition by Mercantile Bankshares Corporation for $143.8 million in 2006.

        Since we began operations in November 2007, on the cusp of the most significant economic downturn since the Great Depression, we have expanded our footprint to six branch locations and developed a strong lending team of approximately 16 lenders. From December 31, 2007 to June 30, 2018, our common equity has increased from $22.8 million to $104.0 million through both strong earnings growth and capital raises with institutional and retail investors. Our net income and earnings per diluted share increased at a compounded annual growth rate, or CAGR, of 36% and 28%, respectively, between the year ended December 31, 2013 and the year ended December 31, 2017, while we maintained strong credit quality. As part of our continued growth, we intend to continue expanding our market position through organic growth and select acquisitions of other financial institutions, such as our pending acquisition of Colombo, while increasing profitability, and maintaining strong asset quality and a high level of customer service.

Our Strategy

        Our strategy remains focused on strong organic asset growth and continued core deposit growth, organically and through select strategic acquisitions in and around the Washington, D.C. metropolitan and Northern Virginia area, and increased profitability. We position ourselves to be able to capitalize on market disruptions and opportunities as they arise, while maintaining a disciplined and conservative credit underwriting culture. By providing timely financial solutions to our customers, we endeavor to distinguish ourselves and compete effectively against other community banks and the larger regional and national banks that operate in our markets.

  •
  High-touch banking strategy.  We focus on establishing extensive, multifaceted relationships with customers through superior service provided through responsive decision-making and empowering personnel to respond quickly and strategically to customers' needs, and product offerings that meet customer needs and provide value to their operations. We focus on lending to and banking commercial businesses (including government contractors), nonprofit organizations, title and escrow companies, professional service entities, and their respective owners and employees located in our market. We believe our customers are attracted by, and require, our premium service and products, as well as ready access to decision makers, including senior management. We operate full-service branches and employ lenders with strong underwriting credentials, extensive connections in their markets and the ability to make decisions autonomously. We approach customer service with a team approach, which allows our lenders to focus on the loans, while experienced business development officers work with customers to provide deposit, cash management, technology and other services. Our directors, officers and employees are active in the communities we serve, which further enhances our responsiveness in developing products and services. This approach produces clear competitive advantages by delivering an extraordinary customer experience and fostering a culture dedicated to achieving superior external and internal results.

    We plan to continue to emphasize our high-touch banking strategy to organically grow our presence in the Washington, D.C. metropolitan and Northern Virginia area by:

    •
    Supporting our existing bankers with a team approach to continue the Bank's growth trajectory, as measured by loans, deposits and loan fee income, while enhancing profitability by leveraging our existing operating platform;

    •
    Attracting and retaining additional experienced lenders and business development officers, with established relationships with customers; and

    •
    Using technology to improve efficiency and enhance customer experience, while preserving our commitment to responsive customer service and a strong risk management culture.

  •
  Focus on Profitability.  Since we achieved profitability on an annual basis in 2010, our net earnings have increased at a 36% CAGR, and diluted earnings per share have increased at a 28% CAGR through the year ended December 31, 2017. Our plans for growth are intended to further enhance our earnings and efficiency and increase shareholder value, and are not geared to growth solely for the sake of increasing our asset levels. We are selective in our lending and customer relationships, seeking quality loans that are reasonably priced for risk, and customers whose overall relationship will enable us to profitably grow, increase our earnings and increase shareholder value.

(1)
Our earnings for the year ended December 31, 2017 includes one-time charges to reduce the carrying value of net deferred tax assets by $2.0 million, required as a result of the reduction in the maximum federal corporate income tax rate to 21% in the 2017 Tax Cuts and Jobs Act, or the 2017 Tax Act. As a result, earnings, and metrics and ratios based on earnings, were adversely affected. Absent these one-time charges, our net income and diluted earnings per share, or Diluted EPS, for the year ended December 31, 2017 would have been $9.7 million and $0.84 per share, respectively, and our 2013 to 2017 net income CAGR and Diluted EPS CAGR would be 45% and 35% respectively; and our return on average assets, or ROAA, and Return on Average Equity, or ROAE, for the year ended December 31, 2017 would have been 1.02% and 10.92%, respectively, and our 2013 to 2017 ROAA CAGR and ROAE CAGR would be 20% and 27%, respectively. For a reconciliation of these ratios as adjusted to exclude the impact of the 2017 Tax Act, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

Our earnings for the six months ended June 30, 2018 include expenses of approximately $397,000 associated with the proposed merger with Colombo. Excluding these merger-related expenses, our net income and diluted earnings per share for the six months ended June 30, 2018 would have been $6.4 million and $0.53, respectively, and our annualized ROAA and ROAE for the six months ended 2018 would have been 1.19% and 12.64%, respectively. For a reconciliation of these performance metrics as adjusted for the merger related expenses, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

(2)
Annualized.

•
Capitalize on Market Disruption.  We intend to continue to take advantage of the disruption in our market area, which we believe has created an environment of underbanked customers. Multiple acquisitions of prior competitors in our market provide opportunities to identify and hire additional seasoned bankers in our existing and target markets who we believe will thrive under our banking model, and to take advantage of customer dissatisfaction with, and runoff from, recently merged institutions. For example, we believe the acquisition of Cardinal Financial Corporation, or Cardinal, by United Bankshares, Inc., or UBSI, in April 2017, provides us with considerable competitive opportunities. We have capitalized on this merger by:

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Hiring 12 seasoned bankers to fill a range of positions, including our Chief Financial Officer, a senior lender, business development personnel for our Arlington, Virginia market, and several loan, compliance and deposit operational personnel;

•
Appointing a former Cardinal director with significant government contractor connections and professional experience to our board of directors, enhancing our knowledge of, and ability to access, this niche market;

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Aggressively promoting our enhanced market presence in Arlington, growing deposits by approximately $18.1 million, or 22.8%, from June 30, 2017 to June 30, 2018.

We believe that additional opportunities for hiring experienced banking professionals and developing new business relationships with underserved or dissatisfied customers of recently merged institutions remain to be capitalized upon, and that future consolidation among community banks in and around Washington, D.C. will provide further opportunities. The tables below reflect merger activity, and the amount of loans and deposits sold, in and around Washington, D.C. since 2012.

    We also believe that the significant reduction in the number of locally managed community banks provides opportunities for banks with superior reputations, such as FVCbank, the ability to provide sophisticated banking products and lending limits sufficient to service middle market companies, to expand their customer base, to increase assets and to enhance profitability. The following chart depicts the number of banks headquartered in Virginia with a presence in the Washington MSA since 2012.

  •
  Selective strategic acquisitions.  We intend to complement our strong organic growth by continuing to pursue a disciplined acquisition strategy in and around Washington, D.C. and its suburbs. We are active in our consideration of strategic acquisitions of customers and professionals that will support our business focus, enable us to build immediate scale, increase efficiency and profitability, drive fee income and enhance our capabilities.

  •
  Pending Colombo Merger.  We believe our proposed acquisition of Colombo will support our current business and allow us to expand into new markets and grow our presence in adjacent markets. We believe a number of factors will position us to achieve significant improvements in growth and earnings within Colombo's franchise:

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  Colombo's growth was severely constrained for several years while it was subject to a regulatory consent order, including compliance with higher than standard capital requirements and a detailed business plan, until it was released from the order in August 2016.

  •
  Colombo's current management spent years cleaning up legacy problem assets, improving internal processes and procedures and expending significant resources to comply with the order, rather than growing the bank.

  •
  Relieved of the order and the need to expend significant efforts and resources on problem asset resolution and compliance with the order, Colombo's management can focus on developing Colombo's current customers and growing their customer base. They can, with the support of our lenders, business development officers, back office personnel and broader product offerings, "go on offense" for the first time after many years of "playing defense," and increase loans, deposits and profitability. Termination of the order also contributes to the potential for significant cost savings.

      •
      Colombo has dealt with substantially all of its problem assets—it has only $2.3 million of nonperforming assets as of June 30, 2018, $1.9 million of which relate to loans made prior to December 31, 2013.

    •
    Colombo's branch locations strengthen our strategy as they enable us to add lenders and banking services in areas where we currently lend. As of June 30, 2018, 35% of FVCbank's loans outstanding were made to borrowers located in, or secured by collateral located in, Maryland or Washington, D.C. We expect that our strong infrastructure and wide range of products and services will allow us to develop deeper relationships with Colombo's current customers, as well as enhance our platform for generating new relationships. We believe that we will be able to efficiently integrate Colombo's operations, expand its business opportunities and enhance our profitability. Specifically, we believe the Colombo merger provides the following opportunities that support our strategic initiatives:

    •
    Colombo's branches, all of which are currently profitable, provide us with the opportunity to leverage our ability to service customers in Maryland and Washington, D.C. Colombo's footprint provides branch support in Montgomery County, Maryland, one of the largest government contractor markets in the country. We believe our seasoned government contracting team can more effectively support government contractor companies in Maryland with a more extensive branch network.

    •
    Colombo's seasoned executives who will join our team, including its President and its Chief Lending Officer, have substantial lending experience and can expand their lending targets with a higher loan to one borrower limit, a broader product platform and extensive back office support. Many of Colombo's current customers have greater borrowing needs than its capital can support, needs that our greater capital resources can satisfy, and our deposit and treasury management products are more sophisticated and provide greater customer utility than any product offered currently by Colombo.

    •
    Market disruption resulting from recent acquisitions provides further opportunity to attract top talent in Colombo's footprint to further enhance market opportunities in Maryland and Washington, D.C.

Our Strengths

        We believe that we are well positioned to execute our banking strategy as a result of the following competitive strengths:

  •
  Experienced senior management team.  Our senior management team, comprised of executive officers and senior vice presidents of our lending groups and operational teams, has a proven track record of profitable organic growth, operating efficiencies, strong risk management culture and community and service focused approach to banking. Members of our executive management team have worked at financial institutions which are larger than FVCB, and bring depth of experience and knowledge of our market. Our board of directors has decades of combined experience in serving as directors and/or officers of financial institutions. Our directors have a wide array of business experience and participate in and support community activities, which significantly benefits our business development efforts. The interests of our executive officers and directors are aligned with our shareholders through meaningful ownership, with beneficial ownership by our executive officers and directors amounting to approximately 20.8%

    of our common stock as of June 30, 2018. Set forth below is information regarding the experience of our current senior executive team.

Name	Position	Tenure at FVCB	Years of Community Banking Experience	Prior Banking Experience
David W. Pijor	Chairman and Chief Executive Officer of Company and Bank	Since organization	19	Founder and Chairman of the Board of Directors of James Monroe Bank (sold in 2006 to Mercantile Bankshares Corporation for $143.6 million).
Patricia A. Ferrick	President of Company and Bank	Since organization	31
				Executive Vice President and Chief Financial Officer of Potomac Bank of Virginia (sold in 2006 to Sandy Spring Bancorp, Inc. for $64.7 million) and Southern Financial Bancorp (sold in 2004 to Provident Bankshares Corporation for $330 million).
William G. Byers	Chief Lending Officer and Executive Vice President of Company and Bank	Since 2011	24	Commercial real estate lender—Middleburg Bank, Wachovia Bank, Citibank.
Jennifer L. Deacon	Chief Financial Officer and Executive Vice President of Company and Bank	Since 2017	21	Executive Vice President and Chief Accounting Officer of Cardinal (sold in 2017 to UBSI for $912.0 million).
B. Todd Dempsey	Chief Operating Officer and Executive Vice President of Company and Bank	Since organization	37	Senior Vice President of UBSI.
Sharon L. Jackson	Chief Deposit Officer and Executive Vice President of Company and Bank	Since 2016	32	Executive Vice President—Business Development—MainStreet Bank.
Michael G. Nassy	Chief Credit Officer and Executive Vice President of Company and Bank	Since 2012	18	City First Bank of D.C., N.A., National Cooperative Bank, Wachovia Bank.

    After the merger, Gilbert Kennedy, the President and Chief Executive Officer of Colombo will join us as Market President for Washington, D.C./Maryland, and it is expected that Gerald Muccioli, Colombo's Chief Lending Officer, will join us as a senior lender.

  •
  Scalable banking and operational platform designed to foster and accommodate significant growth.  Utilizing the significant prior experience of our management and employees, along with significant investments in technology and systems, we believe that we have developed an infrastructure that can service a larger organization, allowing for growth in customers and transactions. We have organized our lending team into specialized areas of expertise, both geographically and by lines of business, and reinforced our team approach to building customer relationships, which further fosters our ability to scale our business growth model.

    We believe that our strong capital and asset quality position will allow us to grow and that our scalable operating platform will allow us to manage that growth effectively, resulting in greater efficiency and enhanced profitability. For the six months ended June 30, 2018, our efficiency ratio was 58.74%.

Efficiency Ratio (%)

  •
  Community-focused, full service relationships.  We believe that our banking strategy facilitates strong relationships with our customers. We actively solicit the deposit business of our consumer and commercial loan customers and seek to further leverage these relationships by providing products and services that enhance their banking experience. We endeavor to understand each customer's needs and concerns to provide a customized product package. We offer a suite of technologically sophisticated cash and treasury management services at no cost to customers to help build and maintain these relationships. We have increased our profitability by growing our loan portfolio, funded predominantly by core deposits. We have increased net interest income while maintaining our net interest margin despite the flat interest rate environment in recent years. We provide a full range of banking services which become integral to our customers' business operations, which helps to enhance our ability to retain our relationships. We offer a better value proposition to our customers by providing high-touch service with few added fees. Our capabilities and reputation enable us to be selective in loan and customer selection, which contributes to our strong asset quality, and our ability to provide multiple services to customers.

  •
  Loans—We have developed a diversified, high quality and profitable loan portfolio. Our annualized average yield on loans was 4.79% for the six months ended June 30, 2018. Our lending expertise includes a successful commercial and industrial lending group, with a particular emphasis on government contractors. By focusing on government contracting, which we believe is a rapidly growing and underserved segment of the market, and providing timely decisions on loan requests, we have been able to win new relationships with competitive loan rates. While currently a relatively small percentage of outstanding loans, approximately $31.2 million, or 3.6% of loans at June 30, 2018, loan commitments to government contractors were $89.8 million. We believe our expertise in this area, sophisticated technology and high level of service, combined with an expanded footprint, will enable us to grow our government contractor business effectively.

  Our commercial real estate portfolio, while over 60% of total loans, is diversified by industry and geographic concentration. We believe we offer a value proposition to our borrowers and can price loans competitively because of our experienced and specialized lenders, our desire to understand the needs of our customers and our commitment to providing responsive service and ongoing support. We plan to continue our growth in a disciplined manner. We have implemented comprehensive policies to monitor, measure and mitigate our loan concentrations, including rigorous credit approval, review and administrative practices.

  We have experienced significant organic growth in our loan portfolio, as a result of which $659.8 million of loans, or 67.0% of our loan portfolio as of June 30, 2018, were first originated during the past three years. We have experienced annual net loan growth of 16%, 23%, and 22%, for the years ended December 31, 2017, 2016 and 2015, respectively, and a compound annual growth rate over the past five years of 22%. During these years of significant loan growth, seasoned portions of our loan portfolio paid off and were replaced by newly originated loans. This growth reflects a number of factors, including the increase in our legal lending limit to $20.2 million, and the establishment of a new banking office in Loudoun County, one of the most prosperous and developing areas in the Washington MSA. In addition, we began originating loans in our construction portfolio which typically convert to permanent financing once the construction phase of the project has been completed. Further, consolidation in our market has allowed us to expand our customer base as a result of customer dissatisfaction with their merged institution and to hire seasoned bankers with established customer bases.

  Our focus on loans to commercial businesses, professional service entities, and their respective owners and employees results in a more diversified portfolio of granular loan relationships, thus reducing the risk that results from dependence on larger lending relationships. As of June 30, 2018, our average funded loan size was approximately $555 thousand. The following chart reflects our loan growth since 2013.

Net Loan Growth ($M)

  The following table reflects the diversity of our loan portfolio, as of June 30, 2018. Our commercial real estate portfolio segment includes non-owner occupied real estate of $395.9 million, or 41.4% of our total loan portfolio at June 30, 2018. Loans secured by multifamily properties (which is included in non-owner occupied real estate) totaled $56.6 million, or 5.9% of our total loan portfolio at June 30, 2018. Owner-occupied nonresidential properties totaled $123.9 million, or 13.0% of our loan portfolio at June 30, 2018.

    •
    Deposits—Our emphasis on establishing a full service relationship with our customers and incentivizing our employees to generate core funding has provided us with a strong base of core deposits. We offer our customers comprehensive arrays of products and services to meet their banking needs. We provide high level responsive and personalized service to our business customers at no added cost. Our strategy of relationship banking has enabled us to grow our core deposits while maintaining our net interest margin. Our focus on government contracting also enhances our funding efforts. Government contracting customers also provide a significant level of deposits relative to their borrowings. At June 30, 2018, government contractor deposits totaled $42.4 million, or 3.7% of total deposits derived from commercial and industrial customers, and 4.2% and 14.9% of total deposits and noninterest-bearing deposits, respectively. They also utilize our treasury management products as an integral part of their operations, strengthening our ties with them. Our proposed acquisition of Colombo provides us with an opportunity to expand our products and services to Colombo's existing customers and to new customers in their branch footprint. The following tables reflect the composition of our deposits, as of June 30, 2018, and the historical ratio of noninterest-bearing deposits/total deposits.

Noninterest-bearing Deposits /
Total Deposits (%)

    •
    Treasury Management—We provide a suite of technology products that are highly competitive among our peer banks and many larger competitor banks, which we believe allows us to attract and service larger and more sophisticated commercial and governmental customers more effectively than many of our competitors. Unlike many other banks in our market area, we provide online banking, remote deposit capture and mobile banking to our commercial and governmental customers free of charge, which provides our customers with a low cost avenue to begin banking with us and allows us to become highly integrated with such customers' operations. As of June 30, 2018, deposits made by our commercial customers using remote deposit capture represent, on average, more than half of our deposits on a daily basis. Reliance on this technology by our customers allows us to minimize branches and other physical facilities, and should allow us to remain an integral part of our customer's financial affairs, enhancing customer retention. We believe our treasury management functionality creates a competitive distinction between us and our competitors. We actively promote this product set by involving our treasury management team and business development officers, who are well trained in these products, to accompany our lenders to meetings with customers and potential customers.

  •
  Focus on seasoned lenders.  Our team of seasoned lenders has been a significant component of our organic growth. Our lenders have ties to the communities they serve and extensive experience in their areas of expertise. Our lending teams are organized by specialty lines of business or geographic centric teams to leverage their areas of expertise, streamlining the loan process and facilitating our ability to assess the credit risk, determine loan pricing and general terms expediently and effectively. Our officer compensation structure, which includes an incentive program and equity awards, motivates our lenders to increase the size of their loan and deposit portfolios and generate fee income, and also encourages maintaining strong credit quality. We believe that our officer compensation program combined with our quick responsiveness and open access to local decision-makers attracts talented lenders to us.

  •
  Disciplined underwriting and credit administration.  Our management, lending officers and credit administration team emphasize a strong risk management culture supported by comprehensive policies and procedures for credit underwriting, funding and administration that we believe has enabled us to maintain sound asset quality. Our underwriting methodology emphasizes establishing and monitoring debt and leverage covenants, strong overall cash flow throughout a customer's business operations, low loan-to-value ratios, strong full or partial guarantors when deemed necessary, and/or strong tertiary sources of repayment. Our tiered underwriting structure includes progressive levels of individual loan authority, concurrent authority and senior loan committee approval. Our loan review function performs regular internal loan reviews and identifies early warning indicators to proactively monitor the loan portfolio. We intend to continue to emphasize and adhere to these procedures and controls, which we believe have helped to minimize our level of loan charge-offs. We recorded net charge-offs to average loans for the six months ended June 30, 2018 of 0.01%.

Risk Factors

        Our ability to implement our banking strategy and the success of our business is subject to numerous risks and uncertainties. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," prior to making an investment in our common stock.

Recent Developments

        On May 3, 2018, FVCB and FVCbank entered into an Agreement and Plan of Merger, or merger agreement, with Colombo, a Maryland chartered commercial bank, providing for the merger of Colombo with and into FVCbank, with FVCbank as the surviving institution, in a cash and stock transaction valued at approximately $33.3 million. Colombo operates from five full service banking locations in Bethesda, Rockville, Silver Spring and Baltimore, Maryland and Washington, D.C. Following the consummation of the merger, we expect that we will continue to operate all of Colombo's existing offices, substantially expanding our footprint within the metropolitan Washington, D.C. area and increasing our office count to eleven. We believe that the acquisition of Colombo will provide branch support for our efforts to expand our government contracting business in Maryland; enable us to capitalize on market disruption to attract additional talent and further enhance market opportunities in Maryland and Washington, D.C.; enable us to expand lending and deposit services to Colombo's existing customers; and leverage our investment in our infrastructure.

        As of June 30, 2018, Colombo had an aggregate of $191.6 million of assets, $152.6 million of loans, $141.8 million of deposits and $21.3 million of shareholders' equity. At June 30, 2018, Colombo's nonperforming assets (consisting of nonaccrual loans, troubled debt restructured loans, loans past due 90 days or more and still accruing interest and other real estate owned) were approximately $2.3 million, or 1.2% of total assets. A significant portion of these nonperforming assets, $1.9 million, or 82% of Colombo's nonperforming assets, relate to loans made prior to December 31, 2013.

        For the six months ended June 30, 2018 and the year ended December 31, 2017, Colombo had earnings of $346 thousand and $1.0 million, respectively. Colombo's net interest margin for the six months ended June 30, 2018 and year ended December 31, 2017 were 3.71% and 3.45%, for each period, and its return on average equity was 3.25% and 5.02%, respectively. Its efficiency ratio for the six months ended June 30, 2018 and the year ended December 31, 2017 was 96.05% and 99.14%, respectively. We expect that we will be able to achieve cost savings of approximately 35% of Colombo's noninterest expenses by early 2019. Colombo had a net operating loss carryforward of approximately $30.6 million at December 31, 2017, which will begin expiring during the year ended December 31, 2023, against which it had a valuation allowance of approximately $10.3 million. We expect that we will be able to utilize these carryforwards, subject to limitation under Section 382 of the Internal Revenue Code of 1986, or Code, to offset our income in future periods.

        Pursuant to the merger agreement, each of the 344,248,084 shares of Colombo's common stock outstanding, other than shares with respect to which dissenters' rights have been properly exercised, will be converted into the right to receive a combination of: (i) the number of shares of our common stock determined by dividing $0.043492 by the average of the closing price per share of our common stock for the five trading days ending on and including the second trading day immediately prior to the closing of the merger, rounded to six decimal places, and (ii) cash in an amount equal to $0.053157 per share of Colombo common stock. Any beneficial owner of Colombo common stock that would be entitled to receive fewer than 100 shares of our common stock will be entitled to elect to receive only cash, in an amount equal to $0.096649 per share of Colombo common stock.

        If the merger were completed as of June 30, 2018, and the average closing price for our common stock was $            per share (the midpoint of the range set forth on the cover page of this prospectus), we expect that we would issue approximately                shares of common stock and cash consideration of approximately $18.3 million, assuming no shareholders elected to receive all cash consideration. In that event, former shareholders of Colombo would own approximately        % of our common stock outstanding after the consummation of this offering and the merger, and Colombo's principal shareholder, Morton A. Bender and his spouse, who own an aggregate of 98.47% of Colombo's outstanding common stock, would own an aggregate of         % of our common stock after the consummation of this offering and the merger. Mr. Bender has entered into a support agreement with us pursuant to which he has agreed, subject to limited exceptions, to vote all of the shares of Colombo common stock over which he has or shares voting power in favor of the merger, as a result of which, shareholder approval of the merger is assured.

        The merger is subject to customary conditions to closing, including the receipt of all required regulatory approvals and receipt of opinions of counsel as to the qualification of the merger as a reorganization for purposes of Section 368(a) of the Code. The merger is also subject to a financing condition, pursuant to which we must receive at least $10 million of gross proceeds from this offering or another financing transaction, including a private offering of common stock or debt financing. Upon completion of the merger, and subject to any required regulatory approvals, Mr. Bender will become a member of the boards of directors of FVCB and FVCbank.

        For additional discussion of the proposed merger and our rationale for the merger, please refer to "Business—The Merger."

        Pro forma information.    If the merger were completed as of June 30, 2018, on a pro forma basis, we would have had total assets of $1.33 billion, total loans of $1.11 billion, total deposits of

$1.15 billion, and nonperforming assets of $7.1 million, or 0.53% of pro forma assets. On a pro forma basis as of June 30, 2018, our portfolio would be comprised of loans as set forth in the following tables:

        On a pro forma basis as of June 30, 2018, our deposits would be comprised as set forth in the following tables:

*****

        Our principal executive offices are located at 11325 Random Hills Road, Suite 240, Fairfax, Virginia, 22030, and our telephone number is (703) 436-3800.

THE OFFERING

        The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to "Description of Our Capital Stock."

Issuer	FVCBankcorp, Inc.
Common stock offered	shares of common stock
shares including the underwriters' over-allotment option
Shares outstanding after the offering(1)	shares
shares if the underwriters' over-allotment option is exercised in full
Price per share	We currently expect the initial public offering price per share of our common stock to be between $ and $ .
Use of Proceeds

Assuming an initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), we estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses, will be approximately $            . million, or approximately $            . million if the underwriters' over-allotment option is exercised in full. Each $1 increase (decrease) in the initial public offering price per share would increase (decrease) our net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses, by $            . million (assuming no exercise of the underwriters' over-allotment option).

We intend to use approximately $            million of the net proceeds of the offering to pay the approximately $18.3 million cash portion of the merger consideration to be paid to shareholders of Colombo, and to cover other cash expenditures connected with the merger (including change in control and other employment related payments and contract termination fees). We intend to use the balance of the net proceeds to us from this offering, which we estimate at $ million, to increase the capital of the Bank in order to support our growth strategies, for working capital and for other general corporate purposes, and to strengthen our regulatory capital. If the merger is not consummated, we will use all of the net proceeds to increase the capital of the Bank in order to support our growth strategies, for working capital and for other general corporate purposes, and to strengthen our regulatory capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds.

Dividends

We have not historically declared or paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be retained to support our operations and finance the growth and development of our business. Any future determination to pay dividends on our common stock will be made by our board of directors and will depend upon our results of operations, financial condition, capital requirements, regulatory and contractual restrictions, our business strategy and other factors that our board of directors deems relevant. Our ability to pay dividends is subject to restrictions under applicable banking laws and regulations. See "Market for Common Stock and Dividends."

Exchange Listing	We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol "FVCB."
Directed Shares Program

The underwriters have reserved for sale at the initial public offering price up to        % of the shares of our common stock being offered by this prospectus for sale to our employees, executive officers, directors, business associates and related persons who have expressed an interest in purchasing our common stock in this offering. We do not know if these persons will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. See "Underwriting."

Risk Factors

Investing in our common stock involves risks. See "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" for a discussion of factors that you should carefully consider before making an investment decision.

(1)
Unless otherwise noted, references in this prospectus to the number of shares of our common stock outstanding after this offering are based on 11,076,266 shares of our common stock issued and outstanding as of June 30, 2018. Unless otherwise noted, these references do not include            shares of common stock reserved for issuance under our equity compensation plans, or any shares of common stock which would be issued in the merger, which would be approximately            shares, assuming an average closing price of $             (the midpoint of the range set forth on the cover page of this prospectus.

        Except as otherwise indicated, references in this prospectus to the number of shares of our common stock outstanding after this offering do not give effect to the exercise of the underwriters' over-allotment option.

SELECTED HISTORICAL FINANCIAL DATA OF FVCB

        The following tables set forth selected historical financial and other data for FVCB (i) as of and for the six months ended June 30, 2018 and 2017 and (ii) as of and for each of the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The summary historical financial data as of and for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements. The summary historical financial data as of and for the years ended December 31, 2014 and 2013 have been derived from the Bank's audited financial statements. The historical consolidated financial data as of and for the six months ended June 30, 2018 and 2017 have been derived from our unaudited interim consolidated financial statements. The historical consolidated financial information presented below contains financial measures that are not presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, and which have not been audited. See "Non-GAAP Financial Measures."

        This table should be read together with, and is qualified by reference to, the historical consolidated financial information contained in our consolidated financial statements and related notes, our interim condensed consolidated financial statements as well as our "Management's Discussion and Analysis of

Financial Condition and Results of Operations" included in this prospectus. The results included here and elsewhere in this prospectus are not necessarily indicative of future performance.

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Income Statement Data:
Interest income	$23,411	$19,189	$40,302	$32,587	$26,557	$22,473	$18,491
Interest expense	5,292	3,704	8,195	5,387	3,665	3,288	2,960

Net interest income	18,119	15,485	32,107	27,200	22,892	19,185	15,531
Provision for loan losses	639	515	1,200	1,471	1,073	886	803

Net interest income after provision for loan losses	17,480	14,970	30,907	25,729	21,819	18,299	14,728
Non-interest income	748	1,151	2,975	1,220	1,161	1,313	1,025
Noninterest expense	11,082	9,561	19,346	16,446	14,701	13,316	12,228

Net income before income taxes	7,146	6,560	14,536	10,503	8,279	6,296	3,525
Provision for income taxes	1,072	2,110	6,846	3,571	2,860	2,162	1,297

Net income(1)(2)	$6,074	$4,450	$7,690	$6,932	$5,419	$4,134	$2,228

Balance Sheet Data:
Total assets	$1,139,449	$970,896	$1,053,224	$909,305	$736,807	$604,756	$506,717
Loans, net of fees	955,641	798,510	888,677	768,102	623,559	509,938	411,040
Allowance for loan losses	(8,298)	(7,012)	(7,725)	(6,452)	(6,239)	(5,565)	(4,792)
Total investment securities	118,844	111,995	117,712	113,988	67,795	62,697	56,890
Total deposits	1,008,896	856,443	928,163	775,991	626,640	504,220	429,990
Subordinated notes, net of issuance costs	24,367	24,287	24,327	24,247	—	—	—
Other borrowed funds	—	4,100	—	27,000	35,650	32,500	14,500
Total shareholders' equity	103,966	85,048	98,283	79,811	72,752	66,815	60,903
Common shares outstanding(3)	11,076	10,225	10,869	10,179	10,141	10,138	10,111
Per Common Share Data(3):
Net income—basic(1)(2)	$0.55	$0.44	$0.74	$0.68	$0.54	$0.41	$0.25
Net income—diluted(1)(2)	0.50	0.41	0.67	0.63	0.51	0.41	0.25
Book value	9.39	8.32	9.04	7.84	7.18	6.59	6.02
Tangible book value(3)	9.38	8.31	9.03	7.83	7.16	6.58	6.01
Performance Ratios:
Return on average assets(1)(2)(6)	1.13%	0.96%	0.80%	0.88%	0.85%	0.76%	0.50%
Return on average equity(1)(2)(6)	12.02	10.72	8.63	8.91	7.70	6.45	4.21
Net interest margin	3.45	3.45	3.43	3.51	3.66	3.63	3.59
Efficiency ratio(5)	58.74	57.89	57.16	58.02	61.29	65.21	74.78
Noninterest income to average assets(6)	0.14	0.25	0.31	0.15	0.18	0.24	0.23
Noninterest expense to average assets(6)	2.06	2.07	2.02	2.08	2.30	2.44	2.74
Loans, net of fees to total deposits	94.72	93.24	95.75	98.98	99.51	101.13	95.59
Asset Quality:
Nonperforming assets and loans 90+ days past due	$4,804	$2,897	$4,655	$249	$2,559	$1,601	$2,988
Nonperforming assets and loans 90+ days past due to total assets	0.42%	0.30%	0.44%	0.03%	0.35%	0.26%	0.59%
Nonperforming loans to loans, net of fees	0.10	0.36	0.09	0.03	0.41	0.31	0.73
Allowance for loan losses to loans, net of fees	0.87	0.88	0.87	0.84	1.00	1.09	1.17
Allowance for loan losses to nonperforming loans	884.65	242.04	979.09	2,591.16	243.81	347.60	160.37
Net charge-offs (recoveries) to average loans, net of fees(6)	0.01	(0.01)	(0.01)	0.19	0.07	0.03	(0.06)
Capital Ratios (for the Bank):
Total risk-based capital	12.77%	13.11%	12.83%	13.16%	12.20%	13.62%	15.89%
Tier 1 risk-based capital	11.98	12.30	12.05	12.37	11.25	12.53	14.71
Common Equity Tier 1 capital(7)	11.98	12.30	12.05	12.37	11.25	N/A	N/A
Leverage capital ratio	11.58	11.50	11.79	11.89	10.82	10.96	12.58
Other:
Average shareholders' equity to average total assets	9.41%	9.00%	9.32%	9.85%	11.03%	11.78%	11.83%
Average loans, net of fees to average total deposits	97.02	98.70	97.74	96.05	97.83	95.70	90.94
Average common shares outstanding:(3)
Basic	10,979	10,193	10,435	10,170	10,138	10,125	8,892
Diluted	12,058	10,806	11,545	10,922	10,591	10,283	9,003

(1)
The reported figure for the six months ended June 30, 2018 includes merger-related expenses associated with the Company's proposed acquisition of Colombo Bank. As these merger-related expenses and associated income taxes distort the operational results of the Company, we present in the GAAP reconciliation below and in Management's Discussion and Analysis of Financial

  Condition and Results of Operations certain performance ratios excluding the effect of the net merger-related expenses for the six months ended June 30, 2018. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

(2)
The reported figure for the year ended December 31, 2017 includes one-time charges to reduce the carrying value of net deferred tax assets by $2.0 million, required as a result of the reduction in the federal corporate tax rates to 21% in the 2017 Tax Act. As the net deferred tax asset revaluation distorts the operational results of the Company, we present in the GAAP reconciliation below and in Management's Discussion and Analysis of Financial Condition and Results of Operations certain performance ratios excluding the effect of the net deferred tax asset revaluation for the year ended December 31, 2017. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

(3)
Adjusted for 5-for-4 stock splits in 2017, 2016, 2015.

(4)
Tangible book value per common share, a non-GAAP financial measure, is calculated as total shareholders' equity, less other intangible assets, divided by common shares outstanding. See "Non-GAAP Financial Measures" below for a reconciliation of tangible book value to GAAP.

(5)
Efficiency ratio is calculated as total non-interest expense divided by the sum of net interest income and non-interest income less gains on sale of securities available for sale and gain on foreclosure of other real estate owned. See "Non-GAAP Financial Measures" below for a reconciliation of the efficiency ratio.

(6)
Annualized for six months ended June 30, 2018 and 2017.

(7)
Not applicable to years prior to 2015.

NON-GAAP FINANCIAL MEASURES

        Some of the financial measures discussed in our selected historical financial data are "non-GAAP financial measures." In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

        The following unaudited reconciliation tables provides a more detailed analysis of these non-GAAP financial measures.

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Total shareholders' equity	$103,966	$85,048	$98,283	$79,811	$72,752	$66,815	$60,903
Less: Intangible assets	(88)	(109)	(99)	(119)	(139)	(160)	(180)

Tangible common equity	$103,878	$84,939	$98,184	$79,692	$72,613	$66,655	$60,723

Book value per common share	$9.39	$8.32	$9.04	$7.84	$7.18	$6.59	$6.02
Less: Intangible book value per common share	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Tangible book value per common share	$9.38	$8.31	$9.03	$7.83	$7.16	$6.58	$6.01

Tangible common equity (from above)	$103,878	$84,939	$98,184	$79,692	$72,613	$66,655	$60,723
Add: other comprehensive loss ("OCI")	(3,489)	(1,017)	(1,694)	(1,299)	(614)	(404)	(1,535)

Tangible common equity adjusted for OCI	$107,367	$85,956	$99,878	$80,991	$73,227	$67,059	$62,258

Total assets	$1,139,449	$970,896	$1,053,224	$909,305	$736,807	$604,756	$506,717
Tangible common equity to total assets	9.42%	8.85%	9.48%	8.91%	9.94%	11.09%	12.29%

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Net interest income	$18,119	$15,485	$32,107	$27,200	$22,892	$19,185	$15,531
Noninterest income	748	1,151	2,975	1,220	1,161	1,313	1,025

Total net interest income and noninterest income	$18,867	$16,636	$35,082	$28,420	$24,053	$20,498	$16,556

Less: gains on sale of securities available for sale	—	119	164	71	68	77	204
Less: gain on foreclosure of other real estate owned	—	—	1,075	—	—	—	—

Total net interest income and noninterest income for efficiency ratio	$18,867	$16,517	$33,843	$28,349	$23,985	$20,421	$16,352

Noninterest expense	$11,082	$9,561	$19,346	$16,446	$14,701	$13,316	$12,228
Efficiency ratio	58.74%	57.89%	57.16%	58.02%	61.29%	65.21%	74.78%

(Dollars in thousands except per share data)	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
GAAP Net Income (reported)	$3,077	$6,074
Add: Merger-related expenses	397	397
Subtract: provision for income taxes associated with merger-related expenses	(83)	(83)

Net Income, excluding above merger-related charges	$3,391	$6,388

Earnings per share—basic (excluding merger—related expenses)	$0.31	$0.58
Earnings per share—diluted (excluding merger—related expenses)	$0.28	$0.53
Return on average assets (non-GAAP operating earnings)	1.24%	1.19%
Return on average equity (non-GAAP operating earnings)	13.23%	12.64%

	Year ended December 31, 2017
(Dollars in thousands, except per share data)	GAAP	Change	Non-GAAP
Income Statement:
Income tax expense	$6,846	$(2,036)	$4,810

Net Income	$7,690	$2,036	$9,726

Earnings Per Common Share:
Basic	$0.74	$0.20	$0.94
Diluted	$0.67	$0.18	$0.84
Performance Ratios:
Return on average assets	0.80%	0.22%	1.02%
Return on average equity	8.63%	2.29%	10.92%

SELECTED HISTORICAL FINANCIAL DATA OF COLOMBO

        The following tables set forth selected historical financial and other data for Colombo (i) as of and for the six months ended June 30, 2018 and 2017 and (ii) as of and for each of the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The summary historical financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 have been derived from Colombo's audited consolidated financial statements. The historical financial data as of and for the six months ended June 30, 2018 and 2017 have been derived from Colombo's unaudited interim financial information. This table should be read together with, and is qualified by reference to, the historical consolidated financial information contained in Colombo's consolidated financial statements and related notes included in this prospectus. The results included here and elsewhere in this prospectus are not necessarily indicative of future performance.

        The historical consolidated financial information presented below contains financial measures that are not presented in accordance with GAAP, and which have not been audited. See "Non-GAAP Financial Measures."

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Income Statement Data:
Interest income	$4,449	$4,470	$9,079	$8,597	$8,671	$8,123	$7,788
Interest expense	914	1,033	2,081	1,967	2,121	2,056	2,218

Net interest income	3,535	3,437	6,998	6,630	6,550	6,067	5,570
Provision for (recovery of) loan losses	(200)	—	(1,000)	(330)	(530)	—	(278)

Net interest income after provision for loan losses	3,735	3,437	7,998	6,960	7,080	6,067	5,848
Noninterest income	166	235	432	414	868	774	1,813
Noninterest expense	3,555	3,307	7,366	7,150	7,933	8,362	10,763

Net income (loss) before income taxes	346	365	1,064	224	15	(1,521)	(3,102)
Provision for income taxes	—	—	28	—	—	60	—

Net income (loss)	$346	$365	$1,036	$224	$15	$(1,581)	$(3,102)

Balance Sheet Data:
Total assets	$191,468	$206,255	$195,718	$200,883	$202,620	$200,766	$198,617
Loans, net of fees	152,555	161,137	157,226	162,370	164,774	136,228	132,864
Allowance for loan losses	(2,611)	(2,991)	(2,692)	(2,947)	(3,362)	(3,657)	(3,921)
Total investment securities	13,479	17,848	14,825	16,856	20,463	27,429	31,286
Total deposits	141,812	150,289	139,044	145,095	147,138	145,155	141,415
Subordinated notes, net of issuance costs	—	—	—	—	—	—	—
Other borrowed funds	28,000	35,000	35,000	35,000	35,000	35,000	35,000
Total shareholders' equity	21,294	20,586	21,171	20,132	19,968	20,053	21,080
Common shares outstanding	344,248	344,248	344,248	344,248	344,248	344,248	344,248
Per Common Share Data:
Net income—basic	$0.001	$0.001	$0.003	$0.001	$0.000	$(0.005)	$(0.009)
Net income—diluted	0.001	0.001	0.003	0.001	0.000	(0.005)	(0.009)
Book value	0.06	0.06	0.06	0.06	0.06	0.06	0.06
Tangible book value	0.06	0.06	0.06	0.06	0.06	0.06	0.06
Performance Ratios:
Return on average assets(2)	0.36%	0.35%	0.51%	0.11%	0.01%	(0.79)%	(1.53)%
Return on average equity(2)	3.24	3.58	5.02	1.11	0.08	(7.63)	(14.68)
Net interest margin	3.71	3.39	3.45	3.30	3.23	3.01	3.29
Efficiency ratio(1)	96.06	90.06	99.14	102.55	112.97	125.90	161.22
Noninterest income to average assets(2)	0.17	0.23	0.21	0.21	0.43	0.39	0.89
Noninterest expense to average assets(2)	3.68	3.21	3.62	3.56	3.95	4.19	5.31
Loans, net of fees to total deposits	107.58	107.22	113.08	111.91	111.99	93.85	93.95
Asset Quality:
Nonperforming assets and loans 90+ days past due	$2,311	$3,114	$3,320	$4,118	$3,939	$4,691	$8,239
Nonperforming assets and loans 90+ days past due to total assets	1.21%	1.51%	1.70%	2.05%	1.94%	2.34%	4.15%
Nonperforming loans to loans, net of fees	1.22	1.87	2.11	2.48	2.11	2.75	5.04
Allowance for loan losses to loans, net of fees	1.71	1.86	1.71	1.81	2.04	2.68	2.95
Allowance for loan losses to nonperforming loans	140.08	99.04	81.08	73.24	96.86	97.57	58.57
Net charge-offs (recoveries) to average loans, net of fees(2)	(0.16)	(0.05)	(0.46)	0.05	(0.15)	0.19	(0.38)
Capital Ratios:
Total risk-based capital	16.96%	15.89%	16.60%	15.98%	15.91%	17.41%	19.76%
Tier 1 risk-based capital	15.70	14.64	15.36	14.73	14.66	16.16	18.50
Common Equity Tier 1 capital	15.70	14.64	15.36	14.73	14.66	N/A	N/A
Leverage capital ratio	10.86	9.73	10.54	9.94	9.89	9.49	10.34
Other:
Average shareholders' equity to average total assets	11.05%	9.90%	10.12%	10.08%	9.93%	10.39%	10.42%
Average loans, net of fees to average total deposits	107.90	109.18	109.73	109.03	107.27	94.94	85.25
Average common shares outstanding:
Basic	344,248	344,248	344,248	344,248	344,248	344,248	344,248
Diluted	344,248	344,248	344,248	344,248	344,248	344,248	344,248

(1)
Efficiency ratio is calculated as total non-interest expense divided by the sum of net interest income and non-interest income less gains on sale of securities available for sale and gain on foreclosure of other real estate owned. See "Non-GAAP Financial Measures" below for a reconciliation of the efficiency ratio.

(2)
Annualized for six months ended June 30, 2018 and 2017.

 NON-GAAP FINANCIAL MEASURES

        Some of the financial measures discussed in Colombo's selected historical financial data are "non-GAAP financial measures." In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in Colombo's statements of income, balance sheets or statements of cash flows.

        The following unaudited reconciliation tables provides a more detailed analysis of these non-GAAP financial measures.

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016	2015	2014	2013
Net interest income	$3,535	$3,437	$6,998	$6,630	$6,550	$6,067	$5,570
Noninterest income	166	235	432	414	868	774	1,813

Total net interest income and noninterest income	$3,701	$3,672	$7,430	$7,044	$7,418	$6,841	$7,383

Less: gains on sale of securities available for sale	—	—	—	65	84	145	—
Less: gain on foreclosure of other real estate owned	—	—	—	7	312	54	707

Total net interest income and noninterest income for efficiency ratio	$3,701	$3,672	$7,430	$6,972	$7,022	$6,642	$6,676

Noninterest expense	$3,555	$3,307	$7,366	$7,150	$7,933	$8,362	$10,763
Efficiency ratio	96.06%	90.06%	99.14%	102.55%	112.97%	125.90%	161.22%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information and explanatory notes present how the condensed combined financial statements of FVCB and Colombo may have appeared had the businesses actually been combined as of the dates indicated, and giving effect to the sale of 1,750,000 shares of our common stock at a price of $18.50 per share (the closing price of the FVCB common stock on August 7, 2018), resulting in net proceeds, after underwriters' discounts and commissions and estimated expenses of the offering, of $29.6 million (assuming the underwriters' over-allotment option is not exercised). We provide an unaudited pro forma condensed combined balance sheet at June 30, 2018, based upon an assumed exchange ratio of 0.002351, reflecting an average closing price of our common stock of $18.50 per share. The actual exchange ratio may be higher or lower than 0.002351. The actual price and number of the shares issued in the offering and the actual exchange ratio in the merger may be higher or lower. We also provide unaudited pro forma condensed combined income statements for the six months ended June 30, 2018 and the year ended December 31, 2017 based on the assumed exchange ratio. The unaudited pro forma condensed combined income statement for the year ended December 31, 2017 and the unaudited pro forma condensed combined income statement for the six months ended June 30, 2018 give effect to the merger as if the merger had been completed on January 1, 2017.

        The unaudited pro forma condensed combined financial information shows the impact of the merger on the combined financial position and the results of operations of FVCB and Colombo under the acquisition method of accounting with FVCB treated as the acquirer. Under this method of accounting, FVCB will record the assets and liabilities of Colombo at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information does not give effect to any revenue enhancements or cost savings.

        The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both FVCB and Colombo that are included in this prospectus.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect transaction costs, the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or that may be attained in the future.

        The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of FVCB, and the historical financial statements and related notes thereto of Colombo, included in this prospectus.

 PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)
FVCBankcorp, Inc. and Subsidiary
As of June 30, 2018
(Dollars in thousands, except per share data)

	As Reported
	FVCBankcorp, Inc.	Colombo Bank	Pro Forma Adjustments		FVCBankcorp, Inc. & Colombo Bank Pro Forma Combined
Assets
Cash and due from banks	$6,309	$1,003	$8,446	(a)	$15,758
Interest-bearing deposits at other financial institutions	30,734	22,474	—		53,208
Securities held-to-maturity	1,761	—	—		1,761
Securities available-for-sale, at fair value	117,083	13,479	—		130,562
Restricted stock, at cost	3,800	1,366	—		5,166
Loans, net of fees	955,641	152,555	(3,082)	(b)	1,105,114
Less: allowance for loan losses	(8,298)	(2,611)	2,611	(c)	(8,298)

Loans, net of fees and allowance	947,343	149,944	(471)		1,096,816
Premises and equipment, net	1,401	580	—	(d)	1,981
Goodwill	—	—	7,257	(e)	7,257
Other intangibles	88	—	1,640	(f)	1,728
Other assets	30,930	2,622	3,664	(g)	37,216

Total assets	$1,139,449	$191,468	$20,536		$1,351,453

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing	$284,452	$21,042	$—		$305,494
Interest-bearing	724,444	120,770	(338)	(h)	844,876

Total deposits	$1,008,896	$141,812	$(338)		$1,150,370

FHLB advances	$—	$28,000	$450	(h)	$28,450
Subordinated notes, net of issuance costs	24,367	—	—		24,367
Other liabilities	2,220	362	—		2,582

Total liabilities	$1,035,483	$170,174	$112		$1,205,769

Stockholders' Equity
Common stock, $0.01 par value	111	3,442	(3,416)	(a)(i)(j)	137
Additional paid-in capital	75,411	28,591	15,965	(a)(i)(j)	119,967
Retained earnings (deficit)	31,933	(10,348)	7,484	(i)	29,069
Accumulated other comprehensive (loss), net	(3,489)	(391)	391	(i)	(3,489)

Total stockholders' equity	$103,966	$21,294	$20,424		$145,684

Total liabilities and stockholders' equity	$1,139,449	$191,468	$20,536		$1,351,453

See notes to the pro forma condensed combined financial information.

PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
FVCBankcorp, Inc. and Subsidiary
For the Six Months Ended June 30, 2018
(Dollars in thousands, except share and per share data)

	As Reported				FVCBankcorp, Inc. & Colombo Bank Pro Forma Combined
			Pro Forma Adjustments
	FVCBankcorp, Inc.	Colombo Bank
Interest income	$23,411	$4,449	$258	(k)	$28,118
Interest expense	5,292	914	(56)	(l)	6,150

Net Interest Income	18,119	3,535	314		21,968
Provision for (recovery of) loan losses	639	(200)	—		439

Net interest income after provision for (recovery of) loan losses	17,480	3,735	314		21,529
Noninterest income	748	166	—		914
Noninterest expense	11,082	3,555	146	(m)	14,783

Income before income tax expense	7,146	346	168		7,660
Provision for income taxes	1,072	—	9	(n)	1,081

Net income	$6,074	$346	$159		$6,579

Earnings per share, basic	$0.55				$0.49

Earnings per share, diluted	$0.50				$0.45

Average common shares outstanding
Basic	10,978,846	344,248,084	(341,688,757)	(o)	13,538,173
Diluted	12,058,238	344,248,084	(341,688,757)	(o)	14,617,565

See notes to the pro forma condensed combined financial information.

 PRO FORMA CONDENSED STATEMENT OF INCOME (UNAUDITED)
FVCBankcorp, Inc. and Subsidiary
For the Year Ended December 31, 2017
(Dollars in thousands, except share and per share data)

	As Reported(1)				FVCBankcorp, Inc. & Colombo Bank Pro Forma Combined
			Pro Forma Adjustments
	FVCBankcorp, Inc.	Colombo Bank
Interest income	$40,302	$9,079	$617	(k)	$49,998
Interest expense	8,195	2,081	168	(l)	10,444

Net Interest Income	32,107	6,998	449		39,554
Provision for loan losses	1,200	(1,000)	—		200

Net interest income after provision for loan losses	30,907	7,998	449		39,354
Noninterest income	2,975	432	—		3,407
Noninterest expense	19,346	7,366	318	(m)	27,030

Income before income tax expense	14,536	1,064	131		15,731
Provision for income taxes	6,846	28	28	(n)	6,902

Net income	$7,690	$1,036	$103		$8,829

Earnings per share, basic	$0.74				$0.68

Earnings per share, diluted	$0.67				$0.63

Average common shares outstanding
Basic	10,434,709	344,248,084	(341,688,757)	(o)	12,994,036
Diluted	11,545,408	344,248,084	(341,688,757)	(o)	14,104,735

(1)
Derived from audited financial statements as of December 31, 2017.

See notes to the pro forma condensed combined financial information.

NOTE A—BASIS OF PRESENTATION

        On May 3, 2018, FVCB and FVCbank entered into an Agreement and Plan of Merger, or merger agreement, with Colombo, providing for the merger of Colombo with and into FVCbank, a wholly-owned subsidiary of FVCB. At the effective time of the merger, Colombo will cease to exist and FVCbank shall survive and continue to exist as a Virginia chartered commercial bank.

        The merger agreement provides that at the effective time of the merger, each outstanding share of common stock of Colombo will be converted into the right to receive a combination of: (i) the number of shares of our common stock determined by dividing $0.043492 by the average of the closing price per share of our common stock for the five trading days ending on and including the second trading day immediately prior to the closing of the merger, rounded to six decimal places, and (ii) cash in an amount equal to $0.053157 per share of Colombo common stock. Any beneficial owner of Colombo common stock that would be entitled to receive fewer than 100 shares of our common stock will be entitled to elect to receive only cash, in an amount equal to $0.096649 per share of Colombo common stock. For purposes of these pro forma condensed combined financial statements, we assume an exchange ratio of 0.002351, based on an assumed average closing price of FVCB common stock of $18.50 per share.

        The unaudited pro forma condensed combined financial information of FVCB financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Colombo was consummated on January 1, 2017 for purposes of the unaudited pro forma condensed combined statement of income and on June 30, 2018 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented. The pro forma financials also give effect to the issuance by FVCBankcorp, Inc. of 2,559,327 shares of common stock on December 21, 2017, as if the issuance had occurred on January 1, 2017, reflecting the issuance of 809,327 shares in the merger and 1,750,000 shares for cash.

        The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

        The pro forma financial information includes estimated adjustments to record the assets and liabilities of Colombo at their respective fair values and represents management's estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Colombo's tangible, and identifiable intangible, assets and liabilities as of the closing date.

NOTE B—PRO FORMA ADJUSTMENTS

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change.

  (a)
  It is a condition to FVCB's obligation to complete the merger that it receive at least $10.0 million in gross proceeds from the sale of shares of FVCB common stock, or in its discretion borrowing transactions or the sale of FVCB preferred stock. For purposes of these pro forma condensed combined financial statements, FVCB assumes that it will issue 1,750,000 shares of common stock in an underwritten public offering, not including the underwriters' option to purchase an additional 262,500 shares of common stock to cover overallotments, at an offering price of $18.50 per share (the closing price of FVCB common stock on August 7, 2018), resulting in net proceeds of $29.6 million from the issuance. FVCB retains discretion to increase or decrease the size of the offering, or to change the manner of raising capital. The actual offering price, the number of shares offered, and the gross and net proceeds of the offering may be higher or lower. The offering is expected to be completed in the third quarter of 2018. Issuance expenses are estimated to be approximately $2.8 million, including underwriters' commissions, before income taxes.

  (b)
  A fair value adjustment was recorded to Colombo's outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and spreads including consideration for liquidity concerns and (2) FVCB's initial evaluation of credit deterioration identified in Colombo's loan portfolio. Loans were adjusted for credit deterioration of the acquired portfolio in the amount of $2.3 million, which represented a mark of approximately 1.5% on Colombo's outstanding loan portfolio. Of the $2.3 million credit mark, approximately 66.2%, or $1.5 million, is estimated to be an accretable adjustment. A further downward fair value adjustment to reflect differences in interest rates in the amount of $760 thousand was also recorded. Subsequent to the completion of the merger, FVCB will use an independent third party to determine the fair value of the acquired loans that could significantly change the amount of the estimated fair value adjustment.

  (c)
  The allowance for loan losses of Colombo is eliminated. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

  (d)
  A fair value adjustment was not made as the amount was not expected to be material.

  (e)
  Goodwill of $7.3 million is generated as a result of the total purchase price based on FVCB's stock price of $18.50 as of August 7, 2018 and the fair value of assets purchased exceeding the fair value of liabilities assumed is recorded.

  (f)
  Other intangibles of $1.6 million represents FVCB's estimate of the fair value of the core deposit intangible asset to be recorded. The estimate represents a 1.69% premium on Colombo's core deposits. The actual amount of such core deposit intangible asset will be determined at the completion of the merger and will be valued by an independent third party that could change the amount of the adjustment significantly.

  (g)
  Deferred taxes associated with the adjustments to record the assets and liabilities of Colombo at fair value were recognized using FVCB's statutory rate of 21%.

  (h)
  A fair value adjustment of ($338 thousand) was recorded to Colombo's outstanding deposit liabilities, and a fair value adjustment of $450 thousand was recorded to Colombo's FHLB borrowings, to reflect current market interest rates and spreads for comparable instruments. Upon completion of the merger, FVCB will use an independent third party to determine the fair value of the assumed deposit liabilities and FHLB borrowings. Subsequent to the closing of the merger, the amount and timing of the estimated fair value adjustments could be revised significantly.

  (i)
  Adjustments representing the elimination of the historical equity of Colombo as part of the acquisition accounting adjustments.

  (j)
  Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $0.01 par value of shares of FVCB common stock issued to effect the transaction. The adjustment to surplus represents the amount of equity consideration above the par value of FVCB's common stock issued.

  (k)
  Represents the accretion of the fair value adjustment on portfolio loans assuming the merger closed on January 1, 2017. This consists of an accretion of $137 thousand and $344 thousand, respectively, for the six months ended June 30, 2018 and the year ended December 31, 2017 related to the accretable adjustment related to the credit mark on the acquired loans. In addition, accretion of $121 thousand and $273 thousand, respectively, was included for the six months ended June 30, 2018 and the year ended December 31, 2017 related to the interest rate adjustment on the acquired loans. The average remaining life of the loans is approximately 7.7 years.

  (l)
  Represents net amortization of the premium on deposits and FHLB borrowings assuming the merger closed on January 1, 2017. For purposes of the pro forma financial information, the following table reflects the respective amortization (accretion) amounts using the effective interest method and the average remaining life for each individual liability.

(Unaudited, dollars in thousands)	Average Remaining Life (Years)	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
Deposits	1.17	$3	$326
FHLB borrowings	2.66	(59)	(158)
  (m)
  Represents the amortization of the core deposit intangible to be acquired in the merger over an estimated useful life of 9.5 years using the sum-of-the-months digits method assuming the merger closed on January 1, 2017. The estimated amount of the amortization is $146 thousand for the six months ended June 30, 2018 and $318 thousand for the year ended December 31, 2017.

  (n)
  Applicable income taxes at a 21% rate less deferred taxes associated with the net amortization and accretion of the purchase accounting adjustments.

  (o)
  Weighted-average basic and diluted shares outstanding were adjusted to give effect to the common stock issuance and the merger transaction.

NOTE C—PRO FORMA ALLOCATION OF PURCHASE PRICE

        The following table shows the pro forma allocation of the consideration paid for Colombo's common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (Dollars in thousands):

Purchase price:
Fair value of FVCB common shares issued (809,327 shares), based on the closing price of FVCB common stock of $18.50 as of August 7, 2018	$14,973
Cash paid	18,299

Total consideration transferred	33,272
Fair value of identifiable assets acquired:
Cash and cash equivalents	23,477
Investment securities	13,479
Restricted stock	1,366
Loans, net	149,473
Premises and equipment	580
Core deposit intangible	1,640
Other assets	6,286

Total identifiable assets	$196,301
Fair value of identifiable liabilities assumed:
Deposits	$141,474
Short-term borrowings	28,450
Other liabilities	362

Total identifiable liabilities	170,286

Net assets acquired including identifiable intangible assets	26,015

Preliminary pro forma goodwill	$7,257

NOTE D—ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

        The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of FVCB after the merger with Colombo:

	Discount Accretion (Premium Amortization) For the Years Ended December 31,
(Unaudited, in thousands)	2018	2019	2020	2021	2022
Loans, net of unearned income	$616	$492	$329	$203	$166
Deposits	(326)	(5)	(2)	(3)	(3)
Core deposit intangible	(318)	(284)	(249)	(215)	(181)
FHLB borrowings	158	118	71	51	51

Increase in pre-tax income	$130	$321	$149	$36	$33

NOTE E—ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

        Estimated cost savings, expected to approximate 35% of Colombo's annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 100% in the first full year after acquisition and 100% in subsequent years. In addition, estimated merger-

related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $3.0 million, before-tax.

RISK FACTORS

        An investment in our common stock involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before you decide to invest in our common stock, you should carefully read and consider the risk factors described below as well as the other information included in this prospectus. Any of these risks, if they are realized, could materially adversely affect our business, financial condition and results of operations, and consequently, the value of our common stock. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also materially and adversely affect us. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In any such case, you could lose all or a portion of your original investment.

Risks Related to Our Business

Our business and operations may be materially adversely affected by weak economic conditions.

        Our business and operations, which primarily consist of banking activities, including lending money to customers and borrowing money from customers in the form of deposits, are sensitive to general business and economic conditions in the U.S. generally, and in the Washington, D.C. metropolitan area in particular. The economic conditions in our local markets may be different from the economic conditions in the U.S. as a whole. If economic conditions in the U.S. or any of our markets weaken, our growth and profitability from our operations could be constrained. In addition, foreign economic and political conditions could affect the stability of global financial markets, which could hinder economic growth. The current economic environment is characterized by interest rates gradually increasing from near historically low levels, which could impact our ability to attract deposits and to generate attractive earnings through our loan and investment portfolios. All these factors can individually or in the aggregate be detrimental to our business, and the interplay between these factors can be complex and unpredictable. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers and the demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, a decline in the value of our collateral, and an overall material adverse effect on the quality of our loan portfolio.

        Our business is also significantly affected by monetary and related policies of the U.S. federal government and its agencies. Uncertainty about the federal fiscal policymaking process, the medium and long-term fiscal outlook of the federal government, and future tax rates are concerns for businesses, consumers and investors in the U.S. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial conditions and results of operations.

We are subject to interest rate risk, which could adversely affect our profitability.

        Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings.

        Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System, or the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse impact on our business, financial condition and results of operations.

        Our interest sensitivity profile was modestly asset sensitive as of June 30, 2018. As a result, we would expect small increases in net interest income if interest rates rise, and small declines in the event rates fall. However, such expectations are based on our assumptions as to deposit customer behavior in an increasing rate scenario. When short-term interest rates rise, the rate of interest we pay on our interest-bearing liabilities may rise more quickly than the rate of interest that we receive on our interest-earning assets, which may cause our net interest income to decrease. Additionally, a shrinking yield premium between short-term and long-term market interest rates, a pattern usually indicative of investors' waning expectations of future growth and inflation, commonly referred to as a flattening of the yield curve, typically reduces our profit margin as we borrow at shorter terms than the terms at which we lend and invest.

        In addition, an increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also reduce collateral values and necessitate further increases to the allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to credit risk, which could adversely affect our profitability.

        Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be paid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors including local market conditions and general economic conditions. If the overall economic climate in the U.S. generally, or in our market areas specifically, experiences material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and our level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for loan losses.

        Our risk management practices, such as monitoring the concentrations of our loans and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting related customers and the quality of the loan portfolio. Many of our loans are made to small businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, we may have significant exposure if any of these borrowers becomes unable to pay their loan obligations as a result of economic or market conditions, or personal circumstances, such as divorce, unemployment or death. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.

Losses related to any single loan could have a significant impact on our financial condition and results of operations.

        While our average funded loan size is relatively small compared to our legal lending limit, averaging $1.2 million for commercial real estate loans and $247 thousand for commercial and industrial loans, at June 30, 2018, our legal lending limit has increased, and we have originated larger loans in recent years. As a result of our commercial real estate lending, the loan portfolio contains approximately 24 loans which have balances in excess of 5% of our shareholder's equity, and our largest single exposure is $12.8 million, while our largest exposure to one borrower is $18.6 million. Additionally, commercial and industrial loans not primarily secured by real estate are typically made based on the ability of the borrower to make payment on the loan from the cash flow of the business, and are collateralized primarily by business assets such as equipment, inventory and accounts receivable. These assets are often subject to depreciation over time, may be more difficult than real estate collateral to evaluate, and may be more difficult to realize the value of upon foreclosure. As a result, the availability of funds for repayment of such loans is often contingent on the success of the business itself. Although we seek to structure and monitor our loans and the financial condition of our borrowers in an effort to avoid or minimize losses, unexpected reversals in the business of an individual borrower can occur, and the resulting decline in the quality of loans to such borrowers, and related provisions for credit losses, could have a material adverse effect on our earnings, financial condition and shareholder returns.

A substantial portion of our loans are and will continue to be real estate related loans in the Washington, D.C. metropolitan area. Adverse changes in the real estate market or economy in this area could lead to higher levels of problem loans and charge-offs, adversely affecting our earnings and financial condition.

        We make loans primarily to borrowers in the Washington, D.C. metropolitan area, focusing on the Virginia counties of Arlington, Fairfax, Loudoun and Prince William and the independent cities located within those counties, and Washington D.C. and its Maryland suburbs, and have a substantial portion of our loans secured by real estate. These concentrations expose us to the risk that adverse developments in the real estate market, or in the general economic conditions in such areas, or the continuation of such adverse developments, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth. In that event, we would likely experience lower earnings or losses. Additionally, if economic conditions in the area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area's economy, our ability to develop our business relationships may be diminished, the quality and collectability of our loans may be adversely affected, our provision for loan losses may increase, the value of collateral may decline and loan demand may be reduced.

Increases to our nonperforming assets or other problem assets will have an adverse effect on our earnings.

        As of June 30, 2018, we had nonperforming loans and loans 90 days or more past due of $938 thousand, or 0.10% of total loans, $3.9 million of other real estate owned, or OREO, and nonperforming assets of 0.42% of total assets. At that date, we also had $1.6 million of loans considered troubled debt restructurings, all of which are currently performing. If any of our loans which are troubled debt restructurings or 90 or more days past due and still accruing become nonaccrual loans, we will not record interest income on such loans, and may be required to reverse prior accruals, thereby adversely affecting our earnings. If the level of our nonperforming or other problem assets increases, we may be required to make additional provisions for loan losses, which will negatively impact our earnings. If we are required to foreclose on any collateral properties securing our loans, we will incur legal and other expenses in connection with the foreclosure and sale process and possible losses on the sale of OREO or other collateral. Additionally, the resolution of nonperforming assets, troubled debt restructurings and other problem assets requires the active involvement of management, which can distract management from its overall supervision of operations and other income producing activities.

Our concentrations of loans may create a greater risk of loan defaults and losses.

        A substantial portion of our loans are secured by various types of real estate in the Washington, D.C. metropolitan area and substantially all of our loans are to borrowers in that area. At June 30, 2018, 85.6% of our total loans were secured by real estate; commercial real estate loans, excluding construction and land development, comprised the largest portion of these loans at 59.9% of our portfolio. This concentration exposes us to the risk that adverse developments in the real estate market, or the general economic conditions in our market, could increase our nonperforming loans and charge-offs, reduce the value of our collateral and adversely impact our results of operations and financial condition. Management believes that the commercial real estate concentration risk is mitigated by diversification among the types and characteristics of real estate collateral properties, sound underwriting practices, rigorous portfolio monitoring and ongoing market analysis. Construction and land development loans comprised 14.6% of total loans at June 30, 2018. Commercial and industrial loans comprised 11.6%, of total loans at June 30, 2018. These categories of loans have historically carried a higher risk of default than other types of loans, such as single family residential mortgage loans. The repayment of these loans often depends on the successful operation of a business or the sale or development of the underlying property, and, as a result, are more likely to be adversely affected by adverse conditions in the real estate market or the economy in general. While we believe that our loan portfolio is well diversified in terms of borrowers and industries, these concentrations expose us to the risk that adverse developments in the real estate market, or in the general economic conditions in the Washington, D.C. metropolitan area, could increase the levels of nonperforming loans and charge-offs, and reduce loan demand. In that event, we would likely experience lower earnings or losses. Additionally, if, for any reason, economic conditions in our market area deteriorate, or there is significant volatility or weakness in the economy or any significant sector of the area's economy, our ability to develop our business relationships may be diminished, the quality and collectability of our loans may be adversely affected, our provision for loan losses may increase, the value of collateral may decline and loan demand may be reduced.

        Commercial real estate loans tend to have larger balances than single family mortgage loans and other consumer loans. Because the loan portfolio contains a significant number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming assets. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses, or an increase in loan charge-offs, which could have an adverse impact on our results of operations and financial condition.

We operate in a highly competitive market and face increasing competition from a variety of traditional and new financial services providers, which could adversely impact our profitability.

        The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings banks, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Washington, D.C. metropolitan area and elsewhere, as well as nontraditional competitors such as fintech companies and internet-based lenders, depositories and payment systems. Our profitability depends upon our continued ability to successfully compete with traditional and new financial services providers, some of which maintain a physical presence in our market areas and others of which maintain only a virtual presence.

        Our primary market area is a highly competitive, highly branched, banking market. Competition in the market area for loans to small and middle-market businesses and professionals, our target market, is intense and pricing is important. Several of our competitors have substantially greater resources and lending limits than us, and offer certain services, such as extensive and established branch networks and trust services, that we do not currently provide or currently expect to provide in the near future. Moreover, larger institutions operating in the Washington, D.C. metropolitan area may have access to borrowed funds at lower cost than will be available to us. Additionally, deposit competition among institutions in the market area is strong. Increased competition could require us to increase the rates we pay on deposits or lower the rates that we offer on loans, which could reduce our profitability. Our failure to compete effectively in our market could restrain our growth or cause us to lose market share, which could have a material adverse effect on our business, financial condition and results of operations.

Our portfolio of loans to small and mid-sized community-based businesses may increase our credit risk.

        Many of our commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the market area in which we operate negatively impact this important customer sector, our results of operations and financial condition may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. The deterioration of our borrowers' businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our financial condition and results of operations.

Our government contractor customers, and businesses in the Washington, D.C. metropolitan area in general, may be adversely impacted by the Federal government and a budget impasse.

        At June 30, 2018, 11.6% of our total loans were outstanding to commercial and industrial customers. Of that, approximately 31.0% of outstanding commercial and industrial loans are to government contractors or their subcontractors specializing in the defense and homeland security and defense readiness sectors, and we have commitments of $89.8 million to such borrowers. We are actively seeking to expand our exposure to this business segment. While we believe that our loans to government contractor customers are unlikely to experience more than a delay in payment as a result of government shutdowns, the current emphasis on defense readiness presents an opportunity for many of our customers. In the event of a government shutdown, this could cause these customers to have their government contracts reduced or terminated for convenience, or have payments delayed, causing a loss of anticipated revenues or reduced cash flow, resulting in an increase in credit risk, and potentially defaults by such customers on their respective loans.

        Our government contractor customers could also withdraw their deposit balances during a shutdown to fund current operations, resulting in additional liquidity risk. Additionally, temporary layoffs, salary reductions or furloughs of government employees or government contractors could have adverse impacts on other businesses in our market and the general economy of the Washington, D.C. metropolitan area, and may indirectly lead to a loss of revenues by our customers. As a result, a government shutdown could lead to an increase in the levels of past due loans, nonperforming loans, loan loss reserves and charge-offs, and a decline in liquidity.

We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

        Like many financial institutions, we rely on customer deposits as our primary source of funding for our lending activities, and we continue to seek customer deposits to maintain this funding base. Our future growth will largely depend on our ability to retain and grow our deposit base. As of June 30,

2018, we had $1.01 billion in deposits. As of the same date, using deposit account related information such as tax identification numbers, account titling and account size, we estimated that $565.7 million of our deposits exceeded the insurance limits established by the FDIC. Our deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, customer perceptions of our financial health and general reputation, and a loss of confidence by customers in us or the banking sector generally, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. Any such loss of funds could result in lower loan originations, which could have a material adverse effect on our business, financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and meet our obligations as they become due, and failure to maintain sufficient liquidity could materially adversely affect our growth, business, profitability and financial condition.

        Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they become due because of an inability to liquidate assets or obtain adequate funding at a reasonable cost, in a timely manner and without adverse conditions or consequences. We require sufficient liquidity to fund asset growth, meet customer loan requests, customer deposit maturities and withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances, including events causing industry or general financial market stress. Liquidity risk can increase due to a number of factors, including an over-reliance on a particular source of funding or market-wide phenomena such as market dislocation and major disasters. As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deposits and Other Borrowings," we have a deposit concentration related to municipalities. Factors that could detrimentally impact access to liquidity sources include, but are not limited to, a decrease in the level of our business activity as a result of a downturn in our market, adverse regulatory actions against us, or changes in the liquidity needs of our depositors. Market conditions or other events could also negatively affect the level or cost of funding, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner, and without adverse consequences. Our inability to raise funds through deposits, borrowings, the sale of loans, and other sources could have a substantial negative effect on our business, and could result in the closure of the Bank. Our access to funding sources in amounts adequate to finance our activities or on acceptable terms could be impaired by factors that affect our organization specifically or the financial services industry or economy in general. Any substantial, unexpected, and/or prolonged change in the level or cost of liquidity could impair our ability to fund operations and meet our obligations as they become due and could have a material adverse effect on our business, financial condition and results of operations.

        We rely on customer deposits, including brokered deposits, and to a lesser extent on advances from the Federal Home Loan Bank of Atlanta, or FHLB, to fund our operations. Although we have historically been able to replace maturing deposits and advances if desired, we may not be able to replace such funds in the future if our financial condition, the financial condition of the FHLB or market conditions were to change. FHLB borrowings and other current sources of liquidity may not be available or, if available, sufficient to provide adequate funding for operations.

Our reputation is critical to our business, and damage to it could have a material adverse effect on us.

        We believe that a key differentiating factor for our business is the strong reputation we have built in our market. Maintaining a positive reputation is critical to attracting and retaining customers and employees. Adverse perceptions of us could make it more difficult for us to execute on our strategy. Harm to our reputation can arise from many sources, including actual or perceived employee misconduct, errors or misconduct by our third party vendors or other counterparties, litigation or regulatory actions, our failure to meet our high customer service and quality standards, compliance failures and weakened financial condition. Negative publicity about us, whether or not accurate, may damage our reputation, which could have a material adverse effect on our business, financial condition and results of operations.

Our allowance for loan losses may be inadequate to absorb losses inherent in the loan portfolio, which could have a material adverse effect on our business, financial condition and results of operations.

        Experience in the banking industry indicates that a portion of our loans will become delinquent, and that some may only be partially repaid or may never be repaid at all. We may experience losses for reasons beyond our control, such as the impact of general economic conditions on customers and their businesses. In determining the size of our allowance for loan losses, we rely on an analysis of our loan portfolio considering historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, economic conditions and other pertinent information. Although we endeavor to maintain our allowance for loan losses at a level adequate to absorb any inherent losses in the loan portfolio, the determination of the appropriate level of the allowance for loan losses is inherently highly subjective and requires us to make significant estimates of and assumptions regarding current credit risk and future trends, and the accuracy of our judgments depends on the outcome of future events. Further, despite our underwriting criteria and historical experience, we may be particularly susceptible to losses due to: (i) the geographic concentration of our loans, (ii) the concentration of higher risk loans, such as commercial real estate, and commercial and industrial loans, and (iii) the relative lack of seasoning of certain of our loans.

        Deterioration of economic conditions affecting borrowers, new information regarding existing loans, inaccurate management assumptions, identification of additional problem loans and other factors, both within and outside of our control, may result in our experiencing higher levels of nonperforming assets and charge-offs, and incurring loan losses in excess of our current allowance for loan losses, requiring us to make material additions to our allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

        Our federal and state banking regulators, as an integral part of their supervisory function, periodically review the allowance for loan losses. These regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours. If we need to make significant and unanticipated increases in the loss allowance in the future, or to take additional charge-offs for which we have not established adequate reserves, our results of operations and financial condition could be materially adversely affected at that time.

The success of our growth strategy depends, in part, on our ability to identify and retain individuals with experience and relationships in our market.

        Our success depends, in large part, on our management team and key employees. The loss of any of our management team or our key employees could materially adversely affect our ability to execute our business strategy, and we may not be able to find adequate replacements on a timely basis, or at all. We cannot ensure that we will be able to retain the services of any members of our management team or other key employees. Failure to attract and retain a qualified management team and qualified key employees could have a material adverse effect on our business, financial condition and results of operations.

        In order to continue to grow successfully, we must also identify and retain experienced loan officers with local expertise and relationships. We expect that competition for experienced loan officers will continue to be intense and that there will be a limited number of qualified loan officers with knowledge of, and experience in, the community banking industry in our market area. Even if we identify individuals that we believe could assist us in building our franchise, we may be unable to recruit these individuals away from their current banks. In addition, the process of identifying and recruiting loan officers with the combination of skills and attributes required to carry out our strategy is often lengthy. Our inability to identify, recruit and retain talented personnel could limit our growth and could adversely affect our business, financial condition and results of operations. The lack of acquisition opportunities in the future, or our inability to successfully bid for such opportunities as are available, could result in a slower pace of growth.

We may not be able to successfully manage continued growth.

        We intend to use the net proceeds of the offering to fund the cash portion of the merger consideration in the merger with Colombo, and to contribute to the Bank's capital to support further growth in the level of our assets and deposits. As our capital base grows, so does our legal lending limit. We cannot be certain as to our ability to manage increased levels of assets and liabilities, or to successfully make and supervise higher balance loans. Further, we may not be able to maintain the relatively low number and level of nonperforming loans and charge-offs that we have experienced. We may be required to make additional investments in equipment, software, physical facilities and personnel to accumulate and manage higher asset levels and loan balances, which may adversely impact earnings, shareholder returns, and our efficiency ratio. Increases in operating expenses or nonperforming assets may have an adverse impact on the value of our common stock.

        There can be no assurance that we will be able to continue to grow and to remain profitable in future periods, or, if profitable, that our overall earnings will remain consistent with our prior results of operations, or increase in the future. A downturn in economic conditions in our market, particularly in the real estate market, heightened competition from other financial services providers, an inability to retain or grow our core deposit base, regulatory and legislative considerations, a failure to maintain adequate internal controls and compliance processes, and failure to attract and retain high-performing talent, among other factors, could limit our ability to grow assets, or increase profitability, as rapidly as we have in the past. Sustainable growth requires that we manage our risks by following prudent loan underwriting standards, balancing loan and deposit growth without materially increasing interest rate risk or compressing our net interest margin, maintaining more than adequate capital at all times, hiring and retaining qualified employees and successfully implementing our strategic initiatives. Our failure to sustain our historical rate of growth or adequately manage the factors that have contributed to our growth could have a material adverse effect on our earnings and profitability and therefore on our business, financial condition and results of operations.

Regulatory requirements affecting our loans secured by commercial real estate could limit our ability to leverage our capital and adversely affect our growth and profitability.

        The federal banking agencies have issued guidance governing financial institutions that have concentrations in commercial real estate lending. The guidance provides that institutions which have (1) total reported loans for construction, land development, and other land loans which represent 100% or more of an institution's total risk-based capital; or (2) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution's total risk-based capital, where the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. We have a concentration in commercial real estate loans, and we have experienced significant growth in our commercial real estate portfolio in recent years. From June 30, 2015 through June 30, 2018, our nonowner-occupied commercial real estate loan balances increased by $148.6 million, or 79.5%, and our commercial construction, development and land loan balances increased by $96.8 million, or 229.8%. As of June 30, 2018, commercial real estate loans, as defined for regulatory purposes, represented 397.0% of our total risk-based capital. Of those loans, commercial construction, development and land loans represented 103.1% of our total risk based capital. Owner-occupied commercial real estate loans represented an additional 92.0% of our total risk based capital. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to its commercial real estate portfolio. Nevertheless, we could be required to maintain higher levels of capital as a result of our commercial real estate concentration, which could limit our growth, require us to obtain additional capital, and have a material adverse effect on our business, financial condition and results of operations.

Lack of seasoning of our loan portfolio could increase risk of credit defaults in the future.

        As a result of our organic growth over the past several years, as of June 30, 2018, approximately $659.8 million, or 69%, of the loans in our loan portfolio were first originated during the past three years. The average age by loan type for loans originated in the past three years is: commercial real estate loans—1.58 years; commercial and industrial loans—1.58 years; commercial construction loans—0.68 years; consumer residential loans—2.09 years; and consumer nonresidential loans—0.67 years. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Therefore, the recent and current level of delinquencies and defaults may not represent the level that may prevail as the portfolio becomes more seasoned and may not serve as a reliable basis for predicting the health and nature of our loan portfolio, including net charge-offs and the ratio of nonperforming assets in the future. Our limited experience with these loans may not provide us with a significant history with which to judge future collectability or performance. However, we believe that our stringent credit underwriting process, our ongoing credit review processes, and our history of successful management of our loan portfolio, mitigate these risks. Nevertheless, if delinquencies and defaults increase, we may be required to increase our provision for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

Limits on our ability to use brokered deposits as part of our funding strategy may adversely affect our ability to grow.

        A "brokered deposit" is any deposit that is obtained from, or through the mediation or assistance of, a deposit broker. These deposit brokers attract deposits from individuals and companies throughout the country and internationally whose deposit decisions are based almost exclusively on obtaining the highest interest rates. Recently enacted legislation excludes reciprocal deposits of up to the lesser of $5 billion or 20% of an institution's deposits from the definition of brokered deposits, where the institution is well capitalized and has a composite supervisory rating of 1 or 2. We have used brokered deposits in the past, and we intend to continue to use brokered deposits as one of our funding sources to support future growth. We have established a brokered deposit to total deposit tolerance ratio of 15%. As of June 30, 2018, brokered deposits, excluding reciprocal deposits, represented approximately 7.7% of our total deposits. Reciprocal deposits represented an additional 9.0% of total deposits at June 30, 2018. Currently, our brokered deposits have a comparable deposit cost to our core deposits.

There are risks associated with using brokered deposits. In order to continue to maintain our level of brokered deposits, we may be forced to pay higher interest rates than those contemplated by our asset-liability pricing strategy which could have an adverse effect on our net interest margin. In addition, banks that become less than "well capitalized" under applicable regulatory capital requirements may be restricted in their ability to accept or renew, or prohibited from accepting or renewing, brokered deposits. If this funding source becomes more difficult to access, we will have to seek alternative funding sources in order to continue to fund our growth. This may include increasing our reliance on FHLB borrowing, attempting to attract additional non-brokered deposits, and selling loans. There can be no assurance that brokered deposits will be available, or if available, sufficient to support our continued growth. The unavailability of a sufficient volume of brokered deposits could have a material adverse effect on our business, financial condition and results of operations.

We may face risks with respect to future expansion or acquisition activity.

        We selectively seek to expand our banking operations through limited de novo branching or opportunistic acquisition activities. We cannot be certain that any expansion activity, through de novo branching, acquisition of branches of another financial institution or a whole institution, or the establishment or acquisition of nonbanking financial service companies, will prove profitable or will increase shareholder value. The success of any acquisition will depend, in part, on our ability to realize the estimated cost savings and revenue enhancements from combining our business and that of the target company. Our ability to realize increases in revenue will depend, in part, on our ability to retain customers and employees, and to capitalize on existing relationships for the provision of additional products and services. If our estimates turn out to be incorrect or we are not able to successfully combine companies, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business, diversion of management attention, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits. Customers may not readily accept changes to their banking arrangements that we make as part of or following an acquisition. Additionally, the value of an acquisition to us is dependent on our ability to successfully identify and estimate the magnitude of any asset quality issues of acquired companies.

        We may not be successful in overcoming these risks or other problems encountered in connection with potential acquisitions or other expansion activity. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on our business, financial condition or results of operations. Additionally, if we record goodwill in connection with any acquisition, our financial condition and results of operation may be adversely affected if that goodwill is determined to be impaired, which would require us to take an impairment charge.

New lines of business, products, product enhancements or services may subject us to additional risk.

        From time to time, we may implement new lines of business or offer new products and product enhancements as well as new services within our existing lines of business. There are substantial risks and uncertainties associated with these efforts. In developing, implementing or marketing new lines of business, products, product enhancements or services, we may invest significant time and resources. We may underestimate the appropriate level of resources or expertise necessary to make new lines of business or products successful or to realize their expected benefits. We may not achieve the milestones set in initial timetables for the development and introduction of new lines of business, products, product enhancements or services, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the ultimate implementation of a new line of business or offerings of new products, product enhancements or services. Any new line of business, product, product enhancement or service could have a significant impact on the effectiveness of our system of internal controls. We may also decide to discontinue businesses or products, due to lack of customer acceptance or unprofitability. Failure to successfully manage these risks in the development and implementation of new lines of business or offerings of new products, product enhancements or services could have a material adverse effect on our business, financial condition and results of operations.

We depend on the accuracy and completeness of information provided by customers and counterparties.

        In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished by or on behalf of customers and counterparties, including financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon customers' representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or audit or accountants' reports, with respect to the business and financial condition of our customers. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.

We depend on information technology and telecommunications systems of third parties, and any systems failures or interruptions could adversely affect our operations and financial condition.

        Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems. We outsource many of our major systems, such as data processing, deposit processing, loan origination, email and anti-money laundering monitoring systems. Of particular significance is our long term contract for core data processing services with Fidelity National Information Services, Inc. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations, and we could experience difficulty in implementing replacement solutions. In many cases, our operations rely heavily on secured processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.

We are subject to cybersecurity risks and security breaches and may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents, and we may experience harm to our reputation and liability exposure from security breaches.

        Our business involves the storage and transmission of customers' proprietary information and security breaches could expose us to a risk of loss or misuse of this information, litigation and potential liability. While we have incurred no material cyber-attacks or security breaches to date, a number of other financial services and other companies have disclosed cyber-attacks and security breaches, some of which have involved intentional attacks. Attacks may be targeted at us, our customers or both. Although we devote significant resources to maintain, regularly update and backup our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets and the confidentiality, integrity and availability of information belonging to us or our customers, our security measures may not be effective against all potential cyber-attacks or security breaches. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate, or implement effective preventive measures against, all security breaches of these types, especially because the techniques used change frequently or are not recognized until launched, and because cyber-attacks can originate from a wide variety of sources, including persons who are involved with organized crime or associated with external service providers or who may be linked to terrorist organizations or hostile foreign governments. These risks may increase in the future as we continue to increase our internet-based product offerings and expand our internal usage of web-based products and applications. If an actual or perceived security breach occurs, customer perception of the effectiveness of our security measures could be harmed and could result in the loss of customers.

        A successful penetration or circumvention of the security of our systems, including those of third party providers or other financial institutions, or the failure to meet regulatory requirements for security of our systems, could cause serious negative consequences, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or systems or those of our customers or counterparties, significant increases in compliance costs (such as repairing systems or adding new personnel or protection technologies), and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation and regulatory exposure, and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

Failure to keep up with the rapid technological changes in the financial services industry could have a material adverse effect on our competitive position and profitability.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could harm our ability to compete effectively and could have a material adverse effect on our business, financial condition or results of operations. As these technologies are improved in the future, we may be required to make significant capital expenditures in order to remain competitive, which may increase our overall expenses and have a material adverse effect on our business, financial condition and results of operations.

Our risk management framework may not be effective in mitigating risks and/or losses to us.

        Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and may not adequately mitigate any risk or loss to us. If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations or growth prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

We may be adversely affected by the soundness of other financial institutions.

        Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or other institutions. These losses could have a material adverse effect on our business, financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management's attention.

        Following completion of this offering, we will be a public company, subject for the first time to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and applicable securities rules and regulations. Although we are already subject to internal control practices similar to those required under the Sarbanes-Oxley Act, under FDIC regulations, these laws and regulations increase the scope, complexity and cost of corporate governance, reporting and disclosure practices over those of non-public or non-reporting companies. Despite our conducting business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have experienced prior to becoming a public company. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. As a Nasdaq listed company, we will be required to prepare and file proxy materials which meet the requirements of the Exchange Act and the SEC's proxy rules. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company" as defined in the JOBS Act. In order to maintain, appropriately document and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet the standards required by the Sarbanes-Oxley Act, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could harm our business and operating results. Additionally, any failure by us to file our periodic reports with the SEC in a timely manner could, among other things, harm our reputation, cause our investors and potential investors to lose confidence in us, restrict trading in or reduce the market price of our common stock, and potentially limit our ability to access the capital markets.

If we fail to design, implement and maintain effective internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, which could have a material adverse effect on us.

        Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Effective internal control over financial reporting is necessary for us to provide reliable reports and prevent fraud.

        We believe that a control system, no matter how well designed and managed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. We may not be able to identify all significant deficiencies and/or material weaknesses in our internal control system in the future, and our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and FDIC regulations could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on the use of data and modeling in both our management's decision-making generally and in meeting regulatory expectations in particular.

        The use of statistical and quantitative models and other quantitatively-based analyses is endemic to bank decision-making and regulatory compliance processes, and the employment of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, allowance for loan loss measurement, portfolio stress testing and the identification of possible violations of anti-money laundering regulations are examples of areas in which we are dependent on models and the data that underlies them. We anticipate that model-derived insights will be used more widely in our decision-making in the future. While these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could yield adverse outcomes or regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision making, which could have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital in the future, and we may not be able to do so.

        Access to sufficient capital is critical in order to enable us to implement our business plan, support our business, expand our operations and meet applicable capital requirements. The inability to have sufficient capital, whether internally generated through earnings or raised in the capital markets, could adversely impact our ability to support and to grow our operations. If we grow our operations faster than we generate capital internally, we will need to access the capital markets. We may not be able to raise additional capital in the form of additional debt or equity on acceptable terms, or at all. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, our financial condition and our results of operations. Economic conditions and a loss of confidence in financial institutions may increase our cost of capital and limit access to some sources of capital. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse impact on our business, financial condition and results of operations.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets.

        A substantial portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing loans. There is a risk that hazardous or toxic substances could be found on these properties and that we could be liable for remediation costs, as well as personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property's value or limit our ability to sell the affected property. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, financial condition and results of operations.

Litigation and regulatory actions, including possible enforcement actions, could subject us to significant fines, penalties, judgments or other requirements resulting in increased expenses or restrictions on our business activities.

        In the normal course of business, from time to time, we may be named as a defendant in various legal actions, arising in connection with our current and/or prior business activities. Legal actions could include claims for substantial compensatory or punitive damages or claims for indeterminate amounts of damages. Further, we may in the future be subject to consent orders or other formal or informal enforcement agreements with our regulators. We may also, from time to time, be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our current and/or prior business activities. Any such legal or regulatory actions may subject us to substantial compensatory or punitive damages, significant fines, penalties, obligations to change our business practices or other requirements resulting in increased expenses, diminished income and damage to our reputation. Our involvement in any such matters, whether tangential or otherwise, and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation and divert management attention from the operation of our business. Further, any settlement, consent order, other enforcement agreement or adverse judgment in connection with any formal or informal proceeding or investigation by government agencies may result in litigation, investigations or proceedings as other litigants and government agencies begin independent reviews of the same activities. As a result, the outcome of legal and regulatory actions could have a material adverse effect on our business, financial condition and results of operations.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property and other real estate owned may not accurately reflect the net value of the asset.

        In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in value in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately reflect the net value of the collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of OREO, that we acquire through foreclosure proceedings and to determine loan impairments. If any of these valuations are inaccurate, our financial statements may not reflect the correct value of our OREO, if any, and our allowance for loan losses may not reflect accurate loan impairments. Inaccurate valuation of OREO or inaccurate provisioning for loan losses could have a material adverse effect on our business, financial condition and results of operations.

We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.

        The nature of our business makes us sensitive to the large body of accounting rules in the U.S. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that we: (i) calculate the allowance for loan losses on the basis of the current expected credit losses over the lifetime of our loans, referred to as the CECL model, which is expected to be applicable to us beginning in 2020; and (ii) record the value of and liabilities relating to operating leases on our balance sheet, which is expected to be applicable beginning in 2019. These changes could adversely affect our capital, regulatory capital ratios, ability to make larger loans, earnings and performance metrics. Any such changes could have a material adverse effect on our business, financial condition and results of operations.

        Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the "incurred loss" model required under current GAAP, which delays recognition until it is probable a loss has been incurred. Accordingly, we expect that the adoption of the CECL model will materially affect how we determine our allowance for loan losses, and could require us to significantly increase our allowance. Moreover, the CECL model may create more volatility in the level of the allowance for loan losses. If we are required to materially increase the level of the allowance for loan losses for any reason, such increase could adversely affect our business, financial condition and results of operations. We are evaluating the impact the CECL accounting model will have on our accounting, but expect to recognize a one-time cumulative-effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective. We cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on our financial condition or results of operations.

The fair value of our investment securities can fluctuate due to factors outside of our control.

        As of June 30, 2018, the fair value of our investment securities portfolio was approximately $118.8 million. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can cause potential adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer or with respect to the underlying securities, and changes in market interest rates and instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments, or OTTI, and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, financial condition or results of operations. The process for determining whether impairment of a security is OTTI usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer, any collateral underlying the security and our intent and ability to hold the security for a sufficient period of time to allow for any anticipated recovery in fair value, in order to assess the probability of receiving all contractual principal and interest payments on the security. Our failure to correctly and timely assess any impairments or losses with respect to our securities could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Pending Acquisition of Colombo

Completion of the merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.

        Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve and state bank regulatory authorities. These regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting our revenues following the merger, any of which might have a material adverse effect on us following the merger. Furthermore, we are not obligated to complete the merger if the regulatory approvals received in connection with the merger include any conditions that in our good faith judgment would have a material adverse effect on the value of the merger to us, or would require us to enter into any regulatory agreements. As of the date hereof, we have received the approvals of the Federal Reserve and VBFI, which do not contain any nonstandard conditions.

The merger will not be completed unless important conditions are satisfied.

        Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed and we may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions set forth in the merger agreement, must be satisfied or waived, before we and Colombo are obligated to complete the merger:

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  all required regulatory approvals must be obtained;

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  the registration statement filed with respect to the shares of our common stock to be issued in the merger must become effective under the Securities Act, and no stop order shall have been initiated or threatened by the SEC;

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  we must have received gross proceeds of at least $10 million from the sale of our equity securities or a debt financing;

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  the shares of our common stock to be issued in the merger must be approved for listing on Nasdaq;

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  the representations and warranties of the parties must be true and correct, and the parties must have performed all of their respective obligations under the merger agreement; and

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  there shall not have been a material adverse change in the business, operations, assets, liabilities or financial condition of the parties.

        In addition, the merger agreement may be terminated in certain circumstances if the merger is not consummated on or before February 28, 2019. We cannot assure you that all of the conditions precedent in the merger agreement will be satisfied, or to the extent legally permissible, waived, or that the acquisition of Colombo will be completed.

Combining the Bank and Colombo may be more difficult, costly or time-consuming than expected, or could result in the loss of customers, and as a result, we may not be able to achieve the anticipated results from the merger.

        The success of the merger will depend, in part, on our ability to realize the estimated cost savings and revenue enhancements from combining our business and Colombo's. Our ability to realize increases in revenue will depend, in part, on our ability to retain Colombo's customers and employees, and to capitalize on existing relationships for the provision of additional products and services. If our estimates turn out to be incorrect or we are not able to successfully combine our companies, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business, diversion of management attention, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits from our bank. Colombo's customers may not readily accept changes to their banking arrangements that we make as part of our plan of integration. Additionally, we might determine that we did not successfully identify and estimate the magnitude of Colombo's asset quality issues.

        We may not be successful in overcoming these risks or other problems encountered in connection with potential acquisitions or other expansion activity. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on our business, financial condition or results of operations. Additionally, we expect that we will record approximately $8.0 million of goodwill in connection with the merger. Our financial condition and results of operation may be adversely affected if that goodwill is determined to be impaired.

        The number of shares that we will issue in the merger will float based on our average market price for our common stock during a period ending shortly before closing. As a result, we may issue more shares of common stock than we currently expect, which would increase tangible book value dilution recognized by our shareholders, including purchasers in this offering, and result in a decline in the earnings accretion we expect as a result of the merger. Any potential decline in our financial condition or results of operations after the merger may have an adverse impact on our financial condition, our earnings, FVCbank's ability to pay dividends to us and on our stock price.

Risks Related to Our Industry

Our industry is highly regulated, and the regulatory framework, together with any future legislative or regulatory changes, may have a materially adverse effect on our operations.

        The banking industry is highly regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, the public, the banking system as a whole or the FDIC Deposit Insurance Fund, not for the protection of our shareholders and creditors. We are subject to regulation and supervision by the Federal Reserve, and our Bank is subject to regulation and supervision by the Federal Reserve and the Virginia Bureau of Financial Institutions, or VBFI. Compliance with these laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance costs. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, which imposes significant regulatory and compliance changes on financial institutions, is an example of this type of federal regulation. The laws and regulations applicable to us govern a variety of matters, including permissible types, amounts and terms of loans and investments we may make, the maximum interest rate that may be charged, the amount of reserves we must hold against deposits we take, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, changes in control of us and our Bank, transactions between us and our Bank, handling of nonpublic information, restrictions on dividends and establishment of new offices. We must obtain approval from our regulators before engaging in certain activities, and there is risk that such approvals may not be granted, either in a timely manner or at all. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on our business, financial condition and results of operations. Also, the burden imposed by those federal and state regulations may place banks in general, including our Bank in particular, at a competitive disadvantage compared to their non-bank competitors. Our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in sanctions by regulatory agencies, civil money penalties or damage to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

        Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable laws, regulations, interpretations, enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Future changes may have a material adverse effect on our business, financial condition and results of operations.

        Federal and state regulatory agencies may adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulations to us. Compliance with current and potential regulation, as well as regulatory scrutiny, may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital, and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance and respond to any regulatory inquiries or investigations.

        In addition, regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, risk management or other operational practices for financial service companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways, and could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of laws and regulations and their assessment of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency's assessment of the quality of our assets, operations, lending practices, investment practices, capital structure or other aspects of our business differs from our assessment, we may be required to take additional charges or undertake, or refrain from taking, actions that could have a material adverse effect on our business, financial condition and results of operations.

Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

        The Federal Reserve and the VBFI periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve or the VBFI were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to require us to remediate any such adverse examination findings.

        In addition, these agencies have the power to take enforcement action against us to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place our Bank into receivership or conservatorship. Any regulatory enforcement action against us could have a material adverse effect on our business, financial condition and results of operations.

We may be required to act as a source of financial and managerial strength for our Bank in times of stress.

        Under federal law and long-standing Federal Reserve policy, we, as a bank holding company, are required to act as a source of financial and managerial strength to our Bank and to commit resources to support our Bank if necessary. We may be required to commit additional resources to our Bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders' or creditors', best interests to do so. A requirement to provide such support is more likely during times of financial stress for us and our Bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to our Bank are subordinate in right of repayment to deposit liabilities of our Bank.

Regulatory initiatives regarding bank capital requirements may require heightened capital.

        Regulatory capital rules, adopted in July 2013, implement higher minimum capital requirements for bank holding companies and banks. These rules, which implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision, include a common equity Tier 1 capital requirement and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The capital rules require bank holding companies and banks to maintain a common equity Tier 1 capital ratio of 4.5%, a minimum total Tier 1 risk based capital ratio of 6%, a minimum total risk based capital ratio of 8%, and a minimum leverage ratio of 4%. Bank holding companies and banks are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% (when fully phased in) to avoid limitations on capital distributions and discretionary executive compensation payments. At June 30, 2018, the capital conservation buffer was 1.825%. The revised capital rules also require banks to maintain a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 capital ratio of 8% or greater, a total capital ratio of 10% or greater and a leverage ratio of 5% or greater to be deemed "well capitalized" for purposes of certain rules and prompt corrective action requirements.

        The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing significant internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Our regulatory capital ratios currently are in excess of the levels established for "well capitalized" institutions. Future regulatory change could impose higher capital standards.

        Recently enacted legislation directs the federal bank regulatory agencies to develop a "Community Bank Leverage Ratio," calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. If a "qualified community bank," generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements; the capital ratio requirements for "well capitalized" status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject. If we qualify for this simplified capital regime, there can be no assurance that satisfaction of the Community Bank Leverage Ratio will provide adequate capital for our operations and growth, or an adequate cushion against increase levels of nonperforming assets or weakened economic conditions.

        Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have a significant material adverse effect on our business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

        The Bank Secrecy Act of 1970, the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act or Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, the Financial Crimes Enforcement Network, or FinCEN, and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the Office of Foreign Assets Control, or OFAC. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have a material adverse effect on our business, financial condition or results of operations.

We are subject to numerous "fair and responsible banking" laws designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

        The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act and the Dodd-Frank Act prohibit unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice, or DOJ, federal banking agencies, and other federal and state agencies are responsible for enforcing these fair and responsible banking laws and regulations. A challenge to an institution's compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our reputation, business, financial condition and results of operations.

We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

        Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act, or the GLB Act, which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to "opt out" of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure, or perceived failure, to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our operations, financial condition and results of operations.

Our use of third party vendors and our other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

        We regularly use third party vendors in our business and we rely on some of these vendors for critical functions including, but not limited to, our core processing function. Third party relationships are subject to increasingly demanding regulatory requirements and attention by bank regulators. We expect our regulators to hold us responsible for deficiencies in our oversight or control of our third party vendor relationships and in the performance of the parties with which we have these relationships. As a result, if our regulators conclude that we have not exercised adequate oversight and control over our third party vendors or that such vendors have not performed adequately, we could be subject to administrative penalties or fines as well as requirements for consumer remediation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Rulemaking changes implemented by the Consumer Financial Protection Bureau will result in higher regulatory and compliance costs that may adversely affect our business.

        The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau, or CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations issued by the CFPB have created a more intense and complex environment for consumer finance regulation. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination. These changes could have a material adverse effect on our business, financial condition and results of operations.

Potential limitations on incentive compensation contained in proposed federal agency rulemaking may adversely affect our ability to attract and retain our highest performing employees.

        The Federal Reserve, other federal banking agencies and the SEC have jointly published proposed rules designed to implement provisions of the Dodd-Frank Act prohibiting incentive compensation arrangements that would encourage inappropriate risk taking at covered financial institutions, which includes a bank or bank holding company with $1 billion or more in consolidated assets. It cannot be determined at this time whether or when a final rule will be adopted and whether compliance with such a final rule will substantially affect the manner in which we structure compensation for our executives and other employees. Depending on the nature and application of the final rules, we may not be able to successfully compete with financial institutions and other companies that are not subject to some or all of the rules to retain and attract executives and other high performing employees.

Our Bank's FDIC deposit insurance premiums and assessments may increase.

        Our Bank's deposits are insured by the FDIC up to legal limits and, accordingly, our Bank is subject to insurance assessments based on our Bank's average consolidated total assets less its average tangible equity. Our Bank's regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. Numerous bank failures during the financial crisis and increases in the statutory deposit insurance limits increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and the reserve ratios of the Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to an Investment in Our Common Stock and the Offering

An active public market for our common stock does not currently exist and may not develop after the offering, and therefore shareholders may not be able to easily sell their common stock.

        Our common stock is currently traded, on an infrequent basis, in the OTCQX marketplace. Trading volume in the common stock has been minimal. Although we have applied to list our common stock on the Nasdaq, there can be no assurance that an active trading market for shares of our common stock will develop or if one develops, that it can be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock. The initial public offering price for our common stock will be determined by negotiations between us and the representative of the underwriters. This price may not be indicative of the price at which our common stock will trade after the offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business through acquisitions, by using our common stock as consideration, should we elect to do so.

Our stock price may be volatile, and you could lose part or all of your investment as a result.

        Stock price volatility may negatively impact the price at which our common stock may be sold, and may also negatively impact the timing of any sale. Our stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

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  actual or anticipated variations in quarterly operating results, financial conditions or credit quality;

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  changes in business or economic conditions, generally, and in the market for the financial services industry in particular;

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  recommendations or research reports about us or the financial services industry in general published by securities analysts;

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  the failure of securities analysts to cover, or to continue to cover, us after this offering;

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  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

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  news reports relating to trends, concerns and other issues in the financial services industry;

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  perceptions in the marketplace regarding us and/or our competitors;

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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

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  additions or departures of key personnel;

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  future sales or issuance of additional shares of stock;

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  fluctuations in the stock price and operating results of our competitors;

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  changes or proposed changes in laws or regulations, or differing interpretations thereof affecting our business, or enforcement of these laws or regulations;

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  new technology used, or services offered, by competitors;

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  actions of one or more investors in selling our common stock short; or

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  geo-political conditions such as acts or threats of terrorism, pandemics or military conflicts.

Investors in this offering will experience immediate and substantial dilution.

        The initial public offering price of our stock is substantially higher than the net tangible book value per share of our common stock immediately following the offering. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. Based on an assumed initial public offering price of $        per share (the midpoint of the range set forth on the cover page of this prospectus), the issuance of            shares of common stock in the merger and our net tangible book value as of June 30, 2018, if you purchase our common stock in this offering, you will suffer immediate dilution of approximately $        per share in net tangible book value without giving effect to the proposed merger with Colombo. Giving effect to the merger based upon an assumed exchange ratio of 0.      , reflecting an average closing price of our common stock of $            . per share (the midpoint of the price range set forth on the cover page of this prospectus), purchasers of our common stock in this offering would suffer immediate dilution of approximately $            per share in net tangible book value. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

We are an "emerging growth company," as defined in the JOBS Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.

        We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various requirements generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation, and exemption from requirements of holding non-binding advisory votes on executive compensation and golden parachute payments. The JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies, although we have irrevocably elected to opt out of such extended transition period.

        We may take advantage of these exemptions until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of: (i) the first fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

        We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may a less active trading market for our common stock, and our stock price may be more volatile or decline.

Securities analysts may not initiate or continue coverage on our common stock, which could adversely affect the market for our common stock.

        The trading market for our common stock will depend in part on the research and reports that securities analysts publish about us and our business. We do not have any control over these securities analysts, and they may not cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our common stock is the subject of an unfavorable report, the price of our common stock may decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, the price or trading volume of our common stock could decline as a result.

We have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock.

        We intend to use a portion of the net proceeds of this offering after payment of the cash consideration in the merger to increase the capital of the Bank in order to support our organic growth and implement our strategic initiatives, for working capital and for other general corporate purposes, and to strengthen our regulatory capital. We have not designated the amount of net proceeds that we will contribute to the Bank or that we will use for any particular purpose. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Completion of the merger is not a condition to completion of this offering.

        Although we do not currently foresee any reason why we and Colombo would not consummate the merger after the completion of this offering, there can be no assurance that we will consummate the merger. If we do not consummate the merger, we will have broad discretion in allocating all of the net proceeds of this offering. Additionally, purchasers in this offering will not receive the expected benefits of the merger. Failure to complete the merger could have an adverse affect on our financial condition, results of operation and stock price.

We expect that the executive officers and current and former directors of the Company will own at least         % of the outstanding common stock after the offering. As a result of their ownership, they could make it more difficult to obtain approval for certain matters submitted to shareholder vote, including certain acquisitions. The results of the vote may be contrary to the desires or interests of the public shareholders.

        Our executive officers and current and former directors currently own an aggregate of 16.7% of our outstanding common stock. Following completion of the offering, we expect that our executive officers and current and former directors and their affiliates will own at least        % of the outstanding common stock, assuming they do not purchase any shares in the offering. By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders such as certain mergers, share exchanges, certain asset sales, and certain amendments to our articles of incorporation.

There are substantial regulatory limitations on changes of control of bank holding companies that may discourage investors from purchasing shares of our common stock.

        With limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be "acting in concert" from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of the directors or otherwise direct the management or policies of our company without prior notice or application to, and the approval of, the Federal Reserve. Companies investing in banks and bank holding companies receive additional review and may be required to become bank holding companies, subject to regulatory supervision. Accordingly, prospective investors must be aware of and comply with these requirements, if applicable, in connection with any purchase of shares of our common stock. These provisions could discourage third parties from seeking to acquire significant interests in us or in attempting to acquire control of us, which, in turn, could adversely affect the market price of our common stock.

As a public company, we will incur significant legal, accounting, insurance, compliance and other expenses. Any deficiencies in our financial reporting or internal controls could materially and adversely affect our business and the market price of our common stock.

        As a public company, we will incur significant legal, accounting, insurance and other expenses. These costs and compliance with the rules of the SEC and the rules of Nasdaq will increase our legal and financial compliance costs and make some activities more time consuming and costly. Beginning with our Annual Report on Form 10-K for our 2019 fiscal year, SEC rules will require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal control over financial reporting. Beginning with the time we are no longer an "emerging growth company" as defined in the JOBS Act, but no later than December 31, 2023, we will be required to engage our independent registered public accounting firm to audit and opine on the design and operating effectiveness of our internal control over financial reporting. This process will require significant documentation of policies, procedures and systems, and review of that documentation and testing of our internal control over financial reporting by our internal auditing and accounting staff and our independent registered public accounting firm. This process will require considerable time and attention from management, which could prevent us from successfully implementing our business initiatives and improving our business, financial condition and results of operations, any strain our internal resources, and will increase our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

        During the course of our testing we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal control over financial reporting. A material weakness is defined by the standards issued by the PCAOB as a deficiency, or combination of deficiencies, in internal control over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a consequence, we would have to disclose in periodic reports we file with the SEC any material weakness in our internal control over financial reporting. The existence of a material weakness would preclude management from concluding that our internal control over financial reporting is effective and would preclude our independent auditors from expressing an unqualified opinion on the effectiveness of our internal control over financial reporting. In addition, disclosures of deficiencies of this type in our SEC reports could cause investors to lose confidence in our financial reporting, and may negatively affect the market price of our common stock, and could result in the delisting of our securities from the securities exchanges on which they trade. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal control over financial reporting, it may materially and adversely affect us.

We have no current plans to pay cash dividends.

        Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. The Bank is our primary operating business and the source of substantially all of our earnings, and our ability to pay dividends will be subject to the earnings, capital levels, capital needs and limitations relating to the payment of dividends by the Bank to us. The amount of dividends that a bank may pay is limited by state and federal laws and regulations. While we have sufficient retained earnings and expect our future earnings to be sufficient to pay cash dividends, our board of directors currently intends to retain earnings for the purpose of financing growth. In addition, we are a bank holding company, and our ability to declare and pay dividends to our shareholders is dependent on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. It is the policy of the Federal Reserve that bank holding companies should generally pay dividends on common stock only out of earnings, and only if prospective earnings retention is consistent with the organization's expected future needs, asset quality and financial condition.

We may issue additional equity securities, or engage in other transactions, which could affect the priority of our common stock, which may adversely affect the market price of our common stock.

        Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to common shareholders. We may also issue shares of preferred stock that will provide new investors with rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Future equity issuances could result in dilution, which could cause our common stock price to decline and future sales of our common stock could depress the market price of our common stock.

        Following the completion of this offering and the merger, we will have approximately            issued and outstanding shares of our common stock, assuming that the average closing price of our common stock is $            per share, the midpoint of the range set forth on the cover page of this prospectus (            shares if the underwriters elect to exercise their over-allotment option in full). Although we do not currently have any plans, arrangements or understandings to issue any shares of our common stock during the twelve month period following the date of this prospectus other than pursuant to the equity compensation arrangements described in this prospectus, actual or anticipated issuances or sales of substantial amounts of our common stock following this offering could cause the market price of our common stock to decline significantly and make it more difficult for us to sell equity or equity-related securities in the future at a time and on terms that we deem appropriate. The issuance of any shares of our common stock in the future also would, and equity-related securities could, dilute the percentage ownership interest held by shareholders prior to such issuance. We may issue all of these shares without any action or approval by our shareholders, and these shares, once issued (including upon exercise of outstanding options), will be available-for-sale into the public market, subject to the restrictions described in this registration statement, if applicable, for affiliate holders.

Our corporate governance documents, and corporate and banking laws applicable to us, could make a takeover more difficult and adversely affect the market price of our common stock.

        Certain provisions of our articles of incorporation and bylaws, and Virginia corporate and federal banking laws, could delay, defer, or prevent a third party from acquiring control of our organization or conducting a proxy contest, even if those events were perceived by many of our shareholders as beneficial to their interests. These provisions and regulations applicable to us:

  •
  enable our board of directors to issue additional shares of authorized, but unissued capital stock;

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  enable our board of directors to issue "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board;

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  do not provide for cumulative voting rights;

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  enable our board of directors to amend our bylaws without shareholder approval;

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  limit the right of shareholders to call a special meeting;

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  require advance notice for director nominations and other shareholder proposals;

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  require prior regulatory application and approval of any transaction involving control of our organization;

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  limit the ability of the Company to enter into certain business combination transactions with affiliated shareholders, without prior board approval; and

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  limit the ability of holders of more than 20% of our common stock from voting certain of their shares.

        These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares.

An investment in our common stock is not an insured deposit.

        An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or any other public or private entity. Investment in our common stock is inherently risky for the reasons described herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you could lose some or all of your investment.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

        Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business practices and prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. The publication of any such commentary regarding us in the future may bring about a temporary, or possibly long term, decline in the market price of our common stock. No assurances can be made that declines in the market price of our common stock will not occur in the future, in connection with such commentary by short sellers or otherwise. When the market price of a company's stock drops significantly, it is not unusual for stockholder lawsuits to be filed or threatened against the company and its board of directors and for a company to suffer reputational damage. Such lawsuits could cause us to incur substantial costs and divert the time and attention of our board and management. In addition, reputational damage may affect our ability to attract and retain deposits and may cause our deposit costs to increase, which could adversely affect our liquidity and earnings. Reputational damage may also affect our ability to attract and retain loan customers and maintain and develop other business relationships, which could likewise adversely affect our earnings. Negative reports issued by short sellers could also negatively impact our ability to attract and retain employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "aim," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

        The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

  •
  the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

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  geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

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  the occurrence of significant natural disasters;

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  our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure;

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  changes in consumer spending and savings habits;

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  technological and social media changes;

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  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market and monetary fluctuations;

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  changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

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  the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

  •
  the impact of changes in laws, regulations and policies affecting the real estate industry;

  •
  the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the PCAOB, the Financial Accounting Standards Board or other accounting standards setting bodies;

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  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

  •
  the willingness of users to substitute competitors' products and services for our products and services;

  •
  the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;

  •
  changes in the level of our nonperforming assets and charge-offs;

  •
  our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators;

  •
  potential exposure to fraud, negligence, computer theft and cyber-crime;

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  the businesses of the Bank and Colombo may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

  •
  the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  deposit attrition, operating costs, customer losses, and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

  •
  the regulatory approvals required for the merger may not be obtained, and if obtained, they may not be obtained on the expected terms or on the anticipated schedule;

  •
  termination of the merger agreement, or failure to complete the merger, could negatively impact our stock and our future business and financial results;

  •
  we will be subject to business uncertainties and contractual restrictions while the merger is pending that could be harmful to our operations; and

  •
  if the merger is not completed, we will have incurred substantial expenses and committed substantial time and resources without realizing the expected benefits of the merger.

        The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in this prospectus, including those discussed in the section entitled "Risk Factors." If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

USE OF PROCEEDS

        Assuming an initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), we estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses, will be approximately $             million, or approximately $             million if the underwriters' over-allotment option is exercised in full. Each $1 increase (decrease) in the initial public offering price per share would increase (decrease) our net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses, by $             million (assuming no exercise of the underwriters' over-allotment option).

        We intend to use approximately $             million of the net proceeds of the offering to pay the approximately $18.3 million cash portion of the merger consideration to be paid to shareholders of Colombo, and to cover other cash expenditures connected with the merger (including change in control and other employment related payments and contract termination fees). We intend to use the balance of the net proceeds to us from this offering, which we estimate at $             million, to increase the capital of the Bank in order to support our growth strategies, for working capital and for other general corporate purposes, and to strengthen our regulatory capital. If the merger is not consummated, we will use all of the net proceeds to increase the capital of the Bank in order to support our growth strategies, for working capital and for other general corporate purposes, and to strengthen our regulatory capital.

        Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the proceeds.

CAPITALIZATION

        The following table sets forth our capitalization and regulatory capital ratios on a consolidated basis as of June 30, 2018:

  •
  on an actual basis; and

  •
  in As Adjusted 1, on a pro forma basis after giving effect to:

  •
  the sale of            shares of our common stock by us in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus).

  •
  in As Adjusted 2, on a pro forma basis after giving effect to:

  •
  the acquisition of Colombo and the issuance of            shares of our common stock to former shareholders of Colombo, based on an assumed conversion ratio of 0.            , based upon an average closing price of $            (the midpoint of the range set forth on the cover page of this prospectus);

  •
  the sale of            shares of our common stock by us in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus); and

  •
  in each as adjusted presentation, the deduction of the underwriting discounts and commissions and the estimated expenses incurred in connection with this offering.

        Each $1.00 increase (decrease) in the initial public offering price per share would increase (decrease) our net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses, by $             million (assuming no exercise of the underwriters' over-allotment option). Each increase (decrease) of 1.0 million in the number shares offered by us would increase (decrease) our total shareholders' equity and total capitalization by $             million based on the midpoint of the price range set forth on the cover page of this prospectus. The as adjusted capitalization assumes that the underwriters' over-allotment option is not exercised.

        The following should be read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data for

FVCB" and our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus.

	June 30, 2018
(Dollars in thousands)	Actual	As Adjusted 1	As Adjusted 2
Long Term Debt:
Subordinated notes, due 2026	$24,367
Stockholders' Equity:
Preferred Stock, $0.01 par value, 1,000,000 shares authorized, no shares issued	—
Common Stock, $0.01 par value, shares authorized 20,000,000, 10,980,707 shares issued and outstanding actual, shares issued and outstanding As Adjusted 1 and shares issued and outstanding As Adjusted 2	111
Additional Paid in Capital	75,411
Retained Earnings	31,993
Accumulated Other Comprehensive (Loss)	(3,489)

Total Stockholders' Equity	$103,966

Total Capitalization	$128,333

Capital Ratios:
Total capital to risk-weighted assets ratio	13.21%
Tier 1 capital to risk-weighted assets ratio	10.13%
Common equity Tier 1 capital ratio (1)	10.13%
Leverage ratio	9.90%
Tangible common equity to tangible assets	9.42%

(1)
Tangible common equity to tangible assets is a non-GAAP financial measure. For more information on this financial measure, including a reconciliation to the most directly comparable financial measure, see "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

DILUTION

        If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of common stock upon completion of this offering. Net tangible book value per common share represents the amount of our tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

        As of June 30, 2018, we had net tangible book value of approximately $103.9 million, or $9.38 per share. After giving effect to the sale of shares of our common stock in this offering (assuming the underwriters do not exercise their over-allotment option), based upon an assumed offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2018 would have been approximately $             million, or $            per share. This represents an immediate increase in net tangible book value of $             per share to our existing shareholders and an immediate dilution of $            per share to new investors purchasing common stock in this offering.

        Each $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) our as adjusted net tangible book value after this offering by approximately $             million, or

approximately $            per share, and the dilution per share to new investors by approximately $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our as adjusted net tangible book value after this offering by approximately $             million, or approximately $            per share, and the dilution per share to new investors by approximately $            , assuming the public offering price of $            per share of common stock (the midpoint of the price range set forth on the cover page of this prospectus), remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above reflecting adjustments for the offering is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

        The following table illustrates this dilution on a per share basis without giving effect to the issuance of shares in the merger, and on a pro forma basis, assuming the merger was effective as of June 30, 2018:

	Per Share		As Adjusted For Merger(1)
Initial public offering price per share of common stock	$		$
Net tangible book value per share as of June 30, 2018		$9.38	$
Increase in net tangible book value per share of our common stock attributable to this offering	$		$
As Adjusted net tangible book value per share of common stock after this offering	$		$
Dilution per share to new investors in this offering	$		$

(1)
We estimate that if the merger had been consummated as of June 30, 2018, we would have a net tangible book value of approximately $             million, or $            per share, based on the issuance of                        shares of our common stock in the merger, and an assumed average price of our common stock of $            (the midpoint in the range set forth on the cover page of this prospectus), and our anticipated allocation of the purchase price payable in the merger. The actual number of shares of our common stock to be issued in the merger will vary based on our average stock price, and the merger related adjustments and allocation of the purchase price, including the amount of intangible assets recorded, are subject to revision.

        If the underwriters exercise in full their over-allotment option, our pro forma net tangible book value per share would be $            per share of common stock and the dilution to new investors in this offering would be $            per share of common stock, based upon an assumed offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, without giving effect to the merger. If the merger was consummated as of June 30, 2018, and the underwriters exercise in full their over-allotment option, our as adjusted net tangible book value would be $            per share of common stock, and the dilution to new investors in this offering would be $            per share of common stock, based on an assumed offering price and average closing price of our common stock of $            per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

MARKET FOR COMMON STOCK AND DIVIDENDS

Market for Common Stock

        Our common stock is currently quoted on the OTCQX marketplace under the symbol "FVCB." Trading on the OTCQX marketplace has been infrequent and in limited volume. For the three months ended                    , 2018, the average daily trading volume in our common stock was            shares. As of                    , 2018, there were             holders of record of our common stock and approximately            beneficial shareholders.

        We have applied to list the common stock on the Nasdaq Capital Market under the symbol "FVCB." However, we cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. See the section of this prospectus titled "Underwriting" for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

        Set forth below are the high and low sales prices for the common stock on the OTCQX, on a quarterly basis, during 2018 and the past two fiscal years, as adjusted for the 5 for 4 stock splits in the form of 25% stock dividends paid June 30, 2016 and September 25, 2017.

	High	Low
2018
Third Quarter (through , 2018)
Second Quarter	$17.45	$16.85
First Quarter	$17.70	$17.35
2017
Fourth Quarter	$19.70	$17.15
Third Quarter	$17.10	$15.60
Second Quarter	$17.20	$15.00
First Quarter	$15.40	$13.28
2016
Fourth Quarter	$13.76	$12.65
Third Quarter	$15.80	$13.20
Second Quarter	$12.80	$11.01
First Quarter	$11.10	$10.73

Dividends

        To date, we have not paid, and we do not currently pay, a cash dividend on our common stock. Holders of our common stock are only entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. As we are a bank holding company and do not engage directly in business activities of a material nature, our ability to pay dividends on our common stock depends, in large part, upon our receipt of dividends from our Bank. Any future determination relating to our dividend policy will be made by our board of directors and will depend on a number of factors, including general and economic conditions, industry standards, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, our ability to service debt obligations senior to our common stock, banking regulations, contractual, legal, tax and regulatory restrictions, and limitations on the payment of dividends by us to our shareholders or by the Bank to us, and such other factors as our board of directors may deem relevant.

        Regulations of the Federal Reserve and Virginia law place limits on the amount of dividends the Bank may pay to the Company without prior approval. Prior regulatory approval is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Under Virginia law, dividends may only be paid out of retained earnings. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve has the same authority over bank holding companies. Under Virginia law, the Company generally may not pay dividends or distributions to holders of common stock if it would be unable to pay its debts as they become due in the ordinary course of business or if its total assets would be less than the sum of its total liabilities plus the amount of the liquidation preference of any class of shares with superior rights than the common stock.

        The Federal Reserve has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. The Federal Reserve has issued guidance on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. Under Federal Reserve guidance, as a general matter, the board of directors of a holding company should inform the Federal Reserve and should eliminate, defer, or significantly reduce the dividends if: (1) the holding company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (2) the holding company's prospective rate of earnings retention is not consistent with the capital needs and overall current and prospective financial condition; or (3) the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default under any of its obligations to the FDIC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following presents management's discussion and analysis of our consolidated financial condition and the results of our operations. This discussion should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this report. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management's expectations. Factors that could cause such differences are discussed in the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors." We assume no obligation to update any of these forward-looking statements, except to the extent required by law. In this discussion, all references to per share data of FVCB for periods ending on or before June 30, 2017 have been adjusted to reflect a 5 for 4 stock split in the form of a 25% stock dividend paid on September 25, 2017.

Overview

        We are a bank holding company headquartered in Fairfax County, Virginia. Our sole subsidiary, FVCbank (the "Bank"), was formed in November 2007 as a community-oriented, locally-owned and managed commercial bank under the laws of the Commonwealth of Virginia. FVCbank has six banking offices located in Northern Virginia. The Bank offers a wide range of traditional bank loan and deposit products and services to both our commercial and retail customers. Our commercial relationship officers focus on attracting small and medium sized businesses, commercial real estate developers and builders, including government contractors, non-profit organizations, and professionals. Our approach to our market features competitive customized financial services offered to customers and prospects in a personal relationship context by seasoned professionals.

        On May 3, 2018, we announced the signing of a definitive merger agreement under which we will acquire Colombo, headquartered in Rockville, Maryland. Colombo currently operates five banking locations in Washington, D.C., and Montgomery County and the City of Baltimore in Maryland. If the merger were completed as of June 30, 2018, the combined organization would have total assets of $1.33 billion, gross loans receivable of $1.11 billion, and deposits of $1.15 billion. Under the merger agreement, Colombo's shareholders will receive a number of shares determined by dividing $0.043492 by the average of the closing price per share of our common stock for the five trading days ending on and including the second trading day immediately prior to the closing date, and cash in an amount equal to $0.053157 per share, provided however that any beneficial owner of Colombo common stock that would be entitled to receive fewer than 100 shares of our common stock will be entitled to elect to receive all cash consideration of $0.096649 per share of Colombo common stock. We expect to consummate the transaction in the fourth quarter of 2018, subject to customary closing conditions, including regulatory and shareholder approvals. On July 26, 2018, we received approval for the merger of Colombo with and into FVCbank from the Federal Reserve Bank of Richmond under delegated authority by the Board of Governors of the Federal Reserve System. On August 15, 2018, the VBFI approved the merger and the acquisition of Colombo by FVCB. Neither approval contained any nonstandard conditions.

        Net interest income is our primary source of revenue. We define revenue as net interest income plus noninterest income. As discussed further in "Quantitative and Qualitative Disclosures About Market Risk," we manage our balance sheet and interest rate risk exposure to maximize, and concurrently stabilize, net interest income. We do this by monitoring our liquidity position and the spread between the interest rates earned on interest-earning assets and the interest rates paid on interest-bearing liabilities. We attempt to minimize our exposure to interest rate risk, but are unable to eliminate it entirely. In addition to managing interest rate risk, we also analyze our loan portfolio for exposure to credit risk. Loan defaults and foreclosures are inherent risks in the banking industry, and we attempt to limit our exposure to these risks by carefully underwriting and then monitoring our extensions of credit. In addition to net interest income, noninterest income is a complementary source of revenue for us and includes, among other things, service charges on deposits and loans, merchant services fee income, insurance commission income, income from bank owned life insurance, or BOLI, and gains and losses on sales of investment securities available-for-sale.

Critical Accounting Policies

General

        The accounting principles we apply under GAAP are complex and require management to apply significant judgment to various accounting, reporting and disclosure matters. Management must use assumptions, judgments and estimates when applying these principles where precise measurements are not possible or practical. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such judgments, assumptions and estimates may have a significant impact on the consolidated financial statements. Actual results, in fact, could differ from initial estimates.

        The accounting policies we view as critical are those relating to judgments, assumptions and estimates regarding the determination of the allowance for loan losses, the fair value measurements of certain assets and liabilities, accounting for economic hedging activities, and accounting for other real estate owned.

Allowance for Loan Losses

        We maintain the allowance for loan losses at a level that represents management's best estimate of known and inherent losses in our loan portfolio. Both the amount of the provision expense and the level of the allowance for loan losses are impacted by many factors, including general and industry-specific economic conditions, actual and expected credit losses, historical trends and specific conditions of individual borrowers. Unusual and infrequently occurring events, such as weather-related disasters, may impact our assessment of possible credit losses. As a part of our analysis, we use comparative peer group data and qualitative factors such as levels of and trends in delinquencies, nonaccrual loans, charged-off loans, changes in volume and terms of loans, effects of changes in lending policy, experience and ability and depth of management, national and local economic trends and conditions and concentrations of credit, competition, and loan review results to support estimates.

        The allowance for loan losses is based first on a segmentation of the loan portfolio by general loan type, or portfolio segments. Certain portfolio segments are further disaggregated and evaluated collectively for impairment based on class segments, which are largely based on the type of collateral underlying each loan. For purposes of this analysis, we categorize loans into one of five categories: commercial and industrial, commercial real estate, commercial construction, consumer residential, and consumer nonresidential loans. Typically, financial institutions use their historical loss experience and trends in losses for each loan category which are then adjusted for portfolio trends and economic and environmental factors in determining their allowance for loan losses. Since the Bank's inception in 2007, we have experienced minimal loss history within our loan portfolio. Because of this, our allowance model uses the average loss rates of similar institutions (our custom peer group) as a baseline which is then adjusted based on our particular qualitative loan portfolio characteristics and environmental factors. The indicated loss factors resulting from this analysis are applied for each of the five categories of loans.

        Our peer group is defined by selecting commercial banking institutions of similar size within Virginia, Maryland, and the District of Columbia. This is known as our custom peer group. The commercial banking institutions comprising the custom peer group can change based on certain factors including but not limited to the characteristics, size, and geographic footprint of the institution. We have identified 28 banks for our custom peer group which are within $200 million to $3 billion in total assets, the majority of whom are geographically concentrated in the Washington, D.C. metropolitan area in which we operate, as this area has experienced more stable economic conditions than many other areas of the country. These baseline peer group loss rates are then adjusted based on an analysis of our loan portfolio characteristics, trends, economic considerations and other conditions that should be considered in assessing our credit risk. Our peer loss rates are updated on a quarterly basis.

        The allowance for loan losses consists of specific and general components. The specific component relates to loans that are determined to be impaired and, therefore, individually evaluated for impairment. We individually assign loss factors to all loans that have been identified as having loss attributes, as indicated by deterioration in the financial condition of the borrower or a decline in underlying collateral value if the loan is collateral dependent. We evaluate the impairment of certain loans on a loan by loan basis for those loans that are adversely risk rated. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are discounted at the loan's effective interest rate, or measured on an observable market value, if one exists, or the fair value of the collateral underlying the loan, discounted to consider estimated costs to sell the collateral for collateral-dependent loans. If the net collateral value is less than the loan balance (including accrued interest and any unamortized premium or discount associated with the loan) we recognize an impairment and establish a specific reserve for the impaired loan.

        Credit losses are an inherent part of our business and, although we believe the methodologies for determining the allowance for loan losses and the current level of the allowance are appropriate, it is possible that there may be unidentified losses in the portfolio at any particular time that may become evident at a future date pursuant to additional internal analysis or regulatory comment. Additional provisions for such losses, if necessary, would be recorded, and would negatively impact earnings.

Fair Value Measurements

        We determine the fair values of financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. Our investment securities available-for-sale are recorded at fair value using reliable and unbiased evaluations by an industry-wide valuation service. This service uses evaluated pricing models that vary based on asset class and include available trade, bid, and other market information. Generally, the methodology includes broker quotes, proprietary models, vast descriptive terms and conditions databases, as well as extensive quality control programs. Methods used to estimate fair value do not necessarily represent an exit price. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The values presented may not represent future fair values and may not be realizable.

Other Real Estate Owned

        Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at fair value of the property, less estimated disposal costs, if any. Any excess of cost over the fair value less costs to sell at the time of acquisition is charged to the allowance for loan losses. The fair value is reviewed periodically by management and any writedowns are charged against current earnings. Accounting policy and treatment is consistent with accounting for impaired loans described above.

Financial Overview

        For the three and six months ended June 30, 2018 and the year ended December 31, 2017, we experienced record growth as we continue to expand our market area through organic growth, capitalizing on market disruption as a result of recent merger activity.

  •
  Total assets increased to $1.14 billion compared to $970.9 million as of June 30, 2018 and 2017, respectively, an increase of $168.6 million, or 17.4%. From December 31, 2016 to December 31, 2017, total assets increased $143.9 million, or 15.8%, as we surpassed $1 billion in total assets, ending at $1.05 billion as of December 31, 2017.

  •
  Total loans, net of deferred fees, increased $157.1 million, or 19.7%, from June 30, 2017 to June 30, 2018. Asset quality remains strong with nonperforming loans and loans past due 90 days or more as a percentage of total assets being 0.08% at June 30, 2018, compared to 0.30% at June 30, 2017. Total loans, net of deferred fees, were $888.7 million at December 31, 2017 compared to $768.1 million at December 31, 2016, an increase of 15.7%.

  •
  Total deposits increased $152.5 million, or 17.8%, from June 30, 2017 to June 30, 2018. The Company's increase in deposits is a result of several targeted promotions in addition to continued growth in core deposits and reflects a reduction in whole sale deposits. Total deposits increased $152.2 million to end at $928.2 million at December 31, 2017, an increase of 19.6% as compared to December 31, 2016.

  •
  Tangible book value per share at June 30, 2018 was $9.38, an increase from $9.03 at December 31, 2017 and $8.31 at June 30, 2017.

  •
  Net income was $3.1 million for three months ended June 30, 2018 compared to $2.1 million for the same period of 2017. For the six months ended June 30, 2018 and 2017, net income was $6.1 million and $4.5 million, respectively. Our 2018 results were impacted by additional expenses related to our pending acquisition of Colombo totaling $397 thousand for each of the three and six months ended June 30, 2018. Excluding these merger-related expenses, we would have recorded income of $3.4 million and $6.4 million for the three and six month ended June 30, 2018, respectively. For a reconciliation of these ratios as adjusted to exclude the effect of these merger-related expenses, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

  •
  For the year ended December 31, 2017, we recorded net income of $7.7 million, compared to $6.9 million for the year ended December 31, 2016. Our 2017 results were impacted by the revaluation of our net deferred tax assets as a result of the enactment of the 2017 Tax Act. As a result of the revaluation of our net deferred tax assets, we recorded an additional $2.0 million in provision for income tax expense for 2017. Excluding this additional provision for income taxes, we would have recorded net income of $9.7 million, or $0.84 per diluted common share, for the year ended December 31, 2017. For a reconciliation of these ratios as adjusted to exclude the effect of the 2017 Tax Act, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

Results of Operations—Three and Six Months Ended June 30, 2018 and June 30, 2017

Overview

        We recorded net income of $3.1 million, or $0.26 per diluted common share, for the three months ended June 30, 2018, compared to net income of $2.1 million, or $0.20 per diluted common share for the three months ended June 30, 2017. Our results for the three months ended June 30, 2018 were impacted by merger-related expenses totaling $397 thousand as a result our pending acquisition of Colombo. Excluding these merger-related expenses, we would have recorded net income of $3.4 million, or $0.28 per diluted common share for the quarter ended June 30, 2018. Net interest income increased $1.5 million to $9.4 million for the three months ended June 30, 2018, compared to $7.9 million for the three months ended June 30, 2017, a result of an increase in interest-earning assets. Provision for loan losses was $281 thousand for the three months ended June 30, 2018, compared to $165 thousand for the same period of 2017. Noninterest income increased $5 thousand to $63 thousand for the three months ended June 30, 2018 as compared to $358 thousand for 2017. Noninterest expense was $5.8 million for the three months ended June 30, 2018 compared to $4.8 million for the same three month period of 2017, primarily due to an increase in salaries and benefits expense for strategic additions to business development and back office staffing over the past year to support our growth plans in addition to the aforementioned merger-related expenses.

        The annualized return on average assets for the three months ended June 30, 2018 and 2017 was 1.13% and 0.91%, respectively. The annualized return on average equity for the three months ended June 30, 2018 and 2017 was 12.00% and 10.05%, respectively. Excluding merger-related expenses, the annualized return on average assets and annualized return on average equity for the three months ended June 30, 2018 was 1.24% and 13.23%, respectively. For a reconciliation of these performance metrics as adjusted for the merger-related expenses, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

        For the six months ended June 30, 2018 and 2017, net income was $6.1 million and $4.5 million, respectively. Earnings per share on a diluted basis was $0.50 and $0.41 for the six months ended June 30, 2018 and 2017, respectively. Results for the six months ended June 30, 2018 were impacted by merger-related expenses of $397 thousand. Excluding merger-related expenses, we recorded net income for the six months June 30, 2018 totaling $6.4 million, or $0.53 per diluted common share. For a reconciliation of our earnings as adjusted for the merger-related expenses, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

        Net interest income increased $2.6 million to $18.1 million for the six months ended June 30, 2018, compared to $15.5 million for the six months ended June 30, 2017, a result of an increase in interest-earning assets. Provision for loan losses was $639 thousand for the six months ended June 30, 2018, compared to $515 thousand for the same period of 2017. Noninterest income decreased $403 thousand to $748 thousand for the six months ended June 30, 2018 as compared to $1.2 million for 2017, due primarily to a claim on BOLI policies of $443 thousand during 2017. Noninterest expense was $11.1 million for the six months ended June 30, 2018 compared to $9.6 million for the same three month period of 2017, primarily due to an increase in salaries and benefits expense for additions to staffing over the past year and merger-related expenses.

        The annualized return on average assets for the six months ended June 30, 2018 and 2017 was 1.13% and 0.96%, respectively. The annualized return on average equity for the six months ended June 30, 2018 and 2017 was 12.02% and 10.72%, respectively. Excluding merger-related expenses, the annualized return on average assets and annualized return on average equity for the six months ended June 30, 2018 was 1.19% and 12.64%, respectively.

Net Interest Income/Margin

        Net interest income is our primary source of revenue, representing the difference between interest and fees earned on interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the three months ended June 30, 2018 and 2017.

 Average Balance Sheets and Interest Rates on Interest-Earning Assets and Interest-Bearing Liabilities
For the Three Months Ended June 30, 2018 and 2017
(Dollars in thousands)

	2018			2017
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1):
Commercial real estate	$564,251	$6,481	4.59%	$487,250	$5,655	4.64%
Commercial and industrial	105,175	1,485	5.65%	88,854	1,106	4.98%
Commercial construction	123,262	1,638	5.32%	92,778	1,091	4.70%
Consumer residential	108,451	1,224	4.51%	105,681	1,114	4.22%
Consumer nonresidential	28,994	464	6.40%	17,169	166	3.87%

Total loans(1)	930,133	11,292	4.86%	791,732	9,132	4.61%

Investment securities(2)	119,533	691	2.31%	109,036	606	2.22%
Restricted stock	3,955	60	6.07%	4,685	63	5.43%
Deposits at other financial institutions and federal funds sold	15,414	32	0.83%	5,200	12	0.91%

Total interest-earning assets and interest income	1,069,035	12,075	4.52%	910,653	9,813	4.31%

Noninterest-earning assets:
Cash and due from banks	2,348			7,306
Premises and equipment, net	1,394			1,455
Accrued interest and other assets	28,361			24,037
Allowance for loan losses	(8,188)			(6,861)

Total assets	$1,092,950			$936,590

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$195,130	$487	1.00%	$223,563	$433	0.78%
Savings and money markets	194,327	497	1.03%	137,845	216	0.63%
Time deposits	249,664	917	1.47%	190,984	599	1.26%
Wholesale deposits	91,028	385	1.70%	73,970	173	0.94%

Total interest-bearing deposits	730,149	2,286	1.26%	626,362	1,421	0.91%

Other borrowed funds	30,981	428	5.54%	56,721	492	3.48%

Total interest-bearing liabilities and interest expense	761,130	2,714	1.43%	683,083	1,913	1.12%

Noninterest-bearing liabilities:
Demand deposits	228,155			167,142
Other liabilities	1,132			1,967
Common stockholders' equity	102,533			84,398

Total liabilities and stockholders' equity	$1,092,950			$936,590

Net interest income and net interest margin(2)		$9,361	3.50%		$7,900	3.47%

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield. Interest income on nonaccruing loans was not material for the periods presented. Net loan fees and late charges included in interest income on loans totaled $129 thousand and $227 thousand for the three months ended June 30, 2018 and 2017, respectively.

(2)
The average yields for investment securities are reported on a fully taxable equivalent basis at a rate of 21% for 2018 and 34% for 2017.

        The level of net interest income is affected primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates. See "Quantitative and Qualitative Disclosures About Market Risk" for further information. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities for the three months ended June 30, 2018.

Rate and Volume Analysis
For the Three Months Ended June 30, 2018 and 2017
(Dollars in thousands)

	2018 Compared to 2017
	Average Volume(3)	Average Rate	Increase (Decrease)
Interest income:
Loans(1):
Commercial real estate	$897	$(71)	$826
Commercial and industrial	203	176	379
Commercial construction	356	191	547
Consumer residential	31	79	110
Consumer nonresidential	117	181	298

Total loans(1)	1,604	556	2,160

Investment securities(2)	58	27	85
Restricted stock	(9)	6	(3)
Deposits at other financial institutions and federal funds sold	23	(3)	20

Total interest income	1,676	586	2,262

Interest expense:
Interest-bearing deposits:
Interest checking	(53)	107	54
Savings and money markets	87	194	281
Time deposits	187	131	318
Wholesale deposits	40	172	212

Total interest-bearing deposits	261	604	865

Other borrowed funds	(223)	159	(64)

Total interest expense	38	763	801

Net interest income(2)	$1,638	$(177)	$1,461

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield. Interest income on nonaccruing loans was not material for the periods presented.

(2)
The average yields for investment securities are reported on a fully taxable equivalent basis at a rate of 21% for 2018 and 34% for 2017.

(3)
Changes attributable to rate/volume have been allocated to volume.

        Net interest income for the three months ended June 30, 2018 was $9.4 million, compared to $7.9 million for the three months ended June 30, 2017, an increase of $1.5 million, or 18.5%. The increase in net interest income was primarily a result of an increase in the volume of interest-earning assets during 2018 compared to 2017. The yield on interest-earning assets increased 12 basis points to 4.52% for the three months ended June 30, 2018, compared to 4.31% for the same period of 2017. Offsetting this increase in yield was a 31 basis point increase in the cost of interest-bearing liabilities, primarily reflecting increasing rates and volumes of time and wholesale deposits.

        Our net interest margin, on a tax equivalent basis, for the three months ended June 30, 2018 and 2017 was 3.50% and 3.47%, respectively. The increase in our net interest margin was primarily a result of an increase in volume of our interest-earning assets during 2018. Net interest income, on a tax equivalent basis, is a financial measure that we believe provides a more accurate picture of the interest margin for comparative purposes. To derive our net interest margin on a tax equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before tax basis with a corresponding increase in income tax expense. For purposes of this calculation, we use our federal statutory tax rates for the periods presented. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The following table provides a reconciliation of our GAAP net interest income to our tax equivalent net interest income.

Supplemental Financial Data and Reconciliations to GAAP Financial Measures
For the Three and Six Months Ended June 30, 2018 and 2017
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
GAAP Financial Measurements:
Interest income:
Loans	$11,292	$9,132	$21,865	$17,833
Deposits at other financial institutions and federal funds sold	32	12	77	26
Investment securities available-for-sale	673	581	1,330	1,187
Investment securities held-to-maturity	13	13	26	25
Restricted stock	60	63	113	118

Total interest income	12,070	9,801	23,411	19,189

Interest expense:
Interest-bearing deposits	2,286	1,421	4,434	2,782
Other borrowed funds	428	492	858	922

Total interest expense	2,714	1,913	5,292	3,704

Net interest income	$9,356	$7,888	$18,119	$15,485
Non-GAAP Financial Measurements:
Add: Tax benefit on tax-exempt interest income-securities	5	12	11	24

Total tax benefit on tax-exempt interest income	$5	$12	$11	$24

Tax equivalent net interest income	$9,361	$7,900	$18,130	$15,509

        Average interest-earning assets increased by 17.4% to $1.07 billion for the three months ended June 30, 2018 compared to $910.7 million for the three months ended June 30, 2017, which resulted in an increase in total interest income on a tax equivalent basis of $2.3 million, to $12.1 million for the three months ended June 30, 2018 compared to $9.8 million for the three months ended June 30, 2017. The increase in our earning assets was primarily driven by an increase in average loans receivable of $138.4 million, which contributed to an additional $1.6 million in interest income. This increase in interest income was enhanced by an increase in yields earned on the loan portfolio which increased interest income $556 thousand. Average balances of nonperforming loans, which consist of nonaccrual loans, are included in the net interest margin calculation and did not have a material impact on our net interest margin in 2018 and 2017.

        Total average interest-bearing deposits increased $103.8 million to $730.1 million for the three months ended June 30, 2018 compared to $626.4 million for the three months ended June 30, 2017. Average noninterest-bearing deposits increased $61.1 million to $228.2 million for the three months ended June 30, 2018 compared to $167.1 million for the same period in 2017. The largest increase in average interest-bearing deposit balances was in our certificates of deposit, which increased $58.7 million compared to 2017. Average wholesale deposits increased $17.1 million to $91.0 million for the second quarter of 2018 compared to $74.0 million for the second quarter of 2017. This change in the mix of our interest-bearing liabilities, in addition to the increases in the targeted fed funds rate over the past 12 months, have contributed to the increase in our cost of interest-bearing deposits to 1.26% for the three months ended June 30, 2018, from 0.91% for the same period in 2017. The cost of other borrowed funds, which include federal funds purchased, FHLB advances, and our subordinated notes, increased 206 basis points to 5.54% for the three months ended June 30, 2018, from 3.48% for the same period in 2017, a result of the change in the mix of borrowed funds towards higher cost funding sources such as our subordinated notes for 2018 as compared to 2017.

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the six months ended June 30, 2018 and 2017.

 Average Balance Sheets and Interest Rates on Interest-Earning Assets and Interest-Bearing Liabilities
For the Six Months Ended June 30, 2018 and 2017
(Dollars in thousands)

	2018			2017
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1):
Commercial real estate	$551,364	$12,716	4.61%	$482,895	$11,122	4.61%
Commercial and industrial	99,915	2,705	5.42%	95,285	2,273	4.77%
Commercial construction	122,725	3,120	5.08%	76,268	1,921	5.04%
Consumer residential	108,632	2,397	4.41%	105,902	2,177	4.11%
Consumer nonresidential	29,389	927	6.31%	18,072	340	3.76%

Total loans(1)	912,025	21,865	4.79%	778,422	17,833	4.58%

Investment securities(2)	119,355	1,367	2.29%	110,438	1,236	2.24%
Restricted stock	3,821	113	5.91%	4,287	118	5.49%
Deposits at other financial institutions and federal funds sold	16,129	77	0.96%	6,005	26	0.87%

Total interest-earning assets and interest income	1,051,330	23,422	4.46%	899,152	19,213	4.27%

Noninterest-earning assets:
Cash and due from banks	2,440			6,942
Premises and equipment, net	1,312			1,454
Accrued interest and other assets	27,734			21,654
Allowance for loan losses	(8,009)			(6,706)

Total assets	$1,074,807			$922,496

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$191,212	$890	0.94%	$214,194	$827	0.78%
Savings and money markets	191,634	945	0.99%	155,678	488	0.63%
Time deposits	256,661	1,826	1.43%	186,339	1,152	1.25%
Wholesale deposits	99,102	773	1.57%	69,185	315	0.92%

Total interest-bearing deposits	738,609	4,434	1.21%	625,396	2,782	0.90%

Other borrowed funds	31,816	858	5.44%	48,839	922	3.80%

Total interest-bearing liabilities and interest expense	770,425	5,292	1.39%	674,235	3,704	1.11%

Noninterest-bearing liabilities:
Demand deposits	201,457			163,276
Other liabilities	1,821			1,987
Common stockholders' equity	101,104			82,998

Total liabilities and stockholders' equity	$1,074,807			$922,496

Net interest income and net interest margin		$18,130	3.45%		$15,509	3.45%

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield. Interest income on nonaccruing loans was not material for the periods presented.

  Net loan fees and late charges included in interest income on loans totaled $283 thousand and $297 thousand for the six months ended June 30, 2018 and 2017, respectively.

(2)
The average yields for investment securities are reported on a fully taxable equivalent basis at a rate of 21% for 2018 and 34% for 2017.

        The level of net interest income is affected primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates. See "Quantitative and Qualitative Disclosures About Market Risk" for further information. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities for the six months ended June 30, 2018 and 2017.

Rate and Volume Analysis
For the Six Months Ended June 30, 2018 and 2017
(In thousands)

	2018 Compared to 2017
	Average Volume	Average Rate	Increase (Decrease)
Interest income:
Loans(1):
Commercial real estate	$1,594	$—	$1,594
Commercial and industrial	107	325	432
Commercial construction	1,174	25	1,199
Consumer residential	57	163	220
Consumer nonresidential	212	375	587

Total loans(1)	3,144	888	4,032

Investment securities(2)	101	30	131
Restricted stock	(13)	8	(5)
Deposits at other financial institutions and federal funds sold	44	7	51

Total interest income	3,276	933	4,209

Interest expense:
Interest-bearing deposits:
Interest checking	(89)	152	63
Savings and money markets	115	342	457
Time deposits	444	230	674
Wholesale deposits	139	319	458

Total interest-bearing deposits	609	1,043	1,652

Other borrowed funds	(323)	259	(64)

Total interest expense	286	1,302	1,588

Net interest income	$2,990	$(369)	$2,621

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield. Interest income on nonaccruing loans was not material for the periods presented.

(2)
The average yields for investment securities are reported on a fully tax equivalent basis at a rate of 21% for 2018 and 34% for 2017.

        Net interest income for the six months ended June 30, 2018 was $18.1 million, compared to $15.5 million for the six months ended June 30, 2017, an increase of $2.6 million, or 16.9%. The increase in net interest income was primarily a result of an increase in the volume of interest-earning assets during 2018 compared to 2017. The yield on interest-earning assets increased 19 basis points to 4.46% for the six months ended June 30, 2018, compared to 4.27% for the same period of 2017. Offsetting this increase in yield was a 28 basis point increase in the cost of interest-bearing liabilities, primarily reflecting increasing rates and volumes of time and wholesale deposits, and other borrowed funds.

        Our net interest margin, on a tax equivalent basis, for each of the six months ended June 30, 2018 and 2017 was 3.45%. The following table provides a reconciliation of our GAAP net interest income to our tax equivalent net interest income.

        Average interest-earning assets increased by 16.9% to $1.05 billion for the six months ended June 30, 2018 compared to $899.2 million for the comparable period in 2017, which resulted in an increase in total interest income on a tax equivalent basis of $4.2 million, to $23.4 million for the six months ended June 30, 2018 compared to $19.2 million for the six months ended June 30, 2017. The increase in our earning assets was primarily driven by an increase in average loans receivable of $133.6 million, which contributed to an additional $3.1 million in interest income. This increase in interest income was enhanced by an increase in yields earned on the loan portfolio which increased interest income $888 thousand.

        Total average interest-bearing deposits increased $113.2 million to $738.6 million for the six months ended June 30, 2018 compared to $625.4 million for the comparable period in 2017. Average noninterest-bearing deposits increased $38.2 million to $201.5 million at June 30, 2018 compared to $163.3 million at June 30, 2017. The largest increase in average interest-bearing deposit balances was in our certificates of deposit, which increased $70.3 million compared to 2017. Average wholesale deposits increased $29.9 million to $99.1 million for the six months ended June 30, 2018 compared to $69.2 million for the six months ended June 30, 2017. This change in the mix of our interest-bearing liabilities, in addition to the increases in the targeted fed funds rate over the past 12 months have contributed to the increase in our cost of interest-bearing deposits to 1.21% for the six months ended June 30, 2018, from 0.90% for the same period in 2017. The cost of other borrowed funds, which include federal funds purchased, FHLB advances, and our subordinated notes, increased 164 basis points to 5.44% for the six months ended June 30, 2018, from 3.80% for the same period in 2017, a result of the change in the mix of borrowed funds towards higher cost funding sources such as our subordinated notes 2018 as compared to 2017.

Provision Expense and Allowance for Loan Losses

        Our policy is to maintain the allowance for loan losses at a level that represents our best estimate of inherent losses in the loan portfolio. Both the amount of the provision and the level of the allowance for loan losses are impacted by many factors, including general and industry-specific economic conditions, actual and expected credit losses, historical trends and specific conditions of individual borrowers.

        We recorded a provision for loan losses of $281 thousand for the three months ended June 30, 2018 compared to a provision for loan losses of $165 thousand for the same period of 2017, which reflects our increase in loan origination volume while maintaining a continued low level of problem loans. For the six months ended June 30, 2018 and 2017, provision for loan losses was $639 thousand and $515 thousand, respectively. The allowance for loan losses at June 30, 2018 was $8.3 million compared to $7.7 million at December 31, 2017. Our allowance for loan loss ratio as a percent of total loans, net of deferred fees and costs, for each of June 30, 2018 and December 31, 2017 was 0.87%, reflecting our strong credit quality.

Noninterest Income

        Noninterest income includes service charges on deposits and loans, income from our BOLI policies, and gains on sales of investment securities available-for-sale, and continues to supplement our operating results. Noninterest income for the three months ended June 30, 2018 and 2017 was $363 thousand and $358 thousand, respectively. Fee income from fees on loans, service charges on deposits, and other fee income was $255 thousand for the three months ended June 30, 2018, an increase of 13.8%, as compared to the same quarter of 2017, reflecting an increase in customer relationships over the past year.

        For the six months ended June 30, 2018 and 2017, noninterest income was $748 thousand and $1.2 million, respectively. Noninterest income decreased for the six months ended June 30, 2018 as compared to the same period of 2017 due primarily to a claim of $443 thousand on our BOLI policies during 2017. Fee income from fees on loans, service charges on deposits, and other fee income was $529 thousand for the six months ended June 30, 2018, an increase of 30.0%, as compared to the same quarter of 2017, reflecting an increase in customer relationships over the past year.

Noninterest Expense

        Noninterest expense includes, among other things, salaries and benefits, occupancy and equipment costs, professional fees, data processing, insurance and miscellaneous expenses. Noninterest expense was $5.8 million and $4.8 million for the three months ended June 30, 2018 and 2017, respectively.

        Salaries and benefits expense increased $317 thousand to $3.3 million for the three months ended June 30, 2018 compared to $3.0 million for the same period in 2017. The increase in salaries and benefits expense is primarily related to increases in our business development and back office personnel to support our growth plans. In addition, the variable component of our compensation expense increased during 2018 as a result of our 2017 performance.

        For the six months ended June 30, 2018 and 2017, noninterest expense was $11.1 million and $9.6 million, respectively. Salaries and benefits expense increased $661 thousand in 2018 as compared to 2017 due to the aforementioned increase in staffing to support our growth plans. For the six months ended June 30, 2018, we recorded merger-related expenses of $397 thousand. There were no comparable expenses for the six months ended June 30, 2017.

        Other increases in noninterest expense for the three and six months ended June 30, 2018 as compared to the same periods of 2017 were related to supporting bank growth. Increases in audit, legal and consulting fees year-over-year were primarily attributable to the proposed merger with Colombo and implementation costs related to regulatory compliance over our internal control environment as a result of surpassing $1 billion in total assets as of December 31, 2017.

Income Taxes

        We recorded a provision for income tax expense of $539 thousand for the three months ended June 30, 2018, compared to $1.1 million for the three months ended June 30, 2017. Our effective tax rate for the three months ended June 30, 2018 was 14.9%, compared to 34.5% for the same period of 2017. For the six months ended June 30, 2018 and 2017, provision for income tax expense was $1.1 million and $2.1 million, respectively. Our effective tax rate for the six months ended June 30, 2018 and 2017 was 15.0% and 32.2%, respectively. The decline in our effective tax rate from 2017 is primarily due to the 2017 Tax Act, which reduced the federal statutory rate to 21% beginning in 2018. Our effective tax rates are less than the statutory rate because of discrete tax benefits recorded as a result of certain exercises in nonqualified stock options during 2018.

Results of Operations—Year Ended December 31, 2017 and December 31, 2016

Overview

        We recorded net income of $7.7 million, or $0.67 per diluted common share, for the year ended December 31, 2017, compared to net income of $6.9 million, or $0.63 per diluted common share for the year ended December 31, 2016. Our results were impacted by the revaluation of our net deferred tax assets as a result of the enactment of the 2017 Tax Act. As a result of the revaluation of our net deferred tax assets, we recorded an additional $2.0 million in provision for income tax expense for 2017. Excluding this additional provision for income taxes, we would have recorded net income of $9.7 million, or $0.84 per diluted common share for the year ended December 31, 2017.

        Net interest income increased $4.9 million to $32.1 million for the year ended December 31, 2017, compared to $27.2 million for the year ended December 31, 2016, primarily as a result of an increase in interest-earning assets. Provision for loan losses was $1.2 million for the year ended December 31, 2017, compared to $1.5 million for the same period of 2016. Noninterest income increased $1.8 million to $3.0 million for the year ended December 31, 2017 as compared to $1.2 million for 2016 due primarily to a gain recorded on the foreclosure of other real estate owned of $1.1 million and a claim on BOLI policies of $443 thousand during 2017. Noninterest expense was $19.3 million for the year ended December 31, 2017 compared to $16.4 million for the same period of 2016, primarily due to an increase in salaries and benefits expense for strategic additions to business development and back office staffing over the past year to support our growth plans.

        The return on average assets for the year ended December 31, 2017 and 2016 was 0.80% and 0.88%, respectively. The return on average equity for the year ended December 31, 2017 and 2016 was 8.63% and 8.91%, respectively. Excluding the additional provision for income taxes as a result of the 2017 Tax Act, return on average assets and return on average equity for the year ended December 31, 2017 would have been 1.02% and 10.92%, respectively.

Net Interest Income/Margin

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the years ended December 31, 2017, 2016, and 2015.

 Average Balance Sheets and Interest Rates on Interest-Earning Assets and Interest-Bearing Liabilities
Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017			2016			2015
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1):
Commercial real estate	$499,776	$23,250	4.65%	$396,663	$18,657	4.70%	$348,624	$16,644	4.77%
Commercial and industrial	91,361	4,516	4.94%	85,948	4,288	4.99%	76,891	3,605	4.69%
Commercial construction	89,156	4,399	4.93%	60,068	3,045	5.07%	34,297	1,693	4.94%
Consumer residential	105,715	4,510	4.27%	96,566	3,746	3.88%	73,630	2,868	3.89%
Consumer nonresidential	19,178	830	4.33%	19,800	714	3.61%	14,136	477	3.38%
Consumer construction	—	—	0.00%	3,251	146	4.50%	1,206	54	4.46%

Total loans(1)	805,186	37,505	4.66%	662,296	30,596	4.62%	548,784	25,341	4.62%

Investment securities(2)	113,799	2,530	2.22%	85,687	1,766	2.06%	55,403	1,042	1.88%
Restricted stock	3,971	223	5.61%	3,049	170	5.59%	2,613	145	5.57%
Deposits at other financial institutions and federal funds sold	13,400	90	0.68%	24,807	101	0.41%	17,191	32	0.19%

Total interest-earning assets and interest income	936,356	40,348	4.31%	775,839	32,633	4.21%	623,991	26,560	4.26%

Noninterest-earning assets:
Cash and due from banks	1,924			1,526			1,322
Premises and equipment, net	1,367			1,324			1,721
Accrued interest and other assets	23,232			17,907			16,808
Allowance for loan losses	(6,987)			(6,164)			(5,561)

Total assets	$955,892			$790,432			$638,281

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$204,422	$1,664	0.81%	$174,544	$1,357	0.78%	$118,060	$953	0.81%
Savings and money markets	162,127	1,175	0.72%	156,713	864	0.55%	132,720	660	0.50%
Time deposits	210,093	2,773	1.32%	156,493	1,796	1.15%	142,050	1,570	1.11%
Wholesale deposits	75,534	805	1.07%	53,178	457	0.86%	46,552	436	0.93%

Total interest-bearing deposits	652,176	6,417	0.98%	540,928	4,474	0.83%	439,382	3,619	0.82%

Other borrowed funds	40,849	1,778	4.35%	21,384	913	4.27%	5,388	46	0.85%

Total interest-bearing liabilities and interest expense	693,025	8,195	1.18%	562,312	5,387	0.96%	444,770	3,665	0.82%

Noninterest-bearing liabilities:
Demand deposits	171,649			148,593			121,588
Other liabilities	2,162			1,698			1,530
Common stockholders' equity	89,056			77,829			70,393

Total liabilities and stockholders' equity	$955,892			$790,432			$638,281

Net interest income and net interest margin		$32,153	3.43%		$27,246	3.51%		$22,895	3.66%

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield. Interest income on nonaccruing loans was not material for the years presented. Net loan fees and late charges included in interest income on loans totaled $587 thousand, $127 thousand, and $137 thousand for the years ended December 31, 2017, 2016, and 2015, respectively.

(2)
The average yields for investment securities are reported on a fully tax equivalent basis at a rate of 34% for each of 2017, 2016, and 2015.

        The level of net interest income is affected primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates. See "Quantitative and Qualitative Disclosures About Market Risk" for further information. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities.

Rate and Volume Analysis
Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	2017 Compared to 2016			2016 Compared to 2015
	Average Volume	Average Rate	Increase (Decrease)	Average Volume	Average Rate	Increase (Decrease)
Interest income:
Loans(1):
Commercial real estate	$4,849	$(256)	$4,593	$2,293	$(280)	$2,013
Commercial and industrial	270	(42)	228	425	258	683
Commercial construction	1,475	(121)	1,354	1,272	80	1,352
Consumer residential	355	409	764	884	(6)	878
Consumer nonresidential	(22)	138	116	193	44	237
Consumer construction	(146)	—	(146)	91	1	92

Total loans(1)	6,781	128	6,909	5,158	97	5,255

Investment securities(2)	582	182	764	570	154	724
Restricted stock	52	1	53	24	1	25
Deposits at other financial institutions and federal funds sold	(48)	37	(11)	14	55	69

Total interest income	7,367	348	7,715	5,766	307	6,073

Interest expense:
Interest-bearing deposits:
Interest checking	232	75	307	456	(52)	404
Savings and money markets	30	281	311	119	85	204
Time deposits	614	363	977	161	65	226
Wholesale deposits	192	156	348	57	(36)	21

Total interest-bearing deposits	1,068	875	1,943	793	62	855

Other borrowed funds	831	34	865	137	730	867

Total interest expense	1,899	909	2,808	930	792	1,722

Net interest income	$5,468	$(561)	$4,907	$4,836	$(485)	$4,351

(1)
Nonaccrual loans are included in average balances and do not have a material effect on the average yield. Interest income on non-accruing loans was not material for the years presented.

(2)
The average yields for investment securities are reported on a fully tax equivalent basis at a rate of 34% for each of 2017, 2016 and 2015.

        Net interest income for the year ended December 31, 2017 was $32.1 million, compared to $27.2 million for the year ended December 31, 2016, an increase of $4.9 million, or 18.0%. The increase in net interest income was primarily a result of an increase in the volume of interest-earning assets during 2017 compared to 2016. The yield on interest-earning assets increased 10 basis points to 4.31% for the year ended December 31, 2017, compared to 4.21% for the same period of 2016.

Offsetting this increase in loan yields was a 22 basis point increase in the cost of interest-bearing liabilities, as well as a shift in the mix of interest-bearing liabilities toward a higher level of time and wholesale deposits.

        Our net interest margin, on a tax equivalent basis, for the years ended December 31, 2017 and 2016 was 3.43% and 3.51%, respectively. The decrease in our net interest margin was primarily a result of an increase in the costs related to our interest-bearing liabilities during 2017. Net interest income, on a tax equivalent basis, is a financial measure that we believe provides a more accurate picture of the interest margin for comparative purposes. To derive our net interest margin on a tax equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before tax basis with a corresponding increase in income tax expense. For purposes of this calculation, we use our federal statutory tax rates for the periods presented. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources.

        The following table provides a reconciliation of our GAAP net interest income to our tax equivalent net interest income.

Supplemental Financial Data and Reconciliations to GAAP Financial Measures
Years Ended December 31, 2017, 2016 and 2015
(Dollars in thousands)

	Years Ended December 31,
	2017	2016	2015
GAAP Financial Measurements:
Interest income:
Loans	$37,505	$30,596	$25,341
Deposits at other financial institutions and federal funds sold	90	101	32
Investment securities available-for-sale	2,433	1,691	1,025
Investment securities held-to-maturity	51	29	14
Restricted stock	223	170	145

Total interest income	40,302	32,587	26,557

Interest expense:
Interest-bearing deposits	6,417	4,474	3,619
Other borrowed funds	1,778	913	46

Total interest expense	8,195	5,387	3,665

Net interest income	$32,107	$27,200	$22,892
Non-GAAP Financial Measurements:
Add: Tax benefit on tax-exempt interest income-securities	46	46	3

Total tax benefit on tax-exempt interest income	$46	$46	$3

Tax equivalent net interest income	$32,153	$27,246	$22,895

        Average interest-earning assets increased by 20.7% to $936.4 million at December 31, 2017 compared to $775.8 million at December 31, 2016, which resulted in an increase in total interest income on a tax equivalent basis of $7.7 million, to $40.3 million for the year ended December 31, 2017 compared to $32.6 million for the year ended December 31, 2016. The increase in our earning assets was primarily driven by an increase in average loans receivable of $142.9 million, which contributed to an additional $6.8 million in interest income. This increase in interest income was enhanced by an increase in yields earned on the loan portfolio which increased interest income $128 thousand. Average balances of nonperforming loans, which consist of nonaccrual loans, are included in the net interest margin calculation and did not have a material impact on our net interest margin in 2017 and 2016.

        Total average interest-bearing deposits increased $111.2 million to $652.2 million at December 31, 2017 compared to $540.9 million at December 31, 2016. Average noninterest-bearing deposits increased $23.1 million to $171.6 million at December 31, 2017 compared to $148.6 million at December 31, 2016. The largest increase in average interest-bearing deposit balances was in our certificates of deposit, which increased $53.6 million compared to 2016. Average wholesale deposits increased $22.4 million to $75.5 million as of December 31, 2017 compared to $53.2 million at December 31, 2016. This change in the mix of our interest-bearing liabilities in addition to the increases in the targeted fed funds rate during 2017 have contributed to the increase in our cost of interest-bearing deposits to 0.98% in 2017 from 0.83% in 2016. The cost of other borrowed funds, which include federal funds purchased, FHLB advances, and our subordinated notes used to help fund our balance sheet growth, increased 8 basis points to 4.35% in 2017 from 4.27% in 2016, a result of the increases in funding costs due to the higher interest rate environment for 2017 as compared to 2016.

Provision Expense and Allowance for Loan Losses

        We recorded a provision for loan losses of $1.2 million for the year ended December 31, 2017 compared to a provision for loan losses of $1.5 million for the same period of 2016, which reflects our continued low level of problem loans and stable economic environment. The allowance for loan losses at December 31, 2017 was $7.7 million compared to $6.5 million at December 31, 2016. Our allowance for loan loss ratio as a percent of total loans, net of deferred fees and costs, at December 31, 2017 was 0.87% compared to 0.84% at December 31, 2016, reflecting our strong credit quality.

Noninterest Income

        Noninterest income includes service charges on deposits and loans, income from our BOLI policies, and gains on sales of investment securities available-for-sale, and continues to supplement our operating results. Noninterest income for the years ended December 31, 2017 and 2016 was $3.0 million and $1.2 million, respectively. Noninterest income increased for the year ended December 31, 2017 as compared to the same period of 2016 primarily due to a $1.1 million gain on the foreclosure of other real estate owned and $443 thousand from a claim on our BOLI policies during 2017. Fee income from fees on loans, service charges on deposits, and other fee income was $881 thousand for the year ended December 31, 2017, an increase of 4.2%, as compared $846 thousand for the same period of 2016.

Noninterest Expense

        Noninterest expense includes, among other things, salaries and benefits, occupancy and equipment costs, professional fees, data processing, insurance and miscellaneous expenses. Noninterest expense was $19.3 million and $16.4 million for the year ended December 31, 2017 and 2016, respectively.

        Salaries and benefits expense increased $1.9 million to $11.7 million for the year ended December 31, 2017 compared to $9.8 million for 2016. The increase in salaries and benefits expense is primarily related to our taking advantage of the bank consolidation that occurred in our market during 2017 and strategically hiring business development and back office personnel to support our growth plans. In addition, the variable component of our compensation expense increased during 2017 as a result of our performance.

        Other increases in noninterest expense were primarily related to supporting bank growth.

Income Taxes

        We recorded a provision for income tax expense of $6.8 million for the year ended December 31, 2017, compared to $3.6 million for the year ended December 31, 2016. Our effective tax rate for December 31, 2017 was 47.1%, compared to 34.0% for 2016. Our effective tax rate for 2017 is greater than the statutory rate because of the revaluation of our net deferred tax assets as a result of the 2017 Tax Act, which increased our provision for income taxes by $2.0 million.

Discussion and Analysis of Financial Condition

Overview

        At June 30, 2018, total assets were $1.14 billion, an increase of 8.2%, or $86.2 million, from $1.05 billion at December 31, 2017. Total loans receivable, net of deferred fees and costs, increased 7.5%, or $67.0 million, to $955.6 million at June 30, 2018, from $888.7 million at December 31, 2017. Total investment securities increased by $1.1 million, or 1.0%, to $118.8 million at June 30, 2018, from $117.7 million at December 31, 2017. Total deposits increased 8.7%, or $80.7 million, to $1.01 billion at June 30, 2018, from $928.2 million at December 31, 2017. From time to time, we may utilize other borrowed funds such as federal funds purchased and FHLB advances as an additional funding source for the Bank. At June 30, 2018 and December 31, 2017, we had no federal funds sold or FHLB advances outstanding.

        At December 31, 2017, total assets were $1.05 billion, an increase of $143.9 million, or 15.8%, from $909.3 million at December 31, 2016. Total loans receivable, net of deferred fees and costs, increased 15.7%, or $120.6 million, to $888.7 million at December 31, 2017, from $768.1 million at December 31, 2016. Total investment securities increased by $3.7 million, or 3.3%, to $117.7 million at December 31, 2017, from $114.0 million at December 31, 2016. Total deposits increased 19.6%, or $152.2 million, to $928.2 million at December 31, 2017, from $776.0 million at December 31, 2016. Other borrowed funds, which include FHLB advances, decreased to $0 at December 31, 2017, from $27.0 million at December 31, 2016.

Loans Receivable, Net

        Total loans receivable, net of deferred fees and costs, were $955.6 million at June 30, 2018, an increase of $67.0 million, or 7.5%, compared to $888.7 million at December 31, 2017. For the year ended December 31, 2017, the loan portfolio increased $120.6 million, or 15.7%, from $768.1 million at December 31, 2016. The increase in the loans receivable portfolio was a result of organic loan growth primarily in our commercial real estate and commercial construction portfolios.

        The following table presents the composition of our loans receivable portfolio at June 30, 2018 and at each of the five years ended December 31, 2017.

 Loans Receivable
At June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013
(Dollars in thousands)

		Years Ended December 31,
	June 30, 2018
		2017	2016	2015	2014	2013
Commercial real estate	$573,426	$526,657	$476,851	$376,426	$325,041	$273,252
Commercial and industrial	110,548	98,150	112,061	89,502	82,374	64,639
Commercial construction	139,678	123,444	53,167	49,834	24,160	7,921
Consumer residential	105,840	108,926	106,549	84,464	66,228	59,521
Consumer nonresidential	27,885	32,232	19,548	19,127	11,615	4,447
Consumer construction	—	—	—	3,856	—	268

Gross loans	956,777	889,409	768,176	623,209	509,418	410,048
Less:
Allowance for loan losses	8,298	7,725	6,452	6,239	5,565	4,792
Unearned income and (unamortized premiums)	1,136	732	75	(350)	(520)	(992)

Loans receivable, net	$947,343	$880,952	$761,649	$617,320	$504,373	$406,248

        The following table sets forth the repricing characteristics and sensitivity to interest rate changes of our loan portfolio at June 30, 2018 and December 31, 2017.

Loan Maturities and Interest Rate Sensitivity
At June 30, 2018 and December 31, 2017
(Dollars in thousands)

June 30, 2018	One Year or Less	Between One and Five Years	After Five Years	Total
Commercial real estate	$17,397	$160,101	$395,928	$573,426
Commercial and industrial	65,616	28,573	16,359	110,548
Commercial construction	28,598	75,459	35,621	139,678
Consumer residential	3,801	6,814	95,225	105,840
Consumer nonresidential	5,573	8,039	13,673	27,285

Total loans receivable	$120,985	$278,986	$556,806	$956,777

Fixed-rate loans	$29,197	$186,248	$213,979	$429,424
Floating-rate loans	91,788	92,738	342,827	527,353

	$120,985	$278,986	$556,806	$956,777

December 31, 2017	One Year or Less	Between One and Five Years	After Five Years	Total
Commercial real estate	$20,198	$143,046	$363,413	$526,657
Commercial and industrial	61,340	30,627	6,183	98,150
Commercial construction	33,876	57,215	32,353	123,444
Consumer residential	3,920	5,615	99,391	108,926
Consumer nonresidential	20,066	2,307	9,859	32,232

Total loans receivable	$139,400	$238,810	$511,199	$889,409

Fixed-rate loans	$30,824	$168,609	$194,995	$394,428
Floating-rate loans	108,576	70,201	316,204	494,981

	$139,400	$238,810	$511,199	$889,409

Asset Quality

        Nonperforming assets, defined as nonaccrual loans, loans contractually past due 90 days or more as to principal or interest and still accruing, and other real estate owned ("OREO") at June 30, 2018 was $4.8 million compared to $4.7 million at December 31, 2017 and $249 thousand at December 31, 2016. Our ratio of nonperforming assets to total assets was 0.42% at June 30, 2018 compared to 0.44% at December 31, 2017 and 0.03% at December 31, 2016. Troubled debt restructurings ("TDRs") as of June 30, 2018 were $1.6 million and as of December 31, 2017 and 2016 were $1.7 million and $11.5 million, respectively. We recorded annualized net charge-offs of 0.04% and 0.01% of our average loans receivable for the three and six months ended June 30, 2018, respectively, compared to annualized net recoveries of 0.04% and 0.01% for the comparable three and six month periods of 2017, respectively. For the year ended December 31, 2017 we recorded annualized net charge-offs of 0.19% of average loans receivable. The following tables provide additional information on our asset quality for the periods presented.

Nonperforming Assets
At June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013
(Dollars in thousands)

		Years Ended December 31,
	June 30, 2018
		2017	2016	2015	2014	2013
Nonperforming assets:
Nonaccrual loans	$773	$741	$94	$2,559	$1,561	$2,128
Loans contractually past-due 90 days or more	165	48	155	—	40	860

Total nonperforming loans (NPLs)	$938	$789	$249	$2,559	$1,601	$2,988

Other real estate owned (OREO)	3,866	3,866	—	—	—	—

Total nonperforming assets (NPAs)	$4,804	$4,655	$249	$2,559	$1,601	$2,988

Performing troubled debt restructurings (TDRs)	$1,600	$1,671	$11,523	$5,074	$1,795	$1,759

NPLs/Total Assets	0.08%	0.07%	0.03%	0.35%	0.26%	0.59%
NPAs/Total Assets	0.42%	0.44%	0.03%	0.35%	0.26%	0.59%
NPAs and TDRs/Total Assets	0.56%	0.58%	1.29%	1.04%	0.56%	0.94%
Allowance for loan losses/NPLs	884.65%	979.09%	2591.16%	243.81%	347.60%	160.37%

 Nonperforming Loans by Type
At June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013
(Dollars in thousands)

		Years Ended December 31,
	June 30, 2018
		2017	2016	2015	2014	2013
Commercial real estate	$186	$154	155	$1,145	$267	$1,241
Commercial and industrial	165	48	94	1,304	1,212	1,747
Commercial construction	—	—	—	—	—	—
Consumer residential	587	587	—	110	122	—
Consumer nonresidential	—	—	—	—	—	—
Consumer construction	—	—	—	—	—	—

	$938	$789	$249	$2,559	$1,601	$2,988

        In addition to the assets reflected in the above tables, at June 30, 2018 and December 31, 2017, we had $3.2 million and $1.2 million, respectively, of loans past due 30-89 days, respectively. For December 31, 2016, loans past due 30-89 days totaled $3.9 million.

        At June 30, 2018, there were two loans totaling $899 thousand of our performing loans considered potential problem loans. Potential problem loans are defined as loans that are not included in the 90 day past due, nonaccrual or restructured categories, but for which known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms which may in the future result in disclosure in the past due, nonaccrual or restructured loan categories. At December 31, 2017, we had one potential problem loan with a balance totaling $2.5 million which has subsequently paid off as of June 30, 2018. We have taken a conservative approach with respect to risk rating loans in our portfolio. Based upon the status as a potential problem loan, these loans receive heightened scrutiny and ongoing intensive risk management, which has contributed to the principal repayment for the one potential problem loan from December 31, 2017. Additionally, our loan loss allowance methodology incorporates increased reserve factors for certain loans considered potential problem loans as compared to the general portfolio. At December 31, 2016, we had one potential problem loan totaling $150 thousand.

        At June 30, 2018, we had one OREO property with a fair value of $3.9 million. We are in the process of selling this property and do not expect a material gain or loss from the current fair value of the property as we have already recorded a $1.1 million gain on the foreclosure of the property during the year ended December 31, 2017.

        While our loan growth has continued to be strong, unexpected changes in economic growth could adversely affect our loan portfolio, including causing increases in delinquencies and default rates, which would adversely impact our charge-offs and provision for loan losses. Deterioration in real estate values, employment data and household incomes may also result in higher credit losses for us. Also, in the ordinary course of business, we may also be subject to a concentration of credit risk to a particular industry, counterparty, borrower or issuer. At June 30, 2018, our commercial real estate portfolio (including construction lending) portfolio was 74.5% of our total loan portfolio. A deterioration in the financial condition or prospects of a particular industry or a failure or downgrade of, or default by, any particular entity or group of entities could negatively impact our business, perhaps materially, and the systems by which we set limits and monitor the level of our credit exposure to individual entities and industries, may not function as we have anticipated.

        See "Critical Accounting Policies" above for more information on our allowance for loan losses methodology.

        The following tables present additional information pertaining to the activity in and allocation of the allowance for loan losses by loan type and the percentage of the loan type to the total loan portfolio. The allocation of the allowance for loan losses to a category of loans is not necessarily indicative of future losses or charge-offs, and does not restrict the use of the allowance to any specific category of loans.

Allowance for Loan Losses
For the Three and Six Months Ended June 30, 2018 and 2017 and Years ended
December 31, 2017, 2016, 2015, 2014 and 2013
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2018	2017	2017	2016	2015	2014	2013
Beginning balance, January 1	$8,102	$6,777	$7,725	$6,452	$6,452	$6,239	$5,565	$4,792	$3,757
Provision for loan losses	281	165	639	515	1,200	1,471	1,073	886	804
Loans charged off:
Commercial real estate	—	—	—	—	—	(513)	(98)	(113)	—
Commercial and industrial	(86)	—	(86)	(44)	(44)	(669)	(312)	—	—
Commercial construction	—	—	—	—	—	—	—	—	—
Consumer residential	—	—	—	—	—	(76)	—	—	—
Consumer nonresidential	(11)	—	(11)	—	(33)	—	—	(10)	—
Consumer construction	—	—			—	—	—	—	—

Total loans charged off	(97)	—	(97)	(44)	(77)	(1,258)	(410)	(123)	—
Recoveries:
Commercial real estate	—	—	—	—	—	—	11	10	231
Commercial and industrial	12	70	31	89	117	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—	—
Consumer residential	—	—	—	—	—	—	—	—	—
Consumer nonresidential	—	—	—	—	33	—	—	—	—
Consumer construction	—	—			—	—	—	—	—

Total recoveries	12	70	31	89	150	—	11	10	231
Net (charge-offs) recoveries	(85)	70	(66)	45	73	(1,258)	(399)	(113)	231

Ending balance	$8,298	$7,012	$8,298	$7,012	$7,725	$6,452	$6,239	$5,565	$4,792

	Three Months Ended June 30,		Years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Loans:
Balance at period end	$955,641	$798,510	$888,677	$768,102	$623,559	$509,938	$411,040
Allowance for loan losses to loans receivable, net of fees	0.87%	0.88%	0.87%	0.84%	1.00%	1.09%	1.17%
Net charge-offs (recoveries) to average loans receivable, annualized	0.01%	(0.01)%	(0.01)%	0.19%	0.07%	0.03%	(0.06)%

 Allocation of the Allowance for Loan Losses
At June 30, 2018 and December 31, 2017, 2016, 2015, 2014 and 2013
(Dollars in thousands)

			Years Ended December 31,
	June 30, 2018
			2017		2016		2015		2014		2013
	Allocation	Percent of Total Loans	Allocation	Percent of Total Loans	Allocation	Percent of Total Loans	Allocation	Percent of Total Loans	Allocation	Percent of Total Loans	Allocation	Percent of Total Loans
Commercial real estate	$5,275	59.93%	$4,832	59.21%	$4,266	62.08%	$4,002	60.40%	$3,721	63.81%	$3,725	66.64%
Commercial and industrial	869	11.55%	768	11.04%	1,032	14.59%	1,442	14.36%	1,277	16.17%	787	15.76%
Commercial construction	1,306	14.60%	1,191	13.88%	375	6.92%	302	8.00%	234	4.74%	78	1.93%
Consumer residential	604	11.06%	626	12.25%	500	13.87%	282	13.55%	205	13.00%	177	14.52%
Consumer nonresidential	208	2.86%	268	3.62%	121	2.54%	98	3.07%	66	2.28%	9	1.08%
Consumer construction	—	0.00%	—	0.00%	—	0.00%	23	0.62%	—	0.00%	3	0.07%
Unallocated	36	0.00%	40	0.00%	158	0.00%	89	0.00%	62	0.00%	12	0.00%

Total allowance for loan losses	$8,298	100.00%	$7,725	100.00%	$6,452	100.00%	$6,238	100.00%	$5,565	100.00%	$4,791	100.00%

Investment Securities

        Our investment securities portfolio is used as a source of income and liquidity. The investment portfolio consists of investment securities available-for-sale, investment securities held-to-maturity and certificates of deposit. Investment securities available-for-sale are those securities that we intend to hold for an indefinite period of time, but not necessarily until maturity. These securities are carried at fair value and may be sold as part of an asset/liability strategy, liquidity management or regulatory capital management. Investment securities held-to-maturity at each of June 30, 2018, December 31, 2017 and December 31, 2016 totaled $1.8 million, and are those securities that we have the intent and ability to hold to maturity and are carried at amortized cost. The fair value of our investment securities available-for -sale was $117.1 million at June 30, 2018, an increase of $1.1 million or 1.0%, from $116.0 million at December 31, 2017. We purchased $11.8 million in available-for-sale investment securities during the six months ended June 30, 2018 to help enhance our net interest margin by investing in higher yielding earning assets and reinvested $8.6 million in cash flows provided by mortgage-backed securities redemptions.

        At December 31, 2017, we had total investment securities available-for-sale of $116.0 million, an increase of $3.7 million, from $112.0 million at December 31, 2016. We purchased $22.1 million in investment securities available-for-sale to offset redemptions of $15.0 million and securities sales of $2.6 million and enhance the yield of the portfolio during 2017.

        As of June 30, 2018, December 31, 2017 and 2016, the majority of the investment securities portfolio consisted of securities rated AAA by a leading rating agency. Investment securities which carry a AAA rating are judged to be of the best quality and carry the smallest degree of investment risk. All of our mortgage-backed securities are guaranteed by either the Federal National Mortgage Association, or FNMA, the Federal Home Loan Mortgage Corporation, or FHLMC, or the Government National Mortgage Association, or GNMA. Investment securities that were pledged to secure public deposits totaled $7.7 million, $0 and $102.7 million at June 30, 2018, December 31, 2017 and December 31, 2016, respectively.

        We complete reviews for other-than-temporary impairment at least quarterly. At June 30, 2018, December 31, 2017 and December 31, 2016, only investment grade securities were in an unrealized loss position. Investment securities with unrealized losses are a result of pricing changes due to recent and negative conditions in the current market environment and not as a result of permanent credit impairment. Contractual cash flows for the agency mortgage-backed securities are guaranteed and/or funded by the U.S. government. Municipal securities have third party protective elements and there are no negative indications that the contractual cash flows will not be received when due. We do not intend to sell nor do we believe we will be required to sell any of our temporarily impaired securities prior to the recovery of the amortized cost.

        No other-than-temporary impairment has been recognized for the securities in our investment portfolio as of June 30, 2018, December 31, 2017, and December 31, 2016.

        We hold restricted investments in equities of the Federal Reserve Bank of Richmond ("FRB") and FHLB. At June 30, 2018, we owned $947 thousand in FHLB stock and $2.7 million in FRB stock. At December 31, 2017, we owned $817 thousand in FHLB stock and $2.5 million in FRB stock. At December 31, 2016, we owned $1.8 million in FHLB stock and $2.5 million in FRB stock.

        The following table reflects the composition of our investment portfolio, at amortized cost, at June 30, 2018 and the three years ended December 31, 2017.

Investment Securities
At June 30, 2018 and December 31, 2017, 2016 and 2015
(Dollars in thousands)

			Years Ended December 31,
	June 30, 2018
			2017		2016		2015
	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Held-to-maturity
Securities of state and local municipalities tax exempt	$264	0.21%	$263	0.22%	$263	0.23%	$263	0.38%
Securities of U.S. government and federal agencies	1,497	1.21%	1,497	1.25%	1,497	1.29%	1,984	2.89%

Total Held-to-maturity Securities	$1,761	1.42%	$1,760	1.47%	$1,760	1.52%	$2,247	3.27%
Available-for-sale
Securities of U.S. government and federal agencies	$1,000	0.81%	$1,000	0.83%	$1,000	0.86%	$1,500	2.18%
Securities of state and local municipalities	6,181	5.02%	6,285	5.24%	6,541	5.64%	3,032	4.41%
Corporate bonds and securities	5,000	4.06%	5,000	4.17%	7,467	6.44%	2,000	2.91%
Mortgage-backed securities	108,829	88.29%	105,321	87.88%	98,466	84.90%	58,961	85.79%
Certificates of deposit	490	0.40%	490	0.41%	740	0.64%	985	1.43%

Total Available-for-sale Securities	$121,500	98.57%	$118,096	98.53%	$114,214	98.48%	$66,478	96.73%
Total investment securities	$123,261	100.00%	$119,856	100.00%	$115,974	100.00%	$68,725	100.00%

        The following tables present the amortized cost of our investment portfolio by their stated maturities, as well as the weighted average yields for each of the maturity ranges at June 30, 2018 and December 31, 2017.

 Investment Securities by Stated Maturity
At June 30, 2018 and December 31, 2017
(Dollars in thousands)

	At June 30, 2018
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Held-to-maturity
Securities of state and local municipalities tax exempt	$—	—	$—	—	$264	2.32%	$—	—	$264	2.32%
Securities of U.S. government and federal agencies	—	—	—	—	1,497	3.01%	—	—	1,497	3.01%

Total Held-to-maturity Securities	$—	—	$—	—	$1,761	2.91%	$—	—	$1,761	2.91%
Available-for-sale
Securities of U.S. government and federal agencies	$—	—	$—	—	$1,000	2.12%	$—	—	$1,000	2.12%
Securities of state and local municipalities	—	—	500	1.95%	2,420	2.28%	3,261	2.72%	6,181	2.49%
Corporate bonds	—	—	—	—	5,000	5.12%	—	—	5,000	5.12%
Mortgage-backed securities	—	—	3,159	1.63%	17,109	1.75%	88,561	2.23%	108,829	2.14%
Certificates of deposit	245	1.90%	245	2.10%	—	—	—	—	490	2.00%

Total Available-for-sale securities	$245	1.90%	$3,904	1.70%	$25,529	2.47%	$91,822	2.25%	$121,500	2.28%
Total investment securities	$245	1.90%	$3,904	1.70%	$27,290	2.50%	$91,822	2.25%	$123,261	2.28%

	At December 31, 2017
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Held-to-maturity
Securities of state and local municipalities tax-exempt	$—	—	$—	—	$263	2.32%	$—	—	$263	2.32%
Securities of U.S. government and federal agencies	—	—	—	—	1,497	3.01%	—	—	1,497	3.01%

Total Held-to-maturity Securities	$—	—	$—	—	$1,760	2.91%	$—	—	$1,760	2.91%
Available-for-sale
Securities of U.S. government and federal agencies	$—	—	$—	—	$1,000	2.12%	$—	—	$1,000	2.12%
Securities of state and local municipalities	—	—	500	1.95%	2,424	2.28%	3,361	2.73%	6,285	2.49%
Corporate bonds	—	—	—	—	5,000	5.04%	—	—	5,000	5.04%
Mortgage-backed securities	—	—	3,169	1.63%	15,032	1.60%	87,120	2.14%	105,321	2.05%
Certificates of deposit	245	1.90%	245	2.10%	—	—	—	—	490	2.00%

Total Available-for-sale securities	$245	1.90%	$3,914	1.70%	$23,456	2.43%	$90,481	2.16%	$118,096	2.20%
Total investment securities	$245	1.90%	$3,914	1.70%	$25,216	2.46%	$90,481	2.16%	$119,856	2.21%

Deposits and Other Borrowed Funds

        Total deposits were $1.01 billion at June 30, 2018, an increase of $80.7 million, or 8.7%, from $928.2 million at December 31, 2017. Noninterest-bearing deposits totaled $284.5 million at June 30, 2018, comprising 28.2% of total deposits and increased $109.0 million, or 62.1%, compared to December 31, 2017. The increase in total deposits during the first half of 2018 was primarily due to our core deposit gathering efforts as we strategically decrease our reliance on brokered deposit funding, which is used as a short term funding source for the Bank. At June 30, 2018, deposits from municipalities which are secured by a letter of credit issued by the FHLB, represented 13.0% of our total deposits. Deposits of any individual municipality are generally limited to 5% of total assets, and deposits from municipalities are limited to 18% of total assets in the aggregate. Some of these customers utilize our treasury management services, and all maintain deposits of varying types and maturities. As such, we believe that these customers are unlikely to abruptly terminate their relationship with us. However, in the event that we were to lose all or a significant portion of the deposits of one or more of these customers, we believe that we have adequate alternative sources of liquidity to enable us to replace these funds, although the cost of such replacement sources of liquidity could be higher.

        Total deposits were $928.2 million at December 31, 2017, an increase of $152.2 million, or 19.6%, from $776.0 million at December 31, 2016. Noninterest-bearing deposits totaled $175.4 million at December 31, 2017, comprising 18.9% of total deposits and increased $9.8 million, or 5.9%, compared to December 31, 2016. The increase in total deposits during 2017 was primarily a result of several successful targeted promotions and business development efforts of new hires to support our continued core deposit growth.

        The following table provides information on our deposit composition as of June 30, 2018 and the three years ended December 31, 2017.

Deposit Composition
At June 30, 2018 and December 31, 2017, 2016 and 2015
(Dollars in thousands)

			Years Ended December 31,
	June 30, 2018
			2017		2016		2015
	Balance	Average Rate	Balance	Average Rate	Balance	Average Rate	Balance	Average Rate
Noninterest-bearing demand	$284,452	—	$175,446	—	$165,662	—	$129,078	—
Interest-bearing—checking, savings and money market	396,667	0.81%	379,101	0.77%	369,281	0.67%	285,623	0.64%
Time deposits $100,000 or more	212,555	1.59%	211,674	1.41%	153,376	1.20%	110,693	1.09%
Other time deposits	115,222	1.62%	161,942	1.30%	87,672	0.82%	101,246	0.73%

	$1,008,896		$928,163		$775,991		$626,640

        The remaining maturity of time deposits at June 30, 2018 and for the years ended December 31, 2017, 2016 and 2015 are as follows:

		Years Ended December 31,
	June 30, 2018
		2017	2016	2015
Three months or less	$83,441	$72,864	$56,109	$53,676
Over three months through six months	62,773	92,427	25,677	26,183
Over six months through twelve months	82,044	96,916	71,554	42,874
Over twelve months	99,519	111,409	87,708	89,206

	$327,777	$373,616	$241,048	$211,939

        Brokered certificates of deposit decreased to $77.3 million at June 30, 2018, or $38.2 million, from $115.5 million at December 31, 2017. At December 31, 2016, brokered certificates of deposits totaled $62.2 million. In addition, we are a member of the Promontory Interfinancial Network ("Promontory") which gives us the ability to offer Certificates of Deposit Account Registry Service, or CDARS, and Insured Cash Sweep, or ICS, products to our customers who seek to maximize FDIC insurance protection. When a customer places a large deposit with us for Promontory, funds are placed into certificates of deposit or other deposit products with other banks in the CDARS and ICS networks in increments of less than $250 thousand so that principal and interest are eligible for FDIC insurance protection. These deposits are part of our core deposit base and not included in the brokered deposit totals above. At June 30, 2018 and December 31, 2017, we had $91.2 million and $62.0 million, respectively, in either CDARS reciprocal or ICS reciprocal products. At December 31, 2016, we had $23.1 million in either CDARS or ICS. The following table reports those certificates of deposit that exceed $100,000 by maturity as of June 30, 2018 and for the three years ended December 31, 2017. At June 30, 2018, certificates of deposit with balances of $250 thousand or more were $165.9 million. As of December 31, 2017 and 2016, certificates of deposit with balances of $250 thousand or more were $119.8 million and $75.9 million, respectively.

Certificates of Deposit Over $100,000 and Greater
At June 30, 2018 and December 31, 2017, 2016 and 2015
(Dollars in thousands)

		Years Ended December 31,
	June 30, 2018
		2017	2016	2015
Three months or less	$20,567	$12,455	$6,474	$10,941
Over three months through six months	44,710	39,482	16,104	9,679
Over six months through twelve months	65,484	67,742	61,910	21,706
Over twelve months	81,794	91,995	68,888	68,367

	$212,555	$211,674	$153,376	$110,693

        Other borrowed funds, which include federal funds purchased, FHLB advances, and our subordinated notes, were $24.4 million at June 30, 2018, and $24.3 million at December 31, 2017, and consisted solely of subordinated notes for each period. We had no federal funds purchased or FHLB advances at June 30, 2018 and December 31, 2017.

        Other borrowed funds were $24.3 million and $51.2 million at December 31, 2017 and 2016, respectively, a decrease of $26.9 million. The decrease in other borrowed funds at December 31, 2017 was attributable to no FHLB advances at December 31, 2017, as deposit growth supported the Bank's funding needs.

        The following table reflects the short-term borrowings and other borrowed funds outstanding at June 30, 2018 and December 31, 2017, 2016 and 2015.

Short-Term Borrowings
At June 30, 2018 and December 2017, 2016 and 2015
(Dollars in thousands)

			Years Ended December 31,
	June 30, 2018
			2017		2016		2015
	Amount Outstanding	Weighted Average Rate	Amount Outstanding	Weighted Average Rate	Amount Outstanding	Weighted Average Rate	Amount Outstanding	Weighted Average Rate
Short-term borrowed funds:
Federal funds purchased	$—	—	$—	—	$—	—	$—	—
FHLB advances—short term	—	—	—	—	27,000	0.85%	35,650	0.55%

Total borrowed funds and weighted average rate	$—	—	$—	—	$27,000	0.85%	$35,650	0.55%

Capital Resources

        Capital adequacy is an important measure of financial stability and performance. Our objectives are to maintain a level of capitalization that is sufficient to sustain asset growth and promote depositor and investor confidence.

        Regulatory agencies measure capital adequacy utilizing a formula that takes into account the individual risk profile of the financial institution. The minimum capital requirements are: (i) a common equity Tier 1 ("CET1") capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total risk based capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. Additionally, a capital conservation buffer requirement of 1.875% of risk-weighted assets, increasing to 2.5% on January 1, 2019, is designed to absorb losses during periods of economic stress and is applicable to our CET1 capital, Tier 1 capital and total capital ratios. Including the conservation buffer, we currently consider our minimum capital ratios to be as follows: 6.375% for CET1; 7.875% for Tier 1 capital; and 9.875% for Total capital, subject to increase to 7.00% for CET1; 8.50% for Tier 1 capital; and 10.50% for Total capital, on January 1, 2019. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation. Recently enacted legislation directs the federal bank regulatory agencies to develop a "Community Bank Leverage Ratio," calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. If a "qualified community bank," generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements, the capital ratio requirements for "well capitalized" status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject.

        Shareholders' equity at June 30, 2018 was $104.0 million, an increase of $5.7 million, compared to $98.3 million at December 31, 2017. The increase in shareholders' equity was attributable to the recognition of net income of $6.1 million through June 30, 2018. Common stock issued as a result of option exercises increased shareholders' equity by $1.1 million for the six months ended June 30, 2018. Accumulated other comprehensive loss increased $1.8 million during the first half of 2018, primarily as a result of the decrease in market value of our available-for-sale investment securities portfolio.

        Shareholders' equity at December 31, 2017 was $98.3 million, an increase of $18.5 million, compared to $79.8 million at December 31, 2016. The increase in shareholders' equity was attributable to the recognition of net income of $7.7 million and our common stock issuance which provided $10.0 million in additional capital to the Company to support growth. Common stock issued as a result of option exercises increased shareholders' equity by $263 thousand for the year ended December 31, 2017. Accumulated other comprehensive loss increased $394 thousand during the year ended December 31, 2017, primarily as a result of the revaluation of our net deferred tax assets due to the 2017 Tax Act.

        Total shareholders' equity to total assets for June 30, 2018 and December 31, 2017 was 9.1% and 9.3%, respectively, and for December 31, 2016 was 8.8%. Tangible book value per share at June 30, 2018, December 31, 2017, and December 31, 2016 was $9.38, $9.03, and $7.83, respectively. Total risk-based capital to risk-weighted assets for the Company was 13.24% at June 30, 2018 compared to 13.46% at December 31, 2017 and 13.16% at December 31, 2016. Accordingly, we were considered "well capitalized" for regulatory purposes at June 30, 2018, December 31, 2017 and December 31, 2016.

        As noted above, regulatory capital levels for the bank and bank holding company meet those established for "well capitalized" institutions. While we are currently considered "well capitalized," we may from time to time find it necessary to access the capital markets to meet our growth objectives or capitalize on specific business opportunities.

        The following table shows the minimum capital requirement and our capital position at June 30, 2018 and December 31, 2017 for the Company and for the Bank.

Capital Components
At June 30, 2018 and December 31, 2017
(Dollars in thousands)

FVCBankcorp, Inc. (Consolidated):

	Actual		For Capital Adequacy Purposes(1)
	Amount	Ratio	Amount		Ratio
At June 30, 2018
Total risk-based capital	$139,877	13.21%	$84,891	≥	9.875%
Tier 1 risk-based capital	107,212	10.13%	42,346	≥	7.875%
Common equity Tier 1 capital	107,212	10.13%	47,639	≥	6.375%
Leverage capital ratio	107,212	9.90%	43,316	≥	4.000%
At December 31, 2017
Total risk-based capital	$131,410	13.46%	$90,337	≥	9.250%
Tier 1 risk-based capital	99,358	10.17%	70,805	≥	7.250%
Common equity Tier 1 capital	99,358	10.17%	56,155	≥	5.750%
Leverage capital ratio	99,358	9.81%	40,523	≥	4.000%

FVCbank:

	Actual		For Capital Adequacy Purposes(1)			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
At June 30, 2018
Total risk-based capital	$134,708	12.77%	$84,168	≥	9.875%	$105,210	≥	10.00%
Tier 1 risk-based capital	126,410	11.98%	42,084	≥	7.875%	63,126	≥	8.00%
Common equity Tier 1 capital	126,410	11.98%	47,345	≥	6.375%	68,387	≥	6.50%
Leverage capital ratio	126,410	11.58%	43,694	≥	4.000%	54,617	≥	5.00%
At December 31, 2017
Total risk-based capital	$127,020	12.83%	$91,594	≥	9.250%	$99,021	≥	10.00%
Tier 1 risk-based capital	119,295	12.05%	71,790	≥	7.250%	79,217	≥	8.00%
Common equity Tier 1 capital	119,295	12.05%	56,937	≥	5.750%	64,364	≥	6.50%
Leverage capital ratio	119,295	11.79%	40,456	≥	4.000%	50,571	≥	5.00%

(1)
Except with regard to the Company's and Bank's Leverage capital ratio, the minimum capital requirement for capital adequacy purposes includes the phased-in portion of the BASEL III Capital Rules conservation buffer.

Liquidity

        Liquidity in the banking industry is defined as the ability to meet the demand for funds of both depositors and borrowers. We must be able to meet these needs by obtaining funding from depositors or other lenders or by converting non-cash items into cash. The objective of our liquidity management program is to ensure that we always have sufficient resources to meet the demands of our depositors and borrowers. Stable core deposits and a strong capital position provide the base for our liquidity position. We believe we have demonstrated our ability to attract deposits because of our convenient branch locations, personal service, technology and pricing.

        In addition to deposits, we have access to the different wholesale funding markets. These markets include the brokered CD market and the federal funds market. We are a member of the Promontory Interfinancial Network, which allows banking customers to access FDIC insurance protection on deposits through our Bank which exceed FDIC insurance limits. We also have one-way authority with Promontory for both their CDARs and ICS products which provides the Bank the ability to access additional wholesale funding as needed. We also maintain secured lines of credit with the FRB and the FHLB for which we can borrow up to the allowable amount for the collateral pledged. Having diverse funding alternatives reduces our reliance on any one source for funding.

        Cash flow from amortizing assets or maturing assets also provides funding to meet the needs of depositors and borrowers.

        We have established a formal liquidity contingency plan which establishes a liquidity management team and provides guidelines for liquidity management. For our liquidity management program, we first determine our current liquidity position and then forecast liquidity based on anticipated changes in the balance sheet. In this forecast, we expect to maintain a liquidity cushion. We also stress test our liquidity position under several different stress scenarios, from moderate to severe. Guidelines for the forecasted liquidity cushion and for liquidity cushions for each stress scenario have been established. We believe that we have sufficient resources to meet our liquidity needs.

        Liquid assets, which include cash and due from banks, federal funds sold and investment securities available for sale, totaled $154.1 million at June 30, 2018, or 13.5% of total assets. We held investments that are classified as held-to-maturity in the amount of $1.8 million at June 30, 2018. To maintain ready access to the Bank's secured lines of credit, the Bank has pledged a portion of its commercial real estate and residential real estate loan portfolios to the FHLB and FRB. Additional borrowing capacity at the FHLB at June 30, 2018 was approximately $155.9 million. Borrowing capacity with the FRB was approximately $49.7 million at June 30, 2018. These facilities are subject to the FHLB and the Federal Reserve approving disbursement to us. In addition, we have investment securities of $109.4 million which are available to pledge at FHLB to provide additional borrowing capacity if needed. We also have unsecured federal funds purchased lines of $109.0 million available to us. We anticipate maintaining liquidity at a level sufficient to protect depositors, provide for reasonable growth and fully comply with all regulatory requirements.

        Liquidity is essential to our business. Our liquidity could be impaired by an inability to access the capital markets or by unforeseen outflows of cash, including deposits. This situation may arise due to circumstances that we may be unable to control, such as general market disruption, negative views about the financial services industry generally, or an operational problem that affects a third party or us. Our ability to borrow from other financial institutions on favorable terms or at all could be adversely affected by disruptions in the capital markets or other events. As discussed under the caption "Deposits and Other Borrowed Funds" above, we have a deposit concentration related to municipalities at June 30, 2018. While we believe we have a healthy liquidity position and do not anticipate the loss of deposits of any of the significant deposit customers, any of the factors discussed above could materially impact our liquidity position in the future.

Contractual Obligations

        The following table presents, as of June 30, 2018, our significant contractual obligations to third parties on debt and lease agreements and service obligations. For more information about our contractual obligations, see our note "Financial Instruments with Off-Balance Sheet Risk," in the notes to our consolidated financial statements.

 Contractual Obligations
At June 30, 2018
(Dollars in thousands)

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-Term Debt Obligations:
Certificates of deposit	$250,492	$153,473	$90,866	$6,153	$—
Wholesale deposits	77,285	74,785	2,500	—	—
Subordinated debt	24,367	—	—	—	24,367
Operating lease obligations	8,826	1,334	3,612	2,571	1,309

Total	$360,970	$229,592	$96,978	$8,724	$25,676

Financial Instruments with Off-Balance-Sheet Risk and Credit Risk

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

        The Bank's maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. We evaluate each customer's credit worthiness on a case-by-case basis and require collateral to support financial instruments when deemed necessary. The amount of collateral obtained upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies but may include deposits held by us, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates up to one year or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These instruments represent obligations to extend credit or guarantee borrowings and are not recorded on the consolidated statements of financial condition. The rates and terms of these instruments are competitive with others in the market in which we do business.

        Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. Those lines of credit may not be drawn upon to the total extent to which we have committed.

        Standby letters of credit are conditional commitments we issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. We hold certificates of deposit, deposit accounts, and real estate as collateral supporting those commitments for which collateral is deemed necessary.

        At June 30, 2018 and December 31, 2017, unused commitments to fund loans and lines of credit totaled $200.7 million and $170.8 million, respectively. Commercial and standby letters of credit totaled $8.9 million and $9.7 million at June 30, 2018 and December 31, 2017, respectively.

Quantitative and Qualitative Disclosures About Market Risk

        As a financial institution, we are exposed to various business risks, including interest rate risk. Interest rate risk is the risk to earnings and value arising from volatility in market interest rates. Interest rate risk arises from timing differences in the repricings and maturities of interest-earning assets and interest-bearing liabilities, changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay loans and depositors' ability to redeem certificates of deposit before maturity, changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion, and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR. Our goal is to maximize net interest income without incurring excessive interest rate risk. Management of net interest income and interest rate risk must be consistent with the level of capital and liquidity that we maintain. We manage interest rate risk through an asset and liability committee ("ALCO"). ALCO is responsible for managing our interest rate risk in conjunction with liquidity and capital management.

        We employ an independent consulting firm to model our interest rate sensitivity. We use a net interest income simulation model as our primary tool to measure interest rate sensitivity. Many assumptions are developed based on expected activity in the balance sheet. For maturing assets, assumptions are created for the redeployment of these assets. For maturing liabilities, assumptions are developed for the replacement of these funding sources. Assumptions are also developed for assets and liabilities that could reprice during the modeled time period. These assumptions also cover how we expect rates to change on non-maturity deposits such as interest checking, money market checking, savings accounts as well as certificates of deposit. Based on inputs that include the current balance sheet, the current level of interest rates and the developed assumptions, the model then produces an expected level of net interest income assuming that market rates remain unchanged. This is considered the base case. Next, the model determines what net interest income would be based on specific changes in interest rates. The rate simulations are performed for a two year period and include ramped rate changes of down 100 basis points to 400 basis points and up 100 basis points to 400 basis points. In both the up and down scenarios, the model assumes a parallel shift in the yield curve. The results of these simulations are then compared to the base case.

        Stress testing the balance sheet and net interest income using instantaneous parallel shock movements in the yield curve of 100 to 400 basis points is a regulatory and banking industry practice. However, these stress tests may not represent a realistic forecast of future interest rate movements in the yield curve. In addition, instantaneous parallel interest rate shock modeling is not a predictor of actual future performance of earnings. It is a financial metric used to manage interest rate risk and track the movement of the Bank's interest rate risk position over a historical time frame for comparison purposes.

        At June 30, 2018, our asset/liability position was asset sensitive based on our interest rate sensitivity model. Our net interest income would increase by 1.5% in an up 100 basis point scenario and would increase by 4.5% in an up 400 basis point scenario over a one-year time frame. In the two-year time horizon, our net interest income would increase by 5.4% in an up 100 basis point scenario and would increase by 15.7% in an up 400 basis point scenario. At June 30, 2018 and December 31, 2017, all interest rate risk stress tests measures were within our board policy established limits in each of the increased rate scenarios.

        Additional information on our interest rate sensitivity for a static balance sheet over a one-year time horizon as of June 30, 2018 and December 31, 2017 can be found below.

Interest Rate Risk to Earnings (Net Interest Income)
June 30, 2018		December 31, 2017
Change in interest rates (basis points)	Percentage change in net interest income	Change in interest rates (basis points)	Percentage change in net interest income
+400	8.70%	+400	5.35%
+300	6.68%	+300	4.35%
+200	4.68%	+200	3.50%
+100	2.48%	+100	2.06%
0	—	0	—
–100	–2.86%	–100	–2.82%
–200	–7.89%	–200	–8.54%

        Economic value of equity ("EVE") measures the period end market value of assets less the market value of liabilities and the change in this value as rates change. It models simultaneous parallel shifts in market interest rates, implied by the forward yield curve. The EVE model calculates the market value of capital by taking the present value of all asset cash flows less the present value of all liability cash flows.

        The interest rate risk to capital at June 30, 2018 and December 31, 2017 is shown below and reflects that our market value of capital is in a liability position in which an increase in short-term interest rates is expected to generate lower market values of capital. At June 30, 2018 and December 31, 2017, all EVE stress tests measures were within our board policy established limits.

Interest Rate Risk to Capital
June 30, 2018		December 31, 2017
Change in interest rates (basis points)	Percentage change in economic value of equity	Change in interest rates (basis points)	Percentage change in economic value of equity
+400	–16.60%	+400	–26.37%
+300	–12.34%	+300	–19.27%
+200	–7.54%	+200	–10.82%
+100	–3.35%	+100	–4.24%
0	—	0	—
–100	2.00%	–100	1.64%
–200	2.13%	–200	1.28%

Financial and Statistical Information About Colombo

        The following tables present certain financial and statistical information about the assets, liabilities and operations of Colombo. These tables should be read together with, and are qualified by reference to, the historical consolidated financial information contained in Colombo's consolidated financial statements and related notes included in this prospectus. The results included here and elsewhere in this prospectus are not necessarily indicative of future performance.

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the six months ended June 30, 2018 and 2017.

Average Balance Sheets and Interest Rates on Interest-Earning Assets and Interest-Bearing Liabilities
For the Six Months Ended June 30, 2018 and 2017

	2018			2017
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans:
Total real estate loans	$135,012,738	$3,540,551	5.22%	$144,480,147	$3,602,977	4.96%
Total commercial loans	17,700,907	502,175	5.72%	18,511,381	524,928	5.64%
Consumer loans	449,762	10,801	4.84%	687,350	12,465	3.61%

Total loans	153,163,407	4,053,527	5.26%	163,678,878	4,140,370	5.03%

Interest bearing/fed funds sold	23,490,201	194,018	1.67%	22,936,050	108,168	0.94%
Investment securities	14,091,785	157,079	2.25%	16,484,273	179,140	2.16%
FHLB & other stock	1,472,164	44,626	6.11%	1,781,771	41,742	4.66%

Total interest-earning assets and interest income	192,217,557	4,449,250	4.60%	204,880,972	4,469,420	4.34%

Noninterest-earning assets:
Cash and due from banks	1,014,332			1,054,812
Premises and equipment, net	581,185			721,597
Accrued interest and other assets	1,945,762			2,035,786
Allowance for loan losses	(2,547,123)			(2,961,741)

Total assets	$193,211,713			$205,731,426

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
Statement Savings	$20,619,497	$69,162	0.68%	$12,409,062	$18,045	0.29%
Money markets	20,258,165	69,027	0.69%	21,721,381	51,289	0.47%
CDs	75,363,937	433,621	1.16%	92,248,784	449,562	0.97%
NOW accounts	7,489,373	13,055	0.35%	7,700,405	7,418	0.19%

Total interest-bearing deposits	123,730,972	584,865	1.21%	134,079,632	526,314	0.90%

Other borrowed funds	29,430,945	329,671	2.26%	35,003,696	506,365	2.88%

Total interest-bearing liabilities and interest expense	153,161,917	914,536	1.20%	169,083,328	1,032,679	1.21%

Noninterest-bearing liabilities:
Demand deposits	18,217,001			15,834,795
Other liabilities	477,988			436,617
Common stockholders' equity	21,354,807			20,376,686

Total liabilities and stockholders' equity	$193,211,713			$205,731,426

Net interest income and net interest margin		$3,534,714	3.71%		$3,436,741	3.39%

        The level of net interest income is affected primarily by variations in the volume and mix of assets and liabilities, as well as changes in interest rates. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities for the six months ended June 30, 2018 and 2017.

 Rate and Volume Analysis
For the Six Months Ended June 30, 2018 and 2017

	2018 Compared to 2017
	Average Volume(3)	Average Rate	Increase (Decrease)
Interest income:
Loans:
Total real estate loans	$(239,001)	$176,575	$(62,426)
Total commercial loans	(29,917)	7,164	(22,753)
Consumer loans	(4,443)	2,779	(1,664)

Total loans	(273,361)	186,518	(86,843)

Interest bearing/fed funds sold(1)	393	85,456	85,849
Investment securities(2)	(28,148)	6,087	(22,061)
FHLB & other stock	(7,725)	10,610	2,885
Total interest income	(308,841)	288,671	(20,170)

Interest expense:
Interest-bearing deposits:
Statement Savings	11,529	39,588	51,117
Money markets	(4,111)	21,849	17,738
Time deposits	(87,319)	71,378	(15,941)
Wholesale deposits	(302)	5,939	5,637

Total interest-bearing deposits	(80,203)	138,754	58,551

Other borrowed funds	(86,447)	(90,247)	(176,694)

Total interest expense	(166,650)	48,507	(118,143)
Net interest income	$(142,191)	$240,164	$97,973

(1)
Non-accrual loans are included in average balances and do not have a material effect on the average yield. Interest income on non-accruing loans was not material for the years presented.

(2)
The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21% for 2018 and 34% for 2017.

(3)
Changes attributable to rate/volume have been allocated to volume.

        The following table presents the composition of Colombo's loans receivable portfolio at June 30, 2018 and December 31, 2017.

 Loans Receivable
At June 30, 2018 and December 31, 2017

	June 30, 2018	December 31, 2017
Real estate
Residential	$27,910,875	$34,295,932
Commercial	92,061,540	87,913,535
Construction	8,251,654	14,627,463
Commercial	21,054,324	16,606,298
Home equity	3,059,518	3,232,594
Consumer	255,297	643,137

Gross loans	152,593,208	157,318,959
Less:
Allowance for loan losses	2,611,189	2,691,973
Unearned income and (unamortized premiums)	37,742	93,106

Loans receivable, net	$149,944,277	$154,533,880

        The following table sets forth the repricing characteristics and sensitivity to interest rate changes of Colombo's loan portfolio at June 30, 2018 and December 31, 2017.

Loan Maturities and Interest Rate Sensitivity
At June 30, 2018 and December 31, 2017

June 30, 2018	One Year or Less	Between One and Five Years	After Five Years	Total
Real estate
Residential	$9,577,130	$2,637,995	$15,695,750	$27,910,875
Commercial	23,487,301	47,145,470	21,428,769	92,061,540
Construction	6,595,563	687,593	968,499	8,251,654
Commercial	14,920,529	1,624,512	4,509,283	21,054,324
Home equity	3,039,082	20,436	—	3,059,518
Consumer	171,822	26,657	56,817	255,297

	$57,791,427	$52,142,663	$42,659,118	$152,593,208

Fixed-rate loans	$11,989,894	$36,481,109	$38,192,872	$86,663,875
Floating-rate loans	45,801,533	15,661,554	4,466,246	65,929,333

	$57,791,427	$52,142,663	$42,659,118	$152,593,208

December 31, 2017	One Year or Less	Between One and Five Years	After Five Years	Total
Real estate
Residential	$12,406,853	$2,796,613	$19,092,467	$34,295,932
Commercial	17,121,323	52,264,757	18,527,456	87,913,535
Construction	12,134,651	33,202	2,459,610	14,627,463
Commercial	10,955,567	1,409,950	4,240,782	16,606,298
Home equity	3,178,475	45,694	8,425	3,232,594
Consumer	293,324	31,305	318,507	643,137

	$56,090,192	$56,581,521	$44,647,246	$157,318,959

Fixed-rate loans	$9,989,271	$36,272,294	$42,999,457	$89,261,022
Floating-rate loans	46,100,921	20,309,226	1,647,790	68,057,937

	$56,090,192	$56,581,521	$44,647,246	$157,318,959

        The following tables provide information on Colombo's asset quality as of June 30, 2018 and December 31, 2017.

Nonperforming Assets
At June 30, 2018 and December 31, 2017

	June 30, 2018	December 31, 2017
Nonperforming assets:
Nonaccrual loans	$1,684,902	$3,084,415
Loans contractually past-due 90 days or more	179,533	235,592

Total nonperforming loans (NPLs)	$1,864,435	$3,320,007

Other real estate owned (OREO)	446,600	—

Total nonperforming assets (NPAs)	$2,311,035	$3,320,007

Performing troubled debt restructurings (TDRs)	$1,412,053	$1,298,456

NPLs/Total Assets	0.97%	1.70%
NPAs/Total Assets	1.21%	1.70%
NPAs and TDRs/Total Assets	1.94%	2.36%
Allowance for loan losses/NPLs	140.05%	81.08%

Nonperforming Loans by Type
At June 30, 2018 and December 31, 2017

	June 30, 2018	December 31, 2017
Real estate
Residential	$214,254	$1,771,751
Commercial	760,684	612,011
Commercial	676,269	901,692
Home equity	213,229	34,553

	$1,864,435	$3,320,007

        The following tables present information pertaining to the activity in and allocation of the allowance for loan losses by loan type and the percentage of the loan type to the total loan portfolio. The allocation of the allowance for loan losses to a category of loans is not necessarily indicative of future losses or charge-offs, and does not restrict the use of the allowance to any specific category of loans.

Allowance for Loan Losses
For the Six Months Ended June 30, 2018 and 2017 and Year Ended December 31, 2017

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017
Beginning balance	$2,691,973	$2,947,262	$2,947,262
Provision for loan losses	(200,000)	—	(1,000,000)
Loans charged off:
Real estate
Residential	—	(55,201)	(55,201)
Commercial	—	—	(2,850)
Commercial	(225,423)	—	—
Consumer	—	(3,205)	(3,450)

Total loans charged off	(225,423)	(58,406)	(61,501)
Recoveries:
Real estate
Residential	25,848	52,236	107,583
Commercial	35,626	4,371	623,716
Construction	245,873	—	—
Commercial	9,497	7,118	13,118
Home equity	27,795	38,341	60,802
Consumer	—	446	993

Total recoveries	344,639	102,512	806,212
Net (charge offs) recoveries	119,216	44,106	744,711

Ending balance	$2,611,189	$2,991,368	$2,691,973

	June 30,		Year ended December 31,
Loans:	2018	2017	2017
Balance at period end, net of fees	$152,555,466	$161,136,973	$157,225,853
Allowance for loan losses to loans receivable, net of fees	1.71%	1.86%	1.71%
Net charge-offs (recoveries) to average loans receivable, annualized	(0.16)%	(0.05)%	(0.46)%

 Allocation of the Allowance for Loan Losses
At June 30, 2018 and December 31, 2017

	June 30, 2018		December 31, 2017
Real estate	Allocation	% of Total*	Allocation	% of Total*
Residential	$591,977	18.29%	$645,841	21.80%
Commercial	1,406,823	60.33%	1,290,619	55.88%
Construction	184,706	5.41%	331,141	9.30%
Commercial	143,907	13.80%	369,157	10.56%
Home equity	32,393	2.01%	36,215	2.05%
Consumer	2,604	0.16%	7,936	0.41%
Unallocated	248,779	0.00%	11,064	0.00%

Total allowance for loan losses	$2,611,189	100.00%	$2,691,973	100.00%

*
Percentage of loan type to the total loan portfolio.

        The following table reflects the composition of Colombo's investment portfolio, at amortized cost, at June 30, 2018 and December 31, 2017.

Investment Securities
At June 30, 2018 and December 31, 2017

	June 30, 2018		December 31, 2017
	Balance	Percent of Total	Balance	Percent of Total
Available-for-sale
U.S. Government agency	$2,878,181	21.35%	$2,975,645	20.07%
Mortgage-backed securities	7,230,821	53.65%	8,105,400	54.68%
Collateralized mortgage obligations	3,369,955	25.00%	3,743,620	25.25%

Total investment securities	$13,478,957	100.00%	$14,824,665	100.00%

        The following tables present the amortized cost of Colombo's investment portfolio by their stated maturities, as well as the weighted average yields for each of the maturity ranges at June 30, 2018 and December 31, 2017.

Investment Securities by Stated Maturity
At June 30, 2018 and December 31, 2017

	At June 30, 2018
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-sale
U.S. Government agency	$—	—	$1,493,928	2.00%	$855,264	3.88%	$606,487	2.22%	$2,955,679	2.59%
Mortgage-backed securities	—	—			2,623,249	2.51%	4,871,743	3.15%	7,494,992	2.93%
Collateralized mortgage obligations	—	—	63,375	5.50%	—	—	3,504,804	2.13%	3,568,178	2.19%

Total available-for-sale securities	$—	—	$1,557,303	2.14%	$3,478,513	2.85%	$8,983,034	2.69%	$14,018,850	2.67%
Total investment securities	$—	—	$1,557,303	2.14%	$3,478,513	2.85%	$8,983,034	2.69%	$14,018,850	2.67%

	At December 31, 2017
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-sale
U.S. Government agency	$—	—	$1,493,234	2.00%	$859,419	3.88%	$637,098	2.22%	$2,989,751	2.59%
Mortgage-backed securities	1,612	2.79%	—	—	1,789,114	2.50%	6,395,518	2.90%	8,186,245	2.81%
Collateralized mortgage obligations	—	—	71,336	5.50%			3,809,120	2.14%	3,880,456	2.20%

Total available-for-sale securities	$1,612	2.79%	$1,564,570	2.16%	$2,648,533	2.95%	$10,841,044	2.59%	$15,055,759	2.61%
Total investment securities	$1,612	2.79%	$1,564,570	2.16%	$2,648,533	2.95%	$10,841,044	2.59%	$15,055,759	2.61%

        The remaining maturity of time deposits with balances over $100,000 at June 30, 2018 and December 31, 2017 are as follows:

Certificates of Deposit Over $100,000
At June 30, 2018 and December 31, 2017

	June 30, 2018	December 31, 2017
Three months or less	$5,879,525	$21,683,164
Over three months through six months	4,479,070	18,534,774
Over six months through twelve months	30,711,869	8,688,216
Over twelve months	12,928,169	9,270,214

	$53,998,633	$58,176,369

        The following table reflects the short-term borrowings outstanding at June 30, 2018 and December 31, 2017.

 Short-Term Borrowings
At June 30, 2018 and December 31, 2017

	June 30, 2018		December 31, 2017
	Amount Outstanding	Weighted Average Rate	Amount Outstanding	Weighted Average Rate
Short-term borrowed funds:
Federal funds purchased	$—	—	$—	—
FHLB advances—short term	5,000,000	1.98%	12,000,000	2.05%

Total borrowed funds and weighted average rate	$5,000,000	1.98%	$12,000,000	2.05%

        The following table shows the minimum capital requirement and capital position at June 30, 2018 and December 31, 2017 for Colombo Bank.

Capital Components
At June 30, 2018 and December 31, 2017
(In thousands)

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
At June 30, 2018
Total risk-based capital	$22,377	16.96%	$13,032	≥	9.875%	$13,197	≥	10.00%
Tier 1 risk-based capital	20,715	15.70%	10,393	≥	7.875%	10,557	≥	8.00%
Common equity Tier 1 capital	20,715	15.70%	8,413	≥	6.375%	8,578	≥	6.50%
Leverage capital ratio	20,715	10.86%	7,631	≥	4.000%	9,539	≥	5.00%

At December 31, 2017
Total risk-based capital	$22,578	16.60%	$12,581	≥	9.250%	$13,601	≥	10.00%
Tier 1 risk-based capital	20,889	15.36%	9,861	≥	7.250%	10,881	≥	8.00%
Common equity Tier 1 capital	20,889	15.36%	7,821	≥	5.750%	8,841	≥	6.50%
Leverage capital ratio	20,889	10.54%	7,927	≥	4.000%	9,909	≥	5.00%

BUSINESS

Our History and Market Area

        FVCBankcorp, Inc. is a registered bank holding company headquartered in Fairfax, Virginia. We operate primarily through our sole subsidiary, FVCbank, a community oriented, locally-owned and managed commercial bank organized under the laws of the Commonwealth of Virginia. We serve the banking needs of commercial businesses, nonprofit organizations, professional service entities, and their respective owners and employees located in the greater Washington, D.C. metropolitan and Northern Virginia area. We believe the size, growth and increasing economic diversity of the Washington, D.C. metropolitan and Northern Virginia area, when combined with our banking strategy, provides us with excellent opportunities for long-term, sustainable growth. We aim to capitalize on market opportunities while maintaining a disciplined and conservative credit underwriting culture. Our focus on providing high-touch, responsive relationship-based client service allows us to compete in the market, meeting and exceeding the needs of our customers.

        We operate in one of the most economically dynamic and wealthy regions of the Washington MSA, focusing primarily on the Virginia counties of Arlington, Fairfax, Loudoun and Prince William and the independent cities located within those counties, as well as Washington, D.C. and its Maryland suburbs. As of June 30, 2017, the Washington MSA had total deposits of $198.7 billion, excluding deposits maintained by a national brokerage firm, ranking it as the eleventh largest metropolitan statistical area in the United States in total deposits, based on FDIC data.

        In addition to the presence of the Federal Government, the Washington MSA is defined by attractive market demographics, including strong household incomes, dense populations and the presence of a diverse group of large and small businesses. As of December 31, 2017, the Washington MSA had a median household income of $99,400, which ranks as fourth among all metropolitan statistical areas nationally, and a population of 6.2 million. The Virginia and Maryland localities within the Washington MSA in which we primarily operate have higher median household incomes than the Washington MSA as a whole. The significant presence of national and international businesses make the Washington MSA one of the most economically vibrant and diverse markets in the country. The Washington MSA is currently home to 15 Fortune 500 companies, including 9 based in Fairfax County.

        Our approach features competitive customized financial services offered to customers and prospects in a personal relationship context by seasoned professionals. We provide a full range of banking services that become integral to our customers' business operations, which helps to enhance our ability to retain our relationships. We offer a better value proposition to our customers by providing high-touch service with few added fees. Our capabilities and reputation enable us to be selective in loan and customer selection, which contributes to our strong asset quality, and our ability to provide multiple services to customers.

        Since the Bank began operations in November 2007, on the cusp of the most significant economic downturn since the Great Depression, it has grown largely organically, through de novo branch expansion and banker and customer acquisition, and one whole-bank acquisition. In 2012, we completed the acquisition of 1st Commonwealth Bank of Virginia, a $58.9 million asset savings and loan association in Arlington, Virginia.

        We intend to continue expanding our market position through organic growth through expansion of our relationships with our existing customers, acquisition of new customers and acquisition of seasoned bankers with strong customer relationships, through selective branching, and potentially opportunistic acquisitions, such as our pending acquisition of Colombo, while increasing profitability, maintaining strong asset quality and a high level of customer service.

        Our success has been driven by our mission to help our clients, communities and employees prosper. We strive to exceed our clients' expectations by delivering superior, personalized client service supported with high quality bank products and services. We invest in the growth of our employees and we give back to the communities in which we do business to foster a brighter future for everyone who lives there. Much of our early growth was the result of the active promotion by our organizing shareholders, our Board of Directors, our advisory board and our shareholders generally. Many of our shareholders are customers. We receive referrals from existing customers and all employees are encouraged to promote the Company. We believe having such a large group of individuals actively promote us has and will continue to augment our ability to generate both deposits and loans through staff and management led marketing and calling campaigns. As we have grown, we have increased our reliance on management originated customer relationships, but believe that our strong network of personal, customer and shareholder relationships and referrals will continue to be a significant factor in our business development strategy.

        Our vision is to be known as the number one community bank in experience and service in our community. Our passion is to provide the utmost banking experience for each of our clients, to create a positive and empowering work environment for our employees, to fulfill our obligation of corporate citizenship in the communities in which we operate and to ensure that our Bank increases profitability and grows prudently, ensuring its strength and continuity, and increasing shareholder value.

        The Company was established as the holding company for the Bank in 2015.

The Merger

        On May 3, 2018, we entered into the merger agreement with Colombo, which is expected to result in a significantly expanded footprint for the Bank, with five additional branch offices in Washington, D.C., Bethesda, Rockville and Silver Spring, Maryland in the Washington, D.C. suburbs, and in Baltimore, Maryland. We already lend in these markets. At June 30, 2018, 35% of our loans outstanding were made to borrowers located in, or secured by collateral located in, Maryland or Washington, D.C. We believe that the merger will enable us to better capitalize on relationships we and Colombo currently have in those markets, and to expand our platform for serving the banking needs of small and medium size businesses and their owners and key employees, real estate investors and developers and professionals and their practices, doing business in these vibrant commercial and residential markets.

        Pursuant to the merger agreement, each of the 344,248,084 shares of Colombo's common stock outstanding, other than shares with respect to which dissenters' rights have been properly exercised, will be converted into the right to receive a combination of: (i) the number of shares of our common stock determined by dividing $0.043492 by the average of the closing price per share of our common stock for the five trading days ending on and including the second trading day immediately prior to the closing of the merger, rounded to six decimal places and (ii) cash in an amount equal to $0.053157 per share of Colombo common stock. Any beneficial owner of Colombo common stock that would be entitled to receive fewer than 100 shares of our common stock will be entitled to elect to receive only cash, in an amount equal to $0.096649 per share of Colombo common stock.

        If the merger were completed as of June 30, 2018, and the average closing price for the common stock were $            per share (the midpoint of the range set forth on the cover page of this prospectus), we expect that we would issue approximately            shares of common stock and cash consideration of approximately $18.3 million in the merger, assuming no shareholders elected to receive all cash consideration. In that event, former shareholders of Colombo would own approximately        % of our common stock outstanding after the consummation of this offering and the merger, and Colombo's principal shareholder, Morton A. Bender and his spouse, who own an aggregate of 98.47% of Colombo's outstanding common stock, would own an aggregate of         % of our common stock after the consummation of this offering and the merger. Mr. Bender has entered into a support agreement with us pursuant to which he has agreed, subject to limited exceptions, to vote all of the shares of

Colombo common stock over which he has or shares voting power in favor of the merger, as a result of which, shareholder approval of the merger is assured.

        Colombo's Financial Condition and Results of Operations.    As of June 30, 2018, Colombo had an aggregate of $191.5 million of assets, $152.6 million of loans, $141.8 million of deposits and $21.3 million of shareholders' equity. At June 30, 2018, Colombo's nonperforming assets (consisting of nonaccrual loans, troubled debt restructured loans, loans past due 90 days or more and still accruing interest and other real estate owned) were approximately $2.3 million, or 1.2% of total assets. A significant portion of these nonperforming assets, $1.9 million, or 82% of Colombo's nonperforming assets, relate to loans made prior to December 31, 2013.

        For the six months ended June 30, 2018 and the year ended December 31, 2017, Colombo had earnings of $346 thousand and $1.0 million, respectively. Colombo's net interest margin for the six months ended June 30, 2018 and year ended December 31, 2017 were 3.71% and 3.45%, respectively, and its return on average equity was 3.25% and 5.02%, respectively. Its efficiency ratio for the six months ended June 30, 2018 and the year ended December 31, 2017 was 96.05% and 99.14%, respectively. We expect that we will be able to achieve cost savings of approximately 35% of Colombo's noninterest expenses by early 2019. Colombo had a net operating loss carryforward of approximately $30.6 million at December 31, 2017, which will begin expiring during the year ended December 31, 2023, against which it had a valuation allowance of approximately $10.3 million. We expect that we will be able to utilize these carryforwards, subject to limitation under Section 382 of the Code, to offset our income in future periods.

        At June 30, 2018, Colombo's loan portfolio consisted primarily of commercial loans, commercial real estate loans-owner occupied and income producing, including multifamily residential loans, loans on 1 - 4 family residential properties, and construction loans, as set forth below:

(Dollars in thousands)	Amount	Percentage of Portfolio
Commercial real estate	$92,062	60.33%
Commercial and industrial	21,054	13.80
Commercial construction	8,252	5.41
Consumer residential	30,970	20.30
Consumer nonresidential	255	0.16

Total	$152,593	100.00%

        Rationale for the Merger.    We believe our proposed acquisition of Colombo will support our current business and allow us to expand our presence in adjacent markets where we lend, but in which we have no physical presence. Colombo's branch locations strengthen our strategy as they enable us to add lenders and banking services in areas where we currently lend. As of June 30, 2018, 35% of FVCbank's loans outstanding were made to borrowers located in, or secured by collateral located in, Maryland or Washington, D.C. We expect that our strong infrastructure and wide range of products and services will allow us to develop deeper relationships with Colombo's current customers, as well as enhance our platform for generating new relationships.

        We believe a number of factors will position us for significant improvements in growth and earnings within Colombo's franchise:

  •
  Colombo's growth was severely constrained for several years while it was subject to a regulatory consent order, including compliance with higher than standard capital requirements and a detailed business plan, until it was released from the order in August 2016.

  •
  Colombo's current management spent years cleaning up legacy problem assets, improving internal processes and procedures and expending significant resources to comply with the order, rather than growing the bank.

  •
  Relieved of the order and the need to expend significant efforts and resources on problem asset resolution and compliance with the order, Colombo's management can focus on developing Colombo's current customers, and growing their customer base—they can, with the support of our lenders, business development officers, back office personnel and broader product offerings, "go on offense" for the first time after many years of "playing defense," and increase loans, deposits and profitability. Termination of the order also contributes to the potential for significant cost savings.

  •
  Colombo has dealt with substantially all of its problem assets—at June 30, 2018 it has only $2.3 million of nonperforming assets, $1.9 million of which relate to loans made prior to December 31, 2013.

        We believe that we will be able to efficiently integrate Colombo's operations, expand its business opportunities and enhance our profitability. Specifically, the Colombo merger provides the following opportunities that support our strategic initiatives:

  •
  Colombo's branches, all of which are currently profitable, provide us with the opportunity to leverage our ability to service customers in Maryland and Washington, D.C. Colombo's footprint provides branch support in Montgomery County, one of the largest government contractor markets in the country. We believe our seasoned government contracting team can more effectively support government contractor companies in Maryland with a more extensive branch network.

  •
  Colombo's seasoned executives who will join our team, including its President and its Chief Lending Officer, have substantial lending experience, and can expand their lending targets with a higher loan to one borrower limit, a broader product platform and extensive back office support. Many of Colombo's current customers have greater borrowing needs than its capital can support, needs that our greater capital resources can satisfy, and our deposit and treasury management products are more sophisticated and provide greater customer utility than any product offered by Colombo.

  •
  Market disruption resulting from recent acquisitions provides further opportunity to attract top talent in Colombo's footprint to further enhance market opportunities in Maryland and Washington, D.C.

        We believe that the similar opportunities to capitalize on merger activity and to serve dissatisfied or displaced customers exists in the Baltimore market as exists in and around Washington, D.C.

        The tables below reflect merger activity in and around Baltimore, Maryland since 2012.

        The following table reflects the decline in the number of banks serving the Baltimore-Colombia-Townson MSA.

Our Products and Services

        We emphasize providing commercial banking services to small and medium-sized businesses, professionals, non-profit organizations and associations, and investors living and working in and near our service area. We offer retail banking services to accommodate the individual needs of both corporate customers as well as the communities we serve. We also offer online banking, mobile banking and a remote deposit service, which allows clients to facilitate and expedite deposit transactions through the use of electronic devices. A sophisticated suite of treasury management products is a key feature of our client focused, relationship driven marketing. We have partnered with experienced service providers in both insurance and merchant services to further augment the products available to our customers.

Lending Products

        We provide a variety of lending products to small and medium-sized businesses, including (i) commercial real estate loans (ii) commercial construction loans (ii) commercial loans for a variety of business purposes such as for working capital, equipment purchases, lines of credit, and government contract financing; (iii) SBA lending; (iv) asset based lending and accounts receivable financing; (v) home equity loans, or HELOCs; and (vi) consumer loans for constructive purposes. Although we do not generally actively originate them, we have acquired pools of other types of loans, and we have purchased whole residential loans in our market area, student loans and other consumer loans, in order to diversify the loan portfolio, put capital to work before organic loan production requires it, and to increase margin. We may also purchase participations from other banks in our market. Any acquired loans must meet our standard underwriting requirements. The table below illustrates our loan portfolio composition and growth over the past five years:

        Commercial Real Estate Loans.    Commercial real estate loans, which comprise the largest portion of the loan portfolio, are secured by both owner occupied and investor owned commercial properties, including multi-family residential real estate. Commercial real estate loans are structured using both variable and fixed rates and renegotiable rates which adjust in three to five years, with maturities of generally five to ten years. At June 30, 2018, owner occupied commercial real estate loans represented 13.0% of the loan portfolio. At June 30, 2018, non-owner occupied commercial real estate loans represented approximately 35.1% of the loan portfolio and multi-family residential real estate comprised 5.9% of the portfolio. We seek to mitigate lending risks typical of this type of loan such as declines in real estate values, changes in borrower cash flow and general economic conditions. We typically require a maximum loan to value of 80% and minimum cash flow and debt service coverages, of at least 1.20 to 1.0. Personal guarantees are generally required, but may be limited. We generally require that interest rates adjust not less frequently than five years. For purposes of geographic diversification, we will also make commercial real estate loans outside of our primary and secondary markets, in an area extending south to Richmond, Virginia, and north to Baltimore, Maryland, and between Winchester, Virginia and the Eastern Shore of Maryland.

        Construction Loans.    Commercial construction loans for the acquisition, development and construction of commercial real estate also comprise a significant and growing portion of the portfolio. At June 30, 2018, such loans represented 14.6% of the loan portfolio. Our typical commercial construction loan involves property that will ultimately be leased to a non-owner occupant. We will finance construction projects of a speculative nature, which are well-conceived and structured with appropriate interest reserves and analyzed fully. In underwriting commercial construction loans, we consider the expected costs of the transaction, the loan to value ratio, the credit history, cash flows and liquidity of the borrower, the project and the guarantors, the debt service coverage ratios (which are stressed prior to approval), take out sources for the permanent loan or repayment of the construction loan, the reputation, experience and qualifications of the borrower, the general contractor and others involved with the project and other factors. Commercial construction loans are generally made on a variable rate basis, typically based on the Wall Street Journal Prime Rate and subject to rate floors, for terms of 12 - 24 months. Generally, we do not make commercial construction loans outside of our primary or secondary market areas.

        Commercial Loans, Government Contracting.    Commercial loans for a variety of business purposes, including working capital, equipment purchases, lines of credit, and government contract financing and asset based lending and accounts receivable financing, comprise approximately 11.6% of our loan portfolio at June 30, 2018. We will make commercial loans on a secured or unsecured basis. We will generally require the owners, managing members, general partners and principals of the borrowing entity or that control more than 20% of the borrower to guaranty the loan, unless a combination of low leverage, significant income and debt service coverage ratios, and substantial experience in operating the business, strong management and internal controls and/or other factors are demonstrated. Commercial loans are typically made with variable or adjustable rates. The cash flow of the borrower/borrower's operating business is often the principal source of debt service, with a secondary emphasis on other collateral.

        We have developed a special expertise in government contract financing. We will lend to government contractors or subcontractors headquartered in the Washington, D.C. metropolitan area. This area of lending encompasses lines of credit for working capital, financing of government leases, and, less frequently term, loans, to operating companies that recognize over 50% of their total revenues from services provided to federal government agencies or rated state and municipal governments. Our borrowers are typically engaged in technology or service businesses, but may also include construction and equipment providers, or entities working on "black" projects. A government contractor borrower must have an acceptable level of eligible accounts receivable, provide appropriate security instruments perfecting our rights in the accounts receivable or other collateral, and are subject to periodic review and monitoring of their receivables, contract backlog and contract compliance. The contractor is typically required to have its primary deposit relationship with us. Advance rates will be up to 90% of prime eligible government receivables, and lower percentages depending on the nature of the receivables. At June 30, 2018, outstanding loans to government contractors represented 3.6% of our commercial and industrial segment. Total commitments to government contractors totaled $89.8 million at June 30, 2018, or 34.6% of outstanding commercial and industrial commitments. Government contact loans are typically made with variable or adjustable rates. Lines of credit typically have a one year term. As with other commercial loans, guarantees are typically required.

        Consumer Residential.    We actively originate HELOCs in the communities we serve in the Washington MSA. Our HELOCs generally have a maximum loan to value of up to 85%, however, due to the favorable economic conditions and strong residential real estate market in the Washington MSA, actual loan to values are typically lower than the maximum. We provide HELOCs as a service to our customers and when we receive referrals from various mortgage brokers within our market area. As of June 30, 2018, HELOCs comprise 8.1% of total loans. While we do not originate residential first mortgages, we will occasionally originate a mortgage loan meeting our investment preferences presented by a mortgage broker. We have also purchased portfolios of 1-4 family residential first mortgage loans on properties located in our market area for yield and diversification. At June 30, 2018, 1-4 family residential mortgage loans represented 2.8% of the loan portfolio.

        Other Loans.    We occasionally originate consumer loans both on an unsecured basis and secured by non-real estate collateral. We have also purchased pools of unsecured consumer loans and student loans from a third party for yield and diversification.

        The lending activities in which we engage carry the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve and general economic conditions, nationally and in our market areas, could have a significant impact on our results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to us in full, in a timely manner, resulting in decreased earnings or losses. Economic conditions may also adversely affect the value and liquidity of property pledged as security for loans.

        Our goal is to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include: carefully enforcing loan policies and procedures, evaluating each borrower's business plan during the underwriting process and throughout the loan term, identifying and monitoring primary and alternative sources for loan repayment, and obtaining collateral to mitigate economic loss in the event of liquidation. Specific loan reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is employed to proactively estimate loss exposure and provide a measuring system for setting general and specific reserve allocations.

        Our lending activities are subject to a variety of lending limits imposed by state and federal law. These limits will increase or decrease in response to increases or decreases in our level of capital. At June 30, 2018, the Bank had a legal lending limit of $20.2 million. At June 30, 2018, our average funded loan size outstanding for commercial real estate (including commercial construction) and commercial loans was $1.2 million and $245 thousand, respectively. In accordance with internal lending policies, we may sell participations in its loans to other banks, which allows us to manage risk involved in these loans and to meet the lending needs of our clients.

        Concentrations of Credit Risk.    Most of our lending is conducted with businesses and individuals in the suburbs of Washington, D.C. Our loan portfolio consists primarily of commercial real estate loans, including construction and land loans, which totaled $713.1 million and constituted 74.5% of total loans as of June 30, 2018, and commercial loans, including loans to government contractors, which totaled $110.5 million and constituted 11.6% of total loans as of June 30, 2018. The geographic concentration of our loans subjects our business to the general economic conditions within our market area. The merger with Colombo will somewhat reduce the geographic concentration of our loans, but our current and prospective market areas are largely affected by the same general economic factors that currently affect us. The risks created by such concentrations have been considered by management in the determination of the adequacy of the allowance for loan losses. Management believes the allowance for loan losses is adequate to cover probable incurred losses in our loan portfolio as of June 30, 2018.

        Comprehensive risk management practices and appropriate capital levels are essential elements of a sound commercial real estate lending program. A concentration in commercial real estate adds a dimension of risk that compounds the risk inherent in individual loans. The federal banking agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have (1) total reported loans for construction, land development, and other land which represent 100% or more of an institution's total risk-based capital; or (2) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution's total risk-based capital and the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital. We have a concentration in commercial real estate loans, and we have experienced significant growth in our commercial real estate portfolio in recent years. From June 30, 2015 through June 30, 2018, our non-owner-occupied commercial real estate loan balances increased by $148.6 million, or 79.5%, and our commercial construction, development and land loan balances increased by $96.8 million, or 229.8%. As of June 30, 2018, commercial real estate loans as defined for regulatory purposes represented 397.0% of our total risk-based capital. Of those loans, commercial construction, development and land loans represented 103.1% of our total risk based capital. Owner-occupied commercial real estate loans represented an additional 92.0% of our total risk based capital. If the merger with Colombo had closed as of June 30, 2018, commercial real estate loans would represent 442.6% of our total risk-based capital, including commercial construction, development and land loans which would represent 114.3% of our total risk based capital. Management has extensive experience in commercial real estate lending, and has implemented and continues to maintain heightened portfolio monitoring and reporting, and strong underwriting criteria with respect to our commercial real estate portfolio.

Deposit Products

        We offer a wide array of deposit products for individuals, professionals, government contractors and other businesses, including interest and noninterest-bearing transaction accounts, certificates of deposit and money market accounts. We are a relationship based bank, and maintenance of significant deposit relationships is a factor in our decision to make loans and the pricing of our products.

        Our sophisticated treasury management and online banking platform allows a commercial customer to view balances, initiate payments, pay bills (including positive pay), issue stop payments, reconcile accounts and set up custom alerts. Online wires, ACH (including positive authorization), remote capture, cash disbursement and cash concentration are additional payment options available to businesses. We provide customers with a sophisticated escrow management product which facilitates and simplifies management of multiple escrow balances. We also provide secure credit card processing and merchant services, with reporting tailored to customer needs. We also offer online and mobile banking products to our consumer depositors, to complement our branch network.

        The following chart and table provide information regarding the growth and composition of our deposit base at June 30, 2018:

Other Services

        Through third party networks, we offer our customers access to a full range of business insurance products and business and consumer credit card products.

Our Strategy

        Our strategy remains focused on strong organic asset growth and continued core deposit growth, organically and through select strategic acquisitions in and around the Washington, D.C. metropolitan and Northern Virginia area, and increased profitability. We endeavor to instill a culture of high performance by hiring top talent and establishing clear goals and objectives. We position ourselves to be able to capitalize on market disruptions and opportunities as they arise, while maintaining a disciplined and conservative credit underwriting culture. By providing timely financial solutions to our customers, we endeavor to distinguish ourselves and compete effectively against other community banks and the larger regional and national banks that operate in our markets.

  •
  High-touch banking strategy.  We focus on establishing extensive, multifaceted relationships with customers through superior service provided through responsive decision-making and empowering personnel to respond quickly and strategically to customers' needs, and product offerings that meet customer needs and provide value to their operations. We focus on lending to and banking commercial businesses (including government contractors), nonprofit organizations, title and escrow companies, professional service entities, and their respective owners and employees located in our market. We believe our customers are attracted by, and require, our premium service and products, as well as ready access to decision makers, including senior management. We operate full-service branches and employ lenders with strong underwriting credentials, extensive connections in their markets and the autonomy to make decisions. We approach customer service with a team approach, which allows our lenders to focus on the loans, while experienced business development officers work with customers to provide deposit, cash management, technology and other services.

    Our technology products include, among other things, remote deposit capture, sophisticated online internet-based cash management systems, mobile banking, and internal core deposit generating sweep services that allow businesses to earn interest on their excess funds. Unlike many other banks in our market area, we provide our remote deposit capture hardware and software to our commercial and governmental customers free of charge, which provides potential customers with a low cost avenue to begin banking with us and allows us to stay closely integrated with such customers. As of June 30, 2018, deposits made by our commercial customers using remote deposit capture represent, on average, more than half of our deposits on a daily basis. Reliance on this technology by our customers allows us to minimize branches and other physical facilities, and should allow us to remain an integral part of our customer's financial affairs, enhancing customer retention.

    Our directors, officers and employees are active in the communities we serve, which further enhances our responsiveness in developing products and services. Our executive officers frequently accompany our loan officers and business development officers on customer and prospective customer meetings. We believe that one clear distinction in our community bank model is our multi-faceted outreach to our customers and prospective businesses in our community. We encourage all of our employees to promote our products and services. This approach produces clear competitive advantages by delivering an extraordinary customer experience and fostering a culture dedicated to achieving superior external and internal results.

    We plan to continue to emphasize our high-touch banking strategy to organically grow our presence in the Washington, D.C. metropolitan and Northern Virginia area by hiring and retaining experienced, knowledgeable, high-performing professionals in every area of the Company and providing technology that allows our teams to streamline processes and continually enhance the customer experience. Our growth over recent years has contributed to a broader recognition of our desire to be the best community bank in the communities we serve.

    As such, we actively consider hiring top talent when the opportunities arise. Specifically, our organic growth strategy includes:

    •
    Supporting our existing bankers with a team approach to continue the Bank's growth trajectory, as measured by loans, deposits and loan fee income, while enhancing profitability by leveraging our existing operating platform;

    •
    Attracting and retaining additional experienced lenders and business development officers, with established relationships with customers; and

    •
    Using technology to improve efficiency and enhance customer experience, while preserving our commitment to responsive customer service and strong risk management culture.

  •
  Focus on Profitability.  Since we achieved profitability on an annual basis in 2010, our net income has increased at a 36% CAGR, and diluted earnings per share have increased at a 28% CAGR through the year ended December 31, 2017. Our plans for growth are intended to further enhance our earnings and efficiency, and increase shareholder value, and are not geared to growth solely for the sake of increasing our asset levels. We are selective in our lending and customer relationships, seeking quality loans, reasonably priced for risk, and customers whose overall relationship will enable us to profitably grow, increase our earnings and increase shareholder value.

Net Income[1] ($000)

36% / 45% CAGR
$2,228
$4,134
$5,419
$6,932
$9,726
$7,690
$6,388
$6,074
2013
2014
2015
2016
2017
6/30/18 YTD

Diluted EPS[1] ($)

28% / 35% CAGR
$0.25
$0.41
$0.51
$0.63
$0.84
$0.67
$0.53
$0.50
2013
2014
2015
2016
2017
6/30/18 YTD

ROAA[1] (%)

0.50%
0.76%
0.85%
0.88%
1.02%
0.80%
1.19%
1.13%
2013
2014
2015
2016
2017
6/30/18 YTD2

ROAE[1] (%)

4.21%
6.45%
7.70%
8.91%
10.92%
8.63%
12.64%
12.02%
2013
2014
2015
2016
2017
6/30/18 YTD2

(1)
Our earnings for the year ended December 31, 2017 includes one-time charges to reduce the carrying value of net deferred tax assets by $2.0 million, required as a result of the reduction in the maximum federal corporate income tax rate to 21% in the 2017 Tax Cuts and Jobs Act, or the 2017 Tax Act. As a result, earnings, and metrics and ratios based on earnings, were adversely affected. Absent these one-time charges, our net income and Diluted EPS, for the year ended

  December 31, 2017 would have been $9.7 million and $0.84 per share, respectively, and our 2013 to 2017 net income CAGR and Diluted EPS CAGR would be 45% and 35% respectively; and our return on average assets, or ROAA, and Return on Average Equity, or ROAE, for the year ended December 31, 2017 would have been 1.02% and 10.92%, respectively, and our 2013 to 2017 ROAA CAGR and ROAE CAGR would be 20% and 27%, respectively. For a reconciliation of these pro forma ratios, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

(2)
For the six months ended June 30, 2018, net income was $6.1 million. Our 2018 results were impacted by additional expenses related to our pending acquisition of Colombo totaling $397 thousand for the six months ended June 30, 2018. Excluding these merger-related expenses, we would have recorded income of $6.4 million, or $0.53 per diluted earnings per share, for the six months ended June 30, 2018, respectively. Absent these merger-related expenses, our return on average assets and return on average equity would have been 1.19% and 12.64%, respectively. For a reconciliation of these ratios as adjusted to exclude the effect of these merger-related expenses, please refer to "Selected Historical Financial Data of FVCB—Non-GAAP Financial Measures."

(3)
Second quarter of 2018 annualized.

•
Capitalize on Market Disruption.  We intend to continue to take advantage of the disruption in our market area, which we believe has created an environment of underbanked customers. Multiple acquisitions of prior competitors in our market provide opportunities to identify and hire additional seasoned bankers in our existing and target markets who we believe will thrive under our banking model, and to take advantage of customer dissatisfaction with, and runoff from, recently merged institutions. Following the acquisition of Cardinal by UBSI, we successfully hired 12 seasoned bankers, including a team of bankers in our Arlington branch, to work with our existing loan officers and branch personnel, resulting in growth in branch deposits of approximately $18.8 million, or 22.8%, from June 30, 2017 to June 30, 2018. We also appointed a former Cardinal director with significant government contractor connections and professional experience, enhancing our knowledge of, and ability to access, this niche, and we believe underserved, market.

    We believe that additional opportunities for hiring experienced banking professionals and developing new business relationships with underserved or dissatisfied customers of recently merged institutions remain to be capitalized upon, and that future consolidation among community banks in and around Washington, D.C. will provide further opportunities. The tables below reflect merger activity, and the amount of loans and deposits sold, in and around Washington, D.C. since 2012.

    We also believe that the significant reduction in the number of locally managed community banks provides opportunities for banks with superior reputations, such as FVCbank, the ability to provide sophisticated banking products and lending limits sufficient to service middle market companies, to expand their customer base, increase assets and enhance profitability. The chart below depicts the number of banks headquartered in Virginia with a presence in the Washington MSA since 2012.

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  Selective strategic acquisitions.  We intend to complement our strong organic growth by continuing to pursue a disciplined acquisition strategy in and around Washington, D.C. and its suburbs. We are active in our consideration of strategic acquisitions of customers and professionals that will support our business focus, enable us to build immediate scale, increase efficiency and profitability, drive fee income and enhance our capabilities. We believe our proposed acquisition of Colombo will support our current business and allow us to grow our presence in markets where we lend, but do not have a physical presence. Colombo's branch locations strengthen our strategy as they enable us to add lenders and banking services in areas where we currently lend. We expect that our strong infrastructure and wide range of products and services will allow us to develop deeper relationships with Colombo's current customers, many of which have larger borrowing needs than Colombo can currently support as an independent institution, as well as enhance our platform for generating new relationships. As discussed in greater detail above under the caption "Our History and Growth—Rationale for the Merger," we believe that the merger with Colombo provides significant opportunities for us to enhance our growth, net income and shareholder value, We believe we will be able to efficiently integrate Colombo's operations, expand its business opportunities and enhance our profitability.

Our Strengths

        We believe that we are well positioned to execute our banking strategy as a result of the following competitive strengths:

  •
  Experienced senior management team.  Our senior management team, comprised of executive officers and senior vice presidents of our lending groups and operational teams, has a proven track record of profitable organic growth, operating efficiencies, strong risk management culture and community and service focused approach to banking. Members of our executive management team have worked at financial institutions which are larger than FVCB, and bring depth of experience and knowledge of our market. We believe that being accessible to our customers and prospective customers is critical to developing a longstanding relationship with our customers. Many of our executive officers accompany our loan officers and business development officers on calls and attend meetings with our customers and prospects. Our board of directors has decades of combined experience in serving as directors and/or officers of financial institutions. Our directors have a wide array of business experience and participate in and support community activities, which significantly benefits our business development efforts. The interests of our executive officers and directors are aligned with our shareholders through meaningful ownership, with beneficial ownership by our executive officers and directors amounting to approximately 20.8% of our common stock as of June 30, 2018.

  •
  Scalable banking and operational platform designed to foster and accommodate significant growth.  Utilizing the significant prior experience of our management and employees, along with significant investments in technology and systems, we believe that we have developed an infrastructure that can service a larger organization, allowing for growth in customers and transactions. We have organized our lending team into specialized areas of expertise, both geographically and by lines of business, and reinforced our team approach to building customer relationships, which further fosters our ability to scale our business growth model. Our loan growth over the last several years, combined with our desire to continue our growth trajectory, has prompted us to organize our lending teams into areas of specialty between commercial real estate and commercial and industrial, including government contracting. We have further identified market leaders by geographic region who function as generalists in their designated markets. We believe this shift allows us to better serve our existing customers and win new customers. We also are equipped to manage larger, more complex credits more effectively.

    We believe that our strong capital and asset quality position will allow us to grow and that our scalable operating platform will allow us to manage that growth effectively, resulting in greater efficiency and enhanced profitability. For the six months ended June 30, 2018, our efficiency ratio was 58.74%. We made significant investments in technology and people early in our formation to compete with larger, more established financial institutions. We continue to make investments in technology to streamline processes while ensuring proper safeguards are in place to mitigate risks in cybersecurity. Our use of technology has contributed to our improving efficiency ratio, while still allowing us to employ top talent in all areas of our Bank.

  •
  Community-focused, full service relationships.  We believe that our banking strategy facilitates strong relationships with our customers. We actively solicit the deposit business of our consumer and commercial loan customers and seek to further leverage these relationships by providing products and services that enhance their banking experience. We endeavor to understand each customer's needs and concerns to provide a customized product package. We offer a suite of technologically sophisticated cash and treasury management services at no cost to customers to help build and maintain these relationships. We have increased our profitability by growing our loan portfolio, funded predominantly by core deposits. We have increased net interest income while maintaining our net interest margin despite the flat interest rate environment in recent years. We provide a full range of banking services which become integral to our customers' business operations, which helps to enhance our ability to retain our relationships. We offer a better value proposition to our customers by providing high-touch service with few added fees. Our capabilities and reputation enable us to be selective in loan and customer selection, which contributes to our strong asset quality, and our ability to provide multiple services to customers.

    •
    Loans—We have developed a diversified, high quality and profitable loan portfolio. Our average yield on loans was 4.79% for the six months ended June 30, 2018. Our lending expertise includes a successful commercial and industrial lending group with a particular emphasis on government contractors. By focusing on government contracting, which we believe is a rapidly growing and underserved segment of the market, and providing timely decisions on loan requests, we have been able to win new relationships with competitive loan rates. While currently a relatively small percentage of outstanding loans, approximately $34.2 million, or 3.6% of loans at June 30, 2018, loan commitments to government contractors have increased to $89.8 million. We believe our expertise in this area, sophisticated technology and high level of service, combined with an expanded footprint, will enable us to grow our government contractor business effectively.

    Our commercial real estate portfolio, while over 60% of total loans, is diversified by industry and geographic concentration. We believe we offer a value proposition to our borrowers and can price loans competitively because of our experienced and specialized lenders, our desire to understand the needs of our customers and our commitment to providing responsive service and ongoing support. We plan to continue our growth in a disciplined manner. We have implemented comprehensive policies to monitor, measure and mitigate our loan concentrations, including rigorous credit approval, review and administrative practices. Our commercial and industrial lending group consists of three experienced lenders, a portfolio manager, and a lending administrator. The commercial and industrial lending group is further supported by the Reston branch personnel, a business development officer, and our treasury management team. In 2017, we added a former Cardinal director to our board of directors, who previously ran an accounting firm focused on government contracting. We believe these individuals provide significant government contracting expertise and connections in our market. We are committed to placing bankers in Maryland to support the Colombo acquisition and expand our reach to government contracting customers in Maryland and Washington, D.C.

    Our focus on loans to commercial businesses, professional service entities, and their respective owners and employees results in a more diversified portfolio of granular loan relationships, thus reducing the risk that results from dependence on larger lending relationships. As of June 30, 2018, our average funded loan size was approximately $555 thousand.

    •
    Deposits—Our emphasis on establishing a full service relationship with our customers and incentivizing our employees to generate core funding has provided us with a strong base of core deposits. We offer our customers comprehensive arrays of products and services to meet their banking needs. We provide high level responsive and personalized service to our business customers at no added cost. Our strategy of relationship banking has enabled us to grow our core deposits while maintaining our net interest margin. Our focus on government contracting also enhances our funding efforts. Government contracting customers also provide a significant level of deposits relative to their borrowings. At June 30, 2018, government contractor deposits totaled $42.4 million, or 37.2% of total deposits derived from commercial and industrial customers, and 4.2% and 14.9% of total deposits and noninterest-bearing deposits, respectively. They also utilize our treasury management products as an integral part of their operations, strengthening our ties with them. Our proposed acquisition of Colombo provides us with an opportunity to expand our products and services to Colombo's existing customers and to new customers in their branch footprint.

    •
    Treasury Management—We provide a suite of technology products that are highly competitive among our peer banks and many larger competitor banks, which we believe allows us to attract and service larger and more sophisticated commercial and governmental customers more effectively than many of our competitors. Unlike many other banks in our market area, we provide online banking, remote deposit capture and mobile banking to our commercial and governmental customers free of charge, which provides our customers with a low cost avenue to begin banking with us and allows us to become highly integrated with such customers' operations. As of June 30, 2018, deposits made by our commercial customers using remote deposit capture represent, on average, more than half of our deposits on a daily basis. Reliance on this technology by our customers allows us to minimize branches and other physical facilities, and should allow us to remain an integral part of our customer's financial affairs, enhancing customer retention. We believe our treasury management functionality creates a competitive distinction between us and our competitors. We actively promote this product set by involving our treasury management team and business development officers, who are well trained in these products, to accompany our lenders to meetings with customers and potential customers.

  •
  Focus on seasoned lenders.  Our team of seasoned lenders has been a significant component of our organic growth. Our lenders have ties to the communities they serve and extensive experience in their areas of expertise. Our lending teams are organized by specialty lines of business or geographic centric teams to leverage their areas of expertise, streamlining the loan process and facilitating our ability to assess the credit risk, determine loan pricing and general terms expediently and effectively. Our officer compensation structure, which includes an incentive program and equity awards, motivates our lenders to increase the size of their loan and deposit portfolios, and generate fee income, also encourages maintaining strong credit quality. We believe that our officer compensation program combined with our quick responsiveness and open access to local decision-makers attracts talented lenders to us.

  •
  Disciplined underwriting and credit administration.  Our management, lending officers and credit administration team emphasize a strong risk management culture supported by comprehensive policies and procedures for credit underwriting, funding and administration that we believe has enabled us to maintain sound asset quality. Our underwriting methodology emphasizes establishing and monitoring debt and leverage covenants, strong overall cash flow throughout a customer's business operations, low loan-to-value ratios, strong full or partial guarantors when deemed necessary, and/or strong tertiary sources of repayment. Our tiered underwriting structure includes progressive levels of individual loan authority, concurrent authority and senior loan committee approval. Our loan review function performs regular internal loan reviews and identifies early warning indicators to proactively monitor the loan portfolio. We intend to continue to emphasize and adhere to these procedures and controls, which we believe have helped to minimize our level of loan charge-offs. We recorded net recoveries to average loans for the quarter ended June 30, 2018 of 0.01%.

Competition

        We are one of the few remaining locally owned and managed independent community banks headquartered in Northern Virginia. We believe that this is an advantageous position and valuable quality which positively differentiates us from our competitors and positions us for future growth from individuals and small and mid-sized business customers who value the attention and customized services which a locally owned and managed community bank can provide.

        As of June 30, 2017, there were approximately $198.7 billion dollars in total deposits shared between banking institutions located in Washington MSA, according to SNL Financial. As of that date, our deposit market share is approximately 0.43%, and would have been approximately 0.49% if the merger with Colombo had been completed as of that date, in each case excluding deposits maintained in the Washington MSA by a national brokerage firm. Our strategic goal is to increase our market share through selective new branch additions, opportunistic acquisitions, and acquisitions of customers from larger competitors. BB&T Corporation, PNC Financial Services Group Inc., M&T Bank Corporation, and Bank of America Corporation hold the primary market shares. However, these large banks generally cannot provide the same level of attention and customization of services to small businesses that we seek to provide. Through correspondents, referrals to third parties with whom we have partnered, and our own capabilities, we are a full service financial provider, able to compete in substantially all areas of banking, except trust services. Additionally, we believe we provide competitively priced products, superior customer service, flexibility and responsiveness when compared to our larger competitors.

        The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings banks, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Washington MSA and elsewhere.

        Our market area is a highly competitive, highly branched, banking market. Competition in our market area for loans to small and middle-market businesses and professionals, our target market, is intense and pricing is important. Several of our competitors have substantially greater resources and lending limits than we have, and offer certain services, such as extensive and established branch networks and trust services that we do not currently provide or currently expect to provide in the near future. Moreover, larger institutions operating in the Washington, D.C. metropolitan market have access to borrowed funds at lower cost than may be available to us. Additionally, deposit competition among institutions in the market area is strong. As a result, it is possible that we may pay above market rates to attract deposits.

Risk Management

        We believe that effective risk management is of primary importance. Risk management refers to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include liquidity, interest rate, credit, operational, compliance, regulatory, strategic, financial and reputational risk exposures. Our board of directors and management team have created a risk-conscious culture that is focused on quality growth, which starts with capable and experienced risk management teams and infrastructure capable of addressing the evolving risks we face, as well as the changing regulatory and compliance landscape. Our risk management approach employs comprehensive policies and processes to establish robust governance. We believe a disciplined and conservative underwriting approach has been the key to our strong asset quality.

        Our board of directors sets the tone at the top of our organization, adopting and overseeing the implementation of our risk management, establishing our overall risk appetite and risk management strategy. The board of directors approves our various operating policies, which include risk policies, procedures, limits, targets and reporting structured to guide decisions regarding the appropriate balance between risk and return considerations in our business. Our board of directors receives periodic reporting on the risks and control environment effectiveness and monitors risk levels in relation to the approved risk appetite. The Audit Committee of our board of directors provides primary oversight of our enterprise risk management function.

        Credit risk is the risk that borrowers or counterparties will be unable or unwilling to repay their obligations in accordance with the underlying contractual terms and the risk that credit assets will suffer significant deterioration in market value. We manage and control credit risk in our loan portfolio by adhering to well-defined underwriting criteria and account administration standards established by management, and approved by the board of directors. Our written loan policies document underwriting standards, approval levels, exposure limits and other limits or standards deemed necessary and prudent. Portfolio diversification at the obligor, product and geographic levels is actively managed to mitigate concentration risk. In addition, credit risk management includes an independent credit review process that assesses compliance with policies, risk rating standards and other critical credit information. In addition to implementing risk management practices that are based upon established and sound lending practices, we adhere to sound credit principles. We evaluate our customers' borrowing needs and capacity to repay, in conjunction with their character and history. Our management and board of directors place significant focus on maintaining a healthy risk profile and ensuring sustainable growth. Our risk appetite seeks to balance the risks necessary to achieve our strategic goals while ensuring that our risks are appropriately managed and remain within our defined limits.

        Our management of interest rate and liquidity risk is overseen by our Asset and Liability Committee, based on a risk management infrastructure approved by our board of directors that outlines reporting and measurement requirements. In particular, this infrastructure reviews financial performance, trends, and significant variances to budget; reviews and recommends for board approval risk limits and tolerances; reviews ongoing monitoring and reporting regarding our performance with respect to these areas of risk, including compliance with board-approved risk limits and stress-testing; ensures annual back-testing and independent validation of models at a frequency commensurate with risk level; reviews all hedging strategies and recommends changes as appropriate; reviews and recommends our contingency funding plan; establishes wholesale borrowing limits to be submitted to the board of directors or its designated committee; and acts as a second line of defense in reviewing information and reports submitted to the council for the purpose of identifying, investigating, and assuring remediation, to its satisfaction, of errors or irregularities, if any.

Investment Portfolio

        Our investment securities portfolio is primarily maintained as an on-balance sheet contingent source of liquidity to fund loans and meet the demands of depositors. It provides additional interest income and we seek to have limited interest rate risk and credit risk. We currently classify substantially all of our investment securities as available-for-sale. Our investment policy authorizes investment primarily in securities of the U.S. government and its agencies; mortgage back securities and collateralized mortgage obligations issued and fully backed by U.S. Government agencies, securities of municipalities and to a lesser extent corporate bonds and other obligations, in each case meeting identified credit standards, and certificates of deposit. The securities portfolio, along with certain loans, may also be used to collateralize public deposits, FHLB borrowings, Federal Reserve Bank borrowings and customer repurchase agreements, although at June 30, 2018 we did not have any securities pledged for those purposes. We manage our investment portfolio according to written investment policies approved by our board of directors. Our investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk and interest rate risk which is reflective in the yields obtained on those securities.

Properties

        Our executive offices and the main office of the Bank are located at 11325 Random Hills Road, Fairfax, Virginia, 22030. In addition to our main office, we also maintain five additional branch offices in Arlington, Virginia; Ashburn, Loudoun County, Virginia; the independent city of Manassas, Virginia; Reston, Fairfax County, Virginia; and Springfield, Fairfax County, Virginia. We also maintain an operations center in Manassas. We lease all of our office properties.

        We are committed to being highly selective in our branching decisions, and we intend to continue to explore opportunities for establishing additional strategically located branches in the Washington MSA based primarily on commercial deposit and loan potential and demographic support. We typically establish branches as necessary to provide support for established business development people and lenders with substantial books of business and customer relationships.

Employees

        As of June 30, 2018, we had 98 full-time equivalent employees. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Legal Proceedings

        From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

SUPERVISION AND REGULATION

        Our business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or will affect us. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Supervision, regulation, and examination by the regulatory agencies are intended primarily for the protection of depositors and the Deposit Insurance Fund, rather than our shareholders.

        The Company.    We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the Act, and subject to regulation and supervision by the Federal Reserve. The Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations and unsafe and unsound banking practices. As a bank holding company, we are required to file with the Federal Reserve an annual report and such other additional information as the Federal Reserve may require pursuant to the Act. The Federal Reserve may also examine us and our subsidiary. We are subject to risk-based capital requirements adopted by the Federal Reserve, which are substantially identical to those applicable to the Bank, and which are described below. Under the Dodd-Frank Act, the Federal Reserve is required to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        The Federal Reserve has adopted a policy statement, the Small Bank Holding Company Policy Statement, or the policy statement, that exempts certain bank holding companies with assets of less than $1 billion, from the consolidated capital requirements and certain other provisions. In May 2018, the "Economic Growth, Regulatory Relief, and Consumer Protection Act" or the 2018 Act, was enacted into law, and among other things, directed the Federal Reserve to amend the policy statement to increase the threshold for application of the policy statement to $3 billion for any bank holding company that (i) is not engaged in significant nonbanking activities; (ii) does not conduct significant off balance sheet activities; and (iii) does not have a material amount of debt or equity securities registered with the SEC. We understand that the Federal Reserve has not historically deemed a bank holding company ineligible for application of the policy statement solely because its common stock is registered under the Exchange Act. There can be no assurance that the Federal Reserve will continue this practice.

        The Act requires approval of the Federal Reserve for, among other things, a bank holding company's direct or indirect acquisition of control of more than five percent of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law; but if the bank is at least five years old, the Federal Reserve may approve the acquisition.

        With limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

        The Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

        Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act of 1913, as amended, on any extensions of credit to a bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to the holding company or any of its subsidiaries; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

        The GLB Act allows a bank holding company or other company to elect to become a financial holding company, which would allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve to determine by regulation what other activities are financial in nature, or incidental or complementary thereto. We have not elected financial holding company status.

        The Federal Deposit Insurance Act, or FDIA, and Federal Reserve policy require a bank holding company to serve as a source of financial and managerial strength to its bank subsidiaries. In addition, where a bank holding company has more than one FDIC-insured bank or thrift subsidiary, each of the bank holding company's subsidiary FDIC-insured depository institutions is responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result of a bank holding company's source of strength obligation, a bank holding company may be required to provide funds to a bank subsidiary in the form of subordinate capital or other instruments which qualify as capital under bank regulatory rules. Any loans from the holding company to such subsidiary banks likely would be unsecured and subordinated to such bank's depositors and perhaps to other creditors of the Bank.

        A bank holding company (other than a bank holding company subject to the policy statement) is generally required to give the Federal Reserve prior written notice of any purchase or redemption of its own then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve order or directive, or any condition imposed by, or written agreement with, the Federal Reserve. The Federal Reserve has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain conditions.

        As a Virginia corporation, we are subject to limitations and restrictions on our activities. For example, state law restrictions in Virginia include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes, borrowing and the observance of corporate formalities.

        The Bank.    The Bank is a Virginia chartered commercial bank which is a member of the Federal Reserve System, or a state member bank, whose accounts are insured by the Deposit Insurance Fund of the FDIC up to the maximum legal limits. The Bank is subject to regulation, supervision and regular examination by the VBFI and the FDIC. The regulations of these various agencies govern most aspects of the Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and establishment of branch offices.

        The laws and regulations governing the Bank generally have been promulgated to protect depositors and the Deposit Insurance Fund, and not for the purpose of protecting shareholders.

        Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation, which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities.

        Banking is a business, which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the Bank's earnings. Thus, the earnings and growth of the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on the Bank cannot be predicted.

        Branching and Interstate Banking.    The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the Banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks, expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act. The Dodd-Frank Act authorizes national and state banks to establish de novo branches in other states to the same extent as a bank chartered by that state would be permitted to branch.

        Virginia Law.    Virginia law governs the licensing and regulation of Virginia chartered banks like ours, including organizational and capital requirements, fiduciary powers, investment authority, banking offices and electronic terminals, declaration of dividends, changes of control and mergers, out of state activities, interstate branching and banking, borrowing limits, limits on loans to one borrower and liquidation, among other matters. The VBFI is charged with our supervision and regulation. The VBFI may take possession of a bank if certain conditions exist such as insufficient shareholders' equity, unsafe or unauthorized operations, or violations of law.

        Under Virginia law, we may engage in the general business of banking, including but not limited to, accepting deposits, making secured and unsecured loans, purchasing and holding real property for our own use, and issuing, advising and confirming letters of credit. With limited exceptions, loans to one person may not exceed 15% of the sum of a bank's shareholders' equity, allowance for loan losses and capital notes and debentures.

        USA Patriot Act.    Under the USA Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers. The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulation cannot be predicted with certainty.

        Bank Secrecy Act.    The Bank Secrecy Act, or BSA, which is intended to require financial institutions to develop policies, procedures and practices to prevent and deter money laundering, mandates that every bank have a written, board-approved program that is reasonably designed to assure and monitor compliance with the BSA. The program must, at a minimum: (i) provide for a system of internal controls to assure ongoing compliance; (ii) provide for independent testing for compliance; (iii) designate an individual responsible for coordinating and monitoring day-to-day compliance; and (iv) provide training for appropriate personnel. In addition, banks are required to adopt a customer identification program as part of its BSA compliance program. Financial institutions are generally required to report cash transactions involving more than $10,000 to the U.S. Treasury Department. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose. The regulations implementing the BSA explicitly include risk-based procedures for conducting ongoing customer due diligence, to include understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile. In addition, banks must identify and verify the identity of the beneficial owners of all legal entity customers (other than those that are excluded) at the time a new account is opened (other than accounts that are exempted).

        Office of Foreign Assets Control.    The United States has imposed economic sanctions that affect transactions with designated foreign countries, foreign nationals and others, which are administered by the U.S. Treasury Department's Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (1) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a "U.S. person" engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (2) a blocking of assets in which the government or specially designated nationals of a sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g. property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

        Capital Adequacy.    The Federal Reserve adopted risk-based and leverage capital adequacy requirements, pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items. The Dodd-Frank Act additionally requires capital requirements to be countercyclical so that the required amount of capital increases in times of economic expansion and decreases in times of economic contraction, consistent with safety and soundness.

        The federal banking agencies have adopted rules, referred to as the "Basel III Rules," to implement the framework for strengthening international capital and liquidity regulation adopted by the Basel Committee on Banking Supervision, or Basel III. The Basel III framework, among other things, (i) introduced "Common Equity Tier 1," or CET1, (ii) specified that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting specified requirements, (iii) defined CET1 narrowly by requiring that most adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expanded the scope of the adjustments as compared to existing regulations.

        When fully phased in by January 1, 2019, Basel III requires banks to maintain: (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a "capital conservation buffer" of 2.5%, or 7.0%; (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%; (iii) a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0% plus the capital conservation buffer, or 10.5%; and (iv) a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter).

        Basel III also provides for a "countercyclical capital buffer," generally to be imposed when federal banking agencies determine that excess aggregate credit growth becomes associated with a buildup of systemic risk that would be a CET1 add-on to the capital conservation buffer in the range of 2.5% when fully implemented. The capital conservation buffer is designed to absorb losses during periods of economic stress.

        Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) may face constraints on its ability to pay dividends, effect equity repurchases and pay discretionary bonuses to executive officers, which constraints vary based on the amount of the shortfall.

        Under the Basel III Rules, mortgage-servicing assets and deferred tax assets are subject to stricter limitations than those previously applicable under capital rules. More specifically, certain deferred tax assets arising from temporary differences, mortgage-servicing assets, and significant investments in the capital of unconsolidated financial institutions in the form of common stock are each subject to an individual limit of 10% of common equity Tier 1 capital elements and are subject to an aggregate limit of 15% of common equity Tier 1 capital elements. The amount of these items in excess of the 10% and 15% thresholds are to be deducted from common equity Tier 1 capital. Amounts of mortgage servicing assets, deferred tax assets, and significant investments in unconsolidated financial institutions that are not deducted due to the aforementioned 10% and 15% thresholds must be assigned a 250% risk weight. Finally, the rule increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors. A recent rule proposal would revise the treatment of deferred tax assets and mortgage servicing rights to increase the amounts of such assets includable in capital.

        The Basel III Rules also include, as part of the definition of CET1 capital, a requirement that banking institutions include the amount of additional other comprehensive income, or AOCI, which primarily consists of unrealized gains and losses on available for sale securities, which are not required to be treated as other-than-temporary impairment, net of tax in calculating regulatory capital, unless the institution makes a one-time opt-out election from this provision in connection with the filing of its first regulatory reports after applicability of the Basel III Rules to that institution. The Company opted-out of this requirement and, as such, does not include AOCI in its regulatory capital calculation. The Basel III Rules also require a 4% minimum leverage ratio, and a 5% leverage ratio to be considered well capitalized.

        The Basel III Rules also make changes to the manner of calculating risk weighted assets. New methodologies for determining risk weighted assets in the general capital rules are included, including revisions to recognition of credit risk mitigation, including a greater recognition of financial collateral and a wider range of eligible guarantors. They also include risk weighting of equity exposures and past due loans; and higher (greater than 100%) risk weighting for certain commercial real estate exposures that have higher credit risk profiles, including higher loan to value and equity components. In particular, loans categorized as "high-volatility commercial real estate," or HVCRE, loans are required to be assigned a 150% risk weighting, and require additional capital support. HVCRE loans are defined to include any credit facility that finances or has financed the acquisition, development or construction of real property, unless it finances: 1-4 family residential properties; certain community development investments; agricultural land used or usable for, and whose value is based on, agricultural use; or commercial real estate projects in which: (i) the loan-to-value ratio is less than the applicable maximum supervisory loan-to-value ratio established by the bank regulatory agencies; (ii) the borrower has contributed cash or unencumbered readily marketable assets, or has paid development expenses out of pocket, equal to at least 15% of the appraised "as completed" value; (iii) the borrower contributes its 15% before the bank advances any funds; and (iv) the capital contributed by the borrower, and any funds internally generated by the project, is contractually required to remain in the project until the facility is converted to permanent financing, sold or paid in full. The 2018 Act expanded the exclusion from HVCRE loans to include credit facilities financing the acquisition or refinance of, or improvements to, existing income producing property, secured by the property, if the cash flow being generated by the property is sufficient to support the debt service and expenses of the property in accordance with the institution's loan criteria for permanent financing. The 2018 Act also provides that the value of contributed property will be its appraised value, rather than its cost. The 2018 Act permits an institution to reclassify an HVCRE loan as a non-HVCRE loan upon substantial completion of the project, where the cash flow from the property is sufficient to support debt service and expenses, in accordance with the institution's underwriting criteria for permanent financing.

        The Basel III Rules became applicable to the Bank on January 1, 2015 and to the Company on January 1, 2018, when it exceeded $1 billion in assets. The capital conservation buffer requirement is being phased in, beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. The Company and Bank elected to exclude AOCI in calculating regulatory capital as permitted under the Basel III Rule.

        The capital ratios described above are the minimum levels that the federal banking agencies expect. Our state and federal regulators have the discretion to require us to maintain higher capital levels based upon our concentrations of loans, the risk of our lending or other activities, the performance of our loan and investment portfolios and other factors. Failure to maintain such higher capital expectations could result in a lower composite regulatory rating, which would impact our deposit insurance premiums and could affect our ability to borrow and costs of borrowing, and could result in additional or more severe enforcement actions. In respect of institutions with high concentrations of loans in areas deemed to be higher risk, or during periods of significant economic stress, regulators may require an institution to maintain a higher level of capital, and/or to maintain more stringent risk management measures, than those required by these regulations.

        In December 2017, the Basel Committee on Banking Supervision published the last version of the Basel III accord, generally referred to as "Basel IV." The Basel Committee stated that a key objective of the revisions incorporated into the framework is to reduce excessive variability of risk-weighted assets, or RWA, which will be accomplished by enhancing the robustness and risk sensitivity of the standardized approaches for credit risk and operational risk, which will facilitate the comparability of banks' capital ratios; constraining the use of internally modeled approaches; and complementing the risk-weighted capital ratio with a finalized leverage ratio and a revised and robust capital floor. Leadership of the federal banking agencies who are tasked with implementing Basel IV supported the revisions. Although it is uncertain at this time, we anticipate some, if not all, of the Basel IV accord may be incorporated into the capital requirements framework applicable to us.

        In May 2018, the 2018 Act was enacted into law. The 2018 Act directs the federal bank regulatory agencies to develop a "Community Bank Leverage Ratio," calculated by dividing tangible equity capital by average consolidated total assets, of not less than 8% and not more than 10%. If a "qualified community bank," generally a depository institution or depository institution holding company with consolidated assets of less than $10 billion, has a leverage ratio which exceeds the Community Bank Leverage Ratio, then such bank will be considered to have met all generally applicable leverage and risk based capital requirements; the capital ratio requirements for "well capitalized" status under Section 38 of the FDIA, and any other leverage or capital requirements to which it is subject. A bank or holding company may be excluded from qualifying community bank status base on its risk profile, including consideration of its off-balance sheet exposures; trading assets and liabilities; total notional derivatives exposures and such other facts as the appropriate federal banking agencies determine to be appropriate.

        Prompt Corrective Action.    Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Since January 1, 2015, the following capital requirements applied to the Company for purposes of Section 38.

Capital Category	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Common Equity Tier 1 Capital Ratio	Leverage Ratio	Tangible Equity to Assets	Supplemental Leverage Ratio
Well-capitalized	10% or greater	8% or greater	6.5% or greater	5% or greater	n/a	n/a
Adequately Capitalized	8% or greater	6% or greater	4.5% or greater	4% or greater	n/a	3% or greater
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%	n/a	Less than 3%
Significantly Undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%	n/a	n/a
Critically Undercapitalized	n/a	n/a	n/a	n/a	Less than 2%	n/a

        An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

        An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

        A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC or other appropriate federal banking agency formally determines that forbearance from such action would better protect the Deposit Insurance Fund. Unless the FDIC or other appropriate federal banking agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital, which has been raised and is imminently available for infusion into the Bank except for certain technical requirements, which may delay the infusion for a period of time beyond the 90 day time period.

        Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

        Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

        Regulatory Enforcement Authority.    Federal banking law grants substantial enforcement powers to federal banking agencies. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. In addition, the FDIC could terminate the institution's deposit insurance if it determines that the institution's financial condition is unsafe or unsound or that the institution engaged in unsafe or unsound practices that violated an applicable rule, regulation, order or condition enacted or imposed by the institution's regulators.

        As a result of the volatility and instability in the financial system in recent years, Congress, the bank regulatory authorities and other government agencies have called for or proposed additional regulation and restrictions on the activities, practices and operations of banks and their holding companies. Congress and the federal banking agencies have broad authority to require all banks and holding companies to adhere to more rigorous or costly operating procedures, corporate governance procedures, or to engage in activities or practices which they would not otherwise elect. Any such requirement could adversely affect our business and results of operations.

        The Dodd-Frank Act.    The Dodd-Frank Act made significant changes to the current bank regulatory structure, which affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires a number of federal agencies to adopt a broad range of new rules and regulations, and to prepare various studies and reports for Congress. Although it is not possible to determine the ultimate impact of this statute until the extensive rulemaking is complete and becomes effective, the following provisions are considered to be of greatest significance to us:

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  Expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions.

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  Requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition.

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  Provides mortgage reform provisions regarding a customer's ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures.

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  Creates the CFPB, which has rulemaking authority for a wide range of consumer protection laws that apply to all banks, and has broad powers to supervise and enforce consumer protection laws.

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  Creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk.

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  Introduces additional corporate governance and executive compensation requirements on companies subject to the Exchange Act, as amended.

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  Permits FDIC-insured banks to pay interest on business demand deposits.

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  Codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength.

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  Makes permanent the $250 thousand limit for federal deposit insurance.

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  Permits national and state banks to establish interstate branches to the same extent as the branch host state allows establishment of in-state branches.

        The 2018 Act includes provisions revising Dodd-Frank Act provisions, including provisions that, among other things: (i) exempt banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans; (ii) exempt certain transactions valued at less than $400,000 in rural areas from appraisal requirements; (iii) exempt banks and credit unions that originate fewer than 500 open-end and 500 closed-end mortgages from HMDA's expanded data disclosures (the provision would not apply to nonbanks and would not exempt institutions from HMDA reporting altogether; (iv) amend the SAFE Mortgage Licensing Act by providing registered mortgage loan originators in good standing with 120 days of transitional authority to originate loans when moving from a federal depository institution to a non-depository institution or across state lines; (v) require the CFPB to clarify how TRID applies to mortgage assumption transactions and construction-to-permanent home loans as well as outline certain liabilities related to model disclosure use; (vi) revise treatment of HVCRE exposures; and (vii) create the simplified Community Bank Leverage Capital Ratio. The 2018 Act also exempts community banks from Section 13 of the Bank Holding Company Act, commonly referred to as the Volcker Rule, if they have less than $10 billion in total consolidated assets; and exempts banks with less than $10 billion in assets, and total trading assets and liabilities not exceeding more than five percent of their total assets from the Volcker Rule restrictions on trading with their own capital. The 2018 Act also adds certain protections for consumers, including veterans and active duty military personnel, expanded credit freezes and creation of an identity theft protection database.

        In addition, other new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on our business, financial condition and results of operations.

        Consumer Financial Protection Bureau.    The Dodd-Frank Act created the CFPB, a new, independent federal agency within the Federal Reserve having broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, the consumer financial privacy provisions of the GLB Act and certain other statutes. The CFPB has examination and primary enforcement authority with respect to depository institutions with $10 billion or more in assets. Smaller institutions, including the Bank, are subject to rules promulgated by the CFPB but continue to be examined and supervised by federal banking agencies for compliance with federal consumer protection laws and regulations. The CFPB also has authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations.

        The CFPB has proposed or issued a number of important rules affecting a wide range of consumer financial products. These rules may impact the profitability of our business activities, limit our ability to make, or the desirability of making, certain types of loans, including non-qualified mortgage loans, require us to change our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business or profitability. The changes may also require us to dedicate significant management attention and resources to evaluate and make necessary changes to comply with the new statutory and regulatory requirements.

        The CFPB has concentrated much of its rulemaking efforts on reforms related to residential mortgage transactions. The CFPB has issued rules related to a borrower's ability to repay and qualified mortgage standards, mortgage servicing standards, loan originator compensation standards, requirements for high-cost mortgages, appraisal and escrow standards and requirements for higher-priced mortgages. The CFPB has also issued rules establishing integrated disclosure requirements for lenders and settlement agents in connection with most closed end, real estate secured consumer loans. The Bank fully complies with these rules and expanding the scope of information lenders must report in connection with mortgage and other housing-related loan applications under the Home Mortgage Disclosure Act. These rules, which become effective on a rolling basis through January 1, 2019, include significant regulatory and compliance changes and are expected to have a broad impact on the financial services industry.

        The rule implementing the Dodd-Frank Act requirement that lenders determine whether a consumer has the ability to repay a mortgage loan, established certain minimum requirements for creditors when making ability to pay determinations, and established certain protections from liability for mortgages meeting the definition of "qualified mortgages." Generally, the rule applies to all consumer-purpose, closed-end loans secured by a dwelling including home-purchase loans, refinances and home equity loans—whether first or subordinate lien. The rule does not cover, among other things, home equity lines of credit or other open-end credit; temporary or "bridge" loans with a term of 12 months or less, such as a loan to finance the initial construction of a dwelling; a construction phase of 12 months or less of a construction-to-permanent loan; and business-purpose loans, even if secured by a dwelling. The rule afforded greater legal protections for lenders making qualified mortgages that are not "higher priced." Qualified mortgages must generally satisfy detailed requirements related to product features, underwriting standards, and a points and fees requirement whereby the total points and fees on a mortgage loan cannot exceed specified amounts or percentages of the total loan amount. Mandatory features of a qualified mortgage include: (1) a loan term not exceeding 30 years; and (2) regular periodic payments that do not result in negative amortization, deferral of principal repayment, or a balloon payment. Further, the rule clarified that qualified mortgages do not include "no-doc" loans and loans with negative amortization, interest-only payments, or balloon payments. The rule created special categories of qualified mortgages originated by certain smaller creditors. To the extent that we seek to make qualified mortgages, we are required to comply with these rules, subject to available exclusions. Our business strategy, product offerings, and profitability may change as the rule is interpreted by the regulators and courts.

        Financial Privacy.    Under the Federal Right to Privacy Act of 1978, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, financial institutions are required to disclose their policies for collecting and protecting confidential information. Consumers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

        Community Reinvestment Act.    The Community Reinvestment Act, or CRA, requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal banking agencies will evaluate the record of each financial institution in meeting the needs of its local community, including low- and moderate-income neighborhoods. Our Bank's record of performance under the CRA is publicly available. A bank's CRA performance is also considered in evaluating applications seeking approval for mergers, acquisitions, and new offices or facilities. Failure to adequately meet these criteria could result in additional requirements and limitations being imposed on the Bank. Additionally, we must publicly disclose the terms of certain CRA-related agreements.

        Fair and Responsible Banking.    Banks and other financial institutions are subject to numerous laws and regulations intended to promote fair and responsible banking and prohibit unlawful discrimination and unfair, deceptive or abusive practices in banking. These laws include, among others, the Dodd-Frank Act, Section 5 of the Federal Trade Commission Act, the Equal Credit Opportunity Act, and the Fair Housing Act.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, and actions by the U.S. Department of Justice and state attorneys general.

        FDIC Insurance Premiums.    FDIC-insured banks, such as the Bank, are required to pay deposit insurance assessments to the FDIC. The method by which the assessment is calculated was amended in a final rule that was adopted in April 2016, effective the third quarter of 2016. For banks with less than $10 billion in total consolidated assets, the assessment rate is calculated using a financial ratios method based on a statistical model estimating the bank's probability of failure over three years utilizing seven financial ratios (leverage ratio; net income before taxes/total assets; nonperforming loans and leases/gross assets; other real estate owned/gross assets; brokered deposit ratio; one year asset growth; and loan mix index) and a weighted average of supervisory ratings components. The final rule also eliminates the brokered deposit downward adjustment factor for such banks' assessment rates, providing a new brokered deposit ratio applicable to all small banks, whereby brokered deposits in excess of 10% of total consolidated assets (inclusive of reciprocal deposits if a bank is not well-capitalized or has a composite supervisory rating other than a 1 or 2) as a result of which assessment rates may be increased for banks which experience rapid growth; lowers the range of assessment rates authorized to 1.5 basis points for an institution posing the least risk, to 40 basis points for an institution posing the most risk; and will further lower the range of assessment rates if the reserve ratio of the Deposit Insurance Fund increases to 2% or more. Banks with over $10 billion in total consolidated assets are required to pay a surcharge of 4.5 basis points on their assessment basis, subject to certain adjustments. The FDIC may also impose special assessments from time to time. Under the 2017 Tax Act, FDIC insured institutions with assets in excess of $10 billion will be subject to a phase out of the deductibility of deposit insurance premiums. The FDIC may also impose special assessments from time to time.

        The Dodd-Frank Act permanently increased the maximum deposit insurance amount for banks, savings institutions and credit unions to $250 thousand per depositor. The Dodd-Frank Act also broadened the base for FDIC insurance assessments. Assessments are now based on a financial institution's average consolidated total assets less tangible equity capital. The Dodd-Frank Act requires the FDIC to increase the reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020 and eliminates the requirement that the FDIC pay dividends to insured depository institutions when the reserve ratio exceeds certain thresholds. The Dodd-Frank Act eliminated the statutory prohibition against the payment of interest on business checking accounts.

        Concentration and Risk Guidance.    The federal banking regulatory agencies issued joint interagency guidance regarding material direct and indirect asset and funding concentrations. The guidance defines a concentration as any of the following: (1) asset concentrations of 25% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by individual borrower, small interrelated group of individuals, single repayment source or individual project; (2) asset concentrations of 100% or more of Total Capital (loan related) or Tier 1 Capital (non-loan related) by industry, product line, type of collateral, or short-term obligations of one financial institution or affiliated group; (3) funding concentrations from a single source representing 10% or more of Total Assets; or (4) potentially volatile funding sources that when combined represent 25% or more of Total Assets (these sources may include brokered, large, high-rate, uninsured, internet-listing-service deposits, Federal funds purchased or other potentially volatile deposits or borrowings). If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, third party review and increasing capital requirements.

        Additionally, the federal bank regulatory agencies have issued guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that institutions that have (1) total reported loans for construction, land development, and other land which represent 100% or more of an institution's total risk-based capital; or (2) total reported commercial real estate loans, excluding loans secured by owner-occupied commercial real estate, representing 300% or more of the institution's total risk-based capital and the institution's commercial real estate loan portfolio has increased 50% or more during the prior 36 months, are identified as having potential commercial real estate concentration risk. Institutions, like the Bank, which are deemed to have concentrations in commercial real estate lending are expected to employ heightened levels of risk management with respect to their commercial real estate portfolios, and may be required to hold higher levels of capital.

        Increased Focus on Lending to Members of the Military.    The federal banking agencies and the DOJ have recently increased their focus on financial institution compliance with the Servicemembers Civil Relief Act, or SCRA. The SCRA requires a bank to cap the interest rate at 6% for any loan to a member of the military who goes on active duty after taking out the loan. It also limits the actions the Bank can take when a servicemember is in foreclosure.

        Limitations on Incentive Compensation.    In April 2016, the Federal Reserve and other federal financial agencies re-proposed restrictions on incentive-based compensation pursuant to Section 956 of the Dodd-Frank Act for financial institutions with $1 billion or more in total consolidated assets. For institutions with at least $1 billion but less than $50 billion in total consolidated assets, the proposal would impose principles-based restrictions that are broadly consistent with existing interagency guidance on incentive-based compensation. Such institutions would be prohibited from entering into incentive compensation arrangements that encourage inappropriate risks by the institution (1) by providing an executive officer, employee, director, principal shareholder or individuals who are "significant risk takers" with excessive compensation, fees, or benefits, or (2) that could lead to material financial loss to the institution. The proposal would also impose certain governance and recordkeeping requirements on institutions of our size. The Federal Reserve would reserve the authority to impose more stringent requirements on institutions of our size. We are evaluating the expected impact of the proposal on our business.

        Cybersecurity.    In March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution's management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution's operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If we fail to observe the regulatory guidance, we could be subject to various regulatory sanctions, including financial penalties. To date, we have not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, but our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

MANAGEMENT

        Set forth below is a description of the principal occupation and business experience of each of the directors and executive officers of the Company and the Bank. Except as expressly indicated below, each person has been engaged in his principal occupation for at least five years and has been a director of the Company and the Bank since their respective organization. Terms of service as director of the Company includes the term of service as a director of the Bank prior to the establishment of the Company as the holding company for the Bank. In accordance with the terms of our articles of incorporation, each of our directors is elected for a one-year term by a plurality vote, until the following annual meeting of shareholders, or until their successors are elected and qualified.

Directors

        Patricia A. Ferrick, 55, has served as President of the Company and Bank since June 2017, and previously served as Executive Vice President and Chief Financial Officer since the Bank's organization in 2007, and has served in the same capacity for the Company since its organization. Prior to joining the Bank, Ms. Ferrick served as Executive Vice President and Chief Financial Officer at both Potomac Bank of Virginia (2004-2006) and Southern Financial Bancorp, Inc. (2000-2004). Ms. Ferrick worked for KPMG (formerly Peat Marwick) as an auditor and obtained her CPA license before serving as an internal auditor and later controller at various banks in the Washington, D.C. area. Ms. Ferrick has served as a director of Ronald McDonald House Charities of Washington, D.C. from 2011 to 2017, and is currently serving as a director of the Virginia Association of Community Banks. Ms. Ferrick joined the board of directors in 2017.

        L. Burwell Gunn, 73, is currently the Vice Chairman of the board of directors, and served as President and Vice Chairman of the board of directors from 2008 to 2014 and as Chief Operations Officer from 2008 until his retirement in 2012. Prior to joining the Bank, he was Senior Vice President, Senior Lender and Not for Profit Division Head at Commerce Bank from 2005 to 2008 and Managing Director for Provident Bank for Metro Washington and Richmond from 2002 to 2005. Mr. Gunn founded Cardinal Financial Corporation, and has held various other senior commercial lending positions. Mr. Gunn has over 42 years of banking experience.

        Scott Laughlin, 49, has served as a director since 2010. Mr. Laughlin has served as a board member of Arlington-based LM&O Advertising since 2002 and has been an executive of LM&O Advertising since 2008. From 2013 to 2016, Mr. Laughlin served as venture partner with Ardent Capital, a private equity firm focused on investments in Southeast Asia. He is an entrepreneur and venture investor who has participated in several notable emerging technology company successes, including LinkExchange, Zappos.com, Xythos Software and TellMe Networks. He is a graduate of Princeton University.

        Thomas L. Patterson, 66, has served as a director since organization of the Bank in 2007. Mr. Patterson practiced commercial and real estate law and general business law in Virginia, Maryland, and the District of Columbia for over 30 years until his retirement in 2010. He graduated magna cum laude from Bucknell University, and is a graduate of the Georgetown University Law Center. Mr. Patterson was an organizing director, board member and member of the audit committee of James Monroe Bank from 1998 until its sale to Mercantile Bankshares Corporation in 2006.

        David W. Pijor, 65, has served as Chairman and Chief Executive Officer since the organization of the Bank in 2007, and also served as President from 2014 to 2017. Mr. Pijor was the founding Chairman of the board of directors of James Monroe Bank and was instrumental in guiding James Monroe Bank through all stages of its successful history, from its initial organization through its sale to Mercantile Bankshares Corporation. Prior to becoming Chairman and Chief Executive Officer, Mr. Pijor was an attorney practicing corporate and tax law in Fairfax, Virginia for over 29 years. Mr. Pijor graduated from the University of Michigan, with honors in economics with high distinction and is a graduate of Georgetown University Law Center.

        Devin Satz, 65, has served as a director since the organization of the Bank in 2007. Mr. Satz, currently retired, was the founder and, until its sale to IMS Health Incorporated in 2005, the President and Chief Executive Officer of Synchronous Knowledge, Inc., a health service research company analyzing electronic medical records for, among other clients, the U.S. Air Force. In 2016, Mr. Satz cofounded Drey Capital Group LLC to make the benefits of captive insurance available to small and mid-sized businesses. Among Mr. Satz's academic achievements are degrees in biology and electrical engineering from Case Western Reserve University and Cleveland State University and a master's degree in biomedical engineering from Duke University.

        Lawrence W. Schwartz, 64, has served as a director since the organization of the Bank in 2007. Mr. Schwartz is a certified public accountant who has operated CPA firms since 1984, and has been a partner with PBMares LLP, an accounting and business advisory firm, and its predecessor firms since 2013. Mr. Schwartz was a founding director and Chair of the audit committee for BankAnnapolis from 1990 until its sale in 2013. He also served from 1997 to 2014 as an adjunct professor of accountancy at George Washington University. He received his BS in Business at the University of Florida and an MBA from The George Washington University.

        Sidney G. Simmonds, 61, joined the board of directors in 2012 as a result of the Bank's acquisition of 1st Commonwealth Bank of Virginia in October 2012, where he was Chairman of the Board of Directors. Mr. Simmonds has been the President of Simmonds & Klima, Ltd., a Certified Public Accounting and business consulting firm in Arlington, Virginia since 1981. Mr. Simmonds is Vice Chairman of the Virginia Hospital Center Health Care System.

        Daniel M. Testa, 71, has served as a director since the organization of the Bank in 2007. Mr. Testa was previously the owner, President and Chief Executive Officer of TCI, a leading full service voice and data systems integration company, serving the Washington, D.C. metropolitan area since 1980 until its sale in 2016 and has since served as a consultant for TCI's executive team. Mr. Testa has been the Chairman and Chief Executive Officer of People 2 People of D.C., LLC, an Executive Level Networking/Consulting firm since 2015. Mr. Testa graduated from Quinnipiac University with a Bachelor of Science in marketing.

        Philip R. Wills, III ("Trey"), 51, has served as a director since 2010. Mr. Wills is a third generation real estate developer based in the Washington, D.C. metro area with Wills Companies where he has been Principal since its formation in 1992. Mr. Wills brings more than 30 years of real estate knowledge to the Bank. His broad range of expertise includes project financing, land development, property sales and acquisitions, leasing, property management and construction management, across all market segments.

        Steven M. Wiltse, CPA, 61, joined the board of directors in 2017. Mr. Wiltse has been a retired Partner of BDO USA, LLP since 2014 and previously a Partner with the public accounting firm Argy, Wiltse, Robinson, P.C., from its organization in 1991 until to its acquisition by BDO USA, LLP. in November 2012, He served as a board member of Cardinal Bank from 2012 until 2017 when it was acquired by United Bank, and was also a director of EagleBank from 2010 to 2011.

Prospective Director

        Morton A. Bender, 85, is Chairman of the Board, President and principal owner of Colombo. Mr. Bender, retired from active employment, also is a real estate developer, investor and philanthropist. As a director, Mr. Bender brings extensive experience in real estate, investment and general business matters with strong ties to the Washington, D.C. area business community. Mr. Bender has been a director of Colombo since 2002 and was a director of Independence Federal Savings Bank and, jointly with his spouse, was the majority stockholder of Independence Federal Savings Bank prior to its merger with Colombo in November 2013.

Director Independence

        Under the rules of Nasdaq, a majority of the members of the board of directors must be "independent directors." The rules of Nasdaq, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our board of directors has affirmatively determined that each director, other than Mr. Pijor and Ms. Ferrick, is an "independent director" as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The board of directors has also determined that the members of the Audit Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules. In making these determinations, the board of directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business, the arrangements which are disclosed under "Certain Relationships and Related Transactions," and the compensation arrangements described under "Executive Compensation" and "Director Compensation."

Board Leadership Structure

        Our board of directors does not have a policy requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. It is our board's view that rather than having a rigid policy, the board of directors, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Since our formation, the positions of Chairman and Chief Executive Officer have been combined and held by Mr. Pijor. We believe this board leadership structure is the most appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the board of directors as a whole. As noted above, Mr. Pijor is not considered to be "independent" under Nasdaq rules.

        Because the Chairman of the Board is not an independent director, we have a separate lead independent director who organizes and presides at sessions of our independent directors. Currently, Mr. Gunn will serve as our lead independent director. Consistent with Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Pijor present.

Board Oversight of Risk Management

        Our board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks we face.

        Our full board of directors oversees our risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our full board of directors also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management. The Audit Committee of our board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of our board of directors has primary responsibility for, among other things, reviewing and recommending compensation arrangements with our Chief Executive Officer and other executive officers; administering equity compensation plans; and reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. The Governance and Nominating Committee of our board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest.

        Our executive management team is responsible for implementing and reporting to our board of directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our executive management team is also responsible for creating and recommending to our board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

        The role of our board of directors in our risk oversight is consistent with our leadership structure, with the members of our executive management team having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

        Upon completion of the offering, none of the members of our Compensation Committee will be or will have been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Committees

        Our board of directors has established three standing committees in connection with the discharge of its responsibilities—the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. These committees perform the same functions for the Bank. Our board of directors also maintains the authority to appoint additional committees to perform certain management and administrative functions. Our board has adopted written charters for each of these committees, a copy of which will be available, upon completion of the offering, on our website at www.fvcbank.com. As necessary from time to time, special committees may be established by our board of directors to address certain issues.

        Audit Committee.    Our Audit Committee consists of Messrs. Laughlin, Schwartz (Chair) and Simmonds. Our Audit Committee is responsible for, among other things: monitoring the integrity of, and assessing the adequacy of, our financial statements, the financial reporting process and our system of internal accounting and financial controls; selecting our independent public accounting firm and assessing its qualifications, independence and performance; monitoring the internal audit function; reviewing and, if appropriate, pre-approving all auditing and permissible non-audit services performed by the independent accounting firm; assisting our board in ensuring compliance with laws, regulations, policies and procedures; and overseeing the effectiveness of our risk management structure and systems. The Audit Committee has the authority to retain special counsel and other advisors to assist in carrying out its responsibilities.

        Our board of directors has affirmatively determined that each of Messrs. Laughlin, Schwartz and Simmonds satisfies the requirements for independence as an audit committee member and that all satisfy the requirement for financial literacy under the rules and regulations of Nasdaq and the SEC. Mr. Schwartz qualifies as an "audit committee financial expert" as defined in the SEC rules and satisfies the financial sophistication requirements of the Nasdaq.

        Compensation Committee.    Our Compensation Committee consists of Messrs. Patterson, Testa (Chair) and Wills, each of whom is a nonemployee member of our board of directors. The committee is responsible for, among other things, reviewing and recommending compensation arrangements with our Chief Executive Officer and other executive officers; administering equity compensation plans; and reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee has retained the services of an independent compensation consultant, Compensation Advisors, to review executive compensation benchmarking, peer review and provide a recommendation with respect to our executive compensation. Following completion of this offering, the Compensation Committee will review and recommend to the board of directors the compensation for all of our executive officers.

        Our board of directors has affirmatively determined that each of Messrs. Patterson, Testa and Wills satisfies the requirements for independence under the rules of Nasdaq and the SEC, and as a "non-employee director" for purposes of the Exchange Act Rule 16b-3.

        Governance and Nominating Committee.    Our newly formed Governance and Nominating Committee consists of Messrs. Gunn (Chair), Testa and Wiltse, each of whom is a nonemployee member of our board of directors. The committee is responsible for, among other things, identifying and recommending to our board of directors qualified individuals to become directors; nominating candidates for election to our board to fill vacancies; and assisting our board in establishing and maintaining effective corporate governance practices. The Nominating Committee has the authority to retain special counsel and other advisors to assist in carrying out its responsibilities.

        Our board of directors has affirmatively determined that each of Messrs. Gunn, Testa and Wiltse satisfies the requirements for independence under the rules of Nasdaq and the SEC for purposes of nominating committee service.

Code of Business Conduct and Ethics

        Prior to completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our directors and employees. The code will set forth the standard of ethics that we expect all of our directors and employees to follow. Upon completion of this offering, our code of business conduct and ethics will be available on our website at www.fvcbank.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by Nasdaq rules.

Executive Officers Who Are Not Directors

        The following information is provided with respect to the current executive officers of the Bank who are not directors.

Name	Age	Position
William G. Byers	56	Chief Lending Officer and Executive Vice President of Company and Bank
Jennifer L. Deacon	44	Chief Financial Officer and Executive Vice President of Company and Bank
B. Todd Dempsey	60	Chief Operating Officer and Executive Vice President of Company and Bank
Sharon L. Jackson	58	Chief Deposit Officer and Executive Vice President of Company and Bank
Michael G. Nassy	43	Chief Credit Officer and Executive Vice President of Company and Bank

Background and Experience of Executive Officers

        William G. Byers serves as Executive Vice President and Chief Lending Officer of the Company and the Bank. Prior to joining the Bank in 2011, Mr. Byers worked with Middleburg Bank, Wachovia Bank and Citibank in the area of commercial real estate finance. Mr. Byers holds a BA in Political Science from Pennsylvania State University and an MS in Business Administration from Strayer University in Washington, D.C. Mr. Byers serves as Director of the Loudoun County Economic Development Authority and Loudoun Water.

        Jennifer L. Deacon has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since September 2017. Prior to joining the Company, she served as Executive Vice President and Chief Accounting Officer of Cardinal Financial Corporation, and its subsidiary, Cardinal Bank, McLean, Virginia since June 2013. Ms. Deacon served in progressively senior roles at Cardinal Bank since joining that institution in 1998. Ms. Deacon is a licensed CPA and holds a BS in Accounting and an Executive MBA from George Mason University.

        B. Todd Dempsey currently serves as Executive Vice President and Chief Operating Officer of the Company and the Bank. A founding Officer of the Bank, Mr. Dempsey oversees the support functions of the Bank including IT, deposit operations, compliance and facilities management. During his 37-year banking career, Dempsey served in various management and credit related functions, last as Senior Vice President at United Bank. An active community member, Dempsey enjoys coaching youth sports and supporting Rotary International activities.

        Sharon L. Jackson currently serves as Executive Vice President and Chief Deposit Officer of the Company and the Bank, leading the retail, business development and cash management teams. Prior to joining the Bank in 2016, Ms. Jackson held various positions with Virginia financial institutions but most recently served as Executive Vice President, Director of Business Development for MainStreet Bank from 2009 until 2016. She currently serves on the board of directors of the Central Fairfax Chamber of Commerce and on the board of Foundation Fighting Blindness. Ms. Jackson is a graduate of University of Virginia Bankers School of Bank Management and ICBA Executive Leadership Program.

        Michael G. Nassy serves as Chief Credit Officer and Executive Vice President of the Company and the Bank. Prior to joining the Bank in 2012, Mr. Nassy worked at City First Bank of D.C. N.A., National Cooperative Bank, and Wachovia Bank. Mr. Nassy is responsible for setting the credit culture for the Bank and overseeing all credit-related activities and loan policies and procedures. Mr. Nassy holds a BS in Management from St. John's University and serves as an honorary board member for N Street Village and incoming board member for The Risk Management Association.

Prospective Executive Officer

        Gilbert F. Kennedy, III, serves as President and Chief Executive Officer of Colombo, a position that he has held since July 2012. Mr. Kennedy is a 38-year veteran of the banking industry. Prior to joining Colombo, Mr. Kennedy served as Chief Special Asset Officer of Essex Bank, where he was instrumental in Essex Bank's efforts to be relieved of their written agreement with the Federal Reserve. Mr. Kennedy held senior level positions at Bay National Bank (June 2005 to October 2009), Susquehanna Bank (February 2002 to December 2004), Provident Bank (January 1998 to February 2002) and Signet Bank (1980 to 1997). Mr. Kennedy is knowledgeable in all aspects of commercial and real estate lending, equipment finance, asset-backed lending and problem asset resolution work. Mr. Kennedy received his BA and MBA from Loyola University Maryland. Mr. Kennedy has been a director of Colombo since 2012. Upon consummation of the merger, Mr. Kennedy will serve as our Executive Vice President—Market President Washington, D.C./Maryland.

EXECUTIVE COMPENSATION

        As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies" as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our "named executive officers."

        The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program following this offering could vary from our historical practices.

        Our named executive officers for 2017 are:

  •
  David W. Pijor, Chairman and Chief Executive Officer;

  •
  Patricia A. Ferrick, President; and

  •
  B. Todd Dempsey, Executive Vice President and Chief Operating Officer.

Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to our named executive officers for the fiscal years ended December 31, 2017 and December 31, 2016.

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
David W. Pijor, Chief Executive	2017	$505,833	$550,000	$157,950	$—	$43,478	$1,257,261
Officer	2016	451,667	460,000	—	177,969	29,890	1,119,526
Patricia A. Ferrick,	2017	288,375	75,000	105,300	—	8,197	476,872
President(4)	2016	241,665	50,000	—	67,627	8,756	368,048
B. Todd Dempsey, EVP &	2017	257,133	60,000	87,750	—	9,127	414,010
Chief Operating Officer	2016	229,162	40,000	—	49,831	6,797	325,790

(1)
Represents the grant date fair value of awards of time vested restricted stock units granted on December 22, 2017 for performance during the year indicated. The fair value of $17.55 was determined in accordance with FASB ASC Topic 718, based on the closing price on December 22, 2017.

(2)
Represents the grant date fair value of awards of options for performance during the year indicated, calculated using a Black-Scholes option pricing model. For information regarding the assumptions used in calculating grant date fair value, please refer to Notes 1 and 14 to our consolidated financial statements for the year ended December 31, 2017.

(3)
Other compensation consisted of the following items:

Name	Year	Car Allowance	Insurance Premiums	401(k) Matching Contributions	Total
David W. Pijor	2017	$12,000	$22,028	$9,450	$43,478
	2016	12,000	14,056	3,834	29,890
Patricia A. Ferrick	2017	—	1,006	7,191	8,197
	2016	—	483	8,273	8,756
B. Todd Dempsey	2017	—	1,441	7,686	9,127
	2016	—	851	5,946	6,797
(4)
Ms. Ferrick was promoted to her current position in June 2017.

Narrative Discussion of Summary Compensation Table

        Over the last several years, we have compensated our named executive officers through a combination of base salary, cash bonuses, equity based instruments, including stock option awards and restricted stock units, and other benefits including perquisites. Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of our Bank. The compensation of the named executive officers in the Summary Compensation Table is not necessarily indicative of how we will compensate our named executive officers in the future. We plan to continue to review, evaluate and modify our compensation framework to ensure that our executive officer compensation packages remain competitive, achieve our desired goals and remain consistent with our compensation philosophy.

        Base Salary.    The base salary of our Chief Executive Officer has historically been reviewed and set annually by the Compensation Committee of the board as part of our performance review process. In establishing the base salary for our Chief Executive Officer, our board has relied on external market data obtained from outside sources. In addition to considering the information from such sources, the board has considered the Chief Executive Officer's:

  •
  scope of responsibility;

  •
  years of experience;

  •
  the types and amount of the elements of compensation to be paid;

  •
  individual performance and contributions to our performance, including leadership and team work.

        Our financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the banking regulatory agencies are also an important considerations in the Chief Executive Officer's compensation.

        Mr. Pijor, Ms. Ferrick and Mr. Dempsey are currently entitled to annual base salaries of $590,000, $340,000 and $272,646, respectively.

        Prior to this offering, the compensation of our other executive officers, including our named executive officers other than Mr. Pijor and, since her promotion to President, Ms. Ferrick, was recommended to the board of directors by Mr. Pijor and Ms. Ferrick. Prior to Ms. Ferrick's promotion, the compensation of other executive officers was recommended to the board of directors by Mr. Pijor. Following this offering, the Compensation Committee will recommend to the board of directors the compensation of all of our executive officers, with input from Mr. Pijor and Ms. Ferrick.

        Cash Bonuses.    Our named executive officers are eligible to receive an annual cash bonus. These bonuses are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. These bonuses are subject to the discretion of the board of directors each year as to whether and in what amounts they will be paid. Generally, payment of a bonus is contingent upon the performance of the named executive officer and the overall performance of the Bank, including, generally, the satisfaction of minimum performance levels, below which no award will be made.

        2008 Plan.    The Company maintains the Amended and Restated 2008 Stock Incentive Plan, or the 2008 Plan, which was adopted by the Bank and assumed by the Company in connection with the formation of the holding company, to attract, retain, and motivate key officers and directors by providing them with a stake in the success of the Company as measured by the value of its shares.

        The purpose of the 2008 Plan is to advance the interests of the Company by providing directors and selected key employees of the Company with the opportunity to acquire shares of common stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and key employees of the Company and any affiliate to promote the success of the business as measured by the value of its shares, and to increase the commonality of interests among directors, key employees and other shareholders.

        Under the 2008 Plan, incentive stock options, or ISOs, non-incentive stock options, or Non-ISOs and together with ISOs, options, shares of restricted stock and restricted stock units may be awarded to such officers and employees as the Compensation Committee may designate, and Non-ISOs, shares of restricted stock and restricted stock units may be awarded to directors.

        The 2008 Plan, as amended at the 2018 Annual Meeting of Shareholders, provides for the issuance of up to 2,729,296 shares of common stock. The total number of shares subject to issuance under the plan (excluding 425,722 shares subject to exercised options) is 2,297,716, representing approximately 20.8% of the number of shares outstanding assuming the issuance of all shares subject to the 2008 Plan, and approximately        % of the number of shares which would be outstanding assuming issuance of all shares being offered hereby and the issuance of all shares subject to the 2008 Plan, and without the exercise of the underwriters' over-allotment option. As of June 30, 2018, options to purchase 1,991,363 shares of common stock were outstanding under the 2008 Plan, of which 1,729,092 were currently exercisable, and unvested awards of 65,475 restricted stock units were outstanding.

Additionally, options to acquire 48,852 shares were outstanding under the option plan we assumed in connection with the acquisition of 1st Commonwealth Bank of Virginia.

        401(k) Plan.    Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2017 and 2016, may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and as such make matching contributions of up to 100% of employee salary contribution deferrals up to 1% of pay and 50% of employee salary contributions that exceed 1% but do not exceed 6%, subject to a cap of $55 thousand for any employee in 2018. An employee must contribute to receive the matching contribution.

        Health and Welfare Benefits.    Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

        Perquisites.    We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Please refer to the Summary Compensation Table for a description of the types of perquisites provide to our named executive officers.

        We do not maintain any: defined benefit retirement plans; any nonqualified deferred compensation programs or arrangements; or any non-equity incentive plans or compensation programs; for the benefit of our named executive officers or in which they may participate.

Outstanding Equity Awards at Year End

        The following table sets forth, on an award by award basis, information concerning all awards of stock options, and unvested restricted stock and restricted stock units held by named executive officers at December 31, 2017. All options were granted with an exercise price of 100% of market value as determined in accordance with the 2008 Plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(7)	Market Value of Shares or Units of Stock that Have Not Vested(8)
David W. Pijor	78,125	—		$5.12	6/26/2018	9,000	$157,680
	34,178	—		6.40	3/1/2021
	48,827	—		6.91	3/1/2022
	68,358	—		7.17	3/1/2023
	78,125	—		6.95	6/26/2024
	39,062	39,063	(1)	8.56	3/1/2025
	19,531	58,594	(2)	11.52	5/19/2026
Patricia A. Ferrick	10,507	—		$5.12	6/26/2018	6,000	$105,120
	13,671	—		6.40	3/1/2021
	23,437	—		6.91	3/1/2022
	27,343	—		7.17	3/1/2023
	27,343	—		6.95	6/26/2024
	15,625	15,625	(3)	8.56	3/1/2025
	7,241	22,446	(4)	11.52	5/19/2026
B. Todd Dempsey	13,671	—		$5.12	6/26/2018	5,000	$87,600
	13,671	—		6.40	3/1/2021
	23,437	—		6.91	3/1/2022
	25,390	—		7.17	3/1/2023
	25,390	—		6.95	6/26/2024
	13,671	13,672	(5)	8.56	3/1/2025
	5,468	16,407	(6)	11.52	5/19/2026

(1)
These stock option awards were granted on March 1, 2015. Each award vests annually with respect to 19,531 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(2)
These stock option awards were granted on May 19, 2016. Each award vests annually with respect to 19,531 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(3)
These stock option awards were granted on March 1, 2015. Each award vests annually with respect to 7,812 additional shares or 25% per year on the anniversary of the grant date, provided she remains employed with us.

(4)
These stock option awards were granted on May 19, 2016. Each award vests annually with respect to 7,421 additional shares or 25% per year on the anniversary of the grant date, provided she remains employed with us.

(5)
These stock option awards were granted on March 1, 2015. Each award vests annually with respect to 6,835 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(6)
These stock option awards were granted on May 19, 2016. Each award vests annually with respect to 5,468 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(7)
Each of the named executive officers received restricted stock units during 2017. The grant date for the restricted stock units to each of the named executive officers is December 22, 2017. The vesting period for each of the restricted stock units is 25% per year on the anniversary of the grant over the next four years.

(8)
Based on the $17.52 closing price of the common stock on December 29, 2017.

Employment Agreements, Change in Control Agreements and Benefit Plans

  Employment Agreement.

        The Bank and Mr. Pijor have entered into an employment agreement dated as of October 1, 2014, pursuant to which he serves in his capacity as Chief Executive Officer of the Bank. The current term of the agreement extends until October 1, 2018. The term will automatically renew for successive one year terms unless either Mr. Pijor or the Bank gives written notice, at least 120 days before the end of the then current term, of an intent not to renew, or if the agreement is otherwise terminated early. Under the agreement, Mr. Pijor receives a current base salary of $590,000 and a bonus based upon a combination of personal performance and Bank performance goals, as determined by the Board of Directors. In the event of termination of the Agreement as a result of death or disability, Mr. Pijor or his estate would, for six months following his termination, be entitled to all compensation and benefits which Mr. Pijor would be entitled to receive absent such termination. Mr. Pijor is entitled to participate in the Company's generally available benefit plans, a monthly car allowance of $1,000, and $1,000,000 of Bank paid life insurance.

        In the event of a termination of the agreement by the Bank without cause, as defined in the agreement, and subject to his timely execution and delivery of a general release, and to his continued compliance with certain noncompetition and nonsolicitation provisions of the agreement, Mr. Pijor would be entitled to receive salary at his then current rate and payment of his health insurance premiums under COBRA, to the extent he is eligible for such benefits, for a period of two years.

        In the event that Mr. Pijor's employment is terminated without cause within 120 days immediately prior to and in conjunction with a change in control or within 12 months following consummation of a change in control, or if he terminates his employment within 12 months following consummation of a change in control, because his compensation, benefits, title, duties, responsibilities or position have been materially reduced such that he is not in a comparable position (with materially comparable compensation, benefits, title, duties, responsibilities or position, or is not located within 50 miles of his primary worksite) to the position he held immediately prior to the change in control, then, subject to his timely execution and delivery of a general release, Mr. Pijor would be entitled to receive a lump-sum cash payment equal to 2.99 times the sum of his salary at the highest rate in effect during the 12 months immediately preceding his termination date and cash bonuses received during the 12 months immediately preceding his termination date, subject to reduction to avoid such payments being excess parachute payments.

        Mr. Pijor's agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of two years following his termination or the expiration of the agreement, Mr. Pijor is prohibited, absent the prior approval of a majority of the board of directors, from providing any advice, assistance or services to any competitive business or to any person that is attempting to form or acquire a competitive business if such competitive business operates, or is planning to operate, any office, branch or other facility that is, or is proposed to be, located within a 25 mile radius of the Bank's headquarters or any branch or office, in any capacity, whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise. During such period, he also agrees that he will not directly or indirectly, for himself or any other person, in any capacity, induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other person that has a business relationship with any Bank entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship; solicit any customer for the purpose of providing any competitive products or services; or solicit any employee to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other competitive business.

  Change in Control Agreement.

        The Company and Ms. Ferrick have entered into a Change in Control Agreement dated as of March 9, 2018. The term of the agreement is three years, and renews on each anniversary of the date of the agreement for an additional one year, unless either party give prior notice of an intention not to renew. In the event that Ms. Ferrick's employment is terminated without cause (as defined in the agreement) beginning on the earlier of (i) the date the Company enters into a definitive agreement for a transaction which would if consummated constitute a change in control, or (ii) three months prior the effectiveness of a change in control, and ending one year after the effectiveness of the change in control, or if (x) as of the effective date of the change in control, Ms. Ferrick has not been offered a position with the surviving or resulting entity following the change in control that is at least comparable (including materially comparable compensation, benefits, title, duties, responsibilities or position, and is located within thirty five (35) miles of her primary worksite) to the position she held immediately prior to the effectiveness of the change in control, and (y) she does not accept a position with the surviving or resulting entity which is not a comparable position (other than a temporary position or consulting arrangement with a term of not more than 180 days following the effectiveness of the change in control), then subject to timely execution and delivery of a general release, Ms. Ferrick would be entitled to receive a lump-sum cash payment equal to 1.99 times the sum of (a) her then current base salary and (b) cash bonuses received during the twelve month period immediately preceding her last day of employment, and twelve months of health insurance premiums, subject to reduction to avoid such payments being excess parachute payments.

        Ms. Ferrick's agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of one year following her termination or the expiration of the agreement, Ms. Ferrick is prohibited, absent the prior approval of a majority of the board of directors, from providing any advice, assistance or services to any competitive business or to any person that is attempting to form or acquire a competitive business if such competitive business operates, or is planning to operate, any office, branch or other facility that is, or is proposed to be, located within a twenty-five (25) mile radius of the Bank's headquarters or any branch or office, in any capacity, whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise. During such period, she also agrees that she will not directly or indirectly, for herself or any other person, in any capacity, induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other person that has a business relationship with any Bank entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship; solicit any customer for the purpose of providing any competitive products or services; or solicit any employee to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other competitive business.

Director Compensation

        The following table sets forth information regarding compensation paid to non-employee directors of the Company during the year ended December 31, 2017 for service as members of our boards of directors and committees. Members of the board of directors who are employees do not receive additional cash compensation for service on the board of directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(4)	Total
L. Burwell Gunn	$46,383	$28,080	$—	$74,463
Scott Laughlin	45,733	28,080	—	73,813
Thomas L. Patterson	48,583	28,080	—	76,663
Devin Satz	45,383	28,080	—	73,463
Lawrence W. Schwartz	48,333	28,080	—	76,413
Sidney G. Simmonds	44,733	28,080	—	72,813
Daniel M. Testa	44,883	28,080	—	72,963
Philip R. Wills, III	45,933	28,080	—	74,013
Steven Wiltse	14,667	28,080	—	42,747

(1)
Represents the grant date fair value of 1,600 restricted stock units awarded during 2017, based on the closing price for the common stock of $17.55 on December 22, 2017. At December 31, 2017, the non-employee directors each had unvested awards of 1,600 restricted stock units. At December 31, 2017, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock, and in the case of Mr. Simmonds, warrants, as follows: Mr. Gunn—107,507 shares; Mr. Laughlin—105,973 shares; Mr. Patterson—110,655 shares; Mr. Satz—116,028 shares; Mr. Schwartz—93,836 shares; Mr. Simmonds—74,999 shares; Mr. Testa—125,111 shares; Mr. Wills—107,144 shares; Mr. Wiltse—0 shares.

        During 2017, each non-employee director received as cash compensation for service as a member of the Company and Bank boards of directors: (1) an annual retainer of $32,000; (2) a payment for attendance at each board meeting of $800; (3) payments for attendance at each Director Loan Committee, Audit Committee, Asset-Liability Management Committee and Compensation Committee of $350, $300 ($400 for Committee Chairperson), $200 and $1,000, respectively. For 2018, non-employee directors are entitled to receive compensation as follows: (1) an annual retainer of $35,000; (2) a payment for attendance at each board meeting of $800; (3) payments for attendance at each Director Loan Committee, Audit Committee, Asset-Liability Management Committee and Compensation Committee of $350, $300 ($400 for Committee Chairperson), $200 and $1,000 ($2,000 for Committee Chairperson), respectively.

Certain Relationships and Related Transactions

        The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company's directors, executive officers, and their associates. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to insiders and their related interests require approval by the Bank Board of Directors, with any interested director not participating. The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

        The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company and their related interests during the year ended December 31, 2017 amounted to $11.5 million, representing approximately 11.7% of the Company's total shareholders' equity at December 31, 2017. In the opinion of the board of directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties. On December 31, 2017, $9.0 million of loans were outstanding to individuals who, during 2017, were officers, directors or affiliates of the Company. At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were reported as a nonaccrual, past due, troubled debt restructuring or potential problem loan in the Company's financial statement for the year ended December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information about the beneficial ownership of our common stock as of June 30, 2018, for:

  •
  each of our directors and named executive officers individually;

  •
  all of our directors and executive officers as a group; and

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to equity awards within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner.

        The percentage of beneficial ownership after the offering is based on                shares of common stock outstanding after the completion of this offering assuming no exercise of the underwriters' over-allotment option, and                shares of our common stock to be outstanding after the completion of this offering, assuming exercise in full of the underwriters' over-allotment option. The following table does not reflect any shares of our common stock that our directors or officers may purchase in this offering through the directed share program described under "Underwriting."

			Immediately Following Offering				Immediately Following Offering and Merger(1)
	Prior to Offering		Assuming underwriters' over-allotment option is not exercised		Assuming underwriters' over-allotment option is exercised in full		Assuming underwriters' over-allotment option is not exercised		Assuming underwriters' over-allotment option is exercised in full
Name	Number of Shares(2)	Percent(3)	Number of Shares(2)	Percent(3)	Number of Shares(2)	Percent(3)	Number of Shares(2)	Percent(3)	Number of Shares(2)	Percent(3)
Directors
Patricia A. Ferrick	159,512	1.42%
L. Burwell Gunn	110,830	0.99%
Scott Laughlin(4)	157,580	1.41%
Thomas L. Patterson	194,563	1.74%
David W. Pijor(5)	696,045	6.10%
Devin Satz(6)	170,910	1.53%
Lawrence W. Schwartz	138,720	1.24%
Sidney G. Simmonds	89,847	0.81%
Daniel M. Testa(7)	215,143	1.92%
Philip R. Wills III(8)	261,818	2.34%
Steven M. Wiltse	11,132	0.10%
Named Executive Officers who are not Directors
B. Todd Dempsey	137,689	1.23%
All directors and executive officers of the Company as a group (16 persons)	2,578,511	20.65%
Five percent shareholders
Nino R. Vaghi(9)	700,494	6.32%

(1)
Assuming the issuance of                shares in the merger, based on an average price of $            (the midpoint of the range set forth on the cover page of this prospectus) and assuming that no Colombo shareholder elected to receive all cash consideration.

(2)
Includes options to purchase common stock for individual directors and executive officers, and in the case of Mr. Simmonds, warrants, as follows: Ms. Ferrick—130,074; Mr. Gunn—94,030 shares; Mr. Laughlin—92,496 shares; Mr. Patterson—97,178 shares; Mr. Pijor—327,143 shares; Mr. Satz—96,693 shares; Mr. Schwartz—58,361 shares; Mr. Simmonds—64,895 shares; Mr. Testa—105,776 shares; Mr. Wills—93,667 shares; Mr. Wiltse—0 shares; and Mr. Dempsey—119,332 shares. For all directors and executive officers as a group, includes options and warrants to purchase an aggregate of 1,409,202 shares of common stock. For Mr. Vaghi, a former director of the Bank, includes options to purchase 15,553 shares of common stock.

(3)
Represents percentage of 11,076,266 shares issued and outstanding as of June 30, 2018, except with respect to directors and executive officers holding options exercisable within 60 days of said date, in which event, represents percentage of shares issued and outstanding plus the number of the number of shares with respect to which such person holds options exercisable within 60 days of June 30, 2018.

(4)
Includes 40,425 shares held jointly with Mr. Laughlin's spouse.

(5)
Includes 2,252 shares held by Mr. Pijor's spouse and 117,187 shares owned by a relative as to which Mr. Pijor has voting power.

(6)
Includes 67,382 shares held jointly with Mr. Satz's spouse and 2,500 shares held by Mr. Satz's children.

(7)
Includes 5,858 shares held by Mr. Testa's spouse.

(8)
Includes 68,772 shares held by Mr. Wills' spouse, 29,930 shares held by Mr. Wills' children and 58,593 shares held by a limited liability company over which Mr. Wills has voting power.

(9)
Mr. Vaghi's address is 4225 Dresden Street, Kensington, Maryland 20895.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a summary of the material rights of our capital stock and related provisions of our articles of incorporation, or articles, and bylaws, as currently in effect. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents for a more complete understanding of shareholder rights.

General

        We are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of the date hereof, there were                shares of common stock outstanding, and no shares of preferred stock designated or outstanding.

        If all                shares are sold in this offering, we anticipate that there will be                shares of our common stock and no shares of preferred stock outstanding upon the conclusion of this offering.

        We have entered into the merger agreement with Colombo. The number of shares of common stock we will issue in the merger is subject to fluctuation, based on the average closing price of our common stock during a five day period ending shortly before closing of the merger. If the average closing price were $            per share (the midpoint of the range set forth on the cover page of this prospectus), then we would issue approximately              shares of common stock to former shareholders of Colombo.

        An aggregate of 2,297,716 shares of common stock are reserved for issuance under our equity compensation plans.

        Because we are a holding company, our rights to participate in any distribution of assets of any subsidiary, including the Bank, upon its liquidation or reorganization or otherwise (and the ability of our shareholders to benefit indirectly from such a distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of that subsidiary with recognized claims. Claims on our subsidiaries by creditors other than the Company will include substantial obligations with respect to deposit liabilities and purchased funds.

        Common Stock.    Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock. Holders of shares of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. Our ability to pay dividends will be dependent upon the Bank's earnings and financial condition and certain legal requirements. See "Market for Common Stock and Dividends." Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of common stock are entitled to share ratably, in all remaining assets of the Company available for distribution, after satisfaction in full of all liabilities and subject to the prior rights to distributions of holders of outstanding shares of preferred stock, if any.

        Holders of our common stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of any class of our capital stock. Holders of our common stock have no conversion or redemption rights. All of our outstanding shares of common stock are, and the shares of our common stock issued in this offering will be, when issued, fully paid and nonassessable.

        Preferred Stock.    Our board of directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend, or other special rights or powers, and the limitations, qualifications, and restrictions of such shares of preferred stock.

        The existence of shares of authorized undesignated preferred stock would enable the Company to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives the Company flexibility in that it would allow the Company to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock.

        The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.

Certain Provisions of Our Articles of Incorporation and Bylaws.

        Voting Requirements for Extraordinary Transactions.    Our articles of incorporation do not contain any provisions which would require a greater or lesser than normal vote of shareholders, or any provisions which impose special approval or other requirements on corporate transactions or other matters. In general, extraordinary transactions such as mergers, acquisitions, share exchanges and amendment of the articles of incorporation, would require approval by the holders of two-thirds of the votes entitled to be cast on the matter.

        Consideration of Other Constituencies.    Our articles of incorporation contain a provision which requires the board of directors, when evaluating any offer of another party to (i) make a tender or exchange offer for the Company's equity securities, (ii) merge or consolidate with another corporation, (iii) purchase or otherwise acquire all or substantially all of the Company's properties and assets, or (iv) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions to give due consideration to all relevant factors, including, without limitation, the social and economic effects of the proposed transaction on the depositors, employees, customers, and other constituents of the Company and its subsidiaries and of the communities in which they operate or are located, the business reputation of the other party, and the board of directors' evaluation of the then value of the Company in a freely negotiated sale and of our future prospects as an independent entity. This provision, which requires the board to consider noneconomic factors, could be deemed to have an antitakeover effect.

        Shareholder Action by Written Consent.    Under our bylaws, and the Virginia Stock Corporation Act, or VSCA, any action, that, under any provision of the VSCA, may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote on the matter.

        Call of a Special Meeting of Shareholders.    Our bylaws provide that special meetings of shareholders may only be called by our board, by the Chairman of the board or by our president.

        Amendment of the Bylaws.    Our bylaws provide that, except where law or the articles of incorporation reserve the right for the shareholders, the bylaws may be amended or repealed, or new bylaws may be adopted by, the board of directors the affirmative vote of a majority of the board of directors. Our articles of incorporation and Virginia law are silent on the reservation of the authority to amend the articles to the shareholders.

        Elimination of Liability.    Our articles of incorporation provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of the Company will not be liable to the Company or its shareholders for monetary damages. In general, under the VSCA, a corporation may limit or eliminate a director's or an officer's personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director's or officer's willful misconduct or a knowing violation of criminal law or any federal or state securities law.

        Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals.    Our bylaws provide that shareholders must provide advance notice of any proposal or nomination for election as director which a shareholder desires to bring before a meeting of shareholders. Such requirements will be in addition to any requirements under SEC Rule 14a-8 for shareholder proposals sought to be included in the Company's proxy materials.

Certain Provisions of Virginia Law

        The VSCA contains provisions which could be deemed to have an antitakeover effect. The discussion of the following provisions is not exhaustive, and is not intended to imply that all material provisions of either the Articles of Incorporation or the VSCA are enumerated herein.

        Affiliated Transactions.    The VSCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

  •
  the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder;

  •
  the affiliated transaction has been approved by a majority of the disinterested directors; or

  •
  subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

        Control Share Acquisitions.    Under the VSCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

  •
  unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

  •
  among other exceptions, unless such acquisition of shares is made pursuant to an affiliation agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person's acquisition thereof.

        If authorized in the corporation's articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value." The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but the Company has not done so.

        Transfer Agent.    The transfer agent and registrar for our common stock is Computershare Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no active public market for our common stock. Although we have applied to list our common stock on the Nasdaq Capital Market, we cannot assure you that an active public market for our common stock will develop or be sustained. Future sales of substantial amounts of our common stock (including shares issued on the exercise of options) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.

        Upon completion of this offering, we will have                shares of common stock issued and outstanding (            shares if the underwriters exercise their over-allotment option in full).

        We have entered into the merger agreement with Colombo. The number of shares of common stock we will issue in the merger is subject to fluctuation, based on the average closing price of our common stock during a five day period ending shortly before closing of the merger. If the average closing price were $            per share (the midpoint of the range set forth on the cover page of this prospectus), then we would issue approximately            shares of common stock to former shareholders of Colombo.

        Of these shares, the                shares sold in this offering (or                shares if the underwriters exercise their over-allotment option in full) will be freely tradable without further restriction or registration under the Securities Act, except for any shares held by our "affiliates" as that term is defined in Rule 144 under the Securities Act, including those shares purchased by certain of our directors and executive officers through the directed share program described in the section titled "Underwriting." Substantially all of the remaining outstanding shares will be freely tradeable except for shares held by our affiliates which are deemed to be "control securities" and shares issued in private placement transactions or pursuant to Rule 701 under the Securities Act, which are deemed to be "restricted securities." Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities and control securities may be sold in the public market only if (i) they have been registered or (ii) they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Lock-Up Agreements

        We, our executive officers and directors, Mr. Vaghi, a former director and Mr. Bender, a proposed director, who will beneficially own in the aggregate approximately                shares of our common stock after this offering, (without giving effect to any purchases of shares of common stock in this offering, and assuming an average closing price of FVCB common stock for purposes of the merger agreement of $            per share (the midpoint of the range set forth on the cover page of this prospectus)) have entered into lock-up agreements under which we and they have generally agreed not to sell or otherwise transfer our or their shares for a period of 180 days after the completion of this offering. These lock-up agreements are subject to certain exceptions. For additional information, see "Underwriting—Lock-Up Agreements." As a result of these contractual restrictions, shares of our common stock subject to lock-up agreements will not be eligible for sale until these agreements expire or the restrictions are waived by the underwriters.

        Following the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market only if (i) they are registered under the Securities Act or (ii) an exemption from registration, such as Rule 144, is available.

Rule 144

        All shares of our common stock held by our "affiliates," as that term is defined in Rule 144, generally may be sold in the public market only in compliance with Rule 144. Rule 144 defines an "affiliate" as any person who directly or indirectly controls, or is controlled by, or is under common control with, the Company, which generally includes our directors, executive officers, 10% or more shareholders and certain other related persons. Upon completion of this offering and subject to the lock-up agreements described above, we expect that approximately        % of our outstanding common stock (or        % of our outstanding common stock if the underwriters exercise their over-allotment option in full), will be eligible for sale under Rule 144 subject to limitations on sales by "affiliates" assuming such affiliates do not purchase any shares in this offering.

        Under Rule 144, a person (or persons whose shares are aggregated) who is, or was at any time during the three months preceding a sale, deemed to be our "affiliate" would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, which would be approximately                 shares of common stock immediately after this offering (assuming the underwriters do not elect to exercise their over-allotment option), or the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale and notice requirements and the availability of current public information about us.

        Rule 144 also provides that a person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144. There are approximately 317,799 shares of common stock which are restricted securities outstanding, which have been issued in our November 2017 private placement offering in reliance upon the exemption provided by Rule 506 under the Securities Act, or in connection with the award of shares of restricted stock under, or upon the exercise of options issued pursuant to, our equity compensation plans in reliance on the exemption provided by Rule 701 under the Securities Act.

Rule 701

        Rule 701 under the Securities Act generally applies to stock options and restricted common stock granted by an issuer to its employees, directors, officers, consultants or advisors in connection with a compensatory stock or option plan or other written agreement before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than our "affiliates," as defined in Rule 144, without compliance with its current public information and minimum holding period requirement of Rule 144 and by "affiliates" under Rule 144 without compliance with its minimum holding period requirement.

Registration Statement on Form S-8

        Upon completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act registering all of the shares of common stock reserved for issuance pursuant to awards under our equity compensation plans, to the extent that Form S-8 is available. We expect to seek to register all outstanding shares of common stock which are restricted securities as a result of issuance pursuant to our equity compensation plans in reliance on Rule 701. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of this prospectus, except to the extent that the shares are subject to vesting restrictions or the contractual restrictions described above.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus in an underwritten offering in which we and Sandler O'Neill & Partners, L.P., as representative of the underwriters named below, will enter into an underwriting agreement with respect to the shares of our common stock being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase, and we have agreed to sell, the number of shares of our common stock indicated in the following table:

Number of Shares
Sandler O'Neill & Partners, L.P.
Raymond James & Associates, Inc.
Total

        The underwriters are offering the shares of our common stock subject to a number of conditions, including receipt and acceptance of our common stock by the underwriters. The obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to these conditions. The underwriting agreement between us and the underwriters provides that if any underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

        In connection with this offering, the underwriters or securities dealers may distribute offering documents to investors electronically. See "—Electronic Distribution."

Underwriting Discount

        Shares of our common stock sold by the underwriters to the public will be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. Any of these securities dealers may resell any shares of our common stock purchased from the underwriters to other brokers or dealers at a discount of up to $            per share from the initial public offering price. If all of the shares of our common stock are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. Sales of shares of our common stock made outside of the U.S. may be made by affiliates of the underwriters. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Per share	$	$
Total

        We estimate the expenses of this offering, not including the underwriting discount, to be $            , and such expenses are payable by us. We also have agreed to reimburse the underwriters up to $            for certain of their offering expenses, including their counsel fees and certain costs related to the road show. In accordance with FINRA Rule 5110, these reimbursed fees are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

        We have granted the underwriters an option to buy up to                    additional shares of our common stock, at the initial public offering price less the underwriting discount. The underwriters may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares reflected next to such underwriter's name in the table above relative to the total number of shares reflected in such table.

Lock-Up Agreements

        We, our executive officers and directors, Mr. Vaghi, a former director, and Mr. Bender, a prospective director are entering into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representative and subject to certain exceptions:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition;

  •
  make any demand or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing;

  •
  enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether any such swap or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or

  •
  publicly disclose any intention to do any of the foregoing.

        These restrictions will be in effect for a period of 180 days after the date of the underwriting agreement. At any time and without public notice, the representative may, in its sole discretion, waive or release all or some of the securities from these lock-up agreements. However, as to any of our executive officers or directors, the representative has agreed to notify us at least three business days before the effective date of any release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

        In addition, the restrictions described above will not apply to certain transfers of the locked-up shares, so long as the transferee agrees, among other things, to be bound by the terms of the lock-up agreement. Such transfers permitted under the lock-up agreement include, but are not limited to transfers of shares of our common stock:

  •
  as a bona fide gift or gifts or by will or intestate succession;

  •
  to any trust or family limited partnership for the benefit of the transferor or his or her immediate family; and

  •
  to any wholly owned subsidiary of the transferor.

        The lock-up restrictions also do not apply to transfers of shares of our common stock:

  •
  to us to satisfy any tax withholding obligations upon the exercise or vesting of equity awards; or

  •
  pledged in a bona fide transaction outstanding as of the date of the lock-up agreement.

        These restrictions will apply to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. They also apply to securities convertible into or exchangeable or exercisable for or repayable with our common stock to the same extent as they apply to our common stock.

Pricing of the Offering

        Prior to this offering, there has been no established public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares of our common stock may not develop. It is also possible that the shares of our common stock will not trade in the public market at or above the initial public offering price following the completion of this offering.

Exchange Listing

        We have applied to list our common stock for listing on the Nasdaq Capital Market under the symbol "FVCB."

Indemnification and Contribution

        We have agreed to indemnify the underwriters and their affiliates, selling agents, and controlling persons against certain liabilities, including under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents, and controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions, and Penalty Bids

        To facilitate this offering and in accordance with Regulation M under the Exchange Act, or Regulation M, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock, including:

  •
  stabilizing transactions;

  •
  short sales; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

        As an additional means of facilitating our initial public offering, the underwriters may bid for, and purchase, shares of our common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions or to stabilize the price of our common stock.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Passive Market Making

        In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained on any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by the underwriters or us, and should not be relied upon by investors.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to        % of the shares of our common stock offered by this prospectus for sale to our directors, officers, employees, business associates, and related persons. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described above. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares of our common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus.

Affiliations

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. Sandler O'Neill & Partners, L.P. served as placement agent and received a fee in connection with our subordinated debt private placement transaction completed in June 2016. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock. We cannot assure you that a change in law will not significantly alter the tax considerations described in this discussion.

        This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the alternative minimum tax and the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  tax-qualified retirement plans; and

  •
  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

        If you are a non-U.S. citizen who is an individual, you may be deemed a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such individuals should consult their tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

        Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

        Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

        Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

        A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

        Gains described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gains described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

        Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Buckley Sandler LLP, Washington, D.C. Attorneys at Buckley Sandler LLP participating in such matters own an aggregate of 9,764 shares of FVCB common stock. Williams Mullen, Richmond, Virginia, will pass upon certain legal matters for the underwriters.

EXPERTS

        Our consolidated financial statements as of December 31, 2017 and 2016 and for the years then ended have been included herein and in the registration statement in reliance on the report of Yount, Hyde & Barbour P.C., an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting. Colombo's consolidated financial statements as of December 31, 2017 and 2016 and for the years then ended have been included herein and in the registration statement in reliance on the report of Rowles & Company, LLP, Colombo's independent accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus, which constitutes a part of a registration statement on Form S-1 filed with the SEC, does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Some items are omitted in accordance with the rules and regulations of the SEC. Accordingly, we refer you to the complete registration statement, including its exhibits and schedules, for further information about us and the shares of our common stock to be sold in this offering. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC's Internet website at www.sec.gov.

        Upon completion of the offering, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy statements with the SEC. You will be able to inspect and obtain copies of these reports and proxy statements and other information at the physical and Internet addresses set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.

        We also maintain an Internet website at www.FVCbank.com. We will make available on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our website is for the convenience of investors as required by the SEC; our website and the information contained therein or limited thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Unaudited Consolidated Financial Statements

Certified Public Accountants and Consultants

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
FVCBankcorp, Inc.
Fairfax, Virginia

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of FVCBankcorp, Inc. and its subsidiary (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        We have served as the Company's auditor since 2010.

Winchester, Virginia
March 22, 2018

FVCBankcorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Cash and due from banks	$7,427,599	$5,174,470
Interest-bearing deposits at other financial institutions	15,139,300	3,509,686
Securities held-to-maturity (fair market value of $1,762,088 in 2017 and $1,754,084 in 2016)	1,760,257	1,759,763
Securities available-for-sale, at fair market value	115,952,221	112,228,111
Restricted stock, at cost	3,438,200	4,431,900
Loans, net of allowance for loan losses of $7,725,383 for 2017 and $6,452,481 for 2016	880,951,947	761,649,079
Premises and equipment, net	1,235,820	1,270,742
Accrued interest receivable	2,964,161	2,496,427
Prepaid expenses	697,983	603,182
Deferred tax assets, net	3,154,706	4,368,117
Core deposit intangible, net	98,600	119,000
Bank owned life insurance (BOLI)	15,968,610	10,828,189
Other real estate owned (OREO)	3,866,098	—
Other assets	568,383	866,456

Total assets	$1,053,223,885	$909,305,122

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing	$175,446,349	$165,661,647
Interest-bearing checking, savings and money market	379,099,966	369,281,290
Time deposits	373,616,272	241,048,042

Total deposits	$928,162,587	$775,990,979

FHLB advances	$—	$27,000,000
Subordinated notes, net of issuance costs	24,327,274	24,247,346
Accrued interest payable	416,744	170,367
Accrued expenses and other liabilities	2,034,295	2,084,992

Total liabilities	$954,940,900	$829,493,684

Commitments and Contingent Liabilities
Stockholders' Equity
Preferred stock
$0.01 par value, authorized 1,000,000 shares; no shares issued and outstanding in 2017 and 2016	$—	$—
Common stock
$0.01 par value, authorized 20,000,000 shares; 10,868,984 and 8,143,127 shares issued and outstanding in 2017 and 2016, respectively	108,690	81,431
Additional paid-in capital	74,008,475	63,144,830
Retained earnings	25,859,340	17,884,209
Accumulated other comprehensive (loss), net	(1,693,520)	(1,299,032)

Total stockholders' equity	$98,282,985	$79,811,438

Total liabilities and stockholders' equity	$1,053,223,885	$909,305,122

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Income

For the Years Ended December 31, 2017 and 2016

	2017	2016
Interest and Dividend Income
Interest and fees on loans	$37,505,322	$30,595,706
Interest and dividends on securities held-to-maturity	50,663	28,435
Interest and dividends on securities available-for-sale	2,433,267	1,691,363
Dividends on restricted stock	222,651	170,320
Interest on deposits at other financial institutions	90,264	101,396
Interest on federal funds sold	6	4

Total interest and dividend income	$40,302,173	$32,587,224

Interest Expense
Interest on deposits	$6,417,600	$4,473,459
Interest on federal funds purchased	7,905	475
Interest on short-term debt	188,970	39,415
Interest on long-term debt	1,002	32,251
Interest on subordinated notes	1,579,928	841,165

Total interest expense	$8,195,405	$5,386,765

Net Interest Income	$32,106,768	$27,200,459
Provision for loan losses	1,200,000	1,471,000

Net interest income after provision for loan losses	$30,906,768	$25,729,459

Noninterest Income
Service charges on deposit accounts	$546,354	$564,005
Gains on sale of securities available for sale	164,171	71,124
Gain on foreclosure of other real estate owned	1,075,489	—
BOLI income	854,884	303,400
Other fee income	334,378	281,595

Total noninterest income	$2,975,276	$1,220,124

Noninterest Expenses
Salaries and employee benefits	$11,658,783	$9,803,624
Occupancy and equipment expense	2,258,694	2,097,731
Data processing and network administration	1,017,347	911,497
State franchise taxes	1,040,969	747,970
Audit, legal and consulting fees	513,322	376,116
Loan related expenses	285,368	363,362
FDIC insurance	384,170	355,856
Marketing, business development and advertising	346,151	349,686
Director fees	405,231	336,600
Postage, courier and telephone	244,544	206,006
Internet banking	241,617	186,058
Dues, memberships & publications	128,650	114,292
Bank insurance	134,194	108,736
Printing and supplies	119,845	107,632
Bank charges	70,910	67,127
State assessments	133,359	56,122
Core deposit intangible amortization	20,400	20,400
Other operating expenses	343,045	237,008

Total noninterest expenses	$19,346,599	$16,445,823

Net income before income tax expense	$14,535,445	$10,503,760
Income tax expense	6,845,724	3,571,123

Net income	$7,689,721	$6,932,637

Earnings per share, basic	$0.74	$0.68

Earnings per share, diluted	$0.67	$0.63

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2017 and 2016

	2017	2016
Net income	$7,689,721	$6,932,637
Other comprehensive (loss):
Unrealized gain (loss) on securities available for sale, net of tax $3,708 and $328,749, respectively	2,606	(638,160)
Reclassification adjustment for gains realized in income, net of tax $56,737 and $24,182, respectively	(107,434)	(46,942)

Total other comprehensive (loss)	$(104,828)	$(685,102)

Total comprehensive income	$7,584,893	$6,247,535

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities
Reconciliation of net income to net cash provided by operating activities:
Net income	$7,689,721	$6,932,637
Depreciation	535,692	523,392
Provision for loan losses	1,200,000	1,471,000
Net amortization of premium of securities	579,334	386,164
Net amortization of deferred loan costs and purchase premiums	657,112	423,970
Amortization of subordinated debt issuance costs	79,928	45,332
Stock-based compensation expense	627,544	697,809
BOLI income	(854,884)	(303,400)
Realized gains on securities sales	(164,171)	(71,124)
Deferred income tax (benefit)	1,327,274	(313,357)
Core deposits intangible amortization	20,400	20,400
Gain on foreclosure of other real estate owned	(1,075,489)	—
Changes in assets and liabilities:
Increase (decrease) in accrued interest receivable, prepaid expenses and other assets	93,386	(881,971)
Increase (decrease) in accrued interest payable, accrued expenses and other liabilities	(223,001)	489,421

Net cash provided by operating activities	$10,492,846	$9,420,273

Cash Flows From Investing Activities
Maturities of certificates of deposits purchased for investment	$250,000	$245,000
(Increase) decrease in interest-bearing deposits at other financial institutions	(11,629,614)	19,933,248
Purchases of securities held-to-maturity	—	(1,496,475)
Purchases of securities available-for-sale	(22,136,540)	(67,229,584)
Proceeds from sales of securities available-for-sale	2,630,821	3,955,150
Proceeds from maturities and calls of securities held-to-maturity	—	2,000,000
Proceeds from maturities and calls of securities available-for-sale	—	2,500,000
Proceeds from redemptions of securities available-for-sale	14,958,094	12,462,261
Net redemption (purchase) of restricted stock	993,700	(383,900)
Net increase in loans	(123,950,589)	(146,224,012)
Purchases of BOLI	(4,285,537)	—
Purchases of premises and equipment, net	(500,770)	(282,234)

Net cash used in investing activities	$(143,670,435)	$(174,520,546)

Cash Flows From Financing Activities
Net increase in noninterest-bearing, interest-bearing checking,
savings, and money market deposits	$19,603,378	$120,241,598
Net increase in time deposits	132,568,230	29,109,590
Decrease in FHLB advances	(27,000,000)	(8,650,000)
Issuance of subordinated notes, net	—	24,202,014
Cash paid in lieu of fractional shares	(4,250)	(5,250)
Common stock issuance	10,263,360	119,654

Net cash provided by financing activities	$135,430,718	$165,017,606

Net increase (decrease) in cash and cash equivalents	$2,253,129	$(82,667)
Cash and cash equivalents, beginning of year	5,174,470	5,257,137

Cash and cash equivalents, end of year	$7,427,599	$5,174,470

Cash payments for interest	$7,949,028	$5,349,141

Cash payments for income taxes	$5,934,219	$3,040,000

Supplemental Disclosures of Noncash Investing Activity
Unrealized losses on securities available for sale	$(157,857)	$(1,055,243)

Transfer of loans to other real estate owned	$2,790,609	$—

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2017 and 2016

	Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total
Balance at December 31, 2015	6,490,420	$64,904	$62,343,894	$10,956,822	$(613,930)	$72,751,690
Net income	—	—	—	6,932,637	—	6,932,637
Other comprehensive loss	—	—	—	—	(685,102)	(685,102)
5-for-4 stock split	1,627,379	16,274	(16,274)	(5,250)	—	(5,250)
Common stock issuance for options exercised	25,328	253	119,401	—	—	119,654
Stock-based compensation expense	—	—	697,809	—	—	697,809

Balance at December 31, 2016	8,143,127	$81,431	$63,144,830	$17,884,209	$(1,299,032)	$79,811,438
Net income	—	—	—	7,689,721	—	7,689,721
Other comprehensive loss	—	—	—	—	(104,828)	(104,828)
Common stock issuance at $20 per share	500,000	5,000	9,995,000	—	—	10,000,000
5-for-4 stock split	2,171,401	21,714	(21,714)	(4,250)	—	(4,250)
Common stock issuance for options exercised	54,456	545	262,815	—	—	263,360
Reclassification of stranded effects from change in tax rate	—	—	—	289,660	(289,660)	—
Stock-based compensation expense	—	—	627,544	—	—	627,544

Balance at December 31, 2017	10,868,984	$108,690	$74,008,475	$25,859,340	$(1,693,520)	$98,282,985

See Notes to Consolidated Financial Statements.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

        FVCBankcorp, Inc. (the "Company"), a Virginia corporation, was formed in 2015 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is headquartered in Fairfax, Virginia. The Company conducts its business activities through the branch offices of its wholly owned subsidiary bank, First Virginia Community Bank (the "Bank"). The Company exists primarily for the purposes of holding the stock of its subsidiary, the Bank.

        The Bank was organized under the laws of the Commonwealth of Virginia to engage in a general banking business serving the Washington, D.C. metropolitan area. The Bank commenced regular operations on November 27, 2007 and is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation. It is subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

Principles of Consolidation

        The consolidated financial statements include the accounts of FVCBankcorp, Inc. and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

Significant Accounting Policies

        The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

Stock Split and Par Value

        On August 31, 2017, the Company declared a five-for-four common stock split. The earnings per share for the years ended December 31, 2017 and 2016 have been retroactively adjusted for this split as if it occurred on January 1, 2016.

        On May 26, 2016, the Company declared a five-for-four common stock split. The earnings per share for the year ended December 31, 2016 has been retroactively adjusted for this split as if it occurred on January 1, 2015.

Cash and Cash Equivalents

        For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

and reported in other comprehensive income. Restricted stock, such as Federal Reserve Bank stock, Federal Home Loan Bank (FHLB) stock and Community Bankers' Bank stock, is carried at cost, based on the redemption provisions of these correspondent banks.

        Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) whether the Company intends to sell the security, whether it is more likely than not that the Company will be required to sell the security before recovery of its amortized costs basis and whether the Company expects to recover the security's entire cost basis. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

        The Company grants commercial real estate, commercial non-real estate and consumer loans to its customers. A substantial portion of the loan portfolio includes commercial loans throughout the greater Washington, D.C. metropolitan area, focusing on the counties of Arlington, Fairfax, Loudoun and Prince William, Virginia. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

        The recorded investment in loans that management has the intent and ability to hold represents the customers unpaid principal balances, net of partial charge-offs. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loans' yield. The Company is amortizing these amounts over the loans' contractual lives.

        Past due status is monitored based on customers' contractual payment status for all loans. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured and in process of collection. Non-performing loans are placed either on nonaccrual status pending further collection efforts or charged off if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on loans in nonaccrual status is accounted for on the cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Troubled Debt Restructurings

        In situations where, for economic or legal reasons related to a borrower's financial condition, the Company may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). The Company strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, the Company measures any impairment on the restructuring as noted above for impaired loans.

Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Charge-offs of loans are made by portfolio segment at the time that the collection of the full principal, in management's judgment, is doubtful. This methodology for determining charge-offs is consistently applied to each segment.

        The allowance consists of specific, general and unallocated reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

        Larger balance, non-homogeneous loans are individually evaluated for possible impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Smaller balance, homogeneous loans are collectively evaluated for impairment.

        The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans for which the terms have been modified resulting in a concession and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment based on expected future cash flows discounted using the loan's effective rate immediately prior to the restructuring.

        General reserves cover non-impaired loans and are based on peer group historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans;

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

        The unallocated component of the allowance is maintained to cover uncertainties that could affect management's estimate of losses inherent in the loan portfolio. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used for estimating the specific and general losses in the loan portfolio.

        Portfolio segments identified by the Company include commercial real estate, commercial and industrial, commercial construction, consumer residential, consumer nonresidential and consumer construction. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans. The Company uses the same segments and classes for analyzing adequacy of general allowances.

Premises and Equipment

        Leasehold improvements, computer software, furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives or life of lease. Estimated useful lives are 10 years for leasehold improvements and 3 to 7 years for computer software, furniture, fixtures and equipment.

Intangible Assets

        The Company's intangible assets were acquired in the acquisition of 1st Commonwealth in 2012. ASC 350, Intangibles-Goodwill and Other (ASC 350), prescribes accounting for intangible assets subsequent to initial recognition. Acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. Intangible assets related to acquisition are amortized. The core deposit intangible asset, based on an independent valuation, is being amortized over its estimated life of 10 years.

Other Real Estate Owned

        Assets acquired through, or in lieu of, loan foreclosure are held for sale. At the time of acquisition, these properties are recorded at fair value less estimated selling costs, with any write down charged to the allowance for loan losses and any gain on foreclosure is recorded in net income, establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management, and these assets are subsequently accounted for at lower of cost or fair value less estimated selling costs. Adjustments are made for subsequent decline in the fair value of the assets less selling costs. Revenue and expenses from operations and valuation changes are charged to operating income in the year of the transaction. The Company foreclosed on one property for the year ended December 31, 2017 and none during the year ended December 31, 2016.

        As of December 31, 2017 and 2016, the Company had no residential real estate foreclosures included in the carrying value.

        The Company had no consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process as of December 31, 2017 and 2016.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Bank Owned Life Insurance

        The Company has purchased life insurance policies on certain key employees. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance date, which is the cash surrender value.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed surrendered when (1) the assets have been isolated from the Company—put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Use of Estimates

        In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairment, and the valuation of other real estate owned.

Income Taxes

        Deferred taxes are provided on a liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment. The Company had no such liability recorded as of December 31, 2017 and 2016. Deferred

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

        The results for the year ended December 31, 2017 include the effect of the Tax Cuts and Jobs Act (the Tax Act), which was signed into law on December 22, 2017. Among other things, the Tax Act permanently lowers the federal corporate income tax rate to 21% from the maximum rate prior to the passage of the Tax Act of 35%, effective January 1, 2018. As a result of the federal corporate income tax rate, U.S. GAAP requires companies to re-measure their deferred tax assets and deferred tax liabilities, including those accounted for in accumulated other comprehensive income (loss), as of the date of the Tax Act's enactment and record the corresponding effects in income tax expense in the fourth quarter of 2017. As a result of the permanent reduction in the corporate income tax rate, the Company recognized a $2,036,284 reduction in the value of its net deferred tax asset and recorded a corresponding incremental income tax expense in the Company's consolidated statement of income for 2017. The Company's evaluation of the effect of the Tax Act is considered a preliminary estimate and is subject to refinement in 2018. No material adjustment is anticipated.

Advertising Costs

        The Company follows the policy of charging all of advertising to expense as incurred.

Comprehensive Income (Loss)

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income (loss) includes unrealized gains (losses) on securities available-for-sale, which are also recognized as separate components of equity. Items reclassified out of accumulated other comprehensive income (loss) to net income relate solely to realized gains (losses) on sales of securities available-for-sale and appear under the caption "Gains on sale of securities available-for-sales" in the Company's statements of income.

        In February 2018, the FASB issued ASU 2018-02, "Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (AOCI). The Company early adopted this new standard in the current year. ASU 2018-02 requires reclassification from AOCI to retained earnings for stranded tax effects resulting from the impact of the newly enacted federal corporate tax rate on items included in AOCI. The amount of this reclassification in 2017 was $289,660.

Fair Value of Financial Instruments

        Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Stock Compensation Plans

        Authoritative accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards,

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

share appreciation rights, and employee share purchase plans. The guidance requires entities to measure the cost of employee services recognized in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. The Company uses the Black-Scholes option-pricing model to meet the fair value objective as outlined in the accounting literature.

        The Company recognizes in the income statement the grant-date fair value of stock options and other equity-based compensation. The fair value related to forfeitures of stock options and other equity-based compensation are recorded to the income statement as they occur, reducing equity -based compensation expense in that period. The Company classifies stock awards as either an equity award or a liability award. Equity classified awards are valued as of the grant date using either an observable market price or a valuation methodology. Liability classified awards are valued at fair value at each reporting date. For the periods presented, all of the Company's stock options are classified as equity awards.

        During 2017, the Company began granting restricted stock awards which are granted at the fair market value of the Company's common stock on the grant date. Most employee restricted stock grants vest in one-quarter increments on the anniversary date of the grant.

        The weighted average per share fair values of stock option grants made in 2017 and 2016 were $15.20 and $14.38. The fair values of the options granted were estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	2017	2016
Dividend yield	—	—
Expected life (in years)	5.5	6.5
Expected volatility	16.6%	16.70 - 18.70%
Risk-free interest rate	1.94%	1.05%

Retirement Plan

        Employee 401(k) expense is the amount of matching contributions paid by the Company. 401(k) expense was $230,161 and $180,214 for the years ended December 31, 2017 and 2016, respectively.

Earnings Per Share

        Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company consist solely of outstanding stock options, and are determined using the treasury method. Earnings and dividends per share are restated for all stock splits and dividends through the date of issuance of the financial statements.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's method of presentation. None of these reclassifications were significant.

Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers: Topic 606." This ASU revised guidance for the recognition, measurement, and disclosure of revenue from contracts with customers. The original guidance has been amended through subsequent accounting standard updates that resulted in technical corrections, improvements, and a one-year deferral of the effective date to January 1, 2018. The guidance, as amended, is applicable to all entities and, once effective, will replace significant portions of existing industry and transaction-specific revenue recognition rules with a more principles-based recognition model. Most revenue associated with financial instruments, including interest income, loan origination fees, and credit card fees, is outside the scope of the guidance. Gains and losses on investment securities, derivatives, and sales of financial instruments are similarly excluded from the scope. Entities can elect to adopt the guidance either on a full or modified retrospective basis. Full retrospective adoption will require a cumulative effect adjustment to retained earnings as of the beginning of the earliest comparative period presented. Modified retrospective adoption will require a cumulative effect adjustment to retained earnings as of the beginning of the reporting period in which the entity first applies the new guidance. The Company plans to adopt this guidance on the effective date, January 1, 2018 via the modified retrospective approach. The Company has completed its assessment of the adoption of this ASU, noting the standard will result in expanded disclosures related to non-interest income and enhance the qualitative disclosures on the revenues within the scope of the new guidance. The Company has concluded the adoption of ASU 2014-09 will not have a material impact on its consolidated financial statements.

        In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." The amendments in ASU 2016-01, among other things: 1) Requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 3) Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables). 4) Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently in the process of identifying a third party to assist in the measurement of its financial assets and liabilities. The Company does not expect the adoption of ASU 2016-01 to have a material impact on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(2) A right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.

        During June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for U.S. Securities and Exchange Commission (SEC) filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For public companies that are not SEC filers, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently identifying third party vendors to assist in the measurement of expected credit losses under this standard and has identified an implementation committee to assess the impact that ASU 2016-13 will have on its consolidated financial statements.

        During August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments", to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements.

        During January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business". The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business—inputs, processes, and

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

outputs. While an integrated set of assets and activities (collectively referred to as a "set") that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in this ASU provide a screen to determine when a set is not a business. If the screen is not met, the amendments (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The ASU provides a framework to assist entities in evaluating whether both an input and a substantive process are present. The amendments in this ASU are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this ASU should be applied prospectively on or after the effective date. No disclosures are required at transition. The Company does not expect the adoption of ASU 2017-01 to have a material impact on its consolidated financial statements.

        During January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment." The amendments in this ASU simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Public business entities that are (SEC) filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Public business entities that are not SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

        In February 2018, the FASB issued ASU 2018-02, "Income Statement—Reporting Comprehensive Income (Topic 220): reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income." The amendments provide financial statement preparers with an option to reclassify stranded tax effects within accumulated other comprehensive income to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. The amendments are effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods with those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company has elected to reclassify the stranded effects from the Tax Cuts and Jobs Act in the consolidated financial statements for the period ending December 31, 2017. The amount of this reclassification in 2017 was $289,660.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 2. Restrictions on Cash and Amounts Due From Banks

        The Company is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2017 and 2016, these reserve balances amounted to $1,178,000 and $646,000, respectively.

Note 3. Securities

        Amortized cost and fair values of securities held-to-maturity and securities available-for-sale as of December 31, 2017 and 2016, are as follows:

	2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Held-to-maturity
Securities of state and local municipalities tax exempt	$263,432	$2,697	$—	$266,129
Securities of U.S. government and federal agencies	1,496,825	—	(866)	1,495,959

Total Held-to-maturity Securities	$1,760,257	$2,697	$(866)	$1,762,088

Available-for-sale
Securities of U.S. government and federal agencies	$1,000,000	$—	$(31,867)	$968,133
Securities of state and local municipalities tax exempt	3,694,137	22,844	(678)	3,716,303
Securities of state and local municipalities taxable	2,590,562	3,401	(41,376)	2,552,587
Corporate bonds	5,000,000	56,875	(60,837)	4,996,038
Certificates of deposit	490,000	532	(133)	490,399
SBA pass-through securities	253,824	—	(7,777)	246,047
Mortgage-backed securities	84,614,488	257	(1,401,960)	83,212,785
Collateralized mortgage obligations	20,452,508	—	(682,579)	19,769,929

Total Available-for-sale Securities	$118,095,519	$83,909	$(2,227,207)	$115,952,221

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3. Securities (Continued)

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Held-to-maturity
Securities of state and local municipalities tax exempt	$263,285	$—	$(4,197)	$259,088
Securities of U.S. government and federal agencies	1,496,478	—	(1,482)	1,494,996

Total Held-to-maturity Securities	$1,759,763	$—	$(5,679)	$1,754,084

Available-for-sale
Securities of U.S. government and federal agencies	$1,000,000	$—	$(38,970)	$961,030
Securities of state and local municipalities tax exempt	3,709,473	—	(91,738)	3,617,735
Securities of state and local municipalities taxable	2,832,466	1,190	(63,057)	2,770,599
Corporate bonds	7,000,000	81,223	(57,330)	7,023,893
Corporate securities	466,650	44,550	—	511,200
Certificates of deposit	740,000	4,301	—	744,301
SBA pass-through securities	317,427	—	(11,637)	305,790
Mortgage-backed securities	80,787,404	—	(1,362,361)	79,425,043
Collateralized mortgage obligations	17,360,132	6,449	(498,061)	16,868,520

Total Available-for-sale Securities	$114,213,552	$137,713	$(2,123,154)	$112,228,111

        At December 31, 2016, securities with a market value of $807,411 were pledged to secure borrowings at the Federal Reserve Bank. As of December 31, 2017, no securities were pledged with the Federal Reserve Bank.

        At December 31, 2017 and 2016, securities with a market value of $0 and $9,165,968 were pledged to secure borrowings at the Federal Home Loan Bank of Atlanta.

        At December 31, 2017 and 2016, securities with a market value of $0 and $92,756,879 were pledged to secure public deposits with the Treasury Board of Virginia at the Community Bankers' Bank.

        The following table shows fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 and 2016, respectively. The reference point for determining when securities are in an unrealized loss position is month-end. Therefore, it is possible that a security's market value

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3. Securities (Continued)

exceeded its amortized cost on other days during the past twelve-month period. Available-for-sale securities that have been in a continuous unrealized loss position are as follows:

	Less Than 12 Months		12 Months or Longer		Total
At December 31, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities of U.S. government and federal agencies	$—	$—	$968,133	$(31,867)	$968,133	$(31,867)
Securities of state and local municipalities tax exempt	272,095	(678)	—	—	272,095	(678)
Securities of state and local municipalities taxable	497,045	(2,955)	1,278,242	(38,421)	1,775,287	(41,376)
Corporate bonds	1,492,691	(7,310)	946,473	(53,527)	2,439,164	(60,837)
Certificates of deposit	244,867	(133)	—	—	244,867	(133)
SBA pass-through securities	—	—	246,047	(7,777)	246,047	(7,777)
Mortgage-backed securities	38,038,802	(404,218)	44,662,947	(997,742)	82,701,749	(1,401,960)
Collateralized mortgage obligations	2,730,535	(28,006)	17,039,394	(654,573)	19,769,929	(682,579)

Total	$43,276,035	$(443,300)	$65,141,236	$(1,783,907)	$108,417,271	$(2,227,207)

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3. Securities (Continued)

	Less Than 12 Months		12 Months or Longer		Total
At December 31, 2016	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities of U.S. government and federal agencies	$961,030	$(38,970)	$—	$—	$961,030	$(38,970)
Securities of state and local municipalities tax exempt	3,617,735	(91,738)	—	—	3,617,735	(91,738)
Securities of state and local municipalities taxable	1,979,109	(63,057)	—	—	1,979,109	(63,057)
Corporate bonds	942,670	(57,330)	—	—	942,670	(57,330)
SBA pass-through securities	305,790	(11,637)	—	—	305,790	(11,637)
Mortgage-backed securities	78,598,292	(1,344,371)	826,751	(17,990)	79,425,043	(1,362,361)
Collateralized mortgage obligations	5,958,540	(102,821)	8,955,627	(395,240)	14,914,167	(498,061)

Total	$92,363,166	$(1,709,924)	$9,782,378	$(413,230)	$102,145,544	$(2,123,154)

        As of December 31, 2017, the Company had one held-to-maturity security in an unrealized loss position of less than twelve months. The fair value of the security was $1,495,959 and the unrealized loss was $866. As of December 31, 2016, the Company had two held-to-maturity securities in an unrealized loss position of less than twelve months. The fair value was $1,754,084 and the unrealized loss was $5,679.

        Securities of U.S. government and federal agencies:    The unrealized losses were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

        Securities of state and local municipalities:    The unrealized losses on the investments in securities of state and local municipalities were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3. Securities (Continued)

other-than-temporarily impaired at December 31, 2017. Three of these nine investments carry an S&P investment grade rating of AA+ or above.

        Corporate bonds:    The unrealized losses on the investments in corporate bonds were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017. One of these two investments carries an S&P investment grade rating of A. The remaining investment does not carry a rating.

        Certificates of Deposit:    The unrealized losses on certificates of deposit were caused by interest rate increases. Certificates of deposit are cash deposits with a stated maturity at a correspondent bank of the Company. Because the Company does not intend to redeem the certificates prior to maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

        SBA pass-through securities:    The unrealized losses on the Company's investment in SBA pass-through securities were caused by interest rate increases. Repayment of the principal on those investments is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost basis of the Company's investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

        Mortgage-backed securities:    The unrealized losses on the Company's investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost basis of the Company's investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

        Collateralized mortgage obligations (CMOs):    The unrealized loss associated with CMOs was caused by interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost basis of the Company's investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 3. Securities (Continued)

        The amortized cost and fair value of securities available-for-sale as of December 31, 2017, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	Held-to-maturity		Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than 1 year	$—	$—	$245,000	$245,532
After 1 year through 5 years	—	—	3,913,900	3,867,022
After 5 years through 10 years	1,760,257	1,762,088	23,456,237	23,134,745
After 10 years	—	—	90,480,382	88,704,922

Total	$1,760,257	$1,762,088	$118,095,519	$115,952,221

        For the years ended December 31, 2017 and 2016, proceeds from maturities, calls, and principal repayments of securities were $14,958,094 and $16,962,261, respectively. During 2017 and 2016, proceeds from sales of securities available-for-sale amounted to $2,630,821 and $3,955,150, gross realized gains were $164,171 and $71,124. There were no realized losses in 2017 or 2016.

Note 4. Loans and Allowance for Loan Losses

        A summary of loan balances by type follows:

	2017	2016
Commercial real estate	$526,657,052	$476,851,256
Commercial and industrial	98,149,760	112,060,996
Commercial construction	123,443,592	53,166,871
Consumer residential	108,926,240	106,549,420
Consumer nonresidential	32,232,332	19,547,551

	$889,408,976	$768,176,094
Less:
Allowance for loan losses	7,725,383	6,452,481
Unearned income and (unamortized premiums)	731,646	74,534

Loans, net	$880,951,947	$761,649,079

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses (Continued)

        An analysis of the allowance for loan losses for the years ended December 31, 2017 and 2016 follows:

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Consumer Construction	Unallocated	Total
2017
Allowance for credit losses:
Beginning Balance	$4,266,233	$1,031,821	$374,826	$500,364	$121,557	$—	$157,680	$6,452,481
Charge-offs	—	(44,081)	—	—	(32,871)	—	—	(76,952)
Recoveries	—	116,817	—	—	33,037	—	—	149,854
Provision	566,342	(336,732)	816,163	125,957	146,310	—	(118,040)	1,200,000

Ending Balance	$4,832,575	$767,825	$1,190,989	$626,321	$268,033	$—	$39,640	$7,725,383

2016
Allowance for credit losses:
Beginning Balance	$4,001,842	$1,442,338	$301,494	$281,965	$98,612	$23,327	$89,028	$6,238,606
Charge-offs	(512,442)	(668,513)	—	(76,170)	—	—	—	(1,257,125)
Recoveries	—	—	—	—	—	—	—	—
Provision	776,833	257,996	73,332	294,569	22,945	(23,327)	68,652	1,471,000

Ending Balance	$4,266,233	$1,031,821	$374,826	$500,364	$121,557	$—	$157,680	$6,452,481

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses (Continued)

        The following table presents the recorded investment in loans and impairment method as of December 31, 2017 and 2016 by portfolio segment:

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Consumer Construction	Unallocated	Total
2017
Allowance for credit losses:
Ending Balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	4,832,575	767,825	1,190,989	626,321	268,033	—	39,640	7,725,383

	$4,832,575	$767,825	$1,190,989	$626,321	$268,033	$—	$39,640	$7,725,383

Financing receivables:
Ending Balance
Individually evaluated for impairment	$1,881,958	$2,846,225	$—	587,068	4,833	$—	$—	$5,320,084
Collectively evaluated for impairment	524,775,094	95,303,535	123,443,592	108,339,172	32,227,499	—	—	884,088,892

	$526,657,052	$98,149,760	$123,443,592	$108,926,240	$32,232,332	$—	$—	$889,408,976

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Consumer Construction	Unallocated	Total
2016
Allowance for credit losses:
Ending Balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	4,266,233	1,031,821	374,826	500,364	121,557	—	157,680	6,452,481

	$4,266,233	$1,031,821	$374,826	$500,364	$121,557	$—	$157,680	$6,452,481

Financing receivables:
Ending Balance
Individually evaluated for impairment	$10,276,080	$1,633,583	$—	$—	$—	$—	$—	$11,909,663
Collectively evaluated for impairment	466,575,176	110,427,413	53,166,871	106,549,420	19,547,551	—	—	$756,266,431

	$476,851,256	$112,060,996	$53,166,871	$106,549,420	$19,547,551	$—	$—	$768,176,094

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses (Continued)

        Impaired loans by class as of December 31, 2017 and 2016 are summarized as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2017
With an allowance recorded:
Commercial real estate	$—	$—	$—	$—	$—
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Consumer residential	—	—	—	—	—
Consumer nonresidential	—	—	—	—	—
Consumer construction	—	—	—	—	—

	$—	$—	$—	$—	$—

With no related allowance:
Commercial real estate	$1,881,958	$1,881,958	$—	$1,893,849	$108,047
Commercial and industrial	2,846,225	2,860,426	—	2,515,720	150,060
Commercial construction	—	—	—	—	—
Consumer residential	587,068	587,068	—	587,040	23,872
Consumer nonresidential	4,833	4,833	—	8,531	1,450
Consumer construction	—	—	—	—	—

	$5,320,084	$5,334,285	$—	$5,005,140	$283,429

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
2016
With an allowance recorded:
Commercial real estate	$—	$—	$—	$—	$—
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Consumer residential	—	—	—	—	—
Consumer nonresidential	—	—	—	—	—
Consumer construction	—	—	—	—	—

	$—	$—	$—	$—	$—

With no related allowance:
Commercial real estate	$10,276,079	$10,324,523	$—	$10,240,475	$506,804
Commercial and industrial	1,633,583	1,647,783	—	1,761,146	93,209
Commercial construction	—	—	—	—	—
Consumer residential	—	—	—	—	—
Consumer nonresidential	—	—	—	—	—
Consumer construction	—	—	—	—	—

	$11,909,662	$11,972,306	$—	$12,001,621	$600,013

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses (Continued)

        No additional funds are committed to be advanced in connection with the impaired loans. There were no nonaccrual loans excluded from the impaired loan disclosure.

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

        Pass—Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions below and smaller, homogeneous loans not assessed on an individual basis.

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the enhanced possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Doubtful—Loans classified as doubtful include those loans which have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, based on currently known facts, conditions and values, improbable.

        Loss—Loans classified as loss include those loans which are considered uncollectible and of such little value that their continuance as loans is not warranted. Even though partial recovery may be achieved in the future, it is neither practical nor desirable to defer writing off these loans.

        Based on the most recent analysis performed, the risk category of loans by class of loans was as follows as of December 31, 2017 and 2016:

As of December 31, 2017	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Consumer Construction	Total
Grade:
Pass	$525,807,582	$95,131,099	$123,443,592	$106,700,407	$32,208,254	$—	$883,290,934
Special mention	695,221	542,637	—	1,638,765	24,078	—	2,900,701
Substandard	154,249	2,476,024	—	587,068	—	—	3,217,341
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$526,657,052	$98,149,760	$123,443,592	$108,926,240	$32,232,332	$—	$889,408,976

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses (Continued)

As of December 31, 2016	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Consumer Construction	Total
Grade:
Pass	$465,512,835	$109,653,413	$53,166,871	$104,055,903	$19,528,306	$—	$751,917,328
Special mention	8,590,646	2,163,501	—	2,493,517	19,245	—	13,266,909
Substandard	2,747,775	244,082	—	—	—	—	2,991,857
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total	$476,851,256	$112,060,996	$53,166,871	$106,549,420	$19,547,551	$—	$768,176,094

        Past due and nonaccrual loans presented by loan class were as follows as of December 31, 2017 and 2016:

As of December 31, 2017	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days past due and still accruing	Nonaccruals
Commercial real estate	$—	$—	$154,248	$154,248	$526,502,804	$526,657,052	$—	$154,248
Commercial and industrial	—	—	48,000	48,000	98,101,760	98,149,760	48,000	—
Commercial construction	—	910,532	—	910,532	122,533,060	123,443,592	—	—
Consumer residential	275,461	—	587,068	862,529	108,063,711	108,926,240	—	587,068
Consumer nonresidential	—	—	—	—	32,232,332	32,232,332	—	—
Consumer construction	—	—	—	—	—	—	—	—

Total	$275,461	$910,532	$789,316	$1,975,309	$887,433,667	$889,408,976	$48,000	$741,316

As of December 31, 2016	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days past due and still accruing	Nonaccruals
Commercial real estate	$906,738	$1,605,427	$155,200	$2,667,365	$474,183,891	$476,851,256	$155,200	$—
Commercial and industrial	—	211,548	94,082	305,630	111,755,366	112,060,996	—	94,082
Commercial construction	—	—	—	—	53,166,871	53,166,871	—	—
Consumer residential	1,135,961	—	—	1,135,961	105,413,459	106,549,420	—	—
Consumer nonresidential	—	9,986	—	9,986	19,537,565	19,547,551	—	—
Consumer construction	—	—	—	—	—	—	—	—

Total	$2,042,699	$1,826,961	$249,282	$4,118,942	$764,057,152	$768,176,094	$155,200	$94,082

        There were overdrafts of $162,231 and $77,479 at December 31, 2017 and 2016 which have been reclassified from deposits to loans. At December 31, 2017 and 2016, loans with a carrying value of $128,748,012 and $81,107,118 were pledged to the Federal Home Loan Bank of Atlanta.

        There was one commercial real estate and one commercial and industrial loan in the loan portfolio that defaulted during the year ended December 31, 2017. This resulted in the recording of $3,866,098

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 4. Loans and Allowance for Loan Losses (Continued)

of other real estate owned. A summary of the troubled debt restructurings presented by loan class follows for the years ended December 31, 2017 and 2016:

For the year ended December 31, 2017

Troubled Debt Restructurings	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	—	$—	$—
Commercial and industrial	1	203,567	187,486
Commercial construction	—	—	—
Consumer residential	—	—	—
Consumer nonresidential	1	9,517	4,833
Consumer construction	—	—	—

Total	2	$213,084	$192,319

For the year ended December 31, 2016

Troubled Debt Restructurings	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	1	$6,182,709	$6,182,709
Commercial and industrial	2	677,774	677,774
Commercial construction	—	—	—
Consumer residential	—	—	—
Consumer nonresidential	—	—	—
Consumer construction	—	—	—

Total	3	$6,860,483	$6,860,483

        As of December 31, 2017 and 2016, the Company has a recorded investment in troubled debt restructurings of $1,671,379 and $11,522,972 respectively.

        The concessions made in troubled debt restructurings were extensions of the maturity dates or reductions in the stated interest rate for the remaining life of the debt.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 5. Other Real Estate Owned

        Other real estate owned activity was as follows for December 31, 2017. The Company had no other real estate owned as of December 31, 2016.

2017
Beginning Balance	$—
Loans transferred to real estate owned	2,790,609
Capitalized expenditures	—
Gain on foreclosure	1,075,489
Sales of other real estate owned	—

Ending Balance	$3,866,098

        At December 31, 2017 and 2016, there were no foreclosed residential real estate properties recorded in other real estate owned as a result of obtaining physical possession of the property and there was no residential real estate properties for which formal foreclosure proceedings are in process.

Note 6. Premises and Equipment

        A summary of the cost and accumulated depreciation of premises and equipment follows:

	2017	2016
Leasehold improvements	$2,586,030	$2,367,030
Furniture, fixtures and equipment	3,246,296	3,010,721
Computer software	369,273	323,078

	$6,201,599	$5,700,829
Less: accumulated depreciation	4,965,779	4,430,087

	$1,235,820	$1,270,742

        For the years ended December 31, 2017 and 2017, depreciation expense was $535,692 and $523,392, respectively.

        As of October 31, 2017, the Company has a non-cancellable lease agreement for the operating headquarters and a branch in Fairfax, Virginia. The lease states that if the Company holds possession of the premises after the expiration date, the Company shall become a tenant on a month-to-month basis. The monthly rental payment shall continue as provided unless notice is given. The lease expires November 30, 2027.

        In July 2017, the Company entered into a non-cancellable lease agreement to operate a branch and operations center in Manassas, Virginia. The lease expires December 31, 2022. The lease contains an option to extend for two five-year periods.

        In December 2010, the Company entered into a five-year lease agreement to operate a branch in Reston, Virginia. The lease, which is cancellable with penalty, expires December 31, 2020. The lease contains an option to extend for two five-year periods.

        In October 2012, the Company assumed the remaining term of a non-cancellable 10-year lease agreement to operate a branch in Arlington, Virginia. The lease expires on July 31, 2018. The lease

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 6. Premises and Equipment (Continued)

contains an option to extend for two five-year periods. As part of the acquisition accounting, the Company recorded a liability for the terms of the lease relative to the market terms at the time of the acquisition. The liability is accreted against rent expense over the remaining lease term.

        In May 2013, the Company entered into a 10-year lease agreement to operate a branch in Springfield, Virginia. The lease, which is cancellable with penalty, expires August 31, 2023. The lease contains an option to extend for two five-year periods.

        In March 2016, the Company entered into a 10-year lease agreement to operate a branch in Ashburn, Virginia. The lease, which is cancellable with penalty, expires August 31, 2026.

        Total rent expense for the years ended December 31, 2017 and 2016 amounted to $1,113,846 and $1,029,109, respectively.

        The minimum base rent for the remainder of the leases are as follows:

2018	$1,129,940
2019	1,212,001
2020	1,248,716
2021	1,183,464
2022	1,144,714
Thereafter	3,306,056

$9,224,892

Note 7. Deposits

        Remaining maturities on certificates of deposit are as follows:

2018	$262,207,559
2019	80,531,334
2020	19,330,339
2021	7,694,270
2022	3,852,770
Thereafter	—

$373,616,272

        Total time deposits of $250,000 and greater were $119,791,787 and $75,872,386 at December 31, 2017 and 2016, respectively.

        At December 31, 2017 and 2016, the Company had one and four customer relationships, whose related balance on deposit exceeded 5% of outstanding deposits. These customer relationships comprise 9% of outstanding deposits at December 31, 2017 and 25% of outstanding deposits at December 31, 2016.

        Brokered deposits totaled $177,465,823 and $85,256,573 at December 31, 2017 and 2016, respectively.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 8. Federal Home Loan Bank (FHLB) Advances and Other Borrowings

        The Company had no FHLB advances at December, 31, 2017. FHLB advances at December 31, 2016 totaled $27,000,000.

        At December 31, 2017, 1-4 family residential loans with a book value of $1,489,248, multi-family residential loans with a book value of $7,389,112, home equity lines of credit with a book value of $7,983,047 and commercial real estate loans with book value of $111,886,605 were pledged against an available line of credit with the Federal Home Loan Bank totaling $169,151,000 as of December 31, 2017. The Bank obtained a letter of credit with the FHLB in the amount of $80,000,000 for the purpose of collateral against Virginia public deposits. The remaining lendable collateral value at December 31, 2017 totaled $10,708,594.

        The Company has unsecured lines of credit with correspondent banks totaling $44,000,000 and $37,000,000 at December 31, 2017 and 2016, available for overnight borrowing. At December 31, 2017 and 2016, these lines of credit with correspondent banks were not drawn upon.

Note 9. Subordinated Notes

        On June 20, 2016, the Company issued $25,000,000 in private placement of fixed-to-floating subordinated notes due June 30, 2026. Interest is payable at 6.00% per annum, from and including June 20, 2016 to, but excluding June 30, 2021, payable semi-annually in arrears. From and including June 30, 2021 to the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month LIBOR rate plus 487 basis points, payable quarterly in arrears.

        The Company may, at its option, beginning with the interest payment date of June 30, 2021 and on any scheduled interest payment date thereafter redeem the subordinated notes, in whole or in part, upon not fewer than 30 nor greater than 60 days' notice to holders, at a redemption price equal to 100% of the principal amount of the subordinated notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the holders.

        The subordinated notes qualify as Tier 2 capital for the Company to the fullest extent permitted under the BASEL III capital rules. When contributed to the capital of the Bank, the proceeds of the subordinated notes may be included in Tier 1 capital for the Bank. At December 31, 2017 and 2016, $21,000,000 of the proceeds of the Company's subordinated notes have been included in the Bank's Tier 1 capital.

Note 10. Related Party Transactions

        Officers, directors and their affiliates had borrowings of $11,453,515 and $8,811,847 at December 31, 2017 and 2016 with the Company. During the years ended December 31, 2017 and 2016, total principal additions were $3,126,857 and $5,235,095 and total principal payments were $485,189 and $1,402,124, respectively.

        Related party deposits amounted to $22,952,738 and $24,059,602 at December 31, 2017 and 2016, respectively.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 11. Income Taxes

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are presented below:

	2017	2016
Deferred Tax Assets:
Allowance for loan losses	$1,622,330	$2,193,844
Net operating loss carryforward	258,542	446,812
Bank premises and equipment and deferred rent	279,619	417,233
Unrealized loss on securities available for sale	449,453	686,410
Nonqualified stock options and restricted stock	261,007	364,321
Organizational and start-up expenses	68,446	130,431
Acquisition accounting adjustments	58,250	102,849
Non-accrual loan interest	3,413	876
Deferred loan (fees) costs	153,646	25,341

Net Deferred Tax Assets	$3,154,706	$4,368,117

        As part of the 2012 acquisition, the Company acquired approximately $1.7 million of unused net operating loss carryforwards. The Company may utilize the carryforwards, subject to certain limitations, through 2032. The income tax expense charged to operations for the years ended December 31, 2017 and 2016 consists of the following:

	2017	2016
Current tax expense	$5,518,450	$3,884,480
Deferred tax expense (benefit)(1)	1,327,274	(313,357)

	$6,845,724	$3,571,123

(1)
The deferred tax expense for December 31, 2017 includes the impact of the Tax Act as described in Note 1.

        Income tax expense differed from amounts computed by applying the U.S. federal income tax rate to income, before income tax expense as a result of the following:

	2017	2016
Computed "expected" tax expense	$5,023,450	$3,582,833
Increase (decrease) in income taxes resulting from:
Non-deductible expense	154,025	153,922
Tax free income	(328,677)	(135,531)
Deferred tax asset adjustment for enacted change in tax rate	2,036,284	—
Other	(39,358)	(30,101)

	$6,845,724	$3,571,123

        The Company files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal examination by tax authorities for years prior to 2014.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 12. Financial Instruments with Off-Balance Sheet Risk

        The Company is party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

        At December 31, 2017 and 2016, the following financial instruments were outstanding which contract amounts represent credit risk:

	2017	2016
Commitments to grant loans	$23,078,095	$41,536,793
Unused commitments to fund loans and lines of credit	170,802,095	142,566,701
Commercial and standby letters of credit	9,724,767	3,424,258

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

        Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments, if deemed necessary.

        The Company maintains its cash accounts with the Federal Reserve and correspondent banks. The total amount of cash on deposit in correspondent banks exceeding the federally insured limits was $607,703 and $108,858 at December 31, 2017 and 2016, respectively.

Note 13. Minimum Regulatory Capital Requirements

        Banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 13. Minimum Regulatory Capital Requirements (Continued)

adequacy guidelines and the regulatory framework for prompt corrective action, financial institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A financial institution's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (the Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. As a part of the new requirements, the Common Equity Tier 1 Capital ratio is calculated and utilized in the assessment of capital for all institutions. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.625% for 2016 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25%. Management believes as of December 31, 2017 and 2016, the Company meets all capital adequacy requirement to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2017 and 2016, the most recent regulatory notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

        Federal and state banking regulations place certain restrictions on dividends paid by the Company. The total amount of dividends which may be paid at any date is generally limited to retained earnings of the Company.

        The following table shows the minimum capital requirement and capital position for the Company for December 31, 2017 and for the Bank at December 31, 2017 and 2016.

FVCBankcorp, Inc. (Consolidated)

	Actual		Minimum Capital Requirement(1)
	Amount	Ratio	Amount	Ratio
			(Amounts in Thousands)
As of December 31, 2017:
Total Risk Based Capital (to Risk Weighted Assets)	$131,410	13.46%	$90,337	9.250%
Tier 1 Capital (to Risk Weighted Assets)	$99,358	10.17%	$70,805	7.250%
Common Tier 1 (CET1) (to Risk Weighted Assets)	$99,358	10.17%	$56,155	5.750%
Tier 1 Capital (to Average Assets)	$99,358	9.81%	$40,523	4.000%

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 13. Minimum Regulatory Capital Requirements (Continued)

First Virginia Community Bank

	Actual		Minimum Capital Requirement(1)		Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in Thousands)
As of December 31, 2017:
Total Risk Based Capital (to Risk Weighted Assets)	$127,020	12.83%	$91,594	9.250%	$99,021	10.000%
Tier 1 Capital (to Risk Weighted Assets)	$119,295	12.05%	$71,790	7.250%	$79,217	8.000%
Common Tier 1 (CET1) (to Risk Weighted Assets)	$119,295	12.05%	$56,937	5.750%	$64,364	6.500%
Tier 1 Capital (to Average Assets)	$119,295	11.79%	$40,456	4.000%	$50,571	5.000%
As of December 31, 2016:
Total Risk Based Capital (to Risk Weighted Assets)	$108,764	13.16%	$71,311	8.625%	$82,679	10.000%
Tier 1 Capital (to Risk Weighted Assets)	$102,312	12.37%	$54,775	6.625%	$66,143	8.000%
Common Tier 1 (CET1) (to Risk Weighted Assets)	$102,312	12.37%	$42,373	5.125%	$53,741	6.500%
Tier 1 Capital (to Average Assets)	$102,312	11.89%	$33,072	4.000%	$43,010	5.000%

(1)
Except with regard to the Company's and Bank's Tier 1 to average assets ratio, the minimum capital requirement includes the phased-in portion of the Basel III Capital Rules capital conservation buffer.

Note 14. Stock-Based Compensation Plan

        The Company's 2008 Stock Option Plan (the Plan), which is shareholder-approved, was adopted to advance the interests of the Company by providing selected key employees of the Company, their affiliates, and directors with the opportunity to acquire shares of common stock. The Plan granted options to purchase 5,858 shares of common stock to each of the 21 organizing shareholders of the Company, who had funds at risk during the Company's organizational period and assumed the financial risk that the Company would not open. These shares immediately vested upon grant. In April 2016, the shareholders approved an amendment to the Amended and Restated 2008 Stock Plan to increase the number of shares authorized for issuance under the Plan by 312,500 shares.

        The maximum number of shares with respect to which awards may be made is 2,529,296 shares of common stock, subject to adjustment for certain corporate events. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant, generally vest annually over three years of continuous service and have ten year contractual terms. At December 31, 2017, 33,868 shares were available to grant under the Plan.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 14. Stock-Based Compensation Plan (Continued)

        The fair value of each option award is estimated on the date of grant using a Black-Scholes option-pricing model for determining fair value. The model employs the following assumptions:

  •
  Dividend yield—calculated as the ratio of historical dividends paid per share of common stock to the stock price on the date of grant;

  •
  Expected life (term of options)—based on the average contractual life and vesting schedule for the respective options;

  •
  Expected volatility—based on the monthly historical volatility of the stock price of similar banks over the expected life of the options;

  •
  Risk-free interest rate—based upon the U.S. Treasury bill rate in effect at date of grant for bonds with a maturity equal to the expected life of the options.

        A summary of option activity under the Plan as of December 31, 2017, and changes during the year then ended is presented below:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Outstanding at January 1, 2017	2,302,113	$7.69	6.40
Granted	625	15.20
Exercised	(77,144)	5.83
Forfeited or expired	(7,384)	9.98

Outstanding at December 31, 2017	2,218,210	$7.74	5.51	$21,683,068

Exercisable at December 31, 2017	1,772,807	$7.11	4.92	$18,457,355

(1)
The aggregate intrinsic value of stock options represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2017. This amount changes based on changes in the market value of the Company's stock.

        The weighted average grant date fair value of options granted during the years ended December 31, 2017 and 2016 was $3.08 and $2.85, respectively.

        The compensation cost that has been charged to income for the plan was $627,544 and $697,809 for 2017 and 2016, respectively. As of December 31, 2017, there was unamortized compensation expense of $738,351 that will be amortized over 46 months. Tax benefits recognized for qualified stock options during 2017 and 2016 totaled $39,360 and $91,953.

        Stock option information has been retroactively adjusted for the five-for-four stock splits declared in August 2017 and June 2016.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 14. Stock-Based Compensation Plan (Continued)

        A summary of the Company's restricted stock grant activity as of December 31, 2017 is shown below. Prior to January 1, 2017, the Company had no restricted stock grants outstanding.

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2017	—	$—
Granted	66,155	17.50
Vested	—	—
Forfeited	—	—

Balance at December 31, 2017	66,155	$17.50

        As of December 31, 2017, there was $1,130,249 of total unrecognized compensation cost related to nonvested restricted shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 47 months.

Note 15. Fair Value Measurements

Determination of Fair Value

        The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

Fair Value Hierarchy

        In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1	—	Valuation is based on quoted prices in active markets for identical assets and liabilities.
Level 2	—
Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.
Level 3	—	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

        The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

        Securities available-for-sale:    Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

        The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016:

		Fair Value Measurements at December 31, 2017 Using
		Quoted Prices in Active Markets for Identical Assets
			Significant Other Observable Inputs
				Significant Unobservable Inputs
	Balance as of December 31, 2017
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale
Securities of U.S. government and federal agencies	$968,133	$—	$968,133	$—
Securities of state and local municipalities tax exempt	3,716,303	—	3,716,303	—
Securities of state and local municipalities taxable	2,552,587	—	2,552,587	—
Corporate bonds	4,996,038	—	4,996,038	—
Certificates of deposit	490,399	—	490,399	—
SBA pass-through securities	246,047	—	246,047	—
Mortgage-backed securities	83,212,785	—	83,212,785	—
Collateralized mortgage obligations	19,769,929	—	19,769,929	—

Total Available-for-Sale Securities	$115,952,221	$—	$115,952,221	$—

		Fair Value Measurements at December 31, 2016 Using
		Quoted Prices in Active Markets for Identical Assets
			Significant Other Observable Inputs
				Significant Unobservable Inputs
	Balance as of December 31, 2016
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale
Securities of U.S. government and federal agencies	$961,030	$—	$961,030	$—
Securities of state and local municipalities tax exempt	3,617,735	—	3,617,735	—
Securities of state and local municipalities taxable	2,770,599	—	2,770,599	—
Corporate bonds	7,023,893	—	7,023,893	—
Corporate securities	511,200	—	511,200	—
Certificates of deposit	744,301	—	744,301	—
SBA pass-through securities	305,790	—	305,790	—
Mortgage-backed securities	79,425,043	—	79,425,043	—
Collateralized mortgage obligations	16,868,520	—	16,868,520	—

Total Available-for-Sale Securities	$112,228,111	$—	$112,228,111	$—

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

        Certain financial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower of cost or market accounting or write-downs of individual assets.

        The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

        Impaired Loans:    Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction, has the value derived by discounting comparable sales due to lack of similar properties, or is discounted by the Company due to marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business's financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Income. No loans were recorded at fair value at December 31, 2017 or December 31, 2016.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, which results in a Level 3 classification of the inputs for determining fair value. Other real estate owned properties are evaluated regularly for impairment and adjusted accordingly.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

        The following table summarizes the Company's assets that were measured at fair value on a nonrecurring basis at December 31, 2017:

		Fair Value Measurements at December 31, 2017 Using
		Quoted Prices in Active Markets for Identical Assets
			Significant Other Observable Inputs
				Significant Unobservable Inputs
	Balance as of December 31, 2017
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Other Real Estate Owned	$3,866,098	$—	$—	$3,866,098

        The following table displays quantitative information about Level 3 Fair Value Measurements for December 31, 2017:

Quantitative information about Level 3 Fair Value Measurements for December 31, 2017
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range
Other real estate owned	$3,866,098	Discounted appraised value	Selling costs	10.51%

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

        The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Due from Banks and Federal Funds Sold

        The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

Securities

        Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or third party vendor pricing models.

Interest-Bearing Deposits at Other Financial Institutions

        The carrying amounts of interest-bearing deposits at other financial institutions payable on demand, consisting of money market deposits, approximate fair value. Fair value of fixed-rate

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities.

Restricted Stock

        The carrying amount of Federal Reserve Bank stock, Federal Home Loan Bank stock and Community Bankers' Bank Stock approximates fair value based on redemption provisions.

Loans Receivable

        For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one to four family residential), credit-card loans and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for business real estate and business loans are estimated using a discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Bank Owned Life Insurance

        Bank owned life insurance represents insurance policies on senior officers of the Company. The cash values of the policies are estimated using information provided by insurance carriers. These policies are carried at their cash surrender values, which approximates fair values.

Accrued Interest

        The carrying amount of accrued interest approximates fair value.

Deposits

        The carrying amounts of deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, and saving deposits approximate fair value. Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities.

FHLB Advances

        The fair value of FHLB advances is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered of advance with similar original maturities.

Subordinated Notes

        The fair value of the subordinated notes are estimated using discounted cash flow analyses based on the current borrowing rates for similar for similar types of borrowing arrangements.

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

Off-Balance Sheet Financial Instruments

        At December 31, 2017 and 2016, the fair values of loan commitments and standby letters of credit are immaterial. Therefore, they have not been included in the following table.

		Fair Value Measurements as of December 31, 2017, using
		Quoted Prices in Active Markets for Identical Assets
			Significant Unobservable Inputs	Significant Unobservable Inputs
	Carrying Amount
		Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$7,427,599	$7,427,599	$—	$—
Interest-bearing deposits at other institutions	15,139,300	15,139,300	—	—
Securities held-to-maturity	1,760,257	—	1,762,088
Securities available-for-sale	115,952,221	—	115,952,221	—
Restricted stock	3,438,200	—	3,438,200	—
Loans, net	880,951,947	—	—	876,569,000
Bank owned life insurance	15,968,610	—	15,968,610	—
Accrued interest receivable	2,964,161	—	2,964,161	—
Financial liabilities:
Checking, savings and money market accounts	$554,546,315	$—	$554,546,315	$—
Time deposits	373,616,272	—	371,782,000	—
Subordinated notes	24,327,274	—	23,462,000	—
Accrued interest payable	416,744	—	416,744	—

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value Measurements (Continued)

		Fair Value Measurements as of December 31, 2016, using
		Quoted Prices in Active Markets for Identical Assets
			Significant Unobservable Inputs	Significant Unobservable Inputs
	Carrying Amount
		Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$5,174,470	$5,174,470	$—	$—
Interest-bearing deposits at other institutions	3,509,686	3,509,686	—	—
Securities held-to-maturity	1,759,763	—	1,754,084
Securities available-for-sale	112,228,111	—	112,228,111	—
Restricted stock	4,431,900	—	4,431,900	—
Loans, net	761,649,079	—	—	769,435,000
Bank owned life insurance	10,828,189	—	10,828,189	—
Accrued interest receivable	2,496,427	—	2,496,427	—
Financial liabilities:
Checking, savings and money market accounts	$534,942,937	$—	$534,942,937	$—
Time deposits	241,048,042	—	240,449,000	—
FHLB advances and Subordinated notes	51,247,346	—	49,690,000	—
Accrued interest payable	170,367	—	170,367	—

Note 16. Earnings Per Share

        Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of stock which then shared in the earnings of the Company.

        Earnings per share has been retroactively adjusted for the five-for-four stock splits declared in August 2017 and June 2016.

        The following shows the weighted average number of shares used in computing earnings per            share and the effect of weighted average number of shares of dilutive potential common stock. Dilutive potential common stock has no effect on income available to common shareholders. There

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 16. Earnings Per Share (Continued)

were 625 and 273,302 shares, respectively, excluded from 2017 and 2016 the calculation because their effects were anti-dilutive.

	2017	2016
Net income	$7,689,721	$6,932,637
Weighted average number of shares	10,434,709	10,169,711
Options effect of dilutive securities	1,110,699	752,760

Weighted average diluted shares	11,545,408	10,922,471

Basic EPS	$0.74	$0.68
Diluted EPS	$0.67	$0.63

Note 17. Accumulated Other Comprehensive Income (Loss)

        Changes in accumulated other comprehensive income (AOCI) for the years ended December 31, 2017 and 2016 are shown in the following table. The Company has only one component, which is available-for-sale securities, for the years presented.

Available-for-Sale Securities	2017	2016
Balance, beginning of period	$(1,299,032)	$(613,930)
Net unrealized gains (losses) during the period	2,606	(638,160)
Net reclassification adjustment for gains realized in income	(107,434)	(46,942)

Other comprehensive (loss), net of tax	(104,828)	(685,102)
Reclassification of stranded effects from change in tax rate	(289,660)	—

Balance, end of period	$(1,693,520)	$(1,299,032)

        The following table presents information related to reclassifications from accumulated other comprehensive income.

	Amount Reclassified from AOCI into Income For the Years Ended December 31,
			Affected Line Item in the Consolidated Statements of Income
Details about AOCI	2017	2016
Available-for-sale securities	$164,171	$71,124	Gain on sale of securities available-for-sale
Tax effects	(56,737)	(24,182)	Income tax expense

Total	$107,434	$46,942	Net of tax

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 18. Parent Company Only Financial Statements

        The FVCBankcorp, Inc. (Parent Company only) condensed financial statements are as follows:

PARENT COMPANY ONLY CONDENSED STATEMENTS OF CONDITION
December 31, 2017 and 2016

Assets	2017	2016
Cash and cash equivalents	$2,453,784	$748,475
Securities available-for-sale	1,015,000	1,511,200
Investment in subsidiary	118,211,118	101,360,729
Other assets	152,481	146,427

Total assets	$121,832,383	$103,766,831

Liabilities and Stockholders' Equity
Subordinated notes	$24,327,274	$24,247,346
Other liabilities	(777,876)	(291,953)

Total liabilities	$23,549,398	$23,955,393

Total stockholders' equity	$98,282,985	$79,811,438

Total liabilities and stockholders' equity	$121,832,383	$103,766,831

PARENT COMPANY ONLY CONDENSED STATEMENTS OF OPERATIONS
December 31, 2017 and 2016

	2017	2016
Income:
Interest on securities available-for-sale	$65,181	$2,889
Interest on subordinated notes	(1,579,928)	(841,165)
Gains on sale of securities available-for-sale	119,171	—

Total income (loss)	$(1,395,576)	$(838,276)

Salaries and employee benefits	(596,644)	(706,269)
Audit, legal and consulting fees	(108,247)	(111,206)
Other operating expenses	(183,717)	(183,548)

Total expense	(888,608)	(1,001,023)

Net income (loss) before income taxes and equity in undistributed earnings of subsidiary	$(2,284,184)	$(1,839,299)

Income tax benefit	(788,043)	(556,248)

Equity in undistributed earnings of subsidiary	9,185,862	8,215,688

Net income	$7,689,721	$6,932,637

FVCBANKCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Continued)

Note 18. Parent Company Only Financial Statements (Continued)

PARENT COMPANY ONLY CONDENSED STATEMENTS OF CASH FLOWS
December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities
Net income	$7,689,721	$6,932,637
Equity in undistributed earnings of subsidiary	(9,185,862)	(8,215,688)
Stock-based compensation expense	627,544	697,809
Realized gains on securities sales	(119,171)	—
Change in other assets and liabilities	(662,048)	(546,014)

Net cash used in operating activities	$(1,649,816)	$(1,131,256)

Cash Flows From Investing Activities
Proceeds from sales of securities available-for-sale	596,015	(1,482,019)
Pushdown of capital to bank subsidiary	(7,500,000)	(21,000,000)

Net cash used in investing activities	$(6,903,985)	$(22,482,019)

Cash Flows From Financing Activities
Issuance of subordinated notes, net	$—	$24,247,346
Cash paid in lieu of fractional shares	(4,250)	(5,250)
Stock options exercised	263,360	119,654
Common stock issuance	10,000,000	—

Net cash provided by financing activities	$10,259,110	$24,361,750

Net increase in cash and cash equivalents	$1,705,309	$748,475
Cash and cash equivalents, beginning of year	748,475	—

Cash and cash equivalents, end of year	$2,453,784	$748,475

Note 19. Subsequent Events

        In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 22, 2018, the date the financial statements were available to be issued. Based on the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclosure in the audited consolidated financial statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Balance Sheets

June 30, 2018 and December 31, 2017

(In thousands, except share data)

			June 30, 2018	December 31, 2017
			(Unaudited)
Assets
Cash and due from banks			$6,309	$7,428
Interest-bearing deposits at other financial institutions			30,734	15,139
Securities held-to-maturity (fair value of $1.7 million and $1.8 million at June 30, 2018 and December 31, 2017, respectively)			1,761	1,760
Securities available-for-sale, at fair value			117,083	115,952
Restricted stock, at cost			3,800	3,438
Loans, net of allowance for loan losses of $8.3 million and $7.8 million at June 30, 2018 and December 31, 2017, repectively			947,343	880,952
Premises and equipment, net			1,401	1,236
Accrued interest receivable			3,234	2,964
Prepaid expenses			1,260	698
Deferred tax assets, net			5,662	3,155
Core deposit intangible, net			88	99
Bank owned life insurance (BOLI)			16,187	15,969
Other real estate owned (OREO)			3,866	3,866
Other assets			721	568

Total assets			$1,139,449	$1,053,224

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing			$284,452	$175,446
Interest-bearing checking, savings and money market			396,667	379,101
Time deposits			327,777	373,616

Total deposits			$1,008,896	$928,163

Subordinated notes, net of issuance costs			$24,367	$24,327
Accrued interest payable			549	417
Accrued expenses and other liabilities			1,671	2,034

Total liabilities			$1,035,483	$954,941

Commitments and Contingent Liabilities
Stockholders' Equity
	2018	2017
Preferred stock, $0.01 par value
Shares authorized	1,000,000	1,000,000
Shares issued and outstanding	—	—	—	—
Common stock, $0.01 par value
Shares authorized	20,000,000	20,000,000
Shares issued and outstanding	11,076,266	10,868,984	111	109
Additional paid-in capital			75,411	74,008
Retained earnings			31,933	25,859
Accumulated other comprehensive (loss), net			(3,489)	(1,693)

Total stockholders' equity			$103,966	$98,283

Total liabilities and stockholders' equity			$1,139,449	$1,053,224

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Income

For the three and six months ended June 30, 2018 and 2017

(In thousands, except share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Interest and Dividend Income
Interest and fees on loans	$11,292	$9,132	$21,865	$17,833
Interest and dividends on securities held-to-maturity	13	13	26	25
Interest and dividends on securities available-for-sale	673	581	1,330	1,187
Dividends on restricted stock	60	63	113	118
Interest on deposits at other financial institutions	32	12	77	26

Total interest and dividend income	$12,070	$9,801	$23,411	$19,189

Interest Expense
Interest on deposits	$2,286	$1,421	$4,434	$2,782
Interest on federal funds purchased	1	1	1	2
Interest on short-term debt	32	96	67	129
Interest on long-term debt	—	—	—	1
Interest on subordinated notes	395	395	790	790

Total interest expense	$2,714	$1,913	$5,292	$3,704

Net Interest Income	$9,356	$7,888	$18,119	$15,485
Provision for loan losses	281	165	639	515

Net interest income after provision for loan losses	$9,075	$7,723	$17,480	$14,970

Noninterest Income
Service charges on deposit accounts	$152	$140	$293	$256
Gains on sale of securities available-for-sale	—	23	—	119
BOLI income	108	111	219	625
Other fee income	103	84	236	151

Total noninterest income	$363	$358	$748	$1,151

Noninterest Expenses
Salaries and employee benefits	$3,324	$3,007	$6,509	$5,848
Occupancy and equipment expense	580	539	1,152	1,113
Data processing and network administration	285	259	565	497
State franchise taxes	296	260	592	536
Audit, legal and consulting fees	132	111	288	229
Merger and acquisition expense	397	—	397	—
Loan related expenses	61	48	118	150
FDIC insurance	117	130	225	211
Marketing, business development and advertising	94	105	180	197
Director fees	122	93	233	192
Postage, courier and telephone	48	40	100	88
Internet banking	75	60	142	114
Dues, memberships & publications	42	30	82	60
Bank insurance	44	35	80	64
Printing and supplies	32	29	61	56
Bank charges	34	18	69	37
State assessments	36	30	72	60
Core deposit intangible amortization	5	5	10	10
Other operating expenses	98	45	207	99

Total noninterest expenses	$5,822	$4,844	$11,082	$9,561

Net income before income tax expense	$3,616	$3,237	$7,146	$6,560
Income tax expense	539	1,117	1,072	2,110

Net income	$3,077	$2,120	$6,074	$4,450

Earnings per share, basic	$0.28	$0.21	$0.55	$0.44

Earnings per share, diluted	$0.26	$0.20	$0.50	$0.41

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

For the three and six months ended June 30, 2018 and 2017

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Net income	$3,077	$2,120	$6,074	$4,450
Other comprehensive gain (loss):
Unrealized gain (loss) on securities available for sale, net of tax expense of $105.5 thousand and $477.4 thousand for the three and six months ended June 30, 2018, repectively, net of tax benefit $120.2 thousand and $185.6 thousand for the three and six months ended June 30, 2017, respectively.	(397)	233	(1,796)	360
Reclassification adjustment for gains realized in income, net of tax of $0 for the three and six months ended June 30, 2018, and net of tax $7.9 thousand and $40.5 thousand for the three and six months ended June 30, 2017, respectively.	—	(15)	—	(78)

Total other comprehensive income (loss)	$(397)	$218	$(1,796)	$282

Total comprehensive income	$2,680	$2,338	$4,278	$4,732

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2018 and 2017

(In thousands)

(Unaudited)

	2018	2017
Cash Flows From Operating Activities
Reconciliation of net income to net cash provided by operating activities:
Net income	$6,074	$4,450
Depreciation	224	277
Provision for loan losses	639	515
Net amortization of premium of securities	281	275
Net amortization of deferred loan costs and purchase premiums	657	760
Amortization of subordinated debt issuance costs	40	40
Stock-based compensation expense	350	354
BOLI income	(219)	(182)
Realized gains on securities sales	—	(119)
Core deposits intangible amortization	10	10
Changes in assets and liabilities:
Increase in accrued interest receivable, prepaid expenses and other assets	(3,014)	(274)
Decrease in accrued interest payable, accrued expenses and other liabilities	(230)	(1,237)

Net cash provided by operating activities	$4,812	$4,869

Cash Flows From Investing Activities
Increase in interest-bearing deposits at other financial institutions	$(15,595)	$(25,562)
Purchases of securities available-for-sale	(11,815)	(5,166)
Proceeds from sales of securities available-for-sale	—	586
Proceeds from redemptions of securities available-for-sale	8,130	6,699
Net (purchase) redemption of restricted stock	(362)	819
Net increase in loans	(67,687)	(31,124)
Proceeds of BOLI, net	—	(4,729)
Purchases of premises and equipment, net	(389)	(384)

Net cash used in investing activities	$(87,718)	$(58,861)

Cash Flows From Financing Activities
Net increase in noninterest-bearing, interest-bearing checking, savings, and money market deposits	$126,572	$17,902
Net (decrease) increase in time deposits	(45,839)	62,550
Decrease in FHLB advances	—	(22,900)
Common stock issuance	1,055	150

Net cash provided by financing activities	$81,788	$57,702

Net (decrease) increase in cash and cash equivalents	$(1,118)	$3,710
Cash and cash equivalents, beginning of year	7,428	5,174

Cash and cash equivalents, end of year	$6,310	$8,884

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$5,160	$3,673

Cash payments for income taxes	$3,632	$3,274

Supplemental Disclosures of Noncash Investing Activity
Unrealized (losses) gains on securities available for sale	$(2,273)	$430

See Notes to Consolidated Financial Statements.

FVCBankcorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

For the six months ended June 30, 2018 and 2017

(In thousands)

(Unaudited)

	Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2016	8,143	$82	$63,145	$17,884	$(1,299)	$79,812
Net income	—	—	—	4,450	—	4,450
Other comprehensive income	—	—	—	—	282	282
5-for-4 stock split	2,036	20	(20)	—	—	—
Common stock issuance for options exercised	46	—	150	—	—	150
Stock-based compensation expense	—	—	354	—	—	354

Balance at June 30, 2017	10,225	$102	$63,629	$22,334	$(1,017)	$85,048

Balance at December 31, 2017	10,869	$109	$74,008	$25,859	$(1,693)	$98,283
Net income	—	—	—	6,074	—	6,074
Other comprehensive loss	—	—	—	—	(1,796)	(1,796)
Common stock issuance for options exercised	207	2	1,053	—	—	1,055
Stock-based compensation expense	—	—	350	—	—	350

Balance at June 30, 2018	11,076	$111	$75,411	$31,933	$(3,489)	$103,966

See Notes to Consolidated Financial Statements.

Notes to Unaudited Consolidated Financial Statements

(In thousands)

Note 1. Organization and Summary of Significant Accounting Policies

Organization

        FVCBankcorp, Inc. (the "Company"), a Virginia corporation, was formed in 2015 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is headquartered in Fairfax, Virginia. The Company conducts its business activities through the branch offices of its wholly owned subsidiary bank, FVCbank (the "Bank"). The Company exists primarily for the purposes of holding the stock of its subsidiary, the Bank.

        The Bank was organized under the laws of the Commonwealth of Virginia to engage in a general banking business serving the Washington, D.C. metropolitan area. The Bank commenced regular operations on November 27, 2007 and is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation. It is subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

Basis of Presentation

        The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and follow general practice within the banking industry. Accordingly, the unaudited consolidated financial statements do not include all the information and footnotes required by U.S. GAAP for complete financial statements; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of the interim periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 2017 Annual Report. Certain prior period amounts have been reclassified to conform to current period presentation.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company. All material intercompany balances and transactions have been eliminated in consolidation.

Significant Accounting Policies

        The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. There have been no changes to these policies during the six months ended June 30, 2018.

Recent Accounting Pronouncements

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company has six leases and is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.

        In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for U.S. Securities and Exchange Commission (SEC) filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For public companies that are not SEC filers, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently identifying third party vendors to assist in the measurement of expected credit losses under this standard and has identified an implementation committee to assess the impact that ASU 2016-13 will have on its consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment." The amendments in this ASU simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit's goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Public business entities that are SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Public business entities that are not SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

        In March 2017, the FASB issued ASU 2017-08, "Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities." The

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

amendments in this ASU shorten the amortization period for certain callable debt securities purchased at a premium. Upon adoption of the standard, premiums on these qualifying callable debt securities will be amortized to the earliest call date. Discounts on purchased debt securities will continue to be accreted to maturity. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. Upon transition, entities should apply the guidance on a modified retrospective basis, with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption and provide the disclosures required for a change in accounting principle. The Company is currently assessing the impact that ASU 2017-08 will have on its consolidated financial statements.

        In August 2017, the FASB issued ASU 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." The amendments in this ASU modify the designation and measurement guidance for hedge accounting as well as provide for increased transparency regarding the presentation of economic results on both the financial statements and related footnotes. Certain aspects of hedge effectiveness assessments will also be simplified upon implementation of this update. The amendments are effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period. The Company is currently assessing the impact that ASU 2017-12 will have on its consolidated financial statements. The Company does not expect the adoption of ASU 2017-12 to have a material impact on its consolidated financial statements.

        In February 2018, the FASB issued ASU 2018-03, "Technical Corrections and Improvements to Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." The amendments provide targeted improvements to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Specifically, the amendments include clarifications related to: measurement elections, transition requirements, and adjustments associated with equity securities without readily determinable fair values; fair value measurement requirements for forward contracts and purchased options on equity securities; presentation requirements for hybrid financial liabilities for which the fair value option has been elected; and measurement requirements for liabilities denominated in a foreign currency for which the fair value option has been elected. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years beginning after June 15, 2018. Early adoption is permitted. The Company does not expect the adoption of ASU 2018-03 to have a material impact on its consolidated financial statements.

        In June 2018, the FASB issued ASU 2018-07, "Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting." The amendments expand the scope of Topic 718 to include share-based payments issued to non-employees for goods or services, which were previously excluded. The amendments will align the accounting for share-based payments to nonemployees and employees more similarly. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of ASU 2018-17 to have a material impact on its consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 2. Securities

        Amortized cost and fair values of securities held-to-maturity and securities available-for-sale as of June 30, 2018 and December 31, 2017, are as follows:

	June 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Held-to-maturity
Securities of state and local municipalities tax exempt	$264	$—	$(8)	$256
Securities of U.S. government and federal agencies	1,497	—	(37)	1,460

Total Held-to-maturity Securities	$1,761	$—	$(45)	$1,716

Available-for-sale
Securities of U.S. government and federal agencies	$1,000	$—	$(59)	$941
Securities of state and local municipalities tax exempt	3,686	—	(66)	3,620
Securities of state and local municipalities taxable	2,495	—	(80)	2,415
Corporate bonds	5,000	30	(62)	4,968
Certificates of deposit	490	—	(1)	489
SBA pass-through securities	222	—	(10)	212
Mortgage-backed securities	89,562	10	(3,193)	86,379
Collateralized mortgage obligations	19,045	—	(986)	18,059

Total Available-for-sale Securities	$121,500	$40	$(4,457)	$117,083

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Held-to-maturity
Securities of state and local municipalities tax exempt	$263	$3	$—	$266
Securities of U.S. government and federal agencies	1,497	—	(1)	1,496

Total Held-to-maturity Securities	$1,760	$3	$(1)	$1,762

Available-for-sale
Securities of U.S. government and federal agencies	$1,000	$—	$(32)	$968
Securities of state and local municipalities tax exempt	3,694	23	(1)	3,716
Securities of state and local municipalities taxable	2,591	3	(41)	2,553
Corporate bonds	5,000	57	(61)	4,996
Certificates of deposit	490	—	—	490
SBA pass-through securities	254	—	(8)	246
Mortgage-backed securities	84,614	—	(1,401)	83,213
Collateralized mortgage obligations	20,453	—	(683)	19,770

Total Available-for-sale Securities	$118,096	$83	$(2,227)	$115,952

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 2. Securities (Continued)

        At June 30, 2018 securities in the amount of $662.2 thousand were pledged with the Federal Reserve Bank and $9.2 million with Treasury Board of Virginia at the Community Bankers' Bank. There were no such securities pledged as of December 31, 2017.

        The following table shows fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2018 and December 31, 2017, respectively. The reference point for determining when securities are in an unrealized loss position is month-end. Therefore, it is possible that a security's market value exceeded its amortized cost on other days during the past twelve-month period. Available-for-sale securities that have been in a continuous unrealized loss position are as follows:

	Less Than 12 Months		12 Months or Longer		Total
At June 30, 2018	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities of U.S. government and federal agencies	$—	$—	$941	$(59)	$941	$(59)
Securities of state and local municipalities tax exempt	3,620	(66)	—	—	3,620	(66)
Securities of state and local municipalities taxable	1,260	(5)	1,155	(75)	2,415	(80)
Corporate bonds	995	(5)	943	(57)	1,938	(62)
Certificates of deposit	489	(1)	—	—	489	(1)
SBA pass-through securities	—	—	212	(10)	212	(10)
Mortgage-backed securities	36,755	(1,180)	45,767	(2,013)	82,522	(3,193)
Collateralized mortgage obligations	2,399	(67)	15,660	(919)	18,059	(986)

Total	$45,518	$(1,324)	$64,678	$(3,133)	$110,196	$(4,457)

	Less Than 12 Months		12 Months or Longer		Total
At December 31, 2017	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities of U.S. government and federal agencies	$—	$—	$968	$(32)	$968	$(32)
Securities of state and local municipalities tax exempt	272	(1)	—	—	272	(1)
Securities of state and local municipalities taxable	497	(3)	1,278	(38)	1,775	(41)
Corporate bonds	1,492	(7)	946	(54)	2,438	(61)
Certificates of deposit	245	—	—	—	245	—
SBA pass-through securities	—	—	246	(8)	246	(8)
Mortgage-backed securities	38,039	(404)	44,663	(997)	82,702	(1,401)
Collateralized mortgage obligations	2,731	(28)	17,040	(655)	19,771	(683)

Total	$43,276	$(443)	$65,141	$(1,784)	$108,417	$(2,227)

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 2. Securities (Continued)

        At June 30, 2018, the Company had two held-to-maturity securities in an unrealized loss position of less than twelve months. The fair value of the securities were $1.7 million and the unrealized loss was $44.8 thousand. At December 31, 2017, the Company had one held-to-maturity security in an unrealized loss position of less than twelve months. The fair value was $1.5 million and the unrealized loss was $1.0 thousand.

        Securities of U.S. government and federal agencies:    The unrealized losses on one available-for-sale and one held-to-maturity securities were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018.

        Securities of state and local municipalities:    The unrealized losses on the investments in securities of state and local municipalities were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018. Five of the nine investments carry an S&P investment grade rating of AA+ or above, one has a rating of AA–, one has an AA rating, while the remaining two do not carry a rating.

        Corporate bonds:    The unrealized losses on the investments in corporate bonds were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018. One of these two investments carries an S&P investment grade rating of A–. The remaining investment does not carry a rating.

        Certificates of Deposit:    The unrealized losses on two certificates of deposit were caused by interest rate increases. Certificates of deposit are cash deposits with a stated maturity at a correspondent bank of the Company. Because the Company does not intend to redeem the certificates prior to maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018.

        SBA pass-through securities:    The unrealized losses on the Company's single investment in SBA pass-through securities were caused by interest rate increases. Repayment of the principal on those investments is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost basis of the Company's investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 2. Securities (Continued)

amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018.

        Mortgage-backed securities:    The unrealized losses on the Company's investment in sixty mortgage-backed securities were caused by interest rate increases. The contractual cash flows of those investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost basis of the Company's investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018.

        Collateralized mortgage obligations (CMOs):    The unrealized loss associated with thirty-one CMOs was caused by interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost basis of the Company's investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at June 30, 2018.

        The amortized cost and fair value of securities as of June 30, 2018, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

	June 30, 2018
	Held-to-maturity		Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than 1 year	$—	$—	$245	$245
After 1 year through 5 years	—	—	3,904	3,834
After 5 years through 10 years	1,761	1,716	25,529	24,776
After 10 years	—	—	91,822	88,228

Total	$1,761	$1,716	$121,500	$117,083

        For the six months ended June 30, 2018 and June 30, 2017, proceeds from maturities, calls and principal repayments of securities were $8.1 million and $6.7 million, respectively. During the six months ended June 30, 2018 and June 30, 2017, proceeds from sales of securities available-for-sale amounted to $0 and $585.8 thousand, gross realized gains were $0 and $119.2 thousand, respectively. There were no realized losses as of June 30, 2018 or June 30, 2017.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses

        A summary of loan balances by type follows:

	June 30, 2018	December 31, 2017
Commercial real estate	$573,426	$526,657
Commercial and industrial	110,548	98,150
Commercial construction	139,678	123,444
Consumer residential	105,840	108,926
Consumer nonresidential	27,285	32,232

	$956,777	$889,409
Less:
Allowance for loan losses	8,298	7,725
Unearned income and (unamortized premiums), net	1,136	732

Loans, net	$947,343	$880,952

        An analysis of the allowance for loan losses for the three and six months ended June 30, 2018 and 2017, and for the year ended December 31, 2017, follows:

Allowance for Loan Losses
For the three months ended June 30, 2018

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$5,140	$821	$1,249	$630	$230	$32	$8,102
Charge-offs	—	(86)	—	—	(11)	—	(97)
Recoveries	—	12	—	—	—	—	12
Provision	135	122	57	(26)	(11)	(4)	281

Ending Balance	$5,275	$869	$1,306	$604	$208	$36	$8,298

Allowance for Loan Losses
For the six months ended June 30, 2018

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$4,832	$768	$1,191	$626	$268	$40	$7,725
Charge-offs	—	(86)	—	—	(11)	—	(97)
Recoveries	—	31	—	—	—	—	31
Provision	443	156	115	(22)	(49)	(4)	639

Ending Balance	$5,275	$869	$1,306	$604	$208	$36	$8,298

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

Allowance for Loan Losses
For the three months ended June 30, 2017

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$4,224	$765	$829	$565	$116	$278	$6,777
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	70	—	—	—	—	70
Provision	359	(18)	78	6	(10)	(250)	165

Ending Balance	$4,583	$817	$907	$571	$106	$28	$7,012

Allowance for Loan Losses
For the six months ended June 30, 2017

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$4,266	$1,032	$375	$500	$121	$158	$6,452
Charge-offs	—	(44)	—	—	—	—	(44)
Recoveries	—	89	—	—	—	—	89
Provision	317	(260)	532	71	(15)	(130)	515

Ending Balance	$4,583	$817	$907	$571	$106	$28	$7,012

Allowance for Loan Losses
At December 31, 2017

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Beginning Balance	$4,266	$1,032	$375	$500	$121	$158	$6,452
Charge-offs	—	(44)	—	—	(33)	—	(77)
Recoveries	—	117	—	—	33	—	150
Provision	566	(337)	816	126	147	(118)	1,200

Beginning Balance	$4,832	$768	$1,191	$626	$268	$40	$7,725

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

        The following tables present the recorded investment in loans and impairment at June 30, 2018 and December 31, 2017, by portfolio segment:

Allowance for Loan Losses
At June 30, 2018

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Ending Balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	5,275	869	1,306	604	244	—	8,298

	$5,275	$869	$1,306	$604	$244	$—	$8,298

Loans Receivable
At June 30, 2018

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Financing receivables:
Ending Balance
Individually evaluated for impairment	$1,897	$294	$—	$587	$—	$—	$2,778
Collectively evaluated for impairment	571,529	110,254	139,678	105,253	27,285	—	953,999

	$573,426	$110,548	$139,678	$105,840	$27,285	$—	$956,777

 Allowance for Loan Losses
At December 31, 2017

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Allowance for credit losses:
Ending Balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	4,832	768	1,191	626	268	40	7,725

	$4,832	$768	$1,191	$626	$268	$40	$7,725

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

Loans Receivable
At December 31, 2017

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Unallocated	Total
Financing receivables:
Ending Balance
Individually evaluated for impairment	$1,882	$2,846	$—	$587	$5	$—	$5,320
Collectively evaluated for impairment	524,775	95,304	123,444	108,339	32,227	—	884,089

	$526,657	$98,150	$123,444	$108,926	$32,232	$—	$889,409

        Impaired loans by class at June 30, 2018 and December 31, 2017, are summarized as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
June 30, 2018
With an allowance recorded:
Commercial real estate	$—	$—	$—	$—	$—
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Consumer residential	—	—	—	—	—
Consumer nonresidential	—	—	—	—	—

	$—	$—	$—	$—	$—

June 30, 2018
With no related allowance:
Commercial real estate	$1,897	$1,904	$—	$1,885	$54
Commercial and industrial	294	309	—	348	11
Commercial construction	—	—	—	—	—
Consumer residential	587	587	—	587	13
Consumer nonresidential	—	—	—	—	—

	$2,778	$2,800	$—	$2,820	$78

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2017
With an allowance recorded:
Commercial real estate	$—	$—	$—	$—	$—
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Consumer residential	—	—	—	—	—
Consumer nonresidential	—	—	—	—	—

	$—	$—	$—	$—	$—

December 31, 2017
With no related allowance:
Commercial real estate	$1,882	$1,882	$—	$1,894	$108
Commercial and industrial	2,846	2,860	—	2,516	150
Commercial construction	—	—	—	—	—
Consumer residential	587	587	—	587	24
Consumer nonresidential	5	5	—	8	1

	$5,320	$5,334	$—	$5,005	$283

        No additional funds are committed to be advanced in connection with the impaired loans. There were no nonaccrual loans excluded from the impaired loan disclosure.

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

        Pass—Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions below and smaller, homogeneous loans not assessed on an individual basis.

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the enhanced possibility that the institution will sustain some loss if the deficiencies are not corrected.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

        Doubtful—Loans classified as doubtful include those loans which have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, based on currently known facts, conditions and values, improbable.

        Loss—Loans classified as loss include those loans which are considered uncollectible and of such little value that their continuance as loans is not warranted. Even though partial recovery may be achieved in the future, it is neither practical nor desirable to defer writing off these loans.

        Based on the most recent analysis performed, the risk category of loans by class of loans was as follows as of June 30, 2018 and December 31, 2017:

As of June 30, 2018

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Total
Grade:
Pass	$572,560	$110,182	$139,678	$104,337	$27,266	$954,023
Special mention	681	366	—	916	19	1,982
Substandard	185	—	—	587	—	772
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$573,426	$110,548	$139,678	$105,840	$27,285	$956,777

As of December 31, 2017

	Commercial Real Estate	Commercial and Industrial	Commercial Construction	Consumer Residential	Consumer Nonresidential	Total
Grade:
Pass	$525,808	$95,131	$123,444	$106,700	$32,208	$883,291
Special mention	695	543	—	1,639	24	2,901
Substandard	154	2,476	—	587	—	3,217
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—

Total	$526,657	$98,150	$123,444	$108,926	$32,232	$889,409

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

        Past due and nonaccrual loans presented by loan class were as follows at June 30, 2018 and December 31, 2017:

As of June 30, 2018

	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days past due and still accruing	Nonaccruals
Commercial real estate	$1,771	$205	$—	$1,976	$571,450	$573,426	$—	$186
Commercial and industrial	—	815	165	980	109,568	110,548	165	—
Commercial construction	—	—	—	—	139,678	139,678	—	—
Consumer residential	287	—	587	874	104,966	105,840	—	587
Consumer nonresidential	—	84	—	84	27,201	27,285	—	—

Total	$2,058	$1,104	$752	$3,914	$952,863	$956,777	$165	$773

As of December 31, 2017

	30 - 59 days past due	60 - 89 days past due	90 days or more past due	Total past due	Current	Total loans	90 days past due and still accruing	Nonaccruals
Commercial real estate	$—	$—	$154	$154	$526,503	$526,657	$—	$154
Commercial and industrial	—	—	48	48	98,102	98,150	48	—
Commercial construction	—	911	—	911	122,533	123,444	—	—
Consumer residential	275	—	587	862	108,064	108,926	—	587
Consumer nonresidential	—	—	—	—	32,232	32,232	—	—

Total	$275	$911	$789	$1,975	$887,434	$889,409	$48	$741

        There were overdrafts of $45.2 thousand and $162.2 thousand at June 30, 2018 and December 31, 2017, which have been reclassified from deposits to loans. At June 30, 2018 and December 31, 2017 loans with a carrying value of $132.7 million and $128.7 million were pledged to the Federal Home Loan Bank of Atlanta.

        There were no defaults of troubled debt restructurings (TDR's) where the default occurred within twelve months of the restructuring during the six months ended June 30, 2018.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 3. Loans and Allowance for Loan Losses (Continued)

        There were no TDR's originated in the six months ended June 30, 2018. The following table presents the TDR's originated during the six months ended June 30, 2017:

For the six months ended June 30, 2017

Troubled Debt Restructurings	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	—	$—	$—
Commercial and industrial	1	204	206
Commercial construction	—	—	—
Consumer residential	—	—	—
Consumer nonresidential	1	9	10
Consumer construction	—	—	—

Total	2	$213	$216

        As of June 30, 2018, and December 31, 2017, the Company has a recorded investment in troubled debt restructurings of $1.6 million and $1.7 million, respectively.

        The concessions made in troubled debt restructurings were extensions of the maturity dates or reductions in the stated interest rate for the remaining life of the debt.

Note 4. Derivative Financial Instruments

        In March 2018, the Company entered into Interest Rate Swap Agreements ("Swap Agreements") for one position to facilitate the risk management strategies needed in order to accommodate the needs of our banking customers. The Company mitigates the risk of entering into these loan agreements by entering into equal and offsetting swap agreements with highly-rated third party financial institutions. This back-to-back swap agreement is a free-standing derivative and is recorded at fair value in the Company's consolidated balance sheet (asset positions are included in other assets and liability positions are included in other liabilities) as of June 30, 2018. The Company is party to master netting arrangements with its financial institution counterparty; however, the Company does not offset assets and liabilities under these arrangements for financial statement presentation purposes. The master netting arrangements provide for a single net settlement of all swap agreements, as well as collateral, in the event of default on, or termination of, any one contract. Parties to a centrally cleared over-the-counter derivative exchange daily payments that reflect the daily change in value of the derivative. These payments, commonly referred to as variation margin, are recorded as settlements of the derivatives' mark-to-market exposure rather than collateral against the exposures, which effectively results in any centrally cleared derivative having a Level 2 fair value that approximates zero on a daily basis, and therefore, these swap agreements were not included in the offsetting table in the Fair Value Measurement section. There were no such agreements outstanding as of December 31, 2017.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 4. Derivative Financial Instruments (Continued)

        The notional amount and fair value of the Company's derivative financial instruments as of June 30, 2018 were as follows:

	June 30, 2018
	Notional Amount	Fair Value
Interest Rate Swap Agreements
Receive Fixed/Pay Variable Swaps	$3,724	$(31)
Pay Fixed/Receive Variable Swaps	3,724	31

Note 5. Financial Instruments with Off-Balance Sheet Risk

        The Company is party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

        At June 30, 2018 and December 31, 2017, the following financial instruments were outstanding which contract amounts represent credit risk:

	June 30, 2018	December 31, 2017
Commitments to grant loans	$48,748	$23,078
Unused commitments to fund loans and lines of credit	200,729	170,802
Commercial and standby letters of credit	8,867	9,725

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

        Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.

        Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 5. Financial Instruments with Off-Balance Sheet Risk (Continued)

same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments, if deemed necessary.

        The Company maintains its cash accounts with the Federal Reserve and correspondent banks. The total amount of cash on deposit in correspondent banks exceeding the federally insured limits was $1.9 million and $607.7 thousand at June 30, 2018 and December 31, 2017, respectively.

Note 6. Stock-Based Compensation Plan

        The Company's Amended and Restated 2008 Option Plan (the Plan), which is shareholder-approved, was adopted to advance the interests of the Company by providing selected key employees of the Company, their affiliates, and directors with the opportunity to acquire shares of common stock. The Plan granted options to purchase 5,858 shares of common stock to each of the 21 organizing shareholders of the Company, who had funds at risk during the Company's organizational period and assumed the financial risk that the Company would not open. These shares immediately vested upon grant. In June 2018, the shareholders approved an amendment to the Amended and Restated 2008 Plan to increase the number of shares authorized for issuance under the Plan by 200,000 shares.

        The maximum number of shares with respect to which awards may be made is 2,529,296 shares of common stock, subject to adjustment for certain corporate events. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant, generally vest annually over three years of continuous service and have ten year contractual terms. At June 30, 2018, 246,470 shares were available to grant under the Plan.

        No options were granted during the six months ended June 30, 2018 and June 30, 2017.

        A summary of option activity under the Plan as of June 30, 2018, and changes during the six months ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
Outstanding at January 1, 2018	2,218,210	$7.74	5.51
Granted	—	—
Exercised	(214,925)	5.52
Forfeited or expired	(11,922)	7.40

Outstanding at June 30, 2018	1,991,363	$7.99	5.47	$18,345,893

Exercisable at June 30, 2018	1,729,092	$7.61	5.17	$16,584,097

(1)
The aggregate intrinsic value of stock options represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on June 30, 2018. This amount changes based on changes in the market value of the Company's stock.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 6. Stock-Based Compensation Plan (Continued)

        The compensation cost that has been charged to income for the plan was $349.9 thousand and $354.0 thousand for the six months ended June 30, 2018 and 2017, respectively. As of June 30, 2018, there was unamortized compensation expense of $512.8 thousand that will be amortized over 23 months. Tax benefits recognized for qualified stock options during the six months ended June 30, 2018 and 2017 totaled $283.2 thousand and $161.7 thousand.

        Stock option information has been retroactively adjusted for the five-for-four stock split declared in August 2017.

        A summary of the Company's restricted stock grant activity as of June 30, 2018 is shown below. Prior to January 1, 2017, the Company had no restricted stock grants outstanding.

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2018	66,155	$17.50
Granted	—	—
Vested	—	—
Forfeited	(680)	17.55

Balance at June 30, 2018	65,475	$17.50

        As of June 30, 2018, there was $975,000 of total unrecognized compensation cost related to nonvested restricted shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 42 months.

Note 7. Fair Value Measurements

Determination of Fair Value

        The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with Fair Value Measurements and Disclosures topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 7. Fair Value Measurements (Continued)

reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

        In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1	—	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2	—	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3	—	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

        The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

        Securities available-for-sale:    Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 7. Fair Value Measurements (Continued)

        The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2018 and December 31, 2017:

		Fair Value Measurements at June 30, 2018 Using
		Quoted Prices in Active Markets for Identical Assets
			Significant Other Observable Inputs
				Significant Unobservable Inputs
	Balance as of June 30, 2018
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale
Securities of U.S. government and federal agencies	$941	$—	$941	$—
Securities of state and local municipalities tax exempt	3,620	—	3,620	—
Securities of state and local municipalities taxable	2,415	—	2,415	—
Corporate bonds	4,968	—	4,968	—
Certificates of deposit	489	—	489	—
SBA pass-through securities	212	—	212	—
Mortgage-backed securities	86,379	—	86,379	—
Collateralized mortgage obligations	18,059	—	18,059	—

Total Available-for-Sale Securities	$117,083	$—	$117,083	$—

		Fair Value Measurements at December 31, 2017 Using
		Quoted Prices in Active Markets for Identical Assets
			Significant Other Observable Inputs
				Significant Unobservable Inputs
	Balance as of December 31, 2017
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Available-for-sale
Securities of U.S. government and federal agencies	$968	$—	$968	$—
Securities of state and local municipalities tax exempt	3,716	—	3,716	—
Securities of state and local municipalities taxable	2,553	—	2,553	—
Corporate bonds	4,996	—	4,996	—
Certificates of deposit	490	—	490	—
SBA pass-through securities	246	—	246	—
Mortgage-backed securities	83,213	—	83,213	—
Collateralized mortgage obligations	19,770	—	19,770	—

Total Available-for-Sale Securities	$115,952	$—	$115,952	$—

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 7. Fair Value Measurements (Continued)

        Certain financial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower of cost or market accounting or write-downs of individual assets.

        The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

        Impaired Loans:    Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction, has the value derived by discounting comparable sales due to lack of similar properties, or is discounted by the Company due to marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business's financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Income. No loans were recorded at fair value at June 30, 2018 or December 31, 2017.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach with data from comparable properties. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, which results in a Level 3 classification of the inputs for determining fair value. Other real estate owned properties are evaluated regularly for impairment and adjusted accordingly.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 7. Fair Value Measurements (Continued)

        The following table summarizes the Company's assets that were measured at fair value on a nonrecurring basis at June 30, 2018 and December 31, 2017:

		Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets
			Significant Other Observable Inputs
	Balance as of June 30, 2018 and December 31, 2017			Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Assets
Other Real Estate Owned	$3,866	$—	$—	$3,866

        The following table displays quantitative information about Level 3 Fair Value Measurements for June 30, 2018 and December 31, 2017:

Quantitative information about Level 3 Fair Value Measurements
Assets	Fair Value	Valuation Technique(s)	Unobservable input	Range
Other real estate owned	$3,866	Discounted appraised value	Selling costs	10.51%

        The following presents the carrying amount, fair value and placement in the fair value hierarchy of the Company's financial instruments as of June 30, 2018 and December 31, 2017. Fair values for June 30, 2018 are estimated under the exit price notion in accordance with the prospective adoption of ASU 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities." Fair values for December 31, 2017 are estimated under the guidance in effect for that period, which did not require use of the exit price notion.

		Fair Value Measurements as of June 30, 2018, using
		Quoted Prices in Active Markets for Identical Assets
			Significant Unobservable Inputs	Significant Unobservable Inputs
	Carrying Amount
		Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$6,309	$6,309	$—	$—
Interest-bearing deposits at other institutions	30,734	30,734	—	—
Securities held-to-maturity	1,761	—	1,716	—
Securities available-for-sale	117,083	—	117,083	—
Restricted stock	3,800	—	3,800	—
Loans, net	947,343	—	—	939,774
Bank owned life insurance	16,187	—	16,187	—
Accrued interest receivable	3,234	—	3,234	—
Financial liabilities:
Checking, savings and money market accounts	$681,119	$—	$681,119	$—
Time deposits	327,777	—	327,626	—
Subordinated notes	24,367	—	23,203	—
Accrued interest payable	549	—	549	—

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 7. Fair Value Measurements (Continued)

		Fair Value Measurements as of December 31, 2017, using
		Quoted Prices in Active Markets for Identical Assets
			Significant Unobservable Inputs	Significant Unobservable Inputs
	Carrying Amount
		Level 1	Level 2	Level 3
Financial assets:
Cash and due from banks	$7,428	$7,428	$—	$—
Interest-bearing deposits at other institutions	15,139	15,139	—	—
Securities held-to-maturity	1,760	—	1,762
Securities available-for-sale	115,952	—	115,952	—
Restricted stock	3,438	—	3,438	—
Loans, net	880,952	—	—	876,569
Bank owned life insurance	15,969	—	15,969	—
Accrued interest receivable	2,964	—	2,964	—
Financial liabilities:
Checking, savings and money market accounts	$554,547	$—	$554,547	$—
Time deposits	373,616	—	371,782	—
Subordinated notes	24,327	—	23,462	—
Accrued interest payable	417	—	417	—

Note 8. Earnings Per Share

        Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of stock which then shared in the earnings of the Company.

        Earnings per share has been retroactively adjusted for the five-for-four stock split declared in August 2017.

        The following shows the weighted average number of shares used in computing earnings per share and the effect of weighted average number of shares of dilutive potential common stock. Dilutive potential common stock has no effect on income available to common shareholders. There were 625

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 8. Earnings Per Share (Continued)

and 349,027 shares excluded from the calculation for June 30, 2018 and 2017, respectively, as they were anti-dilutive.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$3,077	$2,120	$6,074	$4,450
Weighted average number of shares	11,024	10,205	10,979	10,193
Options effect of dilutive securities	1,039	665	1,079	613

Weighted average diluted shares	12,063	10,870	12,058	10,806

Basic EPS	$0.28	$0.21	$0.55	$0.44
Diluted EPS	$0.26	$0.20	$0.50	$0.41

Note 9. Accumulated Other Comprehensive Income (Loss)

        Changes in accumulated other comprehensive income (AOCI) for the three and six months ended June 30, 2018 and 2017 are shown in the following table. The Company has only one component, which is available-for-sale securities, for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
Available-for-Sale Securities	2018	2017	2018	2017
Balance, beginning of period	$(3,092)	$(1,235)	$(1,693)	$(1,299)
Net unrealized gains (losses) during the period	(397)	233	(1,796)	360
Net reclassification adjustment for gains realized in income	—	(15)	—	(78)

Other comprehensive income (loss), net of tax	(397)	218	(1,796)	282

Balance, end of period	$(3,489)	$(1,017)	$(3,489)	$(1,017)

        The following table presents information related to reclassifications from accumulated other comprehensive income.

	Amount Reclassified from AOCI into Income
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Details about AOCI	2018	2017	2018	2017
Gains on sale of available-for-sale securities	$—	$23	$—	$119
Income tax expense	—	(8)	—	(41)

Total	$—	$15	$—	$78

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 10. Federal Home Loan Bank (FHLB) Advances and Other Borrowings

        As of June 30, 2018 and December 31, 2017, there were no outstanding FHLB advances or other borrowings.

        At June 30, 2018, 1-4 family residential loans with a book value of $2.9 million, multi-family residential loans with a book value of $11.6 million, home equity lines of credit with a book value of $15.9 million and commercial real estate loans with book value of $102.4 million were pledged against an available line of credit with the Federal Home Loan Bank totaling $189.4 million as of June 30, 2018. The Bank obtained a letter of credit with the FHLB in the amount of $80 million for the purpose of collateral against Virginia public deposits. The remaining lendable collateral value at June 30, 2018 totaled $52.7 million.

        The Company has unsecured lines of credit with correspondent banks totaling $49 million at June 30, 2018 and $44 million at December 31, 2017, available for overnight borrowing. At June 30, 2018 and December 31, 2017 no lines of credit with correspondent banks were drawn upon.

Note 11. Subordinated Notes

        On June 20, 2016, the Company issued $25 million in private placement of fixed-to-floating subordinated notes due June 30, 2026. Interest is payable at 6.00% per annum, from and including June 20, 2016 to, but excluding June 30, 2021, payable semi-annually in arrears. From and including June 30, 2021 to the maturity date or early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month LIBOR rate plus 487 basis points, payable quarterly in arrears.

        The Company may, at its option, beginning with the interest payment date of June 30, 2021 and on any scheduled interest payment date thereafter redeem the subordinated notes, in whole or in part, upon not fewer than 30 nor greater than 60 days' notice to holders, at a redemption price equal to 100% of the principal amount of the subordinated notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the holders.

        The subordinated notes qualify as Tier 2 capital for the Company to the fullest extent permitted under the BASEL III capital rules. When contributed to the capital of the Bank, the proceeds of the subordinated notes may be included in Tier 1 capital for the Bank. At June 30, 2018 and December 31, 2017, $21 million of the proceeds of the Company's subordinated notes have been included in the Bank's Tier 1 capital.

Note 12. Revenue Recognition

        On January 1, 2018, the Company adopted ASU No. 2014-09 "Revenue from Contracts with Customers" (Topic 606) and all subsequent ASUs that modified Topic 606. The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.

        Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 12. Revenue Recognition (Continued)

mortgage servicing rights, gain on sale of securities, BOLI income, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and insurance commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company's revenue is generated from contracts with customers. Noninterest revenue streams in-scope of Topic 606 are discussed below.

Service Charges on Deposit Accounts

        Service charges on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business and personal checking accounts), monthly service fees, check orders, and other deposit account related fees. The Company's performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company's performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers' accounts.

Other Fee Income

        Fees, exchange, and other service charges are primarily comprised of debit and credit card income, ATM fees, merchant services income, and other service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company's debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier's checks, and other services. The Company's performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Other

        Other noninterest income consists of insurance commissions and other miscellaneous revenue streams not meeting the criteria above. The Company receives monthly recurring commissions based as a percentage of premiums issued and revenue is recognized when received. Any residual miscellaneous fees are recognized as they occur, and therefore, the Company determined this consistent practice satisfies the obligation for performance.

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands)

Note 12. Revenue Recognition (Continued)

        The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Noninterest Income
In-scope of Topic 606
Service Charges on Deposit Accounts	$152	$140	$293	$256
Fees, Exchange, and Other Service Charges	71	47	118	91
Other	19	26	28	33

Noninterest Income (in-scope of Topic 606)	242	213	439	380
Noninterest Income (out-scope of Topic 606)	121	145	309	771

Total Noninterest Income	$363	$358	$748	$1,151

Contract Balances

        A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity's obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company's noninterest revenue streams are largely based on transactional activity. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of June 30, 2018, the Company did not have any significant contract balances.

Contract Acquisition Costs

        In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

Note 13. Subsequent Events

        Based on the evaluation through August 15, 2018, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclosure in the audited consolidated financial statements.

The Board of Directors and Stockholders
Colombo Bank
Rockville, Maryland

Report of Independent Auditors

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Colombo Bank and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Bank's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colombo Bank and Subsidiary as of December 31, 2017 and

2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
March 28, 2018

8100 Sandpiper Circle, Suite 308, Baltimore, Maryland 21236
443-725-5395 Fax 443-725-5074
Website: www.Rowles.com

Colombo Bank and Subsidiary

Consolidated Balance Sheets

December 31,	2017	2016
Assets
Cash and due from banks	$947,983	$1,037,307
Interest-bearing deposits in other financial institutions	20,681,122	18,707,138
Federal funds sold and Federal Home Loan Bank deposit	268,938	202,523

Total cash and cash equivalents	21,898,043	19,946,968
Investment securities available for sale	14,824,665	16,855,645
Federal Home Loan Bank stock, at cost	1,756,000	1,757,500
Loans, net of allowance for loan losses of $2,691,973 and $2,947,262	154,533,880	159,423,298
Premises and equipment, net	601,862	751,600
Accrued interest receivable	568,600	554,442
Foreclosed real estate	—	94,190
Deferred income taxes	1,142,920	1,172,586
Other assets	392,092	326,661

	$195,718,062	$200,882,890

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$15,428,407	$14,836,592
Interest-bearing	123,615,880	130,258,085

Total deposits	139,044,287	145,094,677
Securities sold under repurchase agreements	—	74,328
Federal Home Loan Bank advances	35,000,000	35,000,000
Accrued interest payable	96,995	73,580
Accrued expenses and other liabilities	405,523	508,534

	174,546,805	180,751,119

Stockholders' equity
Common stock, $.01 par value; 379,172,908 shares authorized, 344,248,084 shares issued and outstanding at December 31, 2017 and 2016	3,442,481	3,442,481
Additional paid-in capital	28,590,695	28,590,695
Accumulated deficit	(10,693,914)	(11,757,975)
Accumulated other comprehensive loss	(168,005)	(143,430)

Total stockholders' equity	21,171,257	20,131,771

	$195,718,062	$200,882,890

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Income

Years Ended December 31,	2017	2016
Interest and dividend revenue
Loans, including fees	$8,380,701	$7,996,533
U.S. Government agency securities	97,039	159,141
Mortgage-backed securities and collateralized mortgage obligations	257,713	241,408
Interest-bearing deposits in other financial institutions	255,193	116,195
Dividends and other	87,738	84,035

Total interest and dividend revenue	9,078,384	8,597,312

Interest expense
Deposits	1,064,994	942,809
Federal Home Loan Bank advances and other borrowings	1,015,890	1,024,729

Total interest expense	2,080,884	1,967,538

Net interest income	6,997,500	6,629,774
Provision for loan losses	(1,000,000)	(330,000)

Net interest income after provision for loan losses	7,997,500	6,959,774

Noninterest revenue
Service charges on deposit accounts	170,385	168,092
Gain on sale of investment securities	—	64,782
Gain (loss) on sale of foreclosed real estate	(217)	6,924
Other	262,112	174,650

Total noninterest revenue	432,280	414,448

Noninterest expense
Salaries	3,390,714	3,440,910
Employee benefits	595,645	675,026
Occupancy	740,144	823,120
Furniture and equipment	480,014	441,744
Federal Home Loan Bank prepayment penalty	576,892	—
Other operating	1,582,310	1,769,167

Total noninterest expense	7,365,719	7,149,967

Income before income taxes	1,064,061	224,255
Income tax expense	27,658	—

Net income	$1,036,403	$224,255

Earnings per common share
Basic and diluted	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended December 31,	2017	2016
Net income	$1,036,403	$224,255

Other comprehensive income (loss)
Unrealized gain (loss) on investment securities available for sale	5,091	(35,325)
Reclassification adjustment for realized gain on investment securities
available for sale included in net loss	—	(64,782)

Total unrealized gain (loss) on investment securities available for sale	5,091	(100,107)
Income tax expense (benefit) relating to investment securities
available for sale	2,008	(39,493)

Other comprehensive income (loss)	3,083	(60,614)

Total comprehensive income	$1,039,486	$163,641

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock
					Accumulated other comprehensive income
	Shares	Par value	Additional paid-in capital	Accumulated deficit		Total stockholders' equity
Balance, December 31, 2015	344,248,084	$3,442,481	$28,590,695	$(11,982,230)	$(82,816)	$19,968,130
Unrealized loss on investment securities available for sale, net of income tax of $39,493	—	—	—	—	(60,614)	(60,614)
Net income	—	—	—	224,255	—	224,255

Balance, December 31, 2016	344,248,084	3,442,481	28,590,695	(11,757,975)	(143,430)	20,131,771
Unrealized gain on investment securities available for sale, net of income tax of $2,008	—	—	—	—	3,083	3,083
Reclassification due to the adoption of ASU No. 2018.02	—	—	—	27,658	(27,658)	—
Net income	—	—	—	1,036,403	—	1,036,403

Balance, December 31, 2017	344,248,084	$3,442,481	$28,590,695	$(10,693,914)	$(168,005)	$21,171,257

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31,	2017	2016
Cash flows from operating activities
Net income	$1,036,403	$224,255
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision for loan losses	(1,000,000)	(330,000)
Amortization of premiums and accretion of discounts, net	60,885	75,052
Depreciation and amortization	184,328	184,112
Write-down of foreclosed real estate	—	27,070
(Gain) loss on sale of foreclosed real estate	217	(6,924)
Gain on sale of investment securities	—	(64,782)
Federal Home Loan Bank prepayment penalty	576,892	—
Adjustment to deferred tax asset due to change in corporate income tax rate	27,658	—
Decrease (increase) in
Accrued interest receivable	(14,158)	61,234
Other assets	(65,431)	(16,648)
Increase (decrease) in
Deferred loan fees, net of costs	(70,310)	(57,930)
Accrued interest payable	23,415	14,436
Accrued expenses and other liabilities	(103,011)	76,524

	656,888	186,399

Cash flows from investing activities
Purchase of investment securities available for sale	(1,948,148)	(8,367,792)
Proceeds from maturity and call of investment securities available for sale	3,923,334	9,894,120
Proceeds from sale of investment securities available for sale	—	1,970,300
(Purchase) redemption of Federal Home Loan Bank stock	1,500	(1,600)
Loan principal collected, net of originations	5,959,728	2,376,842
Proceeds from sale of foreclosed real estate	93,973	353,549
Purchase of premises and equipment	(34,590)	(73,187)

	7,995,797	6,152,232

Cash flows from financing activities
Net increase (decrease) in
Time deposits	(15,546,162)	(38,979)
Other deposits	9,495,772	(2,004,620)
Securities sold under repurchase agreements	(74,328)	51,550
Federal Home Loan Bank prepayment penalty	(576,892)	—

	(6,701,610)	(1,992,049)

Net increase in cash and cash equivalents	1,951,075	4,346,582
Cash and cash equivalents at beginning of year	19,946,968	15,600,086

Cash and cash equivalents at end of year	$21,898,043	$19,946,668

Supplemental cash flow information
Income taxes paid	$—	$—

Interest paid	$2,057,469	$1,952,802

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

        The accounting and reporting policies reflected in the financial statements conform to accounting principles generally accepted in the United States of America, and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of commitments and contingent liabilities at the date of the financial statements and revenue and expenses during the year. Actual results could differ from those estimates. A material estimate that is susceptible to significant change in the near term is the allowance for loan losses.

Principles of consolidation

        The accompanying consolidated financial statements include the activities of Colombo Bank (the Bank) and its subsidiary, Gude Holdings, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of operations

        The Bank provides a variety of financial services to individuals and small businesses located in the Baltimore and Washington metropolitan areas. Its primary deposit products are checking, savings, and certificate accounts, and its primary lending products are residential and commercial mortgage loans, as well as consumer and commercial loans. The Bank has 100% ownership of its subsidiary, Gude Holdings, LLC. Gude Holdings, LLC was formed in 2014 to hold and sell real estate resulting from foreclosures and other legal transfer methods, arising from loans made by the Bank and its predecessors.

Cash and cash equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, deposits in the Federal Home Loan Bank and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment securities

        Securities held to meet liquidity needs or which may be sold are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. Management classified all securities as available for sale. Gains or losses on sales are determined by the specific-identification method. Premiums and discounts are amortized or accreted over the stated term of the securities using the interest method.

Federal Home Loan Bank stock

        The Bank is required to invest in Federal Home Loan Bank (FHLB) of Atlanta common stock under the terms of its federal charter. The stock is carried at cost, which approximates fair value. Additional stock is purchased and redeemed based on outstanding FHLB advances to the Bank.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, generally are reported at their outstanding unpaid principal balances adjusted for

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

        The accrual of interest on loans is discontinued at the time the loan is 90 days past due (120 days for residential consumer mortgages) unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged off at an earlier date if collection of principal or interest is considered doubtful. Loans that remain outstanding after maturity are classified as past due.

        All interest accrued but not collected for loans that are placed on nonaccrual status is reversed against interest revenue. Interest payments received on loans that are in nonaccrual status because they are past maturity, but are not adversely classified, are recorded as interest revenue. Interest payments on other nonaccrual loans are recorded as a reduction of principal. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. An allowance is established when the collateral value or discounted cash flows of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. There may be an unallocated component of the allowance, which reflects the margin of imprecision inherent in the underlying assumptions used in the methods for estimating specific and general losses in the portfolio. Actual loan performance may differ from those estimates.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting Policies (Continued)

the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Premises and equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs, and minor replacements are charged to noninterest expenses as incurred.

Foreclosed real estate

        Real estate acquired through foreclosure is recorded at the lower of cost or fair value, less costs to sell, on the date acquired. Losses incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated value of the property are included in noninterest expenses.

Income taxes

        The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence.

Comprehensive income (loss)

        Comprehensive income (loss) includes net income and the unrealized gain or loss on investment securities available for sale, net of related income taxes.

Earnings per common share

        Basic earnings per common share is calculated by dividing net income by the weighted average shares of common stock outstanding. Diluted earnings per share is determined by adjusting average shares of common stock outstanding by the potentially dilutive effects of stock options outstanding. The dilutive effects of options are computed using the treasury stock method. Average common shares outstanding were 344,248,084 for the years ended December 31, 2017 and 2016. There were no dilutive shares outstanding during the years ended December 31, 2017 or 2016.

Reclassifications

        Certain changes have been made to the prior years' financial statements to conform with the current year presentation. There was no change to net income as a result of these reclassifications.

Subsequent Events

        The Bank has evaluated events and transactions subsequent to December 31, 2017 through March 28, 2018, the date these financial statements were available to be issued. No subsequent events were identified that would affect the presentation of the financial statements.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

2. Cash and Due from Banks

        The Bank normally carries balances with other banks that exceed the federally insured limit. The balances carried in excess of the limit, including uninsured federal funds sold to the same bank, were $3,120,921 and $3,015,323 as of December 31, 2017 and 2016, respectively.

        Deposits held in noninterest-bearing transaction accounts are aggregated with any interest-bearing deposits the owner may hold in the same ownership category for purposes of determining the balance subject to the federally insured limit. The combined total is insured up to $250,000.

        Banks are required to carry noninterest-bearing cash reserves of specified percentages of deposit balances. The Bank's normal balances of cash on hand and on deposit with other banks are sufficient to satisfy the reserve requirement.

3. Investment Securities Available for Sale

        Investment securities available for sale are summarized as follows:

December 31, 2017	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Government agency	$2,989,751	$10,446	$24,552	$2,975,645
Mortgage-backed securities	8,186,245	5,985	86,830	8,105,400
Collateralized mortgage obligations	3,880,456	647	137,483	3,743,620

	$15,056,452	$17,078	$248,865	$14,824,665

December 31, 2016
U.S. Government agency	$4,787,273	$5,697	$33,811	$4,759,159
Mortgage-backed securities	7,599,068	5,583	102,127	7,502,524
Collateralized mortgage obligations	4,706,183	4,783	117,004	4,593,962

	$17,092,524	$16,063	$252,942	$16,855,645

        During the year ended December 31, 2016, the Bank realized gross gains of $64,782 and no losses on the sale of securities. The Bank received proceeds of $1,970,300 on those sales. During the year ended December 31, 2017, the Bank had no sale of securities.

        Contractual maturities and pledged securities as of December 31, 2017 and 2016, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Investment Securities Available for Sale (Continued)

prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are payable in monthly installments.

December 31, 2017	Amortized cost	Fair value
Maturing
Less than one year	$—	$—
Over one to five years	1,493,234	1,484,081
Over five to ten years	859,419	869,865
Over ten years	637,098	621,699

	2,989,751	2,975,645
Mortgage-backed securities	8,186,245	8,105,400
Collateralized mortgage obligations	3,880,456	3,743,620

	$15,056,452	$14,824,665

Securities pledged for
Federal Home Loan Bank	$728,557	$723,528
Federal Reserve Bank	1,768,559	1,764,902

	$2,497,116	$2,488,430

December 31, 2016
Maturing
Less than one year	$—	$—
Over one to five years	—	—
Over five to ten years	4,059,435	4,051,143
Over ten years	727,838	708,016

	4,787,273	4,759,159
Mortgage-backed securities	7,599,068	7,502,524
Collateralized mortgage obligations	4,706,183	4,593,962

	$17,092,524	$16,855,645

Securities pledged for
Repurchase agreements	$298,487	$297,717
Government deposits	7,362,306	7,325,670

	$7,660,793	$7,623,387

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Investment Securities Available for Sale (Continued)

        Information pertaining to securities with gross unrealized losses at December 31, 2017 and 2016, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 months		Over 12 months		Total
December 31, 2017	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
U.S. Government agency	$—	$—	$24,552	$2,105,780	$24,552	$2,105,780
Mortgage-backed securities	24,216	1,766,511	62,614	5,806,070	86,830	7,572,581
Collateralized mortgage obligations	—	—	137,483	3,492,957	137,483	3,492,957

	$24,216	$1,766,511	$224,649	$11,404,807	$248,865	$13,171,318

December 31, 2016
U.S. Government agency	$9,343	$1,690,657	$24,468	$2,195,237	$33,811	$3,885,894
Mortgage-backed securities	46,453	2,244,295	55,674	4,585,232	102,127	6,829,527
Collateralized mortgage obligations	28,328	983,475	88,676	3,247,543	117,004	4,231,018

	$84,124	$4,918,427	$168,818	$10,028,012	$252,942	$14,946,439

        The unrealized losses on securities are considered to be temporary losses because it is expected that each security will be redeemed at face value at or prior to maturity. Management has the ability and intent to hold the securities until their value recovers. In management's opinion, the temporary impairment in values is caused by market interest rate fluctuations.

4. Loans

        Major classifications of loans, as of December 31, are as follows:

	2017	2016
Real estate
Residential	$34,295,932	$43,725,499
Commercial	87,913,535	83,303,294
Construction	14,627,463	13,176,745
Commercial	16,606,298	17,891,076
Home equity	3,232,594	3,759,597
Consumer	643,137	677,765

	157,318,959	162,533,976
Allowance for loan losses	(2,691,973)	(2,947,262)
Deferred loan fees, net of cost	(93,106)	(163,416)

	$154,533,880	$159,423,298

        The Bank makes loans to customers located primarily in the Baltimore and Washington metropolitan areas. Although the loan portfolio is diversified, its performance will be influenced by the regional economy.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Loans (Continued)

        A summary of transactions in the allowance for loan losses by loan classification, during the years ended December 31, 2017 and 2016, follows:

						Allowance for loan Losses ending balance evaluated for impairment:
								Outstanding loan balances evaluated for impairment:
	Beginning balance	Provision for loan losses	Charge offs		Ending balance
				Recoveries		Individually	Collectively	Individually	Collectively
December 31, 2017
Real estate
Residential	$953,638	$(360,179)	$55,201	$107,583	$645,841	$—	$645,841	$2,698,304	$31,597,628
Commercial	1,401,264	(731,511)	2,850	623,716	1,290,619	—	1,290,619	762,959	87,150,577
Construction	317,257	13,884	—	—	331,141	—	331,141	—	14,627,463
Commercial	187,714	168,325	—	13,118	369,157	225,423	143,734	1,189,189	15,417,108
Home equity	76,651	(101,238)	—	60,802	36,215	—	36,215	214,125	3,018,469
Consumer	6,383	4,010	3,450	993	7,936	—	7,936	—	643,137
Unallocated	4,355	6,709	—	—	11,064	—	11,064	—	—

	$2,947,262	$(1,000,000)	$61,501	$806,212	$2,691,973	$225,423	$2,466,550	$4,864,577	$152,454,382

December 31, 2016
Real estate
Residential	$1,276,681	$(44,732)	$289,039	$10,728	$953,638	$—	$953,638	$5,081,908	$38,643,591
Commercial	1,390,130	(77,047)	16,438	104,619	1,401,264	—	1,401,264	2,610,097	80,693,197
Construction	401,713	(84,456)	—	—	317,257	—	317,257	—	13,176,745
Commercial	109,331	67,133	16,458	27,708	187,714	—	187,714	—	17,891,076
Home equity	120,753	(38,380)	115,249	109,527	76,651	—	76,651	179,572	3,580,025
Consumer	8,422	(102,269)	10,285	110,515	6,383	—	6,383	—	677,765
Unallocated	54,604	(50,249)	—	—	4,355	—	4,355	—	—

	$3,361,634	$(330,000)	$447,469	$363,097	$2,947,262	$—	$2,947,262	$7,871,577	$154,662,399

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Loans (Continued)

        Past due loans, segregated by age and class of loans, as of December 31, 2017 and 2016, were as follows:

	Loans 30 - 59 days past due	Loans 60 - 89 days past due	Loans 90 or more days past due	Total past due loans	Current loans	Total loans	Accruing loans 90 or more days past due	Nonaccrual loans	Nonaccrual interest not accrued
December 31, 2017
Real estate
Residential	$873,369	$534,328	$1,354,847	$2,762,544	$31,533,388	$34,295,932	$235,592	$1,536,159	$79,748
Commercial	3,043,342	—	612,011	3,655,353	84,258,182	87,913,535	—	612,011	22,726
Construction	—	—	—	—	14,627,463	14,627,463	—	—	—
Commercial	7,185	—	—	7,185	16,599,113	16,606,298	—	901,692	—
Home equity	9,560	—	34,553	44,113	3,188,481	3,232,594	—	34,553	668
Consumer	2,465	—	—	2,465	640,672	643,137	—	—	—

	$3,935,921	$534,328	$2,001,411	$6,471,660	$150,847,299	$157,318,959	$235,592	$3,084,415	$103,142

December 31, 2016
Real estate
Residential	$1,638,472	$557,423	$2,950,613	$5,146,508	$38,578,991	$43,725,499	$—	$3,890,899	$66,371
Commercial	—	133,387	—	133,387	83,169,907	83,303,294	—	133,386	1,747
Construction	—	—	—	—	13,176,745	13,176,745	—	—	—
Commercial	—	—	—	—	17,891,076	17,891,076	—	—	—
Home equity	85,590	81,622	—	167,212	3,592,385	3,759,597	—	—	—
Consumer	3,206	—	—	3,206	674,559	677,765	—	—	—

	$1,727,268	$772,432	$2,950,613	$5,450,313	$157,083,663	$162,533,976	$—	$4,024,285	$68,118

        The nonaccrual loans at December 31, 2017, include $676,267 of commercial loan balances that are fully guaranteed by the United States Small Business Administration.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Loans (Continued)

        Impaired loans, which include troubled debt restructurings (TDRs), as of December 31, 2017 and 2016, were as follows:

	Unpaid contractual principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Interest recognized	Average balance
December 31, 2017
Real estate
Residential	$3,031,668	$2,698,304	$—	$2,698,304	$—	$54,654	$3,082,603
Commercial	777,379	762,959	—	762,959	—	7,741	849,316
Construction	—	—	—	—	—	—	—
Commercial	1,189,189	1,189,189	—	1,189,189	225,423	18,659	1,218,639
Home equity	224,748	214,125	—	214,125	—	7,978	225,148
Consumer	—	—	—	—	—	—	—

	$5,222,984	$4,864,577	$—	$4,864,577	$225,423	$89,032	$5,375,706

December 31, 2016
Real estate
Residential	$5,488,350	$5,081,908	$—	$5,081,908	$—	$53,720	$5,656,383
Commercial	3,432,445	2,610,097	—	2,610,097	—	154,994	3,496,880
Construction	—	—	—	—	—	—	—
Commercial	—	—	—	—	—	—	—
Home equity	189,795	179,572	—	179,572	—	—	200,018
Consumer	—	—	—	—	—	—	—

	$9,110,590	$7,871,577	$—	$7,871,577	$—	$208,714	$9,353,281

        The impaired loans at December 31, 2017, include $676,267 of commercial loan balances that are fully guaranteed by the United States Small Business Administration.

Credit quality indicators

        As part of the ongoing monitoring of the credit quality of the Bank's loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge offs, nonperforming loans, and the general economic conditions in the Bank's market.

        The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of watch list or classified loans is as follows:

Pass/Watch

        Loans graded as Pass/Watch are secured by generally acceptable assets which reflect above-average risk. The loans warrant closer scrutiny by management than is routine, due to circumstances affecting the borrower, the borrower's industry, or the overall economic environment. Borrowers may reflect weaknesses such as inconsistent or weak earnings, break even or moderately deficit cash flow, thin liquidity, minimal capacity to increase leverage, volatile market fundamentals or other industry risks.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Loans (Continued)

Such loans are typically secured by acceptable collateral, at or near appropriate margins, with realizable liquidation values.

Special Mention

        A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

        Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

        A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by management.

Doubtful

        A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Loans (Continued)

        The following tables present the December 31, 2017 and 2016, balances of classified loans based on the risk grade. Classified loans include Pass/Watch, Special Mention, Substandard, and Doubtful loans.

	Pass/ Watch	Special Mention	Substandard	Doubtful	Total
December 31, 2017
Real estate
Residential	$—	$235,592	$1,536,159	$—	$1,771,751
Commercial	12,127,887	—	612,011	—	12,739,898
Construction	1,458,238	—	—	—	1,458,238
Commercial	2,152,538	—	1,189,189	—	3,341,727
Home equity	—	—	34,553	—	34,553
Consumer	—	—	—	—	—

	$15,738,663	$235,592	$3,371,912	$—	$19,346,167

December 31, 2016
Real estate
Residential	$—	$—	$3,890,898	$—	$3,890,898
Commercial	13,439,058	242,796	133,387	—	13,815,241
Construction	2,223,816	—	—	—	2,223,816
Commercial	1,835,761	236,018	—	—	2,071,779
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

	$17,498,635	$478,814	$4,024,285	$—	$22,001,734

        Substandard loans at December 31, 2017, include $676,267 of commercial loan balances that are fully guaranteed by the United States Small Business Administration.

        Impaired loans also include certain loans that have been modified in troubled debt restructurings where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank's loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower's sustained repayment performance for a reasonable period, generally six months.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Loans (Continued)

        A summary of TDR loans as of December 31, 2017 and 2016, follow:

	Number of contracts	Performing	Nonperforming	Total
December 31, 2017
Real estate
Residential	7	$1,118,884	$43,261	$1,162,145
Commercial	1	—	150,948	150,948
Construction	—	—	—	—
Commercial	—	—	—	—
Home equity	1	179,572	—	179,572
Consumer	—	—	—	—

	9	$1,298,456	$194,209	$1,492,665

December 31, 2016
Real estate
Residential	9	$901,400	$2,664,873	$3,566,273
Commercial	3	2,476,710	133,387	2,610,097
Construction	—	—	—	—
Commercial	—	—	—	—
Home equity	1	179,572	—	179,572
Consumer	—	—	—	—

	13	$3,557,682	$2,798,260	$6,355,942

        As of December 31, 2017 and 2016, there were no loans in the process of foreclosure.

        The following table presents the number of contracts and the dollar amount of TDR loans that were added during the year ended December 31, 2017.

December 31, 2017	Number of contracts	Outstanding recorded investment
Real estate loans
Residential	2	$159,400
Commercial	—	—
Construction	—	—
Commercial	—	—
Home equity	—	—

Consumer	2	$159,400

        There were no new TDRs added during the year ended December 31, 2016.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

5. Credit Commitments

        Outstanding loan commitments, unused lines of credit, and letters of credit were as follows as of December 31:

	2017	2016
Unused lines of credit
Construction and land development loan commitments	$2,232,702	$3,395,157
Commercial	5,097,810	5,645,222
Home Equity	1,470,057	2,117,248
Consumer	107,060	125,703
Master lines of credit	11,491,184	4,863,004
Letters of credit	762,378	145,701

	$21,161,191	$16,292,035

        Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition of the contract. Loan commitments generally have fixed expiration dates and may require payment of a fee. Lines of credit do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

        The maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss the Bank would incur by funding its credit commitments.

6. Premises and Equipment

        Major classifications of premises and equipment and the related depreciation and amortization, as of December 31, are as follows:

	Estimated useful lives	2017	2016
Land		$60,800	$60,800
Building and improvements	25 - 30 years	289,202	289,202
Leasehold improvements	5 - 20 years	1,923,417	1,920,717
Furniture, equipment, and software	3 - 10 years	1,492,745	1,460,855

		3,766,164	3,731,574
Accumulated depreciation and amortization		3,164,302	2,979,974

Premises and equipment, net		$601,862	$751,600

Depreciation and amortization expense		$184,328	$184,112

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

7. Interest-Bearing Deposits

        Interest-bearing deposits at December 31, 2017 and 2016, consisted of the following:

	2017	2016
NOW accounts	$5,662,518	$6,088,235
Savings	22,505,239	10,195,035
Money market	16,776,195	19,756,723
Certificates of deposit over $250,000	6,467,299	13,787,155
Other certificates of deposit	72,204,629	80,430,937

	$123,615,880	$130,258,085

        As of December 31, 2017, certificates of deposit mature as follows:

Year	Balance
2018	$61,486,807
2019	6,378,379
2020	5,070,622
2021	1,802,105
2022	3,934,015

$78,671,928

        Interest expense on deposits, during the years ended December 31, is summarized as follows:

	2017	2016
NOW accounts	$15,543	$11,414
Savings	78,001	5,289
Money market	99,159	71,401
Certificates of deposit	872,291	854,705

	$1,064,994	$942,809

8. Related-Party Transactions

        The executive officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to terms, including interest rates and collateral, offered to other borrowers entering into similar loan transactions. Activity in these loans during the years ended December 31, 2017 and 2016, was as follows:

	2017	2016
Beginning balance	$369,911	$621,677
New loans and advances	35,584	95,739
Principal repayments	(29,351)	(347,505)

Ending balance	$376,144	$369,911

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

8. Related-Party Transactions (Continued)

        At December 31, 2017 and 2016, total deposits from executive officers and directors were $1,227,210 and $1,687,119, respectively.

        The Bank leases space for storage from an entity owned by a director under the terms of a service agreement that renews annually. Payments during the years ended December 31, 2017 and 2016, to the entity were $1,140 and $1,304, respectively.

9. Borrowed Funds and Lines of Credit

Securities sold under repurchase agreements

        Securities are sold under agreements to repurchase to provide cash management services to commercial account customers.

        Additional information follows for the years ended December 31, 2017 and 2016:

	2017	2016
Average amount outstanding	$1,833	$202,227
Maximum amount outstanding	74,328	432,621
Average interest rate paid during the year	0.55%	0.41%
Investments underlying the agreements at year end
Amortized cost	$—	$298,487
Estimated fair value	—	297,717

        The Bank closed all of its repurchase agreements in January of 2017.

Federal Home Loan Bank advances and lines of credit

        The Bank's borrowings from the FHLB as of December 31, 2017 and 2016, are summarized as follows:

Maturity date	Interest rate	2017 Balance	2016 Balance
February 7, 2018	2.1020%	$7,000,000	$7,000,000
December 31, 2018	1.9790%	5,000,000	—
December 30, 2019	2.1160%	8,000,000	—
December 29, 2020	2.2650%	6,000,000	—
December 31, 2020	2.9263%	—	10,000,000
December 31, 2020	3.0800%	—	5,000,000
December 31, 2020	2.8750%	—	5,000,000
December 31, 2020	3.3700%	—	8,000,000
December 29, 2022	2.4610%	9,000,000	—

		$35,000,000	$35,000,000

        During the year ended December 31, 2017, the Bank modified FHLB advances with balances totaling $28 million, altering the maturity and reducing the interest rate on the advances. The Bank paid $576,892 in prepayment penalties to the FHLB for the modifications.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

9. Borrowed Funds and Lines of Credit (Continued)

        The Bank has unsecured lines of credit totaling $9,500,000 at December 31, 2017, available from other financial institutions. The Bank has a secured line of credit totaling $9,000,000 at December 31, 2017, available from another financial institution. The Bank would be required to pledge securities from its investment portfolio to draw on the secured line of credit. The Bank could also borrow from the Federal Reserve Bank's discount window using securities it pledges with them.

        The Bank may borrow up to $50,722,000 from the FHLB, based on collateral available to pledge to secure the borrowings. As of December 31, 2017 and 2016, the Bank had remaining credit availability of $15,722,000 and $15,638,000 from the FHLB. As of December 31, 2017 and 2016, the Bank had pledged the following amounts to the FHLB:

	2017	2016
Principal balances of real estate loans	$79,893,036	$43,489,756

Investment securities available for sale	$728,557	$723,528

10. Lease Commitments

        The Bank has entered into agreements to lease premises at the following locations:

Location	Office	Lease expiration
Rockville, Maryland	headquarters and branch office	February 28, 2019
Bethesda, Maryland	branch office	June 30, 2020
Silver Spring, Maryland	branch office	May 14, 2023
9th Street—Washington D.C.	branch office	July 31, 2019
Timonium, Maryland	loan production office	October 31, 2020

        Certain agreements include options for the Bank to renew for additional terms. Certain agreements require the payment of common area maintenance expenses, in addition to rent.

        The lease obligations will require the following future minimum rental payments:

Year ending December 31,	Minimum rentals
2018	$543,187
2019	317,176
2020	133,082
2021	61,201
2022	62,425
Remaining years	26,225

$1,143,296

        Rent expense was $483,956 and $552,749, for the years ended December 31, 2017 and 2016, respectively.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

11. Other Operating Expenses

        Other operating expenses, for the years ended December 31, consist of:

	2017	2016
Professional services	$314,786	$317,835
Data processing	246,922	224,815
Telephone and postage	212,294	181,366
FDIC insurance premium	142,223	220,424
Director and committee fees	111,500	122,935
Travel and entertainment	83,094	87,494
Loan servicing and collections	78,584	103,457
Insurance	78,088	98,403
Supervisory examination	65,638	115,679
ATM expense	55,696	62,133
Office supplies	39,557	46,498
Courier	31,301	33,890
Bank charges	27,020	25,433
Seminars and training	19,827	9,227
Dues and subscriptions	15,378	19,517
Advertising and promotion	14,389	8,907
Foreclosed real estate holding costs	5,387	22,701
Foreclosed real estate write-downs	—	27,070
Other	40,626	41,383

	$1,582,310	$1,769,167

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

12. Income Taxes

        The components of the net deferred tax assets are as follows:

	2017	2016
Deferred tax assets
Allowance for loan losses and off-balance sheet reserve	$26,232	$435,588
Foreclosed real estate write-downs	—	20,990
Nonaccrual interest	42,605	127,873
Depreciation	37,443	37,086
Deferred rent	7,912	17,564
Contribution carryforward	2,066	4,023
Net operating loss carryforward	11,200,522	12,682,686
Unrealized loss on investment securities available for sale	63,782	93,449

Total deferred tax assets	11,380,562	13,419,259

Deferred tax liabilities
Loan origination costs	7,394	13,680

Total deferred tax liabilities	7,394	13,680

Net deferred tax asset before valuation allowance	11,373,168	13,405,579
Valuation allowance	(10,230,248)	(12,232,993)

Net deferred income taxes	$1,142,920	$1,172,586

        In December 2017, the President of the United States signed the Tax Cuts and Jobs Act of 2017. As a result, the Bank revalued its deferred tax asset related to the unrealized losses on its available-for-sale securities. The Bank recorded income tax expense of $27,658 related to this revaluation. In addition to adjusting the deferred tax asset for this item, the Bank recorded an adjustment to accumulated other comprehensive income with a transfer to retained earnings.

        The Bank recorded no income tax expense or benefit during the year ended December 31, 2016.

        As of December 31, 2017, the Bank has a net operating loss carryforward available for federal income tax purposes of approximately $30,575,288, which will begin to expire during the year ending December 31, 2023.

        The Bank does not have material uncertain tax positions and did not recognize any adjustments for unrecognized tax benefits. The Bank remains subject to examination of income tax returns for the years ending after December 31, 2013.

13. Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional, discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

13. Regulatory Matters (Continued)

quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The Basel III Capital Rules became effective for the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital, and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

        In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1 capital. Common Equity Tier 1 capital for the Bank is reduced by goodwill and other intangible assets, if any, net of associated deferred tax liabilities and subject to transition provisions.

        Under the revised prompt corrective action requirements, as of January 1, 2015, insured depository institutions are required to meet the following in order to qualify as "well capitalized:" (1) a Common Equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10%; and (4) a Tier 1 leverage ratio of 5%.

        The implementation of the capital conservation buffer began on January 1, 2016, at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Bank. Management believes that, as of December 31, 2017, the Bank met all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were fully in effect.

        The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

        The following table presents actual and required capital ratios as of December 31, 2017 and 2016, for the Bank under the Basel III Capital Rules. The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2017 and 2016, based on the phase-in provisions of the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

        As of December 31, 2017, the most recent notification from the FDIC has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain ratios as set forth in the table. There have been no conditions or events since the notification that management believes have changed the Bank's category.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

13. Regulatory Matters (Continued)

        The FDIC, through formal or informal agreement, has the authority to require an institution to maintain higher capital ratios than those provided by statute, to be categorized as well capitalized under the regulatory framework for prompt corrective action.

	Actual		Minimum capital adequacy		To be well Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2017
Tier 1 leverage ratio	$20,889	10.54%	$7,927	4.00%	$9,909	5.00%
Tier 1 capital (to risk-weighted assets)	20,889	15.36%	9,861	7.25%	10,881	8.00%
Common equity tier 1 capital ratio (to
risk-weighted assets)	20,889	15.36%	7,821	5.75%	8,841	6.50%
Total capital ratio (to risk-weighted assets)	22,578	16.60%	12,581	9.25%	13,601	10.00%
December 31, 2016
Tier 1 leverage ratio	$20,026	9.94%	$8,058	4.00%	$10,072	5.00%
Tier 1 capital (to risk-weighted assets)	20,026	14.73%	8,496	6.63%	10,875	8.00%
Common equity tier 1 capital ratio (to
risk-weighted assets)	20,026	14.73%	6,967	5.13%	8,836	6.50%
Total capital ratio (to risk-weighted assets)	21,717	15.98%	11,725	8.63%	13,594	10.00%

14. Stockholders' Equity

Preferred stock

        The Bank's charter authorizes the issuance of 500,000 shares of preferred stock, with a par value of $1.00 per share.

15. Litigation

        The Bank is party to various legal actions in the normal course of business. In management's opinion the effect of actions against the Bank will not be material to the financial condition of the Bank.

16. Fair Value Measurements

        Generally accepted accounting principles define fair value, establish a framework for measuring fair value, expand disclosures about fair value, and establish a hierarchy for determining fair value measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

        Level 1—Inputs to the valuation method are quoted prices (unadjusted) for identical assets or liabilities in active markets;

        Level 2—Inputs to the valuation method include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

        Level 3—Inputs to the valuation method are unobservable and significant to the fair value measurement.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

16. Fair Value Measurements (Continued)

Fair value measurements on a recurring basis

        Investment securities available for sale—If quoted prices are available in an active market, securities are classified within Level 1 of the hierarchy. Level 1 includes securities that have quoted prices in an active market for identical assets. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows which are considered Level 2 inputs. The Bank has categorized its investment securities available for sale as follows as of December 31, 2017 and 2016:

December 31, 2017	Total	Level 1 inputs	Level 2 inputs	Level 3 inputs
U.S. Government agency	$2,975,645	$—	$2,975,645	$—
Mortgage-backed securities	8,105,400	—	8,105,400	—
Collateralized mortgage obligations	3,743,620	—	3,743,620	—

Total investment securities available for sale	$14,824,665	$—	$14,824,665	$—

December 31, 2016
U.S. Government agency	$4,759,159	$—	$4,759,159	$—
Mortgage-backed securities	7,502,524	—	7,502,524	—
Collateralized mortgage obligations	4,593,962	—	4,593,962	—

Total investment securities available for sale	$16,855,645	$—	$16,855,645	$—

Fair value measurements on a nonrecurring basis

        Impaired loans—The Bank has measured impairment generally based on the fair value of the related collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. As of December 31, 2017 and 2016, the fair values consist of recorded loan balances net of valuation allowances.

        There were no transfers in or out of the Level 3 category after the loans were identified as impaired loans.

        Foreclosed real estate—The Bank measures its foreclosed real estate at fair value less cost to sell. As of December 31, 2016, the fair value of foreclosed real estate was based on offers and/or appraisals.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

16. Fair Value Measurements (Continued)

Cost to sell the real estate was based on standard market factors. The Bank has categorized its foreclosed real estate as Level 3. Transactions in foreclosed real estate were as follows:

	2017	2016
Beginning of year balance	$94,190	$467,885
Improvements and additions	—	—
Write-downs	—	(27,070)
Proceeds from sale	(93,973)	(353,549)
Gain (loss) on sale	(217)	6,924

End of year balance	$—	$94,190

	2017	2016
Deferred tax assets
Allowance for loan losses and off-balance sheet reserve	$26,232	$435,588
Foreclosed real estate write-downs	—	20,990
Nonaccrual interest	42,605	127,873
Depreciation	37,443	37,086
Deferred rent	7,912	17,564
Contribution carryforward	2,066	4,023

Colombo Bank and Subsidiary

Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
Assets
Cash and due from banks	$1,002,783	$947,983
Interest-bearing deposits in other financial institutions	22,111,405	20,681,122
Federal funds sold and Federal Home Loan Bank deposit	363,174	268,938

Total cash and cash equivalents	23,477,363	21,898,043
Investment securities available for sale	13,478,957	14,824,665
Federal Home Loan Bank stock, at cost	1,366,300	1,756,000
Loans, net of allowance for loan losses of $2,611,189 and $2,691,973	149,944,277	154,533,880
Premises and equipment, net	579,700	601,862
Accrued interest receivable	582,784	568,600
Foreclosed real estate	446,600	—
Deferred income taxes	1,227,702	1,142,920
Other assets	364,704	392,092

	$191,468,387	$195,718,062

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$21,042,055	$15,428,407
Interest-bearing	120,770,261	123,615,880

Total deposits	141,812,315	139,044,287
Securities sold under repurchase agreements	—	—
Federal Home Loan Bank advances	28,000,000	35,000,000
Accrued interest payable	73,211	96,995
Accrued expenses and other liabilities	288,721	405,523

	170,174,247	174,546,805

Stockholders' equity
Common stock, $.01 par value; 379,172,908 shares authorized, 344,248,084 shares issued and outstanding at June 30, 2018 and December 31, 2017	3,442,481	3,442,481
Additional paid-in capital	28,590,695	28,590,695
Accumulated deficit	(10,347,708)	(10,693,914)
Accumulated other comprehensive loss	(391,327)	(168,005)

Total stockholders' equity	21,294,140	21,171,257

	$191,468,387	$195,718,062

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Income

For the six months ended June 30,	2018	2017
Interest and dividend revenue
Loans, including fees	$4,053,527	$4,140,370
U.S. Government agency securities	33,690	54,612
Mortgage-backed securities and collateralized mortgage obligations	123,389	124,528
Interest-bearing deposits in other financial institutions	189,954	107,231
Dividends and other	48,690	42,679

Total interest and dividend revenue	4,449,250	4,469,420

Interest expense
Deposits	584,865	526,314
Federal Home Loan Bank advances and other borrowings	329,671	506,365

Total interest expense	914,536	1,032,679

Net interest income	3,534,714	3,436,741
Provision for loan losses	(200,000)	—

Net interest income after provision for loan losses	3,734,714	3,436,741

Noninterest revenue
Service charges on deposit accounts	80,975	83,666
Gain on sale of investment securities	—	—
Gain (loss) on sale of foreclosed real estate	—	—
Other	85,572	151,344

Total noninterest revenue	166,547	235,010

Noninterest expense
Salaries	1,579,201	1,558,176
Employee benefits	368,123	319,610
Occupancy	375,037	380,591
Furniture and equipment	267,288	242,395
Federal Home Loan Bank prepayment penalty	—	—
Other operating	965,406	805,543

Total noninterest expense	3,555,055	3,306,315

Income before income taxes	346,206	365,436
Income tax expense	—	—

Net income	$346,206	$365,436

Earnings per common share
Basic and diluted	$0.001	$0.001

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Comprehensive Income

For the six months ended June 30,	2018	2017
Net income	$346,206	$365,436

Other comprehensive income (loss)
Unrealized gain (loss) on investment securities available for sale	(308,105)	146,390
Reclassification adjustment for realized gain on investment securities available for sale included in net loss	—	—

Total unrealized gain (loss) on investment securities available for sale	(308,105)	146,390
Income tax expense (benefit) relating to investment securities available for sale	(84,783)	57,736

Other comprehensive income (loss)	(223,322)	88,654

Total comprehensive income	$122,884	$454,090

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock				Accumulated other comprehensive income
			Additional paid-in capital	Accumulated deficit		Total stockholders' equity
	Shares	Par value
Balance, December 31, 2016	344,248,084	$3,442,481	$28,590,695	$(11,757,975)	$(143,430)	$20,131,771
Unrealized gain on investment securities available for sale, net of income tax of $57,736	—	—	—	—	88,654	88,654
Net income	—	—	—	365,436	—	365,436

Balance, June 30, 2017	344,248,084	$3,442,481	$28,590,695	$(11,392,539)	$(54,776)	$20,585,861

Balance, December 31, 2017	344,248,084	$3,442,481	$28,590,695	$(10,693,914)	$(168,005)	$21,171,257
Unrealized loss on investment securities available for sale, net of income tax of $84,783	—	—	—	—	(223,322)	(223,322)
Net income	—	—	—	346,206	—	346,206

Balance, June 30, 2018	344,248,084	$3,442,481	$28,590,695	$(10,347,708)	$(391,327)	$21,294,141

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Consolidated Statements of Cash Flows

For the six months ended June 30,	2018	2017
Cash flows from operating activities
Net income	$346,206	$365,436
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision for loan losses	(200,000)	—
Amortization of premiums and accretion of discounts, net	28,715	30,187
Depreciation and amortization	84,735	92,943
Federal Home Loan Bank prepayment penalty
Decrease (increase) in
Accrued interest receivable	(14,184)	(27,407)
Other assets	27,388	(56,451)
Increase (decrease) in
Deferred loan fees, net of costs	(55,364)	(32,933)
Accrued interest payable	(23,784)	12,714
Accrued expenses and other liabilities	(116,802)	(230,302)

	76,910	154,187

Cash flows from investing activities
Purchase of investment securities available for sale	—	(1,948,148)
Proceeds from maturity and call of investment securities available for sale	1,008,888	1,071,611
Proceeds from sale of investment securities available for sale	—	—
(Purchase) redemption of Federal Home Loan Bank stock	389,700	1,500
Loan principal collected, net of originations	4,398,367	1,310,525
Proceeds from sale of foreclosed real estate
Purchase of premises and equipment	(62,573)	(26,478)

	5,734,382	409,010

Cash flows from financing activities
Net increase (decrease) in
Time deposits	(4,479,732)	5,161,083
Other deposits	7,247,760	33,114
Securities sold under repurchase agreements	—	(74,328)
FHLB Borrowings	(7,000,000)	—

	(4,231,972)	5,119,869

Net increase in cash and cash equivalents	1,579,320	5,683,066
Cash and cash equivalents at beginning of year	21,898,043	19,946,968

Cash and cash equivalents at end of year	$23,477,363	$25,630,034

Supplemental cash flow information
Income taxes paid	$—	$—

Interest paid	$938,320	$1,019,965

Loans transferred to foreclosed real estate	446,600	—

The accompanying notes are an integral part of these consolidated financial statements.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

        The accounting and reporting policies reflected in the financial statements conform to accounting principles generally accepted in the United States of America, and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of commitments and contingent liabilities at the date of the financial statements and revenue and expenses during the year. Actual results could differ from those estimates. A material estimate that is susceptible to significant change in the near term is the allowance for loan losses.

Principles of consolidation

        The accompanying consolidated financial statements include the activities of Colombo Bank (the Bank) and its subsidiary, Gude Holdings, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of operations

        The Bank provides a variety of financial services to individuals and small businesses located in the Baltimore and Washington metropolitan areas. Its primary deposit products are checking, savings, and certificate accounts, and its primary lending products are residential and commercial mortgage loans, as well as consumer and commercial loans. The Bank has 100% ownership of its subsidiary, Gude Holdings, LLC. Gude Holdings, LLC was formed in 2014 to hold and sell real estate resulting from foreclosures and other legal transfer methods, arising from loans made by the Bank and its predecessors.

Earnings per common share

        Basic earnings per common share is calculated by dividing net income by the weighted average shares of common stock outstanding. Diluted earnings per share is determined by adjusting average shares of common stock outstanding by the potentially dilutive effects of stock options outstanding. The dilutive effects of options are computed using the treasury stock method. Average common shares outstanding were 344,248,084 for the six months ended June 30, 2018 and 2017. There were no dilutive shares outstanding during the six months ended June 30, 2018 or 2017.

Reclassifications

        Certain changes have been made to the prior years' financial statements to conform with the current year presentation. There was no change to net income as a result of these reclassifications.

Subsequent Events

        The Bank has evaluated events and transactions subsequent to June 30, 2018 through                        , 2019, the date these financial statements were available to be issued. No subsequent events were identified that would affect the presentation of the financial statements.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

2. Investment Securities Available for Sale

        Investment securities available for sale are summarized as follows:

June 30, 2018	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Government agency	$2,955,679	$—	$77,498	$2,878,181
Mortgage-backed securities	7,494,992	5,377	269,548	7,230,821
Collateralized mortgage obligations	3,568,178	872	199,095	3,369,955

	$14,018,849	$6,249	$546,141	$13,478,957

December 31, 2017
U.S. Government agency	$2,989,751	$10,446	$24,552	$2,975,645
Mortgage-backed securities	8,186,245	5,985	86,830	8,105,400
Collateralized mortgage obligations	3,880,456	647	137,483	3,743,620

	$15,056,452	$17,078	$248,865	$14,824,665

        During the six months ended June 30, 2018 and 2017, the Bank had no sale of securities.

        Contractual maturities and pledged securities as of June 30, 2018 and December 31, 2017, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are payable in monthly installments.

June 30, 2018	Amortized cost	Fair value
Maturing
Less than one year	$—	$—
Over one to five years	1,493,928	1,453,158
Over five to ten years	855,264	839,541
Over ten years	606,487	585,482

	2,955,679	2,878,181
Mortgage-backed securities	7,494,992	7,230,821
Collateralized mortgage obligations	3,568,178	3,369,955

	$14,018,849	$13,478,957

Securities pledged for
Federal Home Loan Bank	$683,010	$678,236
Federal Reserve Bank	1,546,769	1,543,476

	$2,229,779	$2,221,712

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

2. Investment Securities Available for Sale (Continued)

December 31, 2017	Amortized cost	Fair value
Maturing
Less than one year	$—	$—
Over one to five years	1,493,234	1,484,081
Over five to ten years	859,419	869,865
Over ten years	637,098	621,699

	2,989,751	2,975,645
Mortgage-backed securities	8,186,245	8,105,400
Collateralized mortgage obligations	3,880,456	3,743,620

	$15,056,452	$14,824,665

Securities pledged for
Federal Home Loan Bank	$728,557	$723,528
Federal Reserve Bank	1,768,559	1,764,902

	$2,497,116	$2,488,430

        Information pertaining to securities with gross unrealized losses at June 30, 2018 and December 31, 2017, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 months		Over 12 months		Total
June 30, 2018	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
U.S. Government agency	$15,723	$839,541	$61,775	$2,038,640	$77,498	$2,878,181
Mortgage-backed securities	67,065	1,739,086	202,483	4,765,741	269,548	6,504,827
Collateralized mortgage obligations	2,300	61,074	196,795	3,165,199	199,095	3,226,273

	$85,088	$2,639,701	$461,053	$9,969,580	$546,141	$12,609,281

December 31, 2017
U.S. Government agency	$—	$—	$24,552	$2,105,780	$24,552	$2,105,780
Mortgage-backed securities	24,216	1,766,511	62,614	5,806,070	86,830	7,572,581
Collateralized mortgage obligations	—	—	137,483	3,492,957	137,483	3,492,957

	$24,216	$1,766,511	$224,649	$11,404,807	$248,865	$13,171,318

        The unrealized losses on securities are considered to be temporary losses because it is expected that each security will be redeemed at face value at or prior to maturity. Management has the ability and intent to hold the securities until their value recovers. In management's opinion, the temporary impairment in values is caused by market interest rate fluctuations.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Loans

        Major classifications of loans, as of June 30, 2018 and December 31, 2017 are as follows:

	June 30, 2018	December 31, 2017
Real estate
Residential	$27,910,875	$34,295,932
Commercial	92,061,540	87,913,535
Construction	8,251,654	14,627,463
Commercial	21,054,324	16,606,298
Home equity	3,059,518	3,232,594
Consumer	255,297	643,137

	152,593,208	157,318,959
Allowance for loan losses	(2,611,189)	(2,691,973)
Deferred loan fees, net of cost	(37,742)	(93,106)

	$149,944,277	$154,533,880

        The Bank makes loans to customers located primarily in the Baltimore and Washington metropolitan areas. Although the loan portfolio is diversified, its performance will be influenced by the regional economy.

        A summary of transactions in the allowance for loan losses by loan classification, during six months ended June 30, 2018 and June 30, 2017, follows:

						Allowance for loan losses ending balance evaluated for impairment:
								Outstanding loan balances evaluated for impairment:
	Beginning balance	Provision for loan losses	Charge offs		Ending balance
June 30, 2018				Recoveries		Individually	Collectively	Individually	Collectively
Real estate
Residential	$645,841	$(79,712)	$—	$25,848	$591,977	$—	$591,977	$1,481,727	26,429,148
Commercial	1,290,619	80,578	—	35,626	1,406,823	—	1,406,823	956,534	91,105,006
Construction	331,141	(392,308)	—	245,873	184,706	—	184,706	—	8,251,654
Commercial	369,157	(9,324)	225,423	9,497	143,907	—	143,907	1,654,180	19,400,144
Home equity	36,215	(31,617)	—	27,795	32,393	—	32,393	213,229	2,846,289
Consumer	7,936	(5,332)	—	—	2,604	—	2,604	—	255,297
Unallocated	11,064	237,715	—	—	248,779	—	248,779	—	—

	$2,691,973	$(200,000)	$225,423	$344,639	$2,611,189	$—	$2,611,189	$4,305,670	$148,287,538

						Allowance for loan losses ending balance evaluated for impairment:
								Outstanding loan balances evaluated for impairment:
	Beginning balance	Provision for loan losses	Charge offs		Ending balance
June 30, 2017				Recoveries		Individually	Collectively	Individually	Collectively
Real estate
Residential	$953,638	$—	$55,201	$52,236	$950,673	$—	$950,673	$5,113,714	33,145,347
Commercial	1,401,264	—		4,371	1,405,635	—	1,405,635	2,427,260	88,551,103
Construction	317,257	—			317,257	—	317,257	—	10,862,670
Commercial	187,714	—		7,118	194,832	—	194,832	—	16,835,826
Home equity	76,651	—		38,341	114,992	—	114,992	238,243	3,433,146
Consumer	6,383	—	3,205	446	3,624	—	3,624	—	660,248
Unallocated	4,355	—	—	—	4,355	—	4,355	—	—

	$2,947,262	$—	$58,406	$102,512	$2,991,368	$—	$2,991,368	$7,779,217	$153,488,339

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Loans (Continued)

        Past due loans, segregated by age and class of loans, as of June 30, 2018 and December 31, 2017, were as follows:

June 30, 2018	Loans 30 - 59 days past due	Loans 60 - 89 days past due	Loans 90 or more days past due	Total past due loans	Current loans	Total loans	Accruing loans 90 or more days past due	Nonaccrual loans	Nonaccrual interest not accrued
Real estate
Residential	$1,047,110	$32,404	$138,000	$1,217,515	$26,693,360	$27,910,875	$—	$214,254	$17,997
Commercial	809,757	—	612,012	1,421,769	90,639,771	92,061,540	—	760,684	46,234
Construction	—	—	—	—	8,251,654	8,251,654	—	—	—
Commercial	33,316	—	676,269	709,584	20,344,740	21,054,324	—	676,269	30,417
Home equity	—	33,695	179,533	213,229	2,846,289	3,059,518	$179,533	33,695	613
Consumer	—	—	—	—	255,297	255,297	—	—	—

	$1,890,183	$66,100	$1,605,814	$3,562,097	$149,031,111	$152,593,208	$179,533	$1,684,902	$95,260

December 31, 2017
Real estate
Residential	$873,369	$534,328	$1,354,847	$2,762,544	$31,533,388	$34,295,932	$235,592	$1,536,159	$79,748
Commercial	3,043,342	—	612,011	3,655,353	84,258,182	87,913,535	—	612,011	22,726
Construction	—	—	—	—	14,627,463	14,627,463	—	—	—
Commercial	7,185	—	—	7,185	16,599,113	16,606,298	—	901,692	—
Home equity	9,560	—	34,553	44,113	3,188,481	3,232,594	—	34,553	668
Consumer	2,465	—	—	2,465	640,672	643,137	—	—	—

	$3,935,921	$534,328	$2,001,411	$6,471,660	$150,847,299	$157,318,959	$235,592	$3,084,415	$103,142

        The nonaccrual loans at June 30, 2018 and December 31, 2017, include $676,267 of commercial loan balances that are fully guaranteed by the United States Small Business Administration.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Loans (Continued)

        Impaired loans, which include troubled debt restructurings (TDRs), as of June 30, 2018 and December 31, 2017, were as follows:

	Unpaid contractual principal balance	Recorded investment with no allowance	Recorded investment with allowance	Total recorded investment	Related allowance	Interest recognized	Average balance
June 30, 2018
Real estate
Residential	$1,635,724	$1,481,727	$—	$1,481,727	$—	$30,874	$1,643,277
Commercial	970,954	956,534	—	956,534	—	17,795	975,719
Construction	—	—	—	—	—	—	—
Commercial	1,879,603	1,654,180	—	1,654,180	—	39,977	1,898,624
Home equity	224,709	213,229	—	213,229	—	3,487	226,092
Consumer	—	—	—	—	—	—	—

	$4,710,989	$4,305,670	$—	$4,305,670	$—	$92,132	$4,743,712

December 31, 2017
Real estate
Residential	$3,031,668	$2,698,304	$—	$2,698,304	$—	$54,654	$3,082,603
Commercial	777,379	762,959	—	762,959	—	7,741	849,316
Construction	—	—	—	—	—	—	—
Commercial	1,189,189	1,189,189	—	1,189,189	225,423	18,659	1,218,639
Home equity	224,748	214,125	—	214,125	—	7,978	225,148
Consumer	—	—	—	—	—	—	—

	$5,222,984	$4,864,577	$—	$4,864,577	$225,423	$89,032	$5,375,706

        The impaired loans at June 30, 2018 and December 31, 2017, include $676,267 of commercial loan balances that are fully guaranteed by the United States Small Business Administration.

Credit quality indicators

        As part of the ongoing monitoring of the credit quality of the Bank's loan portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge offs, nonperforming loans, and the general economic conditions in the Bank's market.

        The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of watch list or classified loans is as follows:

Pass/Watch

        Loans graded as Pass/Watch are secured by generally acceptable assets which reflect above-average risk. The loans warrant closer scrutiny by management than is routine, due to circumstances affecting the borrower, the borrower's industry, or the overall economic environment. Borrowers may reflect weaknesses such as inconsistent or weak earnings, break even or moderately deficit cash flow, thin liquidity, minimal capacity to increase leverage, volatile market fundamentals or other industry risks.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Loans (Continued)

Such loans are typically secured by acceptable collateral, at or near appropriate margins, with realizable liquidation values.

Special Mention

        A special mention loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

        Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

        A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

        Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by management.

Doubtful

        A doubtful loan has all the weaknesses inherent as a substandard loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Loans (Continued)

        The following tables present the June 30, 2018 and December 31, 2017, balances of classified loans based on the risk grade. Classified loans include Pass/Watch, Special Mention, Substandard, and Doubtful loans.

	Pass/ Watch	Special Mention	Substandard	Doubtful	Total
June 30, 2018
Real estate
Residential	$—	$32,404	$445,058	$—	$477,462
Commercial	11,443,788	338,545	760,684	—	12,543,017
Construction	1,276,710			—	1,276,710
Commercial	963,098	103,335	1,654,180	—	2,720,613
Home equity	—	—	213,229	—	213,229
Consumer	—	—	—	—	—

	$13,683,596	$474,284	$3,073,151	$—	$17,231,031

December 31, 2017
Real estate
Residential	$—	$235,592	$1,536,159	$—	$1,771,751
Commercial	12,127,887	—	612,011	—	12,739,898
Construction	1,458,238	—	—	—	1,458,238
Commercial	2,152,538	—	1,189,189	—	3,341,727
Home equity	—	—	34,553	—	34,553
Consumer	—	—	—	—	—

	$15,738,663	$235,592	$3,371,912	$—	$19,346,167

        Substandard loans at June 30, 2018 and December 31, 2017, include $676,267 of commercial loan balances that are fully guaranteed by the United States Small Business Administration.

        Impaired loans also include certain loans that have been modified in troubled debt restructurings where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank's loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower's sustained repayment performance for a reasonable period, generally six months.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

3. Loans (Continued)

        A summary of TDR loans as of June 30, 2018 and December 31, 2017, follow:

	Number of contracts	Performing	Nonperforming	Total
June 30, 2018
Real estate
Residential	7	$1,036,670	$76,253	$1,112,923
Commercial	2	195,850	148,672	344,522
Construction	—	—	—	—
Commercial	—	—	—	—
Home equity	1	179,533	—	179,533
Consumer	—	—	—	—

	10	$1,412,053	$224,925	$1,636,978

December 31, 2017
Real estate
Residential	7	$1,118,884	$43,261	$1,162,145
Commercial	1	—	150,948	150,948
Construction	—	—	—	—
Commercial	—	—	—	—
Home equity	1	179,572	—	179,572
Consumer	—	—	—	—

	9	$1,298,456	$194,209	$1,492,665

        As of June 30, 2018 and December 31, 2017, there were no loans in the process of foreclosure.

        There were no TDR loans that were added during the six months ended June 30, 2018.

4. Credit Commitments

        Outstanding loan commitments, unused lines of credit, and letters of credit were as follows as of June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
Unused lines of credit
Construction and land development loan commitments	$1,391,286	$2,232,702
Commercial	3,984,930	5,097,810
Home Equity	1,387,926	1,470,057
Consumer	99,587	107,060
Master lines of credit	10,832,576	11,491,184
Letters of credit	377,413	762,378

	$18,073,718	$21,161,191

        Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition of the contract. Loan commitments generally have fixed expiration dates and may require payment of a fee. Lines of credit do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4. Credit Commitments (Continued)

        The maximum exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss the Bank would incur by funding its credit commitments.

5. Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional, discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The Basel III Capital Rules became effective for the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital, and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

        In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include accumulated other comprehensive income in Common Equity Tier 1 capital. Common Equity Tier 1 capital for the Bank is reduced by goodwill and other intangible assets, if any, net of associated deferred tax liabilities and subject to transition provisions.

        Under the revised prompt corrective action requirements, as of January 1, 2015, insured depository institutions are required to meet the following in order to qualify as "well capitalized:" (1) a Common Equity Tier 1 risk-based capital ratio of 6.5%; (2) a Tier 1 risk-based capital ratio of 8%; (3) a total risk-based capital ratio of 10%; and (4) a Tier 1 leverage ratio of 5%.

        The implementation of the capital conservation buffer began on January 1, 2016, at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a "countercyclical capital buffer" that is applicable to only certain covered institutions and does not have any current applicability to the Bank. Management believes that, as of December 31, 2018, the Bank met all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis as if such requirements were fully in effect.

        The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

        The following table presents actual and required capital ratios as of June 30, 2018 and December 31 2017, for the Bank under the Basel III Capital Rules. The minimum required capital

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

5. Regulatory Matters (Continued)

amounts presented include the minimum required capital levels as of June 30, 2018 and December 31 2017, based on the phase-in provisions of the Basel III Capital Rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations, as amended to reflect the changes under the Basel III Capital Rules.

        As of June 30, 2018, the most recent notification from the FDIC has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain ratios as set forth in the table. There have been no conditions or events since the notification that management believes have changed the Bank's category.

        The FDIC, through formal or informal agreement, has the authority to require an institution to maintain higher capital ratios than those provided by statute, to be categorized as well capitalized under the regulatory framework for prompt corrective action.

	Actual		Minimum capital adequacy		To be well capitalized
(in thousands) June 30, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage ratio	$20,715	10.86%	$7,631	4.000%	$9,539	5.00%
Tier 1 capital (to risk-weighted assets)	20,715	15.70%	10,393	7.875%	10,557	8.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	20,715	15.70%	8,413	6.375%	8,578	6.50%
Total capital ratio (to risk-weighted assets)	22,377	16.96%	13,032	9.875%	13,197	10.00%

December 31, 2017
Tier 1 leverage ratio	$20,889	10.54%	$7,927	4.00%	$9,909	5.00%
Tier 1 capital (to risk-weighted assets)	20,889	15.36%	9,861	7.25%	10,881	8.00%
Common equity tier 1 capital ratio (to risk-weighted assets)	20,889	15.36%	7,821	5.75%	8,841	6.50%
Total capital ratio (to risk-weighted assets)	22,578	16.60%	12,581	9.25%	13,601	10.00%

6. Stockholders' Equity

Preferred stock

        The Bank's charter authorizes the issuance of 500,000 shares of preferred stock, with a par value of $1.00 per share.

7. Litigation

        The Bank is party to various legal actions in the normal course of business. In management's opinion the effect of actions against the Bank will not be material to the financial condition of the Bank.

8. Fair Value Measurements

        Generally accepted accounting principles define fair value, establish a framework for measuring fair value, expand disclosures about fair value, and establish a hierarchy for determining fair value

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

8. Fair Value Measurements (Continued)

measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

        Level 1—Inputs to the valuation method are quoted prices (unadjusted) for identical assets or liabilities in active markets;

        Level 2—Inputs to the valuation method include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

        Level 3—Inputs to the valuation method are unobservable and significant to the fair value measurement.

Fair value measurements on a recurring basis

        Investment securities available for sale—If quoted prices are available in an active market, securities are classified within Level 1 of the hierarchy. Level 1 includes securities that have quoted prices in an active market for identical assets. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows which are considered Level 2 inputs. The Bank has categorized its investment securities available for sale as follows as of June, 2018 and December 31, 2017:

June 30, 2018	Total	Level 1 inputs	Level 2 inputs	Level 3 inputs
U.S. Government agency	$2,878,181	$—	$2,878,181
Mortgage-backed securities	7,230,821	—	7,230,821
Collateralized mortgage obligations	3,369,955	—	3,369,955

Total investment securities available for sale	$13,478,957	$—	$13,478,957	$—

December 31, 2017
U.S. Government agency	$2,975,645	$—	$2,975,645	$—
Mortgage-backed securities	8,105,400	—	8,105,400	—
Collateralized mortgage obligations	3,743,620	—	3,743,620	—

Total investment securities available for sale	$14,824,665	$—	$14,824,665	$—

Fair value measurements on a nonrecurring basis

        Impaired loans—The Bank has measured impairment generally based on the fair value of the related collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. As of June 30, 2018 and December 31, 2017, the fair values consist of recorded loan balances net of valuation allowances.

        There were no transfers in or out of the Level 3 category after the loans were identified as impaired loans.

Colombo Bank and Subsidiary

Notes to Consolidated Financial Statements (Continued)

8. Fair Value Measurements (Continued)

        Foreclosed real estate—The Bank measures its foreclosed real estate at fair value less cost to sell. As of June 30, 2018 and December 31, 2017, the fair value of foreclosed real estate was based on offers and/or appraisals. Cost to sell the real estate was based on standard market factors. The Bank has categorized its foreclosed real estate as Level 3. Transactions in foreclosed real estate were as follows:

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Beginning of period balance	$—	$94,190
Improvements and additions	446,600	—
Write-downs	—	—
Proceeds from sale	—	(93,973)
Gain (loss) on sale	—	(217)

End of period balance	$446,600	$—

June 30, 2018	Total	Level 1 inputs	Level 2 inputs	Level 3 inputs
Impaired loans	$4,305,670	$—	$—	$4,305,670
Foreclosed real estate	$446,600	—	—	446,600

December 31, 2017
Impaired loans	$4,639,154	$—	$—	$4,639,154

  Until                      , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          Shares

  Common Stock

PROSPECTUS

                        , 2018

Joint Book-Running Managers

Sandler O'Neill + Partners, L.P.	Raymond James

  Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

SEC Registration Fee		$5,012
Nasdaq Listing Fee	$
FINRA Filing Fee	$
Legal Fees and Expenses	$
Accountant's Fees and Expenses	$
Transfer Agent Fees and Expenses	$
Printing, Edgar and miscellaneous	$
Total	$		*

*
Fees payable cannot be estimated at this time.

Item 14.    Indemnification of Directors and Officers

        The Articles of Incorporation of the Company provide that the Company shall, to the full extent permitted and in the manner prescribed by the VSCA and any other applicable law, indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Articles of Incorporation further provide that the Company shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the Company against reasonable expenses incurred in connection with the proceeding.

        Under the VSCA, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses. In addition, the VSCA permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the company; and

  •
  a written undertaking by the director or officer or executed on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he did not meet the standard of conduct.

        The indemnification provided by the Company's Articles of Incorporation is not exclusive of any right to indemnification which any person may be entitled to under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise. In the event there has been a change in the composition of a majority of the Company's Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the holding company's Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Item 15.    Recent Sale of Unregistered Securities.

        On October 30, 2015, the Company issued 6,489,021 shares of common stock (without adjustment for 5 for 4 stock splits in the form of 25% stock dividends paid on June 30, 2016 and September 25, 2017) in exchange for an equal number of shares of the common stock of First Virginia Community Bank, pursuant to an Agreement and Plan of Share Exchange, dated as of June 15, 2015, in connection with the establishment of the Company as the holding company for the Bank. No underwriter was involved in the offering. The exemption from registration relied upon was Section 3(a)(12) of the Securities Act of 1933.

        During the last three years, the Company issued shares of its common stock upon the exercise of stock options issued to its directors, employees and organizing shareholders of the Bank, under the Company's Amended and Restated 2008 Stock Plan as set forth in the table below. The exemption from registration relied upon was Rule 701 promulgated under the Securities Act of 1933. No discount or commission was incurred, and no underwriter was involved.

Date of Issuance	Aggregate Exercise Price	Number of Shares(1)(2)
9/22/2015	$7,387.29	831
10/23/2015	$722.80	83
10/28/2015	$8,944.13	1,035
1/4/2016	$53,926.18	3,971
1/7/2016	$11,136.00	800
1/8/2016	$1,439.48	106
1/19/2016	$30,000.00	3,000
3/1/2016	$21,130.20	1,548
3/25/2016	$30,000.00	3,000
4/13/2016	$25,400.10	1,790
5/12/2016	$2,000.00	200
6/15/2016	$17,000.00	1,360
6/30/2016	$4,250.00	340
8/30/2016	$30,000.00	3,000
9/8/2016	$4,303.92	316
1/25/2017	$6,500.00	650
3/29/2017	$28,000.00	2,240
4/7/2017	$30,000.00	3,000
5/1/2017	$82,416.80	7,255
5/19/2017	$22,796.15	2,063
5/24/2017	$19,200.00	1,920
6/19/2017	$30,000.00	3,000
6/22/2017	$30,000.00	3,000
7/28/2017	$6,000.00	600
8/22/2017	$6,510.00	651
9/5/2017	$30,000.00	3,000
10/10/2017	$82,638.90	5,715
2/1/2018	$84,928.50	5,825
2/2/2018	$400,000.00	40,000
2/6/2018	$30,000.00	3,000

Date of Issuance	Aggregate Exercise Price	Number of Shares(1)(2)
3/8/2018	$30,000.00	3,000
3/23/2018	$41,356.21	2,999
4/12/2018	$30,000.00	3,000
4/13/2018	$53,800.00	5,380
4/23/2018	$30,000.00	3,000
5/9/2018	$171,811.92	13,196
5/18/2018	$5,000.00	500
5/29/2018	$56,000.00	5,600
5/30/2018	$30,000.00	3,000
5/31/2018	$30,000.00	3,000
6/11/2018	$15,000.00	1,500
6/12/2018	$90,000.00	9,000
6/15/2018	$30,000	3,000
6/21/2018	$30,000	3,000

(1)
Without adjustment for 5 for 4 stock split in the form of 25% stock dividend paid on June 30, 2016.

(2)
Without adjustment for 5 for 4 stock splits in the form of 25% stock dividend paid on September 25, 2017.

        During the last three years, the Company issued restricted stock units to its directors and employees under the Company's Amended and Restated 2008 Stock Plan as set forth in the table below. The exemption from registration relied upon was Rule 701 promulgated under the Securities Act of 1933. No discount or commission was incurred, and no underwriter was involved.

Date of Issuance	Aggregate Grant Date Fair Value	Number of Shares
7/5/2017	$15,680.00	800	(1)
9/25/2017	$31,500.00	1,500
10/2/2017	$8,100.00	360
12/22/2017	$1,114,337.25	63,495

(1)
Without adjustment for 5 for 4 stock split in the form of a 25% stock dividend paid on September 25, 2017.

        On June 20, 2016, the Company issued $25 million principal amount of Subordinated Debentures due June 30, 2026, at 100% of the principal amount thereof, in cash, in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder. The placement agent for the offering was Sandler O'Neill & Partners, L.P. All purchasers in the offering were banks.

        On August 24, 2017, the Company issued 500,000 shares of common stock (without adjustment for 5 for 4 stock splits in the form of a 25% stock dividend paid on September 25, 2017) to certain individual and institutional accredited investors, in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder, for aggregate proceeds of $10,000,000. No underwriter or placement agent was involved in the offering.

Item 16.    Exhibits

        The exhibits filed as part of this registration statement are as follows:

        (a)   List of Exhibits

Number	Description
1.1	Form of Underwriting Agreement*
2.1	Agreement and Plan of Merger dated as of May 3, 2018 by and among FVCBankcorp, Inc, FVCbank and Colombo Bank
3.1	Articles of Incorporation of FVCBankcorp, Inc.
3.2	Amendment, dated May 11, 2018, to Articles of Incorporation of FVCBankcorp, Inc.
3.3	Bylaws of FVCBankcorp, Inc.
4.1	Specimen Certificate for Common Stock
5.1	Opinion of Buckley Sandler LLP*
10.1	Employment Agreement, dated as of October 1, 2014, between FVCbank and David W. Pijor
10.2	Change in Control Agreement, dated as of March 9, 2018, between FVCBankcorp, Inc. and Patricia A. Ferrick
10.3	Form of Subordinated Note Purchase Agreement dated June 20, 2016
10.4	Form of Subordinated Note due June 30, 2026
10.5	FVCBankcorp, Inc. Amended and Restated 2008 Stock Incentive Plan
10.6	1st Commonwealth Bank of Virginia 2009 Stock Option Plan
10.7	Employment Agreement, dated as of May 3, 2018 between FVCbank and Gilbert F. Kennedy, III
21	Subsidiaries of the Registrant
23.1	Consent of Yount, Hyde & Barbour, P.C.
23.2	Consent of Rowles & Company, LLP
23.3	Consent of Buckley Sandler LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature Page)
99.1	Form of Support Agreement between FVCBankcorp, Inc. and certain shareholders of Colombo

*
To be filed by amendment

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (a)   To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   That:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on August 20, 2018.

FVCBANKCORP, INC.
By:	/s/ DAVID W. PIJOR David W. Pijor Chairman and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of the Registrant hereby severally constitute and appoint David W. Pijor and Patricia A. Ferrick, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which either of them may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement on Form S-1, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said David W. Pijor and Patricia A. Ferrick, or either of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ DAVID W. PIJOR David W. Pijor	Chairman and Chief Executive Officer (Principal Executive Officer)	August 20, 2018
/s/ PATRICIA A. FERRICK Patricia A. Ferrick	President, Director	August 20, 2018
/s/ L. BURWELL GUNN L. Burwell Gunn	Director	August 20, 2018
/s/ SCOTT LAUGHLIN Scott Laughlin	Director	August 20, 2018

Name	Position	Date

/s/ THOMAS L. PATTERSON Thomas L. Patterson	Director	August 20, 2018
/s/ DEVIN SATZ Devin Satz	Director	August 20, 2018
/s/ LAWRENCE W. SCHWARTZ Lawrence W. Schwartz	Director	August 20, 2018
/s/ SIDNEY G. SIMMONDS Sidney G. Simmonds	Director	August 20, 2018
/s/ DANIEL M. TESTA Daniel M. Testa	Director	August 20, 2018
/s/ PHILLIP R. WILLS III Phillip R. Wills III	Director	August 20, 2018
/s/ STEVEN M. WILTSE Steven M. Wiltse	Director	August 20, 2018
/s/ JENNIFER L. DEACON Jennifer L. Deacon	Executive Vice President and Chief Financial Officer of the Company (Principal Financial and Accounting Officer)	August 20, 2018